UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

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DIRECTV

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

August 20, 2014

Dear Stockholders:

We cordially invite you to attend a special meeting of stockholders of DIRECTV, a Delaware corporation, to be held on September 25, 2014, at 10:00 a.m. Eastern time, at the Hilton Hotel New York (in Concourse A on the Concourse level), located at 1335 Avenue of the Americas (Sixth Avenue) at West 53rd Street, New York, New York 10019, which we refer to as the special meeting. As previously announced, on May 18, 2014, DIRECTV entered into a merger agreement providing for the combination of DIRECTV with AT&T Inc., a Delaware corporation. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

If the merger contemplated by the merger agreement is completed, you will be entitled to receive for each share of DIRECTV common stock an amount equal to $28.50 in cash plus a number of shares of AT&T common stock equal to the exchange ratio set forth in the merger agreement, which we refer to as the exchange ratio. The exchange ratio depends on the volume weighted average of the trading price of AT&T common stock on the New York Stock Exchange, which we refer to as the NYSE, on each of the 30 consecutive NYSE trading days ending on the trading day that is three trading days prior to the date of the merger, which we refer to as the average stock price. If the average stock price is between (or including) $34.903 and $38.577 per share, the exchange ratio shall be the quotient of $66.50 divided by the average stock price. If the average stock price is greater than $38.577, the exchange ratio shall be 1.724. If the average stock price is less than $34.903, the exchange ratio shall be 1.905. AT&T common stock is traded on the NYSE under the trading symbol “T” and we encourage you to obtain quotes for the AT&T common stock, given that part of the merger consideration is payable in shares of AT&T common stock.

The merger cannot be completed unless DIRECTV stockholders holding at least a majority of the shares of DIRECTV common stock outstanding as of the close of business on July 29, 2014, the record date for the special meeting, vote in favor of the adoption of the merger agreement at the special meeting.

Your vote is very important, regardless of the number of shares you own. The merger cannot be completed unless the holders of at least a majority of the outstanding shares of DIRECTV common stock entitled to vote thereon vote to adopt the merger agreement. A failure to vote or an abstention will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Even if you plan to attend the special meeting in person, DIRECTV requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of DIRECTV common stock will be represented at the special meeting if you are unable to attend. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

YOUR PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF DIRECTV. AFTER CAREFUL CONSIDERATION, THE DIRECTV BOARD OF DIRECTORS HAS UNANIMOUSLY

DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, DIRECTV AND ITS STOCKHOLDERS, APPROVED THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, ADOPTED, APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT, AND RESOLVED TO RECOMMEND THE ADOPTION OF THE MERGER AGREEMENT BY DIRECTV STOCKHOLDERS. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND “FOR” THE OTHER PROPOSALS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. THE BOARD OF DIRECTORS MADE ITS DETERMINATION AFTER CONSULTATION WITH ITS LEGAL AND FINANCIAL ADVISORS AND AFTER CONSIDERING A NUMBER OF FACTORS. In considering the recommendation of the board of directors of DIRECTV, you should be aware that certain directors and executive officers of DIRECTV will have interests in the merger that may be different from, or in addition to, the interests of DIRECTV stockholders generally. See the section entitled “Interests of DIRECTV’s Directors and Executive Officers in the Merger” beginning on page 116 of the accompanying proxy statement/prospectus.

In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 32 of the accompanying proxy statement/prospectus. If you have any questions regarding the accompanying proxy statement/prospectus, you may call MacKenzie Partners, Inc., which we refer to as MacKenzie, DIRECTV’s proxy solicitor, by calling toll-free at (800) 322-2885.

We urge you to read carefully and in their entirety the accompanying proxy statement/prospectus, including the Annexes and the documents incorporated by reference.

On behalf of the board of directors of DIRECTV, thank you for your consideration and continued support.

Sincerely,

Michael D. White

Chairman of the Board, President and

Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR OTHER TRANSACTIONS DESCRIBED IN THE ATTACHED PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER UNDER THE ATTACHED PROXY STATEMENT/ PROSPECTUS NOR HAVE THEY DETERMINED IF THE ATTACHED PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated August 20, 2014 and is first being mailed to DIRECTV stockholders on or about August 20, 2014.

DIRECTV

2260 East Imperial Highway

El Segundo, California 90245

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are cordially invited to attend a special meeting of DIRECTV stockholders. The special meeting will be held on September 25, 2014, at 10:00 a.m. Eastern time, at the Hilton Hotel New York (in Concourse A on the Concourse level), located at 1335 Avenue of the Americas (Sixth Avenue) at West 53rd Street, New York, New York 10019, to consider and vote upon the following matters:

1.	a proposal to adopt the Agreement and Plan of Merger, dated as of May 18, 2014, as it may be amended from time to time, by and among DIRECTV, a Delaware corporation, AT&T Inc., a Delaware corporation, and Steam Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of AT&T Inc. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus;

2.	a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for DIRECTV’s named executive officers in connection with the merger contemplated by the merger agreement; and

3.	adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The record date for the special meeting is July 29, 2014. Only stockholders of record as of the close of business on July 29, 2014 are entitled to notice of, and to vote at, the special meeting. All stockholders of record as of that date are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of DIRECTV common stock that you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of DIRECTV common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, DIRECTV requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of DIRECTV common stock will be represented at the special meeting if you are unable to attend. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. If you fail to submit a proxy or to attend the special meeting in person or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of DIRECTV common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Your proxy is being solicited by the board of directors of DIRECTV. After careful consideration, our board of directors has unanimously (i) determined that the merger is fair to, and in the best interests of, DIRECTV, (ii) approved the merger and the other transactions contemplated thereby, (iii) adopted, approved and declared advisable the merger agreement, and (iv) resolved to recommend the adoption of the merger agreement to DIRECTV stockholders. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the other proposals described in the accompanying proxy statement/prospectus. The board of directors made its determination after consultation with its legal and financial advisors and after considering a number of factors. In considering the recommendation of the board of directors of DIRECTV, you should be aware that the directors and executive officers of DIRECTV will have interests in the merger that may be different from or in addition to the interests of DIRECTV stockholders generally. See the section entitled “Interests of DIRECTV’s Directors and Executive Officers in the Merger” beginning on page 116 of the accompanying proxy statement/prospectus.

To gain admittance to the special meeting, please detach and retain the admission ticket attached to your proxy card. If your shares of DIRECTV common stock are held through a bank, brokerage firm or other nominee, please bring evidence that you own DIRECTV common stock to the special meeting and we will provide you with an admission ticket. If you received your special meeting materials electronically and wish to attend the meeting, please follow the instructions provided for attendance. A form of government-issued photo ID will be required to enter the special meeting.

Under Delaware law, DIRECTV stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of DIRECTV common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the adoption of the merger agreement and comply with the other Delaware law procedures explained in the accompanying proxy statement. DIRECTV stockholders who do not vote in favor of the adoption of the merger agreement and who submit a written demand for such an appraisal prior to the vote on the adoption of the merger agreement and comply with the other Delaware law procedures will not receive the merger consideration.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Michael Hartman

Corporate Secretary

El Segundo, California

Dated: August 20, 2014

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about DIRECTV and AT&T Inc., which we refer to as AT&T, from other documents that DIRECTV and AT&T have filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, and that are contained in or incorporated by reference into this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 143 of this proxy statement/prospectus. This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning DIRECTV, without charge, by written or telephonic request directed to DIRECTV, Attention: Office of the Corporate Secretary, 2260 East Imperial Highway, El Segundo, California 90245, Telephone (310) 964-0724; or MacKenzie Partners, Inc., which we refer to as MacKenzie, DIRECTV’s proxy solicitor, by calling toll-free at (800) 322-2885.

You may also request a copy of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning AT&T, without charge, by written or telephonic request directed to AT&T Inc., Attention: Stockholder Services, One AT&T Plaza, 208 South Akard Street, Dallas, Texas 75202, Telephone (210) 821-4105; or from the SEC through the SEC website at the address provided above.

In order for you to receive timely delivery of the documents in advance of the special meeting of DIRECTV stockholders to be held on September 25, 2014, you must request the information no later than five business days prior to the date of the special meeting, by September 18, 2014.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by AT&T (File No. 333-197144), constitutes a prospectus of AT&T under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of common stock, par value $1.00 per share, of AT&T, which we refer to as AT&T common stock, to be issued to DIRECTV stockholders pursuant to the Agreement and Plan of Merger, dated as of May 18, 2014, by and among DIRECTV, AT&T and Steam Merger Sub LLC, which we refer to as merger sub, as it may be amended from time to time, which we refer to as the merger agreement. This document also constitutes a proxy statement of DIRECTV under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. It also constitutes a notice of meeting with respect to the special meeting, at which DIRECTV stockholders will be asked to consider and vote upon the adoption of the merger agreement.

AT&T has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to AT&T, and DIRECTV has supplied all such information relating to DIRECTV.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. AT&T and DIRECTV have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated August 20, 2014, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to DIRECTV stockholders nor the issuance by AT&T of shares of its common stock pursuant to the merger agreement will create any implication to the contrary.

Annex A	Agreement and Plan of Merger, dated as of May 18, 2014, by and among DIRECTV, AT&T Inc., and Steam Merger Sub LLC.
Annex B	Opinion of Goldman, Sachs & Co.
Annex C	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
Annex D	Delaware General Corporation Law, Section 262

-i-

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a DIRECTV stockholder. Please refer to the section entitled “Summary” beginning on page 11 of this proxy statement/prospectus and the more detailed information contained elsewhere in this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the documents referred to in this proxy statement/prospectus, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 143 of this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus and proxy card?

A:	DIRECTV has agreed to combine with AT&T under the terms of the merger agreement that are described in this proxy statement/prospectus. If the merger agreement is adopted by DIRECTV stockholders and the other conditions to closing under the merger agreement are satisfied or waived, DIRECTV will merge with and into Steam Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of AT&T, which we refer to as merger sub, with merger sub surviving the merger as a wholly owned subsidiary of AT&T, which we refer to as the surviving company. As a result of the merger, DIRECTV will no longer be a publicly held company. Following the merger, DIRECTV common stock will be delisted from the NASDAQ Stock Market, which we refer to as NASDAQ, and deregistered under the Exchange Act, and DIRECTV will no longer be required to file periodic reports with the SEC in respect of DIRECTV common stock.

DIRECTV is holding the special meeting to ask its stockholders to consider and vote upon a proposal to adopt the merger agreement. DIRECTV stockholders are also being asked (i) to grant authority to proxy holders to vote in favor of adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, and (ii) to consider and vote upon a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for DIRECTV’s named executive officers in connection with the merger.

This proxy statement/prospectus includes important information about the merger, the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and the special meeting. DIRECTV stockholders should read this information carefully and in its entirety. The enclosed voting materials allow stockholders to vote their shares without attending the special meeting in person.

Q:	Does my vote matter?

A:	Yes. The merger cannot be completed unless the merger agreement is adopted by the DIRECTV stockholders. For stockholders, if you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” the adoption of the merger. The DIRECTV board unanimously recommends that stockholders vote “FOR” the adoption of the merger agreement.

Q:	What is the vote required to approve each proposal at the DIRECTV special meeting?

A:	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of DIRECTV common stock entitled to vote thereon. Because the affirmative vote required to adopt the merger agreement is based upon the total number of outstanding shares of DIRECTV common stock, if you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

The proposal to approve the merger-related executive compensation requires the affirmative vote of a majority of votes cast thereon; however, such vote is non-binding and advisory only. If you vote to abstain or if you fail to submit a proxy or to vote in person at the special meeting or if your shares of DIRECTV common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of DIRECTV common stock, your shares of DIRECTV common stock will not be voted, but this will not have an effect on the proposal to approve, by non-binding, advisory vote, the merger-related executive compensation.

The approval of adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement requires the affirmative vote of the holders of a majority of shares of DIRECTV common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present. If your shares of DIRECTV common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, each will have the effect of a vote “AGAINST” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. If you fail to submit a proxy and to attend the special meeting or if your shares of DIRECTV common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of DIRECTV common stock, your shares of DIRECTV common stock will not be voted, but this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

See the section entitled, “Information About the Special Meeting—Record Date and Quorum” beginning on page 46 of this proxy statement/prospectus.

Q:	How does the DIRECTV board recommend that I vote at the special meeting?

A:	The board of directors of DIRECTV, which we refer to as the DIRECTV board, unanimously recommends that DIRECTV stockholders vote “FOR” the adoption of the merger agreement, “FOR” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and “FOR” the approval, by non-binding, advisory vote, of certain compensation arrangements for DIRECTV’s named executive officers in connection with the merger. See the section entitled “The Merger—Recommendation of the DIRECTV Board; DIRECTV’s Reasons for the Merger” beginning on page 62 of this proxy statement/prospectus.

Q:	What will I receive if the merger is completed?

A:	If the merger is completed, each share of DIRECTV common stock issued and outstanding immediately prior to the completion of the merger will be converted into the right to receive $28.50 in cash, plus a number of shares of AT&T common stock equal to an exchange ratio set forth in the merger agreement and defined below, which we refer to as the exchange ratio.

Q:	What is the exchange ratio?

A:	The exchange ratio is used to determine the number of shares of AT&T common stock DIRECTV stockholders will be entitled to receive for each share of DIRECTV common stock they hold. The exchange ratio is established in accordance with the merger agreement and depends on the volume weighted average of the trading price of AT&T common stock on the New York Stock Exchange, which we refer to as the NYSE, on each of the 30 consecutive NYSE trading days ending on the trading day that is three trading days prior to the date of the merger, which we refer to as the average stock price. If the average stock price is between (or equal to) $34.903 and $38.577 per share, the exchange ratio will be the quotient obtained by dividing $66.50 by the average stock price. If the average stock price is greater than $38.577, the exchange ratio will be 1.724. If the average stock price is less than $34.903, the exchange ratio will be 1.905. Accordingly, the actual number of shares and the value of AT&T common stock delivered to DIRECTV stockholders will depend on the average stock price. See the section entitled “Per Share Merger Consideration” beginning on page 52 of this proxy statement/prospectus for a chart illustrating a range of potential values of the exchange ratio and of the stock portion of the per share merger consideration at varying average stock price values.

Q:	What is the value of the per share merger consideration?

A:	The exact value of the per share merger consideration that DIRECTV stockholders receive will depend on the price per share of AT&T common stock at the time of the merger and the number of shares received will depend on the average price per share at which AT&T common stock trades during a period leading up to the merger. Those prices will not be known at the time of the special meeting and may be less than the current price or the price at the time of the special meeting. Based on the closing stock price of AT&T common stock on the NYSE on May 16, 2014, the last trading day before public announcement of the merger, of $36.74, and assuming that price was the average stock price, the applicable exchange ratio would be 1.810 and the value of the per share merger consideration would be $95.00 for each share of DIRECTV common stock. Based on the closing stock price of AT&T common stock on the NYSE on August 18, 2014, the latest practicable date before the mailing of this proxy statement/prospectus, of $34.65, and assuming that such price was the average stock price, the applicable exchange ratio would be 1.905 and the value of the per share merger consideration would be $94.51 for each share of DIRECTV common stock. We urge you to obtain current market quotations of AT&T common stock and DIRECTV common stock. See the section entitled “Where You Can Find More Information” beginning at page 143 of this proxy statement/prospectus.

Q:	What happens if I am eligible to receive a fraction of a share of AT&T common stock as part of the per share merger consideration?

A:	If the aggregate number of shares of AT&T common stock that you are entitled to receive as part of the per share merger consideration includes a fraction of a share of AT&T common stock, you will receive cash in lieu of that fractional share. See the section entitled “The Merger Agreement—Fractional Shares” beginning on page 93 of this proxy statement/prospectus.

Q:	What will holders of DIRECTV stock based plans receive in the merger?

A:	At the effective time of the merger, which we refer to as the effective time, each outstanding (i) option to purchase shares of DIRECTV common stock, (ii) right to receive shares or cash pursuant to the exercise of any stock appreciation right, (iii) restricted stock unit and (iv) performance stock unit, in each case, whether vested or unvested, will be converted, on the same terms and conditions as were applicable under such DIRECTV equity award immediately prior to the effective time (except as described below in the case of performance stock units), into an AT&T equity award based upon the number of shares of AT&T common stock equal to the product of (A) the number of shares of DIRECTV common stock subject to such award immediately prior to the effective time and (B) the option exchange ratio (defined below).

As converted, each option will have an exercise price per share equal to the result obtained by dividing (i) the exercise price per share of DIRECTV common stock subject to such option immediately prior to the merger by (ii) the option exchange ratio. With respect to the conversion of the performance stock units, performance for any periods that have ended prior to the effective time will be based on the actual performance achieved and performance for fiscal years that have not ended prior to the effective time will conclusively be based on the target level.

The option exchange ratio means a fraction, the numerator of which is the sum of $28.50 plus an amount equal to the product of the exchange ratio and the average stock price and the denominator of which is the average stock price. See the section entitled “The Merger Agreement—Interests of DIRECTV’s Directors and Executive Officers in the Merger—Equity Compensation Awards” beginning on page 116 of this proxy statement/prospectus.

Q:	What will happen to DIRECTV as a result of the merger?

A:	If the merger is completed, DIRECTV will be merged with and into merger sub, with merger sub continuing as the surviving company and a wholly owned subsidiary of AT&T. Merger sub will be renamed “DIRECTV” upon completion of the merger.

Q:	What equity stake will DIRECTV stockholders hold in AT&T immediately following the merger?

A:	Based on the number of issued and outstanding shares of AT&T common stock and DIRECTV common stock as of June 30, 2014, and based on the minimum and maximum potential exchange ratios of 1.724 and 1.905, respectively, holders of shares of DIRECTV common stock as of immediately prior to the closing of the merger will hold, in the aggregate, between approximately 14.3% and 15.6% of the issued and outstanding shares of AT&T common stock immediately following the closing of the merger. The exact number of shares of AT&T common stock that will be issued in the merger will not be determined until the exchange ratio is set, which will not be determined until the date of the merger is known.

Q:	When do you expect the merger to be completed?

A:	Subject to the satisfaction or waiver of the closing conditions described under the section entitled, “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 104 of this proxy statement/prospectus, including the adoption of the merger agreement by DIRECTV stockholders at the special meeting, DIRECTV and AT&T expect that the merger will take about a year from the signing of the merger agreement to be completed. However, it is possible that factors outside the control of both companies could result in the merger being completed at a different time or not at all.

Q:	What are the material United States federal income tax consequences of the merger to DIRECTV stockholders?

A:	The closing of the merger is conditioned upon the receipt by each of AT&T and DIRECTV of an opinion from its respective counsel that the merger will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code. Assuming the merger constitutes a reorganization, subject to the limitations and qualifications described in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 120 of this proxy statement/prospectus, DIRECTV stockholders whose shares of DIRECTV common stock are exchanged in the merger for shares of AT&T common stock and cash generally will recognize capital gain (but not loss) realized on the exchange in an amount not exceeding the amount of cash received (except with respect to any cash received in lieu of a fractional share of AT&T common stock, as discussed in the section entitled “Material United States Federal Income Tax Consequences—Cash Received Instead of a Fractional Share of AT&T Common Stock” beginning on page 122 of this proxy statement/prospectus).

For a more detailed discussion of the material United States federal income tax consequences of the transaction, please see the section entitled “Material United States Federal Income Tax Consequences” beginning on page 120 of this proxy statement/prospectus.

The tax consequences of the merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Q:	What is the employee matters agreement?

A:	In connection with the merger, DIRECTV, AT&T and merger sub have entered into an employee matters agreement in order to address certain DIRECTV employee compensation and benefit matters during the period leading up to and for a period following the effective time. For a more detailed description of the employee matters agreement, please see the section entitled “The Merger Agreement—Employee Matters Agreement” beginning on page 109 of this proxy statement/prospectus.

Q:	Who can vote at the special meeting?

A:

All holders of record of DIRECTV common stock as of the close of business on July 29, 2014, the record date for the special meeting, which we refer to as the record date, are entitled to receive notice of, and to vote at, the special meeting. Each holder of DIRECTV common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of DIRECTV common stock that such holder owned of record as of the record date.

Q:	When and where is the special meeting?

A:	The special meeting will be held on September 25, 2014, at 10:00 a.m. Eastern time, at the Hilton Hotel New York (in Concourse A on the Concourse level), located at 1335 Avenue of the Americas (Sixth Avenue) at West 53rd Street, New York, New York 10019. To gain admittance to the special meeting, please detach and retain the admission ticket attached to your proxy card. If your shares of DIRECTV common stock are held through a bank, brokerage firm or other nominee, please bring evidence that you own DIRECTV common stock to the special meeting and we will provide you with an admission ticket. If you received your special meeting materials electronically and wish to attend the meeting, please follow the instructions provided for attendance. A form of government-issued photo ID will be required to enter the special meeting. For additional information about the special meeting, see the section entitled “Information About the Special Meeting” beginning on page 46 of this proxy statement/prospectus.

Q:	How will I receive the merger consideration to which I am entitled?

A:	After receiving the proper documentation from you, following the effective time, the exchange agent will forward to you the AT&T common stock and cash to which you are entitled. If you hold certificated shares of a predecessor of DIRECTV, you may submit those certificates as well in exchange for the merger consideration. More information on the documentation you are required to deliver to the exchange agent may be found under the caption “Exchange and Payment Procedures” beginning on page 91 of this proxy statement/prospectus.

Q:	Will my shares of AT&T common stock acquired in the merger receive a dividend?

A:	After the closing of the merger, as a holder of AT&T common stock you will receive the same dividends on shares of AT&T common stock that all other holders of shares of AT&T common stock will receive with any dividend record date that occurs after the merger is completed.

Former DIRECTV stockholders who hold DIRECTV or predecessor share certificates will not be entitled to be paid dividends otherwise payable on the shares of AT&T common stock into which their shares of DIRECTV common stock are exchangeable until they surrender their DIRECTV or predecessor share certificates according to the instructions provided to them. Dividends will be accrued for these stockholders and they will receive the accrued dividends when they surrender their DIRECTV or predecessor share certificates subject to abandoned property laws. AT&T most recently paid a quarterly dividend on August 1, 2014, in an amount equal to $0.46 per share of AT&T common stock.

All future AT&T dividends will remain subject to approval by the board of directors of AT&T, which we refer to as the AT&T board.

Q:	What am I being asked to vote on at the special meeting?

A:	You are being asked to consider and vote upon (i) a proposal to adopt the merger agreement, (ii) a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for DIRECTV’s named executive officers in connection with the merger and (iii) adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for DIRECTV’s named executive officers of DIRECTV in connection with the merger?

A:	Under SEC rules, DIRECTV is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to its named executive officers that is based on, or otherwise relates to, the merger.

Q:	What will happen if DIRECTV stockholders do not approve this merger-related compensation?

A:	Approval of the compensation that may be paid or become payable to DIRECTV’s named executive officers that is based on, or otherwise relates to, the merger is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on DIRECTV or the surviving company in the merger. If the merger is completed, the merger-related compensation may be paid to DIRECTV’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if DIRECTV stockholders do not approve, by non-binding, advisory vote, the merger-related compensation.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares of DIRECTV common stock are registered directly in your name with the transfer agent of DIRECTV, Broadridge Corporate Issuer Solutions, Inc., you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote, to grant a proxy for your vote directly to DIRECTV or to a third party to vote at the special meeting.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those shares. Your bank, brokerage firm or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the special meeting; however, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Q:	If my shares of DIRECTV common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of DIRECTV common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of DIRECTV common stock. In accordance with the rules of NASDAQ, banks, brokerage firms and other nominees who hold shares of DIRECTV common stock in street name for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to non-routine matters, such as the adoption of the merger agreement, the proposal to approve, by non-binding, advisory vote, the merger-related executive compensation, and adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokerage firms and other nominees are not empowered to vote such shares. The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote “AGAINST” the adoption of the merger agreement, and will not have an effect on the proposal to approve, by non-binding, advisory vote, the merger-related executive compensation or on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	How many votes do I have?

A:	Each DIRECTV stockholder is entitled to one vote for each share of DIRECTV common stock held of record as of the record date. As of the close of business on the record date, there were 502,228,914 outstanding shares of DIRECTV common stock.

Q:	What constitutes a quorum for the special meeting?

A:	The presence, in person or represented by proxy, of holders of a majority of all of the outstanding shares of DIRECTV common stock entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting, unless or except to the extent that the presence of a larger number may be required by the DIRECTV charter or the DIRECTV bylaws or by applicable law. Abstentions are considered for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of DIRECTV common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will be determined. The DIRECTV bylaws provide that if a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting from time to time, without notice other than by announcement at the meeting, to another date, place, if any, and time until a quorum shall be present.

Q:	How do I vote?

A:	Stockholder of Record. If you are a stockholder of record, you may have your shares of DIRECTV common stock voted on the matters to be presented at the special meeting in any of the following ways:

•	by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the internet or by telephone must be submitted by September 24, 2014. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the special meeting and cast your vote there.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

DIRECTV 401(k) Savings Plan. If you are a participant in the DIRECTV 401(k) Savings Plan, which we refer to as the 401(k) savings plan, and you invest in the DIRECTV common stock fund, you are a “named fiduciary” for voting purposes under the Employee Retirement Income Security Act of 1974, which we refer to as ERISA. As a named fiduciary, you direct the trustee of the 401(k) savings plan on how to vote the shares allocated to your account as well as a portion of the shares for which timely instructions are not received. If you do not provide instructions on how to vote your shares held in the DIRECTV common stock fund, those shares may be voted by the trustee in the same proportion as the shares for which the trustee receives instructions from all other participants, unless not otherwise permitted by ERISA. For stock held through the DIRECTV common stock fund, whether you submit voting instructions for your stock by telephone, through the mail or by Internet, your directions must be received by no later than September 23, 2014. Please note that while you may attend the special meeting, you may not vote stock held through the DIRECTV common stock fund at the meeting.

Q:	How can I change or revoke my vote?

A:	You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by attending the special meeting and voting in person, or by giving written notice of revocation to DIRECTV prior to the time the special meeting begins. Written notice of revocation should be mailed to: DIRECTV, Attention: Office of the Corporate Secretary, 2260 East Imperial Highway, El Segundo, California 90245.

Q:	If a stockholder gives a proxy, how are the shares of DIRECTV common stock voted?

A:	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of DIRECTV common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of DIRECTV common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the adoption of the merger agreement, “FOR” the proposal to approve, by non-binding, advisory vote, the merger-related executive compensation, and “FOR” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	What should I do if I receive more than one set of voting materials?

A:	If you hold shares of DIRECTV common stock in “street name” and also directly as a record holder or otherwise or if you hold shares of DIRECTV common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the special meeting. Please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on your proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of DIRECTV common stock are voted. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q:	What happens if I sell my shares of DIRECTV common stock before the special meeting?

A:	The record date is earlier than both the date of the special meeting and the effective time. If you transfer your shares of DIRECTV common stock after the record date but before the special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares. In order to receive the per share merger consideration, you must hold your shares at the effective time.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	DIRECTV has engaged MacKenzie to assist in the solicitation of proxies for the special meeting. DIRECTV estimates that it will pay MacKenzie a fee of approximately $100,000. DIRECTV has agreed to reimburse MacKenzie for certain out-of-pocket fees and expenses and also will indemnify MacKenzie against certain losses, claims, damages, liabilities or expenses. DIRECTV also may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of DIRECTV common stock. DIRECTV’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What do I need to do now?

A:	Even if you plan to attend the special meeting in person, after carefully reading and considering the information contained in this proxy statement/prospectus, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of DIRECTV common stock in your own name as the stockholder of record, you may submit a proxy to have your shares of DIRECTV common stock voted at the special meeting in one of three ways:

•	by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by September 24, 2014. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the special meeting and cast your vote there.

If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Q:	Should I send in my share certificates now?

A:	No, please do NOT return your share certificate(s) with your proxy. If the merger agreement is adopted by DIRECTV stockholders and the merger is completed, and you hold physical share certificates, you will be sent a letter of transmittal as promptly as reasonably practicable after the completion of the merger describing how you may exchange your shares of DIRECTV common stock for the per share merger consideration. If your shares of DIRECTV common stock are held in “street name” through a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of DIRECTV common stock in exchange for the per share merger consideration.

Q:	Where can I find the voting results of the special meeting?

A:	The preliminary voting results will be announced at the special meeting. In addition, within four business days following certification of the final voting results, DIRECTV intends to file the final voting results with the SEC on a Current Report on Form 8–K.

Q:	Am I entitled to exercise appraisal rights instead of receiving the per share merger consideration for my shares of DIRECTV common stock?

A:	Stockholders are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL, provided they follow the procedures and satisfy the conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see the section entitled “Appraisal Rights of DIRECTV Stockholders” beginning on page 134 of this proxy statement/prospectus. In addition, a copy of Section 262 of the DGCL is attached as Annex D to this proxy statement/prospectus. Failure to strictly comply with Section 262 of the DGCL may result in your waiver of, or inability to, exercise appraisal rights.

Q:	Are there any risks that I should consider in deciding whether to vote for the adoption of the merger agreement?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 32 of this proxy statement/prospectus. You also should read and carefully consider the risk factors of AT&T and DIRECTV contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	What are the conditions to completion of the merger?

A:

In addition to the approval of the merger proposal by DIRECTV stockholders as described above, completion of the merger is subject to the satisfaction of a number of other conditions, including the receipt of required regulatory approvals, the accuracy of representations and warranties under the merger agreement

(subject to certain materiality exceptions), AT&T’s and DIRECTV’s performance of their respective obligations under the merger agreement, receipt of specified tax opinions and the absence of a material adverse effect for each party (as described in the merger agreement). For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the sections entitled “The Merger Agreement—Conditions to Completion of the Merger” and “The Merger Agreement—NFL Sunday Ticket” beginning on pages 104 and 107, respectively, of this proxy statement/prospectus.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by DIRECTV stockholders or if the merger is not completed for any other reason, DIRECTV stockholders will not receive any consideration for their shares of DIRECTV common stock. Instead, DIRECTV will remain an independent public company, DIRECTV common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and DIRECTV will continue to file periodic reports with the SEC. Under specified circumstances, DIRECTV may be required to pay AT&T a termination fee of $1,445,000,000. See the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination Fee” beginning on page 106 of this proxy statement/prospectus.

Q:	Who can help answer any other questions I have?

A:	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of DIRECTV common stock, or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact MacKenzie, DIRECTV’s proxy solicitor, by calling toll-free at (800) 322-2885.

SUMMARY

The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you as a DIRECTV stockholder. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus, its annexes and the documents referred to in this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 143 of this proxy statement/prospectus.

Parties to the Merger (Page 50)

DIRECTV

2260 East Imperial Highway

El Segundo, California 90245

(855) 802-3473

DIRECTV, a Delaware corporation, is one of the world’s leading providers of digital television entertainment services. DIRECTV’s home page on the Internet is www.directv.com. Through its subsidiaries and affiliated companies in the United States, Brazil, Mexico and other countries in Latin America, DIRECTV provides digital television service to over 20 million customers in the United States and more than 18 million customers in Latin America. DIRECTV sports and entertainment properties include two regional sports networks (Rocky Mountain and Pittsburgh), and minority ownership interests in ROOT SPORTS Northwest and Game Show Network.

DIRECTV common stock is listed on NASDAQ under the symbol “DTV.”

AT&T

One AT&T Plaza

208 South Akard Street

Dallas, Texas 75202

(210) 821-4105

AT&T is a Delaware corporation organized in 1983. AT&T’s home page on the Internet is www.att.com. AT&T is a holding company whose subsidiaries and affiliates operate in the communications services industry in both the United States and internationally, providing wireless and wireline telecommunications services and equipment. The information provided on AT&T’s website is not part of this proxy statement and is not incorporated herein by reference.

AT&T common stock is listed on NYSE under the symbol “T.”

Steam Merger Sub LLC

c/o AT&T Inc.

One AT&T Plaza

208 South Akard Street

Dallas, Texas 75202

(210) 821-4105

Steam Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of AT&T, was formed solely for the purpose of facilitating the merger. Merger sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, DIRECTV will be merged with and into merger sub, with merger sub surviving the merger as a wholly owned subsidiary of AT&T.

The Merger and the Merger Agreement

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

Pursuant to the merger agreement, DIRECTV will merge with and into merger sub. After the effective time, merger sub will be the surviving company and a wholly owned subsidiary of AT&T. Following the merger, DIRECTV common stock will be delisted from NASDAQ, deregistered under the Exchange Act and cease to be publicly traded.

Per Share Merger Consideration (Page 52)

Upon completion of the merger, each issued and outstanding share of DIRECTV common stock other than shares owned by AT&T or DIRECTV and not held on behalf of third parties, or by stockholders that have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL, will be converted into the right to receive (i) an amount equal to $28.50 in cash plus (ii) a number of shares of AT&T common stock equal to the exchange ratio, which we refer to together as the per share merger consideration. The exchange ratio depends on the volume weighted average of the trading prices of AT&T common stock on the NYSE on each of the 30 consecutive NYSE trading days ending on the trading day that is three trading days prior to the effective time, which we refer to as the average stock price. If the average stock price is between (or including) $34.903 and $38.577 per share, the exchange ratio will be the quotient of $66.50 divided by the average stock price. If the average stock price is greater than $38.577, the exchange ratio will be 1.724. If the average stock price is less than $34.903, the exchange ratio will be 1.905.

Financing of the Merger and Indebtedness Following the Merger (Page 85)

AT&T’s obligation to complete the merger is not contingent upon the receipt by AT&T of any financing. AT&T estimates that it will need approximately $14.6 billion in order to pay DIRECTV stockholders the cash amounts due to them as merger consideration under the merger agreement and to pay related fees and expenses in connection with the merger. AT&T anticipates that the funds needed to pay the foregoing amounts will be derived from (i) cash on hand, (ii) borrowings under its existing, or any new, credit facilities, (iii) the proceeds from the sale of debt or equity securities, or (iv) any combination of the foregoing. As of the date of this proxy statement/prospectus, AT&T has not entered into any definitive agreements specifically with respect to financing the merger.

Recommendation of the DIRECTV Board; DIRECTV’s Reasons for the Merger (Page 62)

After careful consideration of various factors described in the section entitled “The Merger—Recommendation of the DIRECTV Board; DIRECTV’s Reasons for the Merger” beginning on page 62 of this proxy statement/prospectus, at a meeting held on May 18, 2014, the DIRECTV board unanimously (i) determined that the merger is fair to, and in the best interests of, DIRECTV and its stockholders, (ii) approved the merger and the other transactions contemplated thereby, (iii) adopted, approved and declared advisable the merger agreement, and (iv) recommended the adoption of the merger agreement by DIRECTV stockholders.

Opinions of DIRECTV’s Financial Advisors (Page 65)

Opinion of Goldman, Sachs & Co.

In connection with the merger, Goldman, Sachs & Co., which we refer to as Goldman Sachs, DIRECTV’s financial advisor, delivered its opinion to the DIRECTV board that, as of May 18, 2014 and based upon and subject to the factors and assumptions set forth therein, the per share merger consideration to be paid to DIRECTV stockholders (other than AT&T and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such DIRECTV stockholders.

The full text of the written opinion of Goldman Sachs, dated May 18, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference herein in its entirety. Goldman Sachs provided its opinion for the information and assistance of the DIRECTV board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any DIRECTV stockholder should vote with respect to the adoption of the merger agreement or any other matter. Pursuant to an engagement letter between DIRECTV and Goldman Sachs, DIRECTV has agreed to pay Goldman Sachs a transaction fee of approximately $54 million, of which $7 million became payable upon execution of the merger agreement and the remainder of which is payable upon consummation of the merger.

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as BofA Merrill Lynch, DIRECTV’s financial advisor, delivered to the DIRECTV board a written opinion, dated May 18, 2014, as to the fairness, from a financial point of view and as of May 18, 2014, to the holders of DIRECTV common stock of the per share merger consideration to be received by such holders in the merger.

The full text of the written opinion, dated May 18, 2014, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the DIRECTV board (in its capacity as such) for the benefit and use of the DIRECTV board in connection with and for purposes of its evaluation of the consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger, and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to DIRECTV or in which DIRECTV might engage or as to the underlying business decision of DIRECTV to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter. DIRECTV has agreed to pay BofA Merrill Lynch a transaction fee of approximately $22 million, of which $3 million became payable upon execution of the merger agreement and the remainder of which is payable upon consummation of the merger.

Information About the Special Meeting (Page 46)

Time, Place and Purpose of the Special Meeting (Page 46)

The special meeting to consider and vote upon the adoption of the merger agreement, which we refer to as the special meeting, will be held on September 25, 2014, at 10:00 a.m. Eastern time, at the Hilton Hotel New York (in Concourse A on the Concourse level), located at 1335 Avenue of the Americas (Sixth Avenue) at West 53rd Street, New York, New York 10019.

At the special meeting, DIRECTV stockholders will be asked to consider and vote upon (i) a proposal to adopt the merger agreement, (ii) a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for DIRECTV’s named executive officers in connection with the merger and (iii) a proposal for adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date and Quorum (Page 46)

You are entitled to receive notice of, and to vote at, the special meeting if you are an owner of record of shares of DIRECTV common stock as of the close of business on July 29, 2014, the record date. On the record date, there were 502,228,914 shares of DIRECTV common stock outstanding and entitled to vote. You will have one vote on all matters properly coming before the special meeting for each share of DIRECTV common stock that you owned on the record date.

The presence, in person or represented by proxy, of holders of a majority of all of the outstanding shares of DIRECTV common stock entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are considered for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of DIRECTV common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will be determined.

Additionally, the DIRECTV bylaws provide that if a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting from time to time, without notice other than by announcement at the meeting, to another date, place, if any, and time until a quorum shall be present.

Vote Required (Page 47)

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of DIRECTV common stock entitled to vote thereon. Votes to abstain will not be counted as votes cast in favor of the adoption of the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting or if you vote to abstain, each will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for DIRECTV’s named executive officers in connection with the merger requires the affirmative vote of a majority of votes cast thereon. For purposes of the proposal, if your shares of DIRECTV common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal or if you fail to submit a proxy or to vote in person at the special meeting, as applicable, the shares of DIRECTV common stock held by you or your bank, brokerage firm or other nominee will not be counted in respect of, and will not have an effect on, the proposal to approve, by non-binding, advisory vote, the merger-related executive compensation.

If the Chairman of the special meeting does not adjourn the special meeting, an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, requires the affirmative vote of the holders of a majority of the shares of DIRECTV common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present. If your shares of DIRECTV common stock are present at the special meeting but are not voted on this proposal, or if you vote to abstain on this proposal, this will have the effect of a vote “AGAINST” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. If you fail to submit a proxy or to attend the special meeting or if your shares of DIRECTV common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of DIRECTV common stock, your shares of DIRECTV common stock will not be voted, but this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

As of the record date, the directors and executive officers of DIRECTV beneficially owned and were entitled to vote, in the aggregate, 810,382 shares of DIRECTV common stock, representing less than 1% of the outstanding shares of DIRECTV common stock as of the close of business on the record date. The directors and executive officers of DIRECTV have informed DIRECTV that they currently intend to vote all such shares of DIRECTV common stock “FOR” the adoption of the merger agreement, “FOR” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and “FOR” the approval, by non-binding, advisory vote, of certain compensation arrangements for DIRECTV’s named executive officers in connection with the merger.

Proxies and Revocations (Page 48)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope or may vote in person by appearing at the special meeting. If your shares of DIRECTV common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of DIRECTV common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of DIRECTV common stock will not be voted on the adoption of the merger agreement, which will have the same effect as a vote “AGAINST” the adoption of the merger agreement, and your shares of DIRECTV common stock will not have an effect on the proposal to approve, by non-binding, advisory vote, the merger-related executive compensation or on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by attending the special meeting and voting in person, or by giving written notice of revocation to DIRECTV prior to the time the special meeting begins. Written notice of revocation should be mailed to: DIRECTV, Attention: Office of the Corporate Secretary, 2260 East Imperial Highway, El Segundo, California 90245.

Interests of DIRECTV’s Directors and Executive Officers in the Merger (Page 116)

The directors and executive officers of DIRECTV will have interests in the merger that may be different from or in addition to those of DIRECTV stockholders generally. These interests include the treatment in the merger of DIRECTV equity compensation awards, bonus awards, severance plans and other rights that may be held by DIRECTV’s directors and executive officers, and the indemnification of current and former DIRECTV directors and officers by AT&T. The DIRECTV board was aware of and considered these interests when it unanimously (i) determined that the merger is fair to, and in the best interests of, DIRECTV and its stockholders, (ii) approved the merger and the other transactions contemplated by the merger agreement, (iii) adopted, approved and declared advisable the merger agreement, and (iv) resolved to recommend the adoption of the merger agreement by DIRECTV stockholders. See the sections entitled “Interests of DIRECTV’s Directors and Executive Officers in the Merger” beginning on page 116 of this proxy statement/prospectus and “Advisory Vote on Merger—Related Compensation for the Named Executive Officers of DIRECTV” beginning on page 111 of this proxy statement/prospectus.

Regulatory Approvals (Page 85)

Completion of the merger is conditioned upon the receipt of certain governmental clearances or approvals, including, but not limited to, the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act, and receipt of all necessary consents from the Federal Communications Commission, which we refer to as the FCC, for the consummation of the merger, which we refer to as the FCC consent. It is a condition to AT&T’s obligation to consummate the merger that all necessary consents by (i) state public utility commissions in specified states, which we refer to collectively as the PUC consents, and (ii) competition authorities in Mexico and Brazil and telecommunications authorities in Brazil, which we refer to collectively as the foreign regulator consents, have been obtained and be in full force and effect. Additionally, it is a condition to AT&T’s obligation to consummate the merger that all other governmental consents, other than the PUC consents, the foreign regulator consents, the expiration or termination of any applicable waiting period under the HSR Act relating to the merger, which we refer to as the HSR Act consent, and the FCC consent, the failure of which to have been made or obtained would, individually or in the aggregate, reasonably be likely to have a “material adverse effect,” as such term is used in the merger agreement with respect to DIRECTV, which we refer to as a DIRECTV material adverse effect, shall have been made or obtained. It is also a condition to AT&T’s obligation to consummate the merger that all governmental consents that have been made or obtained shall have been obtained without the imposition, individually or in the aggregate, of any regulatory material adverse effect (see the definition of regulatory material adverse effect in the section entitled “The Merger Agreement—Regulatory Approvals” beginning on page 87 of this proxy statement/prospectus for a definition of regulatory material adverse effect).

DIRECTV and AT&T filed their notification and report forms under the HSR Act on June 6, 2014. On July 7, 2014, the Antitrust Division of the Department of Justice, which we refer to as the DOJ, issued a request for additional information under the HSR Act, which we refer to as a Second Request. On June 11, 2014, DIRECTV and AT&T filed applications with the FCC for consent to transfer control of DIRECTV’s licenses and authorizations in connection with the merger. On July 21, 2014, DIRECTV and AT&T received consent to the merger from competition authorities in Brazil. AT&T has received all required PUC consents. On August 7, 2014, the FCC released a public notice of DIRECTV’s and AT&T’s applications. In such public notice, the FCC set September 16, 2014 as the deadline for petitions to deny and/or condition the merger or comments in opposition to or in support of the merger. Oppositions to any petitions to deny or responses to any comments that are filed would be due on October 16, 2014, and replies to any such oppositions or responses would be due on November 5, 2014. The FCC endeavors to complete its review of all transactions and issue an order within 180 days of the public notice, which in this case is February 3, 2015, although no law or regulation requires the FCC to complete its action within that time period, and the FCC sometimes takes longer to do so.

DIRECTV and AT&T have agreed to cooperate with each other and use, and cause their respective subsidiaries to use, their respective reasonable best efforts to obtain all regulatory approvals required to complete the merger. In furtherance of the foregoing, AT&T and DIRECTV have agreed, as promptly as reasonably practicable, to:

•	prepare and file all documentation to effect all necessary notices, reports and other filings; and

•	to obtain all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement.

Appraisal Rights of DIRECTV Stockholders (Page 134)

DIRECTV stockholders of record have appraisal rights under the DGCL in connection with the merger. DIRECTV stockholders who do not vote in favor of the adoption of the merger agreement and who otherwise comply with the applicable provisions of Section 262 of the DGCL will be entitled to exercise appraisal rights thereunder. Any shares of DIRECTV common stock held by a DIRECTV stockholder as of the record date who has not voted in favor of the adoption of the merger agreement and who has demanded appraisal for such shares in accordance with the DGCL will not be converted into a right to receive the merger consideration, unless such DIRECTV stockholder fails to perfect, withdraws or otherwise loses such stockholder’s appraisal rights under the DGCL. If, after the consummation of the merger, such holder of DIRECTV common stock fails to perfect, withdraws or otherwise loses his, her or its appraisal rights, each such share will be treated as if it had been converted as of the consummation of the merger into a right to receive the merger consideration. The relevant provisions of the DGCL are included as Annex D to this proxy statement/prospectus.

You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising your appraisal rights, DIRECTV stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in the loss of appraisal rights. See the section entitled “Appraisal Rights of DIRECTV Stockholders” beginning on page 134 of this proxy statement/prospectus for additional information and the text of Section 262 of the DGCL reproduced in its entirety as Annex D to this proxy statement/prospectus.

Conditions to Completion of the Merger (Page 104)

Each party’s obligation to consummate the merger is subject to the satisfaction or waiver, to the extent applicable, of the following conditions:

•	the adoption of the merger agreement by the holders of shares of DIRECTV common stock constituting at least a majority of the outstanding shares entitled to vote thereon, which we refer to as the DIRECTV stockholder approval;

•	the approval, upon official notice of issuance, of the listing of the shares of AT&T common stock to be issued in the merger on the NYSE;

•	the HSR Act consent and the FCC consent;

•	no domestic, foreign or transnational governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger and the other transactions contemplated by the merger agreement; and

•	the effectiveness of, and absence of an initiated or threatened stop order with respect to, the registration statement on Form S-4 filed by AT&T in respect of the shares of AT&T common stock to be issued in the merger, of which this proxy statement/prospectus forms a part.

The obligations of AT&T and merger sub to effect the merger also are subject to the satisfaction or waiver by AT&T and merger sub, at or prior to the effective time, of the following conditions:

•	the accuracy of the representations and warranties of DIRECTV in the manner described in the merger agreement;

•	the performance, in all material respects, by DIRECTV of its obligations under the merger agreement at or prior to the closing of the merger;

•	the delivery to AT&T of a certificate signed by the Chief Executive Officer or Chief Financial Officer of DIRECTV certifying that the above conditions with respect to the accuracy of representations and warranties and performance of the obligations of DIRECTV have been satisfied;

•	all PUC consents and all foreign regulator consents must have been obtained and be in full force and effect. Additionally, all other governmental consents, other than the PUC consents, the foreign regulator consents, the HSR Act consent and the FCC consent, the failure of which to have been made or obtained would, individually or in the aggregate, reasonably be likely to have a DIRECTV material adverse effect, shall have been made or obtained. It is also a condition to AT&T’s obligation to consummate the merger that all governmental consents that have been made or obtained shall have been obtained without the imposition, individually or in the aggregate, of any regulatory material adverse effect;

•	the delivery to AT&T of a tax opinion from Sullivan & Cromwell LLP, dated as of the effective time, to the effect that the merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code; and

•	the absence, after the date of the merger agreement, of any change, effect, circumstance or development that, individually or in the aggregate, has or would reasonably be likely to result in a DIRECTV material adverse effect.

DIRECTV’s obligation to effect the merger is also subject to the satisfaction or waiver by DIRECTV at or prior to the effective time of the following additional conditions:

•	the accuracy of the representations and warranties of AT&T to the extent required under the merger agreement;

•	the performance, in all material respects, by each of AT&T and merger sub of its obligations under the merger agreement at or prior to the closing date of the merger;

•	the delivery to DIRECTV of a certificate signed by executive officers of AT&T and merger sub certifying that the above conditions with respect to the accuracy of representations and warranties and performance of the obligations of AT&T and merger sub have been satisfied;

•	the delivery to DIRECTV of a tax opinion from Weil, Gotshal and Manges LLP, dated as of the effective time, to the effect that the merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code; and

•	the absence, after the date of the merger agreement, of any change, effect, circumstance or development that, individually or in the aggregate, has or would reasonably be likely to result in an AT&T material adverse effect.

For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the sections entitled “The Merger Agreement—Conditions to Completion of the Merger” and “The Merger Agreement—NFL Sunday Ticket” beginning on pages 104 and 107, respectively, of this proxy statement/prospectus.

No Solicitation or Negotiation of Acquisition Proposals (Page 100)

The merger agreement provides that neither DIRECTV nor any of its subsidiaries nor any of their respective officers and directors will, and DIRECTV will use its reasonable best efforts to cause its and its subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors, agents and representatives (a person’s directors, officers, employees, investment bankers, attorneys, accountants and other advisors, agents and representatives, which we refer to as representatives), not to, directly or indirectly:

•	initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal (as defined below);

•	engage or participate in any discussions or negotiations with any person regarding any acquisition proposal; or

•	provide any non-public information or data to any person in connection with, or otherwise knowingly facilitate, any acquisition proposal or attempt to make an acquisition proposal.

Under the merger agreement, an acquisition proposal means (i) any proposal or offer from any person or group of persons with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving DIRECTV or any of its subsidiaries resulting in such person or group acquiring beneficial ownership of 15% or more of DIRECTV’s consolidated total assets or any class of

DIRECTV’s equity interests and (ii) any acquisition by any person or group of persons resulting in, or proposal or offer, which if consummated would result in, any person or group of persons obtaining control over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power of any class of equity securities of DIRECTV, or 15% or more of the consolidated total assets (including equity securities of its subsidiaries) of DIRECTV, in each case other than the transactions contemplated by the merger agreement.

Fiduciary Exception (Page 100)

At any time prior to the DIRECTV stockholder meeting, if the DIRECTV board has determined in good faith after consultation with outside legal counsel that an unsolicited bona fide written acquisition proposal received after the date of the merger agreement either constitutes a superior proposal (as defined below) or could be reasonably likely to result in a superior proposal, then DIRECTV may:

•	provide access to non-public information regarding DIRECTV or any of its subsidiaries to the person who made such acquisition proposal, providing for the acquisition of all or substantially all of the assets (on a consolidated basis) or total voting power or economic interests of the equity securities of DIRECTV, so long as, in the case of a transaction which is not all cash, the holders of DIRECTV’s equity securities would not receive in the aggregate more than 65% of the total voting power of the equity securities of the issuer that is issuing securities in the transaction or 70% of the economic value of the issuer that is issuing securities in the transaction, in each case as measured based on the securities of such issuer outstanding at the time of the making of such acquisition proposal and giving effect to all securities and other consideration proposed to be issued by such issuer in such transaction, provided that such information has previously been, or is substantially concurrently, made available to DIRECTV and that, prior to furnishing any such non-public information, DIRECTV receives from the person making such acquisition proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the confidentiality agreement between DIRECTV and AT&T agreed to pursuant to the merger agreement (it being understood that such confidentiality agreement need not, at DIRECTV’s discretion, prohibit the making or amending of an acquisition proposal); and

•	engage or participate in any discussions or negotiations with any such person regarding such acquisition proposal.

Under the merger agreement, a superior proposal means an unsolicited bona fide acquisition proposal involving the acquisition by a person or a group of persons of all or substantially all of the assets (on a consolidated basis) or total voting power of the equity securities of DIRECTV, so long as, in the case of a transaction which is not all cash, the holders of DIRECTV’s equity securities would not receive in the aggregate more than 65% of the total voting power of the equity securities of the issuer that is issuing securities in the transaction or 70% of the economic value of the issuer that is issuing securities and other consideration in the transaction, in each case as measured based on the securities of such issuer outstanding at the time of the making of such acquisition proposal and giving effect to all securities proposed to be issued by such issuer in such transaction, that the DIRECTV board has determined in its good faith judgment is reasonably likely to be consummated and, if consummated, would result in a transaction more favorable to DIRECTV’s stockholders from a financial point of view than the transaction contemplated by the merger agreement.

No Change in Recommendation or Alternative Acquisition Agreement (Page 101)

Subject to certain exceptions described in the section entitled “No Change in Recommendation or Alternative Acquisition Agreement—Fiduciary Exception” beginning on page 102 of this proxy statement/prospectus, the DIRECTV board and each committee of the DIRECTV board may not:

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to AT&T, its recommendation to DIRECTV stockholders that they vote in favor of the adoption of the merger agreement, which we refer to as the DIRECTV recommendation (it being understood that publicly taking a neutral position or no position with respect to an acquisition proposal at any time beyond ten business days after the first public announcement of such acquisition proposal by DIRECTV or by the party which made the acquisition proposal will be considered a modification adverse to AT&T) or make or authorize the making of any statement that has the substantive effect of such a withdrawal, qualification or modification;

•	cause or permit DIRECTV or any of its subsidiaries to enter into an alternative acquisition agreement relating to any acquisition proposal; or

•	approve or recommend, or propose to enter into an acquisition proposal or an alternative acquisition agreement.

Fiduciary Exception (Page 102)

Notwithstanding the requirements that the DIRECTV board not change its recommendation or enter into an alternative acquisition agreement, at any time prior to the DIRECTV stockholder meeting, if the DIRECTV board determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, the DIRECTV board may do either or both of the following:

•	The DIRECTV board may make a change in recommendation.

•	The DIRECTV board may effect a superior proposal termination.

However, the DIRECTV board is in no event permitted to take, or agree or resolve to take, any action other than in compliance with this provision of the merger agreement. Additionally, the DIRECTV board may not make a change in recommendation and/or effect a superior proposal termination until after at least five business days (or such shorter time period if the DIRECTV stockholder meeting is held within such five business day period) following AT&T’s receipt of written notice from DIRECTV advising that the DIRECTV board intends to take such action and the basis for doing so, including all information required to be provided under the merger agreement and in the case of a change in recommendation not related to a superior proposal, all material information related thereto. After providing such notice and prior to effecting such change in recommendation and/or terminating the merger agreement for a superior proposal:

•	DIRECTV must, during such five business day period (or such shorter time period if the DIRECTV stockholder meeting is held within such five business day period), negotiate in good faith with AT&T and its representatives with respect to any revisions to the terms of the transaction contemplated by the agreement proposed by AT&T; and

•	in determining whether to make a change in recommendation and/or effect a superior proposal termination, the DIRECTV board must take into account any changes to the terms of the merger agreement proposed by AT&T and any other information provided by AT&T in response to such notice during such five business day period (or such shorter time period if the DIRECTV stockholder meeting is held within such five business day period).

Any amendment to the financial terms or other material terms of any acquisition proposal will be deemed to be a new acquisition proposal except that the five business day notice period for such new acquisition proposal will be three business days (or such shorter time period if the DIRECTV stockholders meeting is held within such three business day period) for such purposes. In the event that during the five business days prior to the date that the special meeting is scheduled to be held, DIRECTV delivers notice of an intent to make a change in recommendation and/or superior proposal termination, AT&T may direct DIRECTV to postpone the special meeting for up to five business days. The DIRECTV board is required to recommend in this proxy statement/prospectus and at the special meeting that DIRECTV’s stockholders adopt the merger agreement, and use its reasonable best efforts to obtain and solicit such adoption.

Termination of the Merger Agreement (Page 105)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time:

•	by mutual written consent of AT&T and DIRECTV;

•	by either AT&T or DIRECTV if, provided in each case that the party terminating the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that shall have proximately contributed to the failure of the merger to be consummated:

•	whether before or after the DIRECTV stockholder approval is obtained, the merger has not been consummated by May 18, 2015, which we refer to as the termination date, which may be extended by AT&T or DIRECTV to a date not later than August 17, 2015 if either AT&T or DIRECTV determines that additional time is necessary in connection with obtaining the FCC consent, the PUC consents or the foreign regulator consents or in connection with the expiration of the waiting period pursuant to the HSR Act, and which may be further extended by mutual agreement between AT&T and DIRECTV to a date not later than November 13, 2015, which we refer as an outside date termination event;

•	the DIRECTV stockholder approval has not occurred at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the adoption of the merger agreement was taken;

•	whether before or after the DIRECTV stockholder approval is obtained, any governmental entity has enacted, issued, promulgated, enforced or entered any law or taken any other legal action that is in effect and permanently restrains, enjoins or otherwise prohibits consummation of the merger, and such law or other legal action has become final and non-appealable; or

•	the FCC adopts a hearing designation order in respect of the transactions contemplated by the merger agreement.

•	by DIRECTV if:

•	whether before or after the DIRECTV stockholder approval is obtained, AT&T breaches any of its representations, warranties, covenants or agreements in the merger agreement, or any of its representations or warranties shall have become untrue after the date of the merger agreement, such that the related conditions to the obligation of DIRECTV to close the merger would not be satisfied and such breach is not curable or, if curable, is not cured by the 30th day following notice to AT&T from DIRECTV of such breach or failure, provided that DIRECTV is not then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•	before the DIRECTV stockholder approval is obtained, DIRECTV enters into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement), which we refer to as an alternative acquisition agreement, after having complied with the procedures described under the section entitled “The Merger Agreement—No Change in Recommendation or Alternative Acquisition Agreement—Fiduciary Exception” beginning on page 102 of this proxy statement/prospectus and simultaneously with such termination, DIRECTV pays AT&T the termination fee, which we refer to as an alternative acquisition termination event;

•	by AT&T if:

•	before the DIRECTV stockholder approval is obtained, the DIRECTV board effects an adverse recommendation change, which we refer to as an adverse recommendation change termination event; or

•	whether before or after the DIRECTV stockholder approval is obtained, DIRECTV breaches any of its representations, warranties, covenants or agreements in the merger agreement, or any of its representations or warranties shall have become untrue after the date of the merger agreement, such that the related conditions to the obligation of AT&T and merger sub to close the merger would not be satisfied and such breach is not curable or, if curable, is not cured by the 30th day following notice to DIRECTV of such breach or failure, provided that AT&T is not then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement, which we refer to as a DIRECTV breach termination event.

See also the section entitled “The Merger Agreement—NFL Sunday Ticket” beginning on page 107 of this proxy statement/prospectus.

Termination Fee (Page 106)

DIRECTV will pay AT&T a fee equal to $1,445,000,000, which we refer to as the termination fee, if:

•	AT&T terminates the merger agreement pursuant to an adverse recommendation change termination event;

•	DIRECTV terminates the merger agreement pursuant to a stockholder approval termination event at a time when AT&T had the right to terminate pursuant to an adverse recommendation change termination event;

•	DIRECTV terminates the merger agreement pursuant to an alternative acquisition termination event; or

•	AT&T or DIRECTV terminates the merger agreement pursuant to an outside date termination event or a stockholder approval termination event, or AT&T terminates the merger agreement pursuant to a DIRECTV breach termination event, and in each case, both of the following events occur (we refer to any such event as a DIRECTV tail termination fee event):

•	between the date of the merger agreement and such termination, any person made an acquisition proposal to DIRECTV or any of its subsidiaries, directly to DIRECTV’s stockholders, or publicly announced an intention to make such an acquisition proposal; and

•	within 12 months after the date of such termination, DIRECTV consummates or enters into an agreement contemplating:

•	any proposal or offer from any person or group of persons with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving DIRECTV or any of its subsidiaries resulting in such person or group acquiring beneficial ownership of 50% or more of DIRECTV’s consolidated total assets or any class of DIRECTV’s equity interests; or

•	any acquisition by any person or group of persons resulting in, or proposal or offer, which would result in, any person or group of persons obtaining control over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 50% or more of the total voting power of any class of equity securities of DIRECTV, or 50% or more of the consolidated total assets (including equity securities of its subsidiaries) of DIRECTV, in each case other than the transactions contemplated by the merger agreement.

NFL Sunday Ticket (Page 107)

DIRECTV has agreed, prior to the effective time, to enter into a contract with the National Football League providing for exclusive distribution rights for “NFL Sunday Ticket” service on substantially the terms and conditions discussed between representatives of DIRECTV and AT&T, which we refer to as the NFL agreement. The failure by DIRECTV to enter into or maintain in effect the NFL agreement on such terms, including as a result of the consummation of the transactions contemplated by the merger agreement, will be a material breach of the merger agreement giving AT&T a right to terminate the merger agreement or not close the merger. AT&T has agreed that it will have no claim for damages arising out of a breach of the merger agreement based upon a failure to enter into or maintain the NFL agreement unless such failure is the result of a failure by DIRECTV to use its reasonable best efforts to do so.

Accounting Treatment (Page 88)

AT&T prepares its financial statements in accordance with accounting principles generally accepted in the United States of America, which we refer to as GAAP. The merger will be accounted for using the acquisition method of accounting. AT&T will be treated as the acquiror for accounting purposes.

Material United States Federal Income Tax Consequences (Page 120)

The closing of the merger is conditioned upon the receipt by each of AT&T and DIRECTV of an opinion from its respective counsel that the merger will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code. Assuming the merger constitutes a reorganization, subject to the limitations and qualifications described in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 120 of this proxy statement/prospectus, DIRECTV stockholders whose shares of DIRECTV common stock are exchanged in the merger for shares of AT&T common stock and cash generally will recognize a capital gain (but not loss) realized on the exchange in an amount not exceeding the amount of cash received (except with respect to any cash received in lieu of a fractional share of AT&T common stock, as discussed in the section entitled “Material United States Federal Income Tax Consequences—Cash Received Instead of a Fractional Share of AT&T Common Stock” beginning on page 122 of this proxy statement/prospectus).

For a more detailed discussion of the material United States federal income tax consequences of the transaction, please see the section entitled “Material United States Federal Income Tax Consequences” beginning on page 120 of this proxy statement/prospectus.

The tax consequences of the merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Comparison of Stockholders’ Rights (Page 123)

The rights of DIRECTV stockholders are governed by its third amended and restated certificate of incorporation, which we refer to as the DIRECTV charter, and amended and restated by-laws, which we refer to as the DIRECTV bylaws, and by Delaware corporate law. Your rights as a stockholder of AT&T will be governed by AT&T’s restated certificate of incorporation and bylaws, as amended, which we refer to as the AT&T charter and the AT&T bylaws, respectively, and by Delaware corporate law. Your rights under the AT&T charter and the AT&T bylaws will differ in some respects from your rights under the DIRECTV charter and the DIRECTV bylaws. For more detailed information regarding a comparison of your rights as a stockholder of DIRECTV and AT&T, see the section entitled “Comparison of Stockholders’ Rights” beginning on page 123 of this proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF DIRECTV

The following table presents selected historical consolidated financial data for DIRECTV as of and for the fiscal years ended December 31, 2013, 2012, 2011, 2010 and 2009 and as of and for the six months ended June 30, 2014 and 2013. The statement of operations data for each of the three years in the period ended December 31, 2013 and the balance sheet data as of December 31, 2013 and 2012 have been obtained from DIRECTV’s audited consolidated financial statements contained in its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013, which are incorporated by reference into this proxy statement/prospectus. The statements of operations data for the years ended December 31, 2010 and 2009 and the balance sheet data as of December 31, 2011, 2010 and 2009 have been obtained from DIRECTV’s audited consolidated financial statements for such years, which have not been incorporated into this document by reference. The financial data as of June 30, 2014 and for the six months ended June 30, 2014 and 2013 have been obtained from DIRECTV’s unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the six months ended June 30, 2014, which is incorporated by reference into this proxy statement/prospectus. The financial data as of June 30, 2013 has been obtained from DIRECTV’s unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the six months ended June 30, 2013.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in DIRECTV’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013 and DIRECTV’s Quarterly Report on Form 10-Q for the six months ended June 30, 2014, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section entitled “Where You Can Find More Information” beginning on page 143 of this proxy statement/prospectus.

(Dollar amounts in millions, except per share data)	Six Months Ended June 30		Year Ended December 31
	2014	2013	2013	2012	2011	2010	2009
Consolidated Statements of Operations Data
Revenues	$15,964	$15,280	$31,754	$29,740	$27,226	$24,102	$21,565
Operating costs and expenses
Costs of revenues, exclusive of depreciation and amortization expense
Broadcast programming and other	6,881	6,471	13,991	13,028	11,655	10,074	9,064
Subscriber service expenses	1,125	1,091	2,242	2,137	1,911	1,681	1,525
Broadcast operations expenses	204	207	409	414	389	350	341
Selling, general and administrative expenses, exclusive of depreciation and amortization expense
Subscriber acquisition costs	1,725	1,623	3,419	3,397	3,390	3,005	2,773
Upgrade and retention costs	683	742	1,547	1,427	1,327	1,169	1,092
General and administrative expenses	971	979	2,002	1,815	1,576	1,445	1,457
Venezuelan currency devaluation charge	281	166	166	—	—	—	—
Depreciation and amortization expense	1,443	1,409	2,828	2,437	2,349	2,482	2,640

Total operating costs and expenses	$13,313	$12,688	$26,604	$24,655	$22,597	$20,206	$18,892

(Dollar amounts in millions, except per share data)	Six Months Ended June 30		Year Ended December 31
	2014	2013	2013	2012	2011	2010	2009
Operating profit	$2,651	$2,592	$5,150	$5,085	$4,629	$3,896	$2,673
Interest income	25	41	72	59	34	39	41
Interest expense	(462)	(436)	(840)	(842)	(763)	(557)	(423)
Liberty transaction and related gains (charges)	—	—	—	—	—	67	(491)
Other, net	92	(37)	106	140	84	69	34

Income before income taxes	2,306	2,160	4,488	4,442	3,984	3,514	1,834
Income tax expense	(927)	(801)	(1,603)	(1,465)	(1,348)	(1,202)	(827)

Net income	1,379	1,359	2,885	2,977	2,636	2,312	1,007
Less: Net income attributable to noncontrolling interest	(12)	(9)	(26)	(28)	(27)	(114)	(65)
Net income attributable to common stockholders:
Net income attributable to DIRECTV Class A common stockholders	—	—	—	—	—	2,014	942
Net income attributable to DIRECTV Class B common stockholders	—	—	—	—	—	184	—

Net income attributable to DIRECTV	$1,367	$1,350	$2,859	$2,949	$2,609	$2,198	$942

Basic earnings attributable to DIRECTV Class A common stockholders per common share	$2.70	$2.39	$5.22	$4.62	$3.49	$2.31	$0.96
Diluted earnings attributable to DIRECTV Class A common stockholders per common share	$2.67	$2.37	$5.17	$4.58	$3.47	$2.30	$0.95
Basic and diluted earnings attributable to DIRECTV Class B common stockholders per common share	—	—	—	—	—	$8.44	$(0.02)
Weighted average number of Class A common shares outstanding (in millions):
Basic	507	565	548	638	747	870	982
Diluted	512	569	553	644	752	876	989
Weighted average number of Class B common shares outstanding (in millions):
Basic	—	—	—	—	—	22	22
Diluted	—	—	—	—	—	22	22

(Dollar amounts in millions)	As of June 30		As of December 31
	2014	2013	2013	2012	2011	2010	2009
			(In millions)
Balance Sheet Data
Current assets
Cash and cash equivalents	$2,290	$2,365	$2,180	$1,902	$873	$1,502	$2,605
Accounts receivable, net	2,489	2,597	2,547	2,696	2,474	2,001	1,625
Inventories	312	403	283	412	280	247	212
Deferred income taxes	110	66	140	73	62	53	217
Prepaid expenses and other	668	449	803	471	552	450	396

Total current assets	5,869	5,880	5,953	5,554	4,241	4,253	5,055
Satellites, net	2,464	2,424	2,467	2,357	2,215	2,235	2,338
Property and equipment, net	6,874	6,236	6,650	6,038	5,223	4,444	4,138
Goodwill	3,992	3,987	3,970	4,063	4,097	4,148	4,164
Intangible assets, net	903	786	920	832	909	1,074	1,131
Investments and other assets	2,024	1,608	1,945	1,711	1,738	1,755	1,434

Total Assets	$22,126	$20,921	$21,905	$20,555	$18,423	$17,909	$18,260

Long-Term Debt	$18,439	$18,516	$18,284	$17,170	$13,464	$10,472	$6,500

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AT&T

The following table presents selected historical consolidated financial data for AT&T as of and for the fiscal years ended December 31, 2013, 2012, 2011, 2010 and 2009 and as of and for the six months ended June 30, 2014 and 2013. The statement of operations data for each of the three years in the period ended December 31, 2013 and the balance sheet data as of December 31, 2013 and 2012 have been obtained from AT&T’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which are incorporated by reference into this proxy statement/prospectus. The statements of operations data for the years ended December 31, 2010 and 2009 and the balance sheet data as of December 31, 2011, 2010 and 2009 have been obtained from AT&T’s audited consolidated financial statements for such years, which have not been incorporated into this document by reference. The financial data as of June 30, 2014 and for the six months ended June 30, 2014 and 2013 have been obtained from AT&T’s unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for the six months ended June 30, 2014, which is incorporated by reference into this proxy statement/prospectus. The financial data as of June 30, 2013 has been obtained from AT&T’s unaudited condensed consolidated financial statements included in the Quarterly Report on Form 10-Q for the six months ended June 30, 2013.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in AT&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and AT&T’s Quarterly Report on Form 10-Q for the six months ended June 30, 2014, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section entitled “Where You Can Find More Information” beginning on page 143 of this proxy statement/prospectus.

(Dollar amounts in millions, except per share data)	As of or for Six Months Ended June 30,		As of or for Years ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Operating revenues	$65,051	$63,431	$128,752	$127,434	$126,723	$124,280	$122,513
Operating expenses	53,157	51,378	98,273	114,437	117,505	104,707	101,513
Operating income	11,894	12,053	30,479	12,997	9,218	19,573	21,000
Interest expense	1,741	1,652	3,940	3,444	3,535	2,994	3,368
Equity in net income of affiliates	190	403	642	752	784	762	734
Other income—net	1,414	320	596	134	249	897	152
Income tax expense (benefit)	4,402	3,471	9,224	2,900	2,532	(1,162)	6,091
Net Income	7,355	7,653	18,553	7,539	4,184	20,179	12,447
Less: Net Income Attributable to Noncontrolling Interest	(156)	(131)	(304)	(275)	(240)	(315)	(309)
Net Income Attributable to AT&T	7,199	7,522	18,249	7,264	3,944	19,864	12,138

Basic earnings per share attributable to AT&T	1.38	1.38	3.39	1.25	0.66	3.36	2.06
Diluted earnings per share attributable to AT&T	1.38	1.38	3.39	1.25	0.66	3.35	2.05

Total assets	293,466	272,093	277,787	272,315	270,442	269,473	268,312
Long-term debt	73,570	71,917	69,290	66,358	61,300	58,971	64,720
Dividends declared per common share	0.92	0.90	1.81	1.77	1.73	1.69	1.65

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following selected unaudited pro forma per share information for the year ended December 31, 2013 and the six month period ended June 30, 2014 reflects the merger and related transactions as if they had occurred on January 1, 2013. The book value per share amounts in the table below reflect the merger as if it had occurred on June 30, 2014 or December 31, 2013. The information in the table is based on, and should be read together with, the historical financial information that AT&T and DIRECTV have presented in their respective filings with the SEC. See the section entitled, “Where You Can Find More Information” beginning on page 143 of this proxy statement/prospectus.

The unaudited pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the proposed merger had been completed as of the dates indicated or will be realized upon the completion of the proposed merger. DIRECTV did not declare or pay any dividends during the periods presented.

	Historical				Unaudited Pro Forma Combined		Equivalent Basis Unaudited Pro Forma Combined(1)
	AT&T		DIRECTV
Basic Earnings per Share Attributable to Common Stockholders
Six Months Ended June 30, 2014	$1.38		$2.70		$1.19	(2)	$2.15	(2)
Year Ended December 31, 2013	$3.39		$5.22		$2.86	(3)	$5.17	(3)
Diluted Earnings per Share Attributable to Common Stockholders
Six Months Ended June 30, 2014	$1.38		$2.67		$1.19	(2)	$2.15	(2)
Year Ended December 31, 2013	$3.39		$5.17		$2.85	(3)	$5.15	(3)
Cash Dividends Per Share
Six Months Ended June 30, 2014	$0.92		—		$0.92	(4)	$1.67
Year Ended December 31, 2013	$1.81		—		$1.81	(4)	$3.28
Book Value Per Share
Six Months Ended June 30, 2014	$17.84	(5)	$(12.20	)(6)	$20.66	(2)(7)	$37.39	(2)(7)
Year Ended December 31, 2013	$17.50	(5)	$(12.61	)(6)	$20.44	(3)(7)	$36.99	(3)(7)

(1)	The per share amounts are calculated by multiplying the unaudited pro forma combined per share amounts by an exchange ratio of 1.810 shares of AT&T common stock for each share of DIRECTV common stock. The actual exchange ratio at the closing of the merger will be determined based on the average stock price. If the average stock price is between (or including) $34.903 and $38.577 per share, the exchange ratio will be the quotient of $66.50 divided by the average stock price. If the average stock price is greater than $38.577, the exchange ratio will be 1.724. If the average stock price is less than $34.903, the exchange ratio will be 1.905. Based on the closing stock price of AT&T common stock on the NYSE on May 16, 2014, the last trading day before public announcement of the merger, of $36.74, and assuming that price was the average stock price, the applicable exchange ratio would be 1.810.
(2)	The pro forma amounts also reflect (1) a net income adjustment to reflect the after-tax impact of amortization expense for the estimated $13 billion of definite-life intangible assets using the sum-of-the years digits over an estimated five-year life, (2) a net income adjustment to reflect the after-tax impact of estimated interest expense related to the cash portion of the transaction calculated using AT&T’s average cost of borrowing for the period presented and (3) the issuance of 909,028,781 incremental shares as part of the transaction, representing the number of shares that would have been issued in respect of the issued and outstanding shares of DIRECTV common stock outstanding as of June 30, 2014, as part of the per share merger consideration, assuming an exchange ratio of 1.810 shares of AT&T common stock for each share of DIRECTV common stock. The actual exchange ratio at the closing of the merger will be determined based on the average stock price.

(3)	The pro forma amounts also reflect (1) a net income adjustment to reflect the after-tax impact of amortization expense for the estimated $13 billion of definite-life intangible assets using the sum-of-the years digits over an estimated five-year life, (2) a net income adjustment to reflect the after-tax impact of estimated interest expense related to the cash portion of the transaction calculated using AT&T’s average cost of borrowing for the period presented and (3) the issuance of 939,944,280 incremental shares as part of the transaction, representing the number of shares that would have been issued in respect of the issued and outstanding shares of DIRECTV common stock outstanding as of December 31, 2013, as part of the per share merger consideration, assuming an exchange ratio of 1.810 shares of AT&T common stock for each share of DIRECTV common stock. The actual exchange ratio at the closing of the merger will be determined based on the average stock price.
(4)	Amounts are the same as historical cash dividends per share since AT&T is not expected to change its dividend policy as a result of the transaction.
(5)	Book value per share represents the total stockholders’ equity as of December 31, 2013 or June 30, 2014 divided by the number of shares outstanding as of December 31, 2013 (treasury netted) and June 30, 2014, respectively.
(6)	Book value per share represents the total stockholders’ deficit as of December 31, 2013 or June 30, 2014, divided by the number of shares outstanding as of December 31, 2013 or June 30, 2014, respectively.
(7)	Book value per share represents AT&T’s total stockholders’ equity as of December 31, 2013 or June 30, 2014, plus the estimated value of the stock issued ($34,534 million or $33,398 million), based on the closing price of $36.74 of AT&T common stock on May 16, 2014 and DIRECTV’s outstanding shares as of December 31, 2013 or June 30, 2014, respectively, divided by the pro forma shares outstanding at the applicable date.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Comparative Per Share Market Price Information

DIRECTV common stock trades on NASDAQ under the symbol “DTV” and AT&T common stock trades on the NYSE under the symbol “T.” The following table presents the closing prices of DIRECTV common stock and AT&T common stock on May 16, 2014, the last trading day before the public announcement of the merger agreement, and August 18, 2014, the last practicable trading day prior to the mailing of this proxy statement/prospectus. The table also shows the estimated implied value of the per share merger consideration for each share of DIRECTV common stock on the relevant date.

Date	DIRECTV Closing Price	AT&T Closing Price	Exchange Ratio	Estimated Equivalent Per Share Value(1)
May 16, 2014	$86.18	$36.74	1.810	$95.00
August 18, 2014	$84.19	$34.65	1.905	$94.51

(1)	The implied value of the per share merger consideration represents the sum of $28.50, the cash portion of the per share merger consideration, plus the stock portion of the per share merger consideration, based on the closing prices of AT&T common stock of $36.74 on May 16, 2014 and $34.65 on August 18, 2014, and, in each case, the applicable exchange ratio, assuming that price was the average stock price. The actual exchange ratio at the closing of the merger will be determined based on the average stock price and there can be no assurance that it will be greater or less than, or equal to, 1.810 or 1.905. If the average stock price is between (or including) $34.903 and $38.577 per share, the exchange ratio will be the quotient of $66.50 divided by the average stock price. If the average stock price is greater than $38.577, the exchange ratio will be 1.724. If the average stock price is less than $34.903, the exchange ratio will be 1.905. The average stock price from April 4, 2014 through May 16, 2014 was $35.5738. The average stock price from July 2, 2014 through August 13, 2014, assuming August 18, 2014 was the closing date, was $35.5849.

The above table shows only historical comparisons. These comparisons may not provide meaningful information to DIRECTV stockholders in determining whether to adopt the merger agreement. DIRECTV stockholders are urged to obtain current market quotations for AT&T common stock and DIRECTV common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to adopt the merger agreement. See the section entitled “Where You Can Find More Information” beginning on page 143 of this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and the documents to which DIRECTV and AT&T refer you to in this registration statement, of which this proxy statement/prospectus forms a part, including financial estimates and statements as to the expected timing, completion and effects of the proposed merger between AT&T and DIRECTV, as well as oral statements made or to be made by DIRECTV and AT&T, include information constituting “forward-looking statements” within the meaning of, and subject to the safe harbor created by, the Private Securities Litigation Reform Act of 1995. These estimates and statements are subject to risks and uncertainties, and actual results might differ materially. Such estimates and statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of DIRECTV and AT&T and are subject to significant risks and uncertainties outside of our control.

Statements included in or incorporated by reference into this registration statement, of which this proxy statement/prospectus forms a part, that are not historical facts, including statements about the beliefs and expectations of the managements of DIRECTV and AT&T, are forward-looking statements. Words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. While DIRECTV and AT&T believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the control of AT&T and DIRECTV. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur. Actual results may differ materially from the current expectations of DIRECTV and AT&T depending upon a number of factors affecting their businesses and risks associated with the successful execution of the merger and the integration and performance of their businesses following the merger. These factors include, but are not limited to, risks and uncertainties detailed in AT&T’s periodic public filings with the SEC, including those discussed under the sections entitled “Risk Factors” in AT&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and AT&T’s Quarterly Report on Form 10-Q for the periods ended March 31, 2014 and June 30, 2014 and in DIRECTV’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013 and DIRECTV’s Quarterly Report on Form 10-Q for the periods ended March 31, 2014 and June 30, 2014, factors contained or incorporated by reference into such documents and in subsequent filings by AT&T and DIRECTV with the SEC, and the following factors:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the risk that DIRECTV stockholders may not adopt the merger agreement;

•	the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated;

•	risks that any of the closing conditions to the proposed merger may not be satisfied in a timely manner;

•	risks related to disruption of management time from ongoing business operations due to the proposed merger;

•	failure to realize the benefits expected from the proposed merger; and

•	the effect of the announcement of the proposed merger on the ability of DIRECTV and AT&T to retain customers and retain and hire key personnel and maintain relationships with their suppliers, and on their operating results and businesses generally.

Consequently, all of the forward-looking statements DIRECTV or AT&T make in this document are qualified by the information contained or incorporated by reference into this proxy statement/prospectus, including, but not limited to (i) the information contained under this heading and (ii) the information discussed under the sections entitled “Risk Factors” in AT&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and AT&T’s Quarterly Report on Form 10-Q for the periods ended March 31, 2014 and June 30, 2014 and in DIRECTV’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013 and DIRECTV’s Quarterly Report on Form 10-Q for the periods ended March 31, 2014 and June 30, 2014. See the section entitled “Where You Can Find More Information” beginning on page 143 of this proxy statement/prospectus.

Except as otherwise required by law, neither AT&T nor DIRECTV is under any obligation, and each expressly disclaim any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Persons reading this announcement are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.

RISK FACTORS

In addition to the other information contained or incorporated by reference into this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 30 of this proxy statement/prospectus, DIRECTV stockholders should carefully consider the following risk factors in determining whether to vote for the adoption of the merger agreement. You should also read and consider the risk factors associated with each of the businesses of DIRECTV and AT&T because these risk factors may affect the operations and financial results of the combined company. These risk factors may be found under Part I, Item 1A, “Risk Factors” in AT&T’s Annual Report on Form 10-K for the fiscal year ended 2013, filed on February 21, 2014, and DIRECTV’s Annual Report on Form 10-K/A for the fiscal year ended 2013, filed on June 30, 2014, each of which is on file with the SEC and both of which are incorporated by reference into this proxy statement/prospectus.

RISK FACTORS RELATING TO THE MERGER

The value of the stock portion of the merger consideration is subject to changes based on fluctuations in the value of AT&T common stock, and DIRECTV stockholders may receive stock consideration with a value that, at the time received, is less than $66.50 per share of DIRECTV common stock.

The market value of AT&T common stock will fluctuate during the period before the date of the special meeting of DIRECTV stockholders to vote on the adoption of the merger agreement, during the 30 trading day period that the exchange ratio will be based upon, and the time between the last day of the 30 trading day period and the time DIRECTV stockholders receive merger consideration in the form of AT&T common stock, as well as thereafter. The closing price of one share of AT&T common stock on August 18, 2014 was $34.65 and assuming that price was the average stock price, this implied a total consideration per share of $94.51 on such date.

Upon completion of the merger, each issued and outstanding share of DIRECTV common stock will be converted into the right to receive the per share merger consideration, which depends on the average stock price. If the average stock price is between (or equal to) $34.903 and $38.577 per share, the exchange ratio will be the quotient of $66.50 divided by the average stock price. If the average stock price is greater than $38.577, the exchange ratio will be 1.724. If the average stock price is less than $34.903, the exchange ratio will be 1.905. Accordingly, the actual number of shares and the value of AT&T common stock delivered to DIRECTV stockholders will depend on the average stock price, and the value of the shares of AT&T common stock delivered for each such share of DIRECTV common stock may be greater than or less than, or equal to, $66.50.

It is impossible to accurately predict the market price of AT&T common stock at the effective time or during the period over which the average stock price is calculated and therefore impossible to accurately predict the number or value of the shares of AT&T common stock that DIRECTV stockholders will be delivered in the merger.

The market price of AT&T common stock after the merger will continue to fluctuate, and may be affected by factors different from those affecting shares of DIRECTV common stock currently.

Upon completion of the merger, holders of DIRECTV common stock will become holders of shares of AT&T common stock. The market price of AT&T common stock may fluctuate significantly following consummation of the merger and holders of DIRECTV common stock could lose the value of their investment in AT&T common stock. In addition, the stock market has experienced significant price and volume fluctuations in recent times which could have a material adverse effect on the market for, or liquidity of, the AT&T common stock, regardless of AT&T’s actual operating performance.

The businesses of AT&T differ from those of DIRECTV in important respects, and, accordingly, the results of operations of AT&T after the merger, as well as the market price of AT&T common stock, may be affected by factors different from those currently affecting the results of operations of DIRECTV. Following the closing of the merger, DIRECTV will be part of a larger company with other lines of business, so decisions affecting DIRECTV may be made in respect of the larger combined business as a whole rather than the DIRECTV segment individually. For further information on the businesses of AT&T and DIRECTV and certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 143 of this proxy statement/prospectus.

Sales of shares of AT&T common stock before and after the completion of the transaction may cause the market price of AT&T common stock to fall.

Based on the number of outstanding shares of AT&T common stock and DIRECTV common stock as of June 30, 2014, AT&T would issue between 866 million and 957 million shares of AT&T common stock in connection with the transaction. The issuance of these new shares of AT&T common stock could have the effect of depressing the market price for AT&T common stock.

In addition, many DIRECTV stockholders may decide not to hold the shares of AT&T common stock they will receive in the merger. Other DIRECTV stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of AT&T common stock that they receive in the merger. Such sales of AT&T common stock could have the effect of depressing the market price for AT&T common stock and may take place promptly following the merger.

AT&T and DIRECTV may have difficulty attracting, motivating and retaining executives and other key employees in light of the merger.

AT&T’s success after the merger will depend in part upon the ability of AT&T to retain key employees of AT&T and DIRECTV. Competition for qualified personnel can be intense. Current and prospective employees of AT&T and DIRECTV may experience uncertainty about the effect of the merger, which may impair AT&T’s and DIRECTV’s ability to attract, retain and motivate key management, sales, marketing, technical and other personnel prior to and following the merger. Employee retention may be particularly challenging during the pendency of the merger, as employees of AT&T and DIRECTV may experience uncertainty about their future roles with the combined company.

In addition, pursuant to change-in-control provisions in DIRECTV’s severance plans, certain key employees of DIRECTV are entitled to receive severance payments upon a constructive termination of employment. Certain key DIRECTV employees potentially could terminate their employment following specified circumstances set forth in the applicable severance plan, including certain changes in such key employees’ duties, title, reporting relationship, compensation or primary office location and collect severance. Such circumstances could occur in connection with the merger as a result of changes in roles and responsibilities. See the section entitled “Interests of DIRECTV’s Directors and Executive Officers in the Merger” beginning on page 116 of this proxy statement/prospectus for a further discussion of some of these issues. If key employees of AT&T or DIRECTV depart, the integration of the companies may be more difficult and the combined company’s business following the merger may be harmed. Furthermore, AT&T may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the businesses of AT&T or DIRECTV, and AT&T’s ability to realize the anticipated benefits of the merger may be adversely affected. In addition, there could be disruptions to or distractions for the workforce and management associated with activities of labor unions or integrating employees into AT&T. Accordingly, no assurance can be given that AT&T will be able to attract or retain key employees of AT&T and DIRECTV to the same extent that those companies have been able to attract or retain their own employees in the past.

Completion of the merger is subject to conditions and if these conditions are not satisfied or waived, the merger will not be completed.

The obligations of AT&T and DIRECTV to complete the merger are subject to satisfaction or waiver of a number of conditions. The obligations of AT&T and DIRECTV are each subject to, among other conditions: (i) adoption of the merger agreement by DIRECTV stockholders, (ii) approval for the listing on the NYSE of the shares of AT&T common stock to be issued in the merger, upon official notice of issuance, (iii) expiration or termination of any applicable waiting period (or extension thereof) under the HSR Act, (iv) receipt of all necessary consents from the FCC for the consummation of the merger, (v) absence of any applicable law, order or injunction that prohibits completion of the merger, (vi) accuracy of the representations and warranties made in the merger agreement by the other party, subject to certain materiality qualifications, (vii) performance in all material respects by the other party of the material obligations required to be performed by it at or prior to completion of the merger and (viii) the absence of a material adverse effect on the other party. In addition, the obligations of AT&T are also subject to (i) receipt of the PUC consents and the foreign regulator consents and (ii) receipt of a tax opinion from Sullivan & Cromwell LLP, dated as of the effective time, to the effect that the merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code. The obligations of AT&T are also subject to the renewal by DIRECTV of its agreement for the “NFL Sunday Ticket” service on substantially the terms discussed between the parties (see the section entitled “The Merger Agreement—NFL Sunday Ticket” beginning on page 107 of this proxy statement/prospectus). The obligations of DIRECTV are also subject to receipt of a tax opinion from Weil, Gotshal and Manges LLP, dated as of the effective time, to the effect that the merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code (see the section entitled “The Merger Agreement—Conditions to Completion of the Merger”). In certain cases, AT&T’s obligation to complete the merger is further subject to the relevant governmental approvals having been received without the imposition of, and there being no applicable law imposing, a regulatory material adverse effect (see the definition of regulatory material adverse effect in the section entitled “The Merger Agreement—Regulatory Approvals” beginning on page 87 of this proxy statement/prospectus).

For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 104 of this proxy statement/prospectus. The satisfaction of all of the required conditions could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause AT&T not to realize some or all of the benefits that AT&T expects to achieve if the merger is successfully completed within its expected timeframe. Further, there can be no assurance that the conditions to the closing of the merger will be satisfied or waived or that the merger will be completed. See the risk factor entitled “—Failure to complete the merger could negatively impact the stock price and the future business and financial results of AT&T and DIRECTV,” below.

In order to complete the merger, AT&T and DIRECTV must make certain governmental filings and obtain certain governmental authorizations, and if such filings and authorizations are not made or granted or are granted with conditions, completion of the merger may be jeopardized or the anticipated benefits of the merger could be reduced.

Although AT&T and DIRECTV have agreed in the merger agreement to use their reasonable best efforts, subject to certain limitations, to make certain governmental filings and obtain the required governmental authorizations or termination of relevant waiting periods, as the case may be, there can be no assurance that the relevant waiting periods will expire or that the relevant authorizations will be obtained. In addition, the governmental authorities with or from which these authorizations are required have broad discretion in administering the governing regulations. As a condition to authorization of the merger or related transactions, these governmental authorities may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of AT&T’s business after completion of the merger. Under the terms of the merger agreement, subject to certain exceptions, AT&T and its subsidiaries are required to accept certain conditions and take certain actions imposed by governmental authorities that would apply to, or affect, the businesses, assets or properties of it, its subsidiaries or DIRECTV and its subsidiaries, described in the section entitled “The Merger—Regulatory Approvals” beginning on page 85 of this proxy statement/prospectus. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the merger or imposing additional material costs on or materially limiting the revenues of the combined company following the merger, or otherwise adversely affecting, including to a material extent, AT&T’s businesses and results of operations after completion of the merger. In addition, we can provide no assurance that these conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. See the sections entitled “The Merger Agreement—Conditions to Completion of the Merger” and “The Merger—Regulatory Approvals” beginning on pages 104 and 85, respectively, of this proxy statement/prospectus.

AT&T’s and DIRECTV’s business relationships may be subject to disruption due to uncertainty associated with the merger.

Parties with which AT&T or DIRECTV do business may experience uncertainty associated with the transaction, including with respect to current or future business relationships with AT&T, DIRECTV or the combined company. AT&T’s and DIRECTV’s business relationships may be subject to disruption as customers, distributors, suppliers, vendors and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than AT&T, DIRECTV or the combined company. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of the combined company, including an adverse effect on AT&T’s ability to realize the anticipated benefits of the merger. The risk, and adverse effect, of such disruptions could be exacerbated by a delay in completion of the merger or termination of the merger agreement.

DIRECTV’s executive officers and directors have interests in the merger that may be different from your interests as a stockholder of DIRECTV or as a stockholder of AT&T.

When considering the recommendation of the DIRECTV board that DIRECTV stockholders adopt the merger agreement, DIRECTV stockholders should be aware that directors and executive officers of DIRECTV have certain interests in the merger that may be different from or in addition to the interests of DIRECTV stockholders and AT&T stockholders generally. These interests include the treatment in the merger of DIRECTV equity compensation awards, bonus awards, severance plans and other rights held by DIRECTV’s directors and executive officers, and the indemnification of former DIRECTV directors and officers by AT&T. See the section entitled “Interests of DIRECTV’s Directors and Executive Officers in the Merger” beginning on page 116 of this proxy statement/prospectus for a more detailed description of these interests. The DIRECTV board was aware of these interests and considered them, among other things, in evaluating and negotiating the merger agreement and the merger and in recommending that the DIRECTV stockholders adopt the merger agreement.

The merger agreement limits DIRECTV’s ability to pursue alternatives to the merger and may discourage other companies from trying to acquire DIRECTV for greater consideration than what AT&T has agreed to pay.

The merger agreement contains provisions that make it more difficult for DIRECTV to sell its business to a person other than AT&T. These provisions include a general prohibition on DIRECTV soliciting any acquisition proposal or offer for a competing transaction and on terminating, amending, modifying or waiving any provision of any confidentiality, “standstill” or similar agreement prior to the merger. In some circumstances upon termination of the merger agreement, DIRECTV may be required to pay to AT&T the termination fee. Further, there are only limited exceptions to DIRECTV’s agreement that the DIRECTV board will not withdraw or modify in a manner adverse to AT&T the recommendation of the DIRECTV board in favor of the adoption of the merger agreement.

Notwithstanding these restrictions, at any time prior to the adoption of the merger agreement by DIRECTV stockholders, the DIRECTV board may:

•	withhold, withdraw, qualify or modify its recommendation to adopt the merger agreement or approve, recommend or otherwise declare advisable any superior proposal made after the date of the merger agreement that did not result from a material breach of the merger agreement; and/or

•	effect a superior proposal termination,

if it determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with its fiduciary duties to DIRECTV stockholders under applicable law. See the sections entitled “The Merger Agreement—No Change in Recommendation or Alternative Acquisition Agreement—Fiduciary Exception,” “The Merger Agreement—Stockholders Meeting” and “The Merger Agreement—Termination of the Merger Agreement” beginning on pages 102, 103 and 105, respectively, of this proxy statement/prospectus.

These provisions might discourage a third party that has an interest in acquiring all or a significant part of DIRECTV from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of AT&T and DIRECTV.

If the merger is not completed for any reason, including as a result of DIRECTV stockholders failing to adopt the merger agreement, the ongoing businesses of AT&T and DIRECTV may be adversely affected and, without realizing any of the benefits of having completed the merger, AT&T and DIRECTV would be subject to a number of risks, including the following:

•	AT&T and DIRECTV may experience negative reactions from the financial markets, including negative impacts on their respective stock prices;

•	AT&T and DIRECTV may experience negative reactions from their respective customers, regulators and employees;

•	AT&T and DIRECTV will be required to pay certain costs relating to the merger, whether or not the merger is completed;

•	the merger agreement places certain restrictions on the conduct of DIRECTV’s and AT&T’s businesses prior to completion of the merger. Such restrictions, the waiver of which is subject to the consent of the other party (in certain cases, not to be unreasonably withheld, conditioned or delayed), may prevent DIRECTV and AT&T from making certain acquisitions or taking certain other specified actions during the pendency of the merger (see the section entitled “The Merger Agreement—Conduct of Business of DIRECTV and its Subsidiaries Prior to Completion of the Merger” and “The Merger Agreement—Conduct of Business of AT&T Prior to Completion of the Merger” beginning on pages 97 and 99, respectively, of this proxy statement/prospectus for a description of the restrictive covenants applicable to DIRECTV and AT&T); and

•	matters relating to the merger (including integration planning) will require substantial commitments of time and resources by AT&T and DIRECTV management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to either AT&T or DIRECTV as an independent company.

In addition to the above risks, DIRECTV may be required, under certain circumstances, to pay to AT&T the termination fee, which may materially adversely affect DIRECTV’s financial results. Further, AT&T and DIRECTV could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against AT&T or DIRECTV to perform their respective obligations under the merger agreement. If the merger is not completed, these risks may materialize and may adversely affect AT&T’s and DIRECTV’s businesses, financial condition, financial results and stock prices.

Although AT&T expects that the merger with DIRECTV will result in cost savings, synergies and other benefits to AT&T, AT&T may not realize those benefits because of difficulties related to integration, the realization of synergies, and other challenges.

AT&T and DIRECTV have operated and, until completion of the merger, will continue to operate, independently, and there can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key AT&T or DIRECTV employees, the loss of customers, the disruption of either company’s or both companies’ ongoing businesses or in unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. (See the risk factors entitled “—AT&T and DIRECTV may have difficulty attracting, motivating and retaining executives and other key employees in light of the merger” and “—AT&T’s and DIRECTV’s business relationships may be subject to disruption due to uncertainty associated with the merger” above.) Specifically, the following issues, among others, must be addressed in integrating the operations of DIRECTV and AT&T in order to realize the anticipated benefits of the merger so the combined company performs as expected:

•	combining the companies’ operations and corporate functions;

•	combining the businesses of AT&T and DIRECTV and meeting the capital requirements of the combined company, in a manner that permits AT&T to achieve the cost savings or revenue synergies anticipated to result from the merger, the failure of which would result in the anticipated benefits of the merger not being realized in the time frame currently anticipated or at all;

•	integrating the companies’ technologies;

•	integrating and unifying the product offerings and services available to customers;

•	identifying and eliminating redundant and underperforming functions and assets;

•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•	maintaining existing agreements with customers, distributors, providers and vendors and avoiding delays in entering into new agreements with prospective customers, distributors, providers and vendors;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	consolidating the companies’ administrative and information technology infrastructure;

•	coordinating programming, distribution and marketing efforts;

•	managing the movement of certain positions to different locations;

•	coordinating geographically dispersed organizations; and

•	effecting potential divestitures and other actions that may be required in connection with obtaining regulatory approvals.

In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the merger and the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and the business of the combined company.

The shares of AT&T common stock to be received by DIRECTV stockholders as a result of the merger will have rights different from the shares of DIRECTV common stock.

Upon completion of the merger, DIRECTV stockholders will no longer be stockholders of DIRECTV, but will instead become AT&T stockholders, and their rights as stockholders will be governed by the terms of the AT&T charter and the AT&T bylaws. The terms of the AT&T charter and the AT&T bylaws are in some respects different than the terms of the DIRECTV charter and the DIRECTV bylaws, which currently govern the rights of DIRECTV stockholders. See the section entitled “Comparison of Stockholders’ Rights” beginning on page 123 of this proxy statement/prospectus for a discussion of the different rights associated with AT&T common stock.

After the merger, DIRECTV stockholders will have a significantly lower ownership and voting interest in AT&T than they currently have in DIRECTV and will exercise less influence over management.

Based on the number of shares of DIRECTV common stock outstanding as of June 30, 2014, and the number of shares of AT&T common stock outstanding as of June 30, 2014, it is expected that, immediately after completion of the merger, former DIRECTV stockholders will own between 14.3% and 15.6% of the outstanding shares of AT&T common stock. Consequently, former DIRECTV stockholders will have less influence over the management and policies of AT&T than they currently have over the management and policies of DIRECTV.

As a result of DIRECTV’s outstanding debt, the indebtedness of AT&T and its subsidiaries following completion of the merger will be substantially greater than AT&T’s indebtedness on a stand-alone basis. This increased level of indebtedness could adversely affect AT&T, including by decreasing AT&T’s business flexibility, and will increase its interest expense.

The consolidated indebtedness of AT&T as of June 30, 2014 was approximately $84.1 billion. AT&T’s pro forma indebtedness as of June 30, 2014, after giving effect to the merger, would be approximately $118.3 billion. AT&T would have substantially increased indebtedness following completion of the merger in comparison to that of AT&T on a recent historical basis, which could have the effect, among other things, of reducing AT&T’s flexibility to respond to changing business and economic conditions and increasing AT&T’s interest expense. In addition, the amount of cash required to pay interest on AT&T’s increased indebtedness levels following completion of the merger and thus the demands on AT&T’s cash resources will be greater than the amount of cash flows required to service the indebtedness of AT&T prior to the transaction. The increased levels of indebtedness following completion of the merger could also reduce funds available for AT&T’s investments in product development as well as capital expenditures, share repurchases, dividend payments and other activities and may create competitive disadvantages for AT&T relative to other companies with lower debt levels. AT&T’s funds on hand will be further constrained by issuing shares of AT&T common stock, because of AT&T’s annual dividend payments per share of AT&T common stock, which, as of the date of this proxy statement/prospectus, equal $1.84 per share of AT&T common stock.

In addition, AT&T’s credit ratings impact the cost and availability of future borrowings and, accordingly, AT&T’s cost of capital. AT&T’s ratings reflect each rating organization’s opinion of AT&T’s financial strength, operating performance and ability to meet AT&T’s debt obligations. Each of the ratings organizations reviews AT&T’s ratings periodically, and there can be no assurance that AT&T’s current ratings will be maintained in the future.

In connection with executing AT&T’s business strategies following the merger, AT&T expects to continue to evaluate the possibility of acquiring additional assets and making further strategic investments, and AT&T may elect to finance these endeavors by incurring additional indebtedness. Moreover, to respond to competitive challenges, AT&T may be required to raise substantial additional capital to finance new product or service offerings. AT&T’s ability to arrange additional financing will depend on, among other factors, AT&T’s and, following the merger, the combined company’s financial position and performance, as well as prevailing market conditions and other factors beyond AT&T’s control. AT&T cannot assure you that it will be able to obtain additional financing on terms acceptable to AT&T or at all. If AT&T is able to obtain additional financing, AT&T’s credit ratings could be further adversely affected, which could further raise AT&T’s borrowing costs and further limit its future access to capital and its ability to satisfy its obligations under its indebtedness.

AT&T will incur significant transaction and merger-related costs in connection with the merger.

AT&T expects to incur a number of non-recurring costs associated with the merger and combining the operations of the two companies. The substantial majority of non-recurring expenses will be comprised of transaction and regulatory costs related to the merger. AT&T and DIRECTV have agreed to use their respective reasonable best efforts to effect all necessary notices, reports and other filings and to obtain all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the merger, although there are certain limitations on the regulatory obligations that AT&T is obligated to accept. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 104 of this proxy statement/prospectus.

AT&T also will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. AT&T continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses. Although AT&T expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow AT&T to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. See the risk factor entitled “—Although AT&T expects that the merger with DIRECTV will result in cost savings, synergies and other benefits to AT&T, AT&T may not realize those benefits because of difficulties related to integration, the realization of synergies. and other challenges” above.

The merger may not be accretive, and may be dilutive, to AT&T’s earnings per share, which may negatively affect the market price of AT&T common stock.

Because shares of AT&T common stock will be issued in the merger, it is possible that the merger will be dilutive to AT&T earnings per share, which could negatively affect the market price of shares of AT&T common stock.

In connection with the completion of the merger, based on the number of issued and outstanding shares of AT&T common stock and DIRECTV common stock as of June 30, 2014, AT&T would issue between approximately 866 million and 957 million shares of AT&T common stock. The issuance of these new shares of AT&T common stock could have the effect of depressing the market price of shares of AT&T common stock, through dilution of earnings per share or otherwise.

In addition, future events and conditions could increase the dilution that is currently projected, including adverse changes in market conditions, additional transaction and integration related costs and other factors such as the failure to realize some or all of the benefits anticipated in the merger. Any dilution of, or delay of any accretion to, AT&T’s earnings per share could cause the price of shares of AT&T common stock to decline or grow at a reduced rate.

RISK FACTORS RELATING TO AT&T FOLLOWING THE MERGER

The current U.S. economy has changed AT&T customers’ buying habits and a failure to adequately respond could materially adversely affect AT&T’s business.

Unfavorable general economic conditions, such as a recession or economic slowdown in the United States or elsewhere, could negatively affect the affordability of and demand for some of AT&T’s products and services. The current slow economic recovery in the United States continues to pressure AT&T’s customers’ demand for and ability to pay for existing services, especially local landline service, and their interest in purchasing new services. Customers are changing their buying habits in response to both ongoing anemic economic conditions and technological advances. Should AT&T fail to respond promptly to address these changes in customer demands, AT&T is likely to experience greater pressure on pricing and margins as AT&T continues to compete for customers who would have even less discretionary income, which could have an adverse effect on AT&T’s results of operations after the merger.

AT&T faces significant competition that may reduce its market share and lower its profits.

AT&T has multiple wireless and wireline competitors in each of its service areas and competes for customers based principally on service/device offerings, price, call quality, coverage area and customer service. In addition, AT&T is facing growing competition from providers offering services using alternative technologies and IP-based networks as well as traditional wireline networks. AT&T expects market saturation to continue to cause the wireless industry’s customer growth rate to moderate in comparison with historical growth rates, leading to increased competition for customers. AT&T also expects that its customers’ growing demand for data services will place constraints on its network capacity. This competition and AT&T’s capacity issues will continue to put pressure on pricing and margins as companies compete for potential customers. AT&T’s ability to respond will depend, among other things, on continued improvement in network quality and customer service and effective marketing of attractive products and services, and cost management. These efforts will involve significant expenses and require strategic management decisions on, and timely implementation of, equipment choices, network deployment and management, and service offerings. If AT&T is not able to respond successfully to these competitive challenges, it could lose market share and experience reduced profits.

If AT&T is not able to adapt to changes in technology and address changing consumer demand on a timely basis, it may experience a decline in the demand for its services, be unable to implement its business strategy and experience reduced profits.

The telecommunications industry has experienced rapid changes in the past several years. The development of wireless, cable and IP technologies has significantly increased the commercial viability of alternatives to traditional wireline telephone service and enhanced the capabilities of competing providers. In addition, AT&T’s customers continue to demand services that can be accessed on mobile devices, especially video services. In order to remain competitive, AT&T is deploying a more sophisticated wireline network in portions of its service area, and continues to deploy a more sophisticated wireless network, as well as research other new technologies. AT&T expects its plans to significantly expand and enhance its wireless and wireline IP broadband networks will result in increased capital expenditures and increased debt levels as these plans are implemented. If the new technologies AT&T has adopted or on which AT&T has focused its research efforts fail to be cost-effective and accepted by customers, AT&T’s ability to remain competitive could be materially adversely affected.

In addition to introducing new technologies and offerings, AT&T must phase out outdated and unprofitable technologies and services. If AT&T is unable to do so on a cost-effective basis, it could experience reduced profits. In addition, there could be legal or regulatory restraints on AT&T’s ability to phase its current services.

Continuing growth in AT&T’s wireless services will depend on continuing access to adequate spectrum, deployment of new technology and offering attractive services to customers.

The wireless industry is undergoing rapid and significant technological changes and a dramatic increase in usage, in particular demand for and usage of data, video and other non-voice services. AT&T must continually invest in its wireless network in order to continually improve its wireless service to meet this increasing demand and remain competitive. Improvements in AT&T’s service depend on many factors, including continued access to and deployment of adequate spectrum. AT&T must maintain and expand its network capacity and coverage as well as the associated wireline network needed to transport voice and data between cell sites. To this end, AT&T continues to deploy technology advancements in order to further improve network quality and the efficient use of its spectrum.

Network service enhancements and product launches may not occur as scheduled or at the cost expected due to many factors, including delays in determining equipment and handset operating standards, supplier delays, increases in network equipment and handset component costs, regulatory permitting delays for tower sites or enhancements or labor-related delays. Deployment of new technology also may adversely affect the performance of the network for existing services. If the FCC does not fairly allocate sufficient spectrum to allow the wireless industry in general, and AT&T in particular, to increase its capacity or if AT&T cannot acquire needed spectrum or deploy the services customers desire on a timely basis without burdensome conditions or at adequate cost while maintaining network quality levels, then AT&T’s ability to attract and retain customers, and therefore maintain and improve its operating margins, could be materially adversely affected.

High costs in AT&T’s wireline operations could adversely affect wireline operating margins and high costs in DIRECTV’s satellite operations could adversely affect the combined company’s operating margins.

AT&T expects its operating costs, including content costs and customer acquisition and retention costs, will continue to put pressure on pricing, margins and customer retention levels. A number of AT&T’s competitors that rely on alternative technologies (e.g., wireless, cable and VoIP) and business models (e.g., advertising-supported) are typically subject to less (or no) regulation than AT&T’s wireline subsidiaries and therefore are able to operate with lower costs. These competitors also have cost advantages compared to AT&T, due in part to greater scale, as well as to operating on newer, more technically advanced and lower-cost networks and a nonunionized workforce, lower employee benefits and fewer retirees (as most of the competitors are relatively new companies). Over time these cost disparities could require AT&T to evaluate the strategic worth of various wireline operations. To this end, AT&T has begun initiatives at both the state and federal levels to obtain regulatory approvals, where needed, to transition services from its older copper-based network to an advanced IP-based network. If AT&T does not obtain regulatory approvals for this transition or obtain approvals with onerous conditions attached, it could experience significant cost and competitive disadvantages.

DIRECTV currently owns a fleet of ten satellites that operate in geosynchronous orbit above the earth’s equator. DIRECTV has five additional satellites that are under construction and will be launched over the next two years. A large satellite can cost upwards of $250 million and takes approximately three years to build. Once satellite construction and testing is completed, it costs approximately $120 million to procure a launch service that will place the satellite into it proper orbit above the earth’s equator. Launch insurance for a large satellite (to cover all or a portion of the risk related to placing a satellite into orbit) can cost between $15 million and $40 million, depending upon the type and duration of coverage. A satellite is typically designed to provide at least 15 years of service once it is placed into operations. Satellite life can vary due to a number of factors, including satellite weight, launch vehicle type and on-orbit fuel consumption.

Changes in the regulatory framework under which AT&T operates could adversely affect its business prospects or results of operations.

AT&T’s domestic operations are subject to regulation by the FCC and other federal, state and local agencies, and AT&T’s international operations are regulated by various foreign governments and international bodies. These regulatory regimes frequently restrict AT&T’s ability to operate in or provide specified products or services in designated areas and require that it maintain licenses for its operations and conduct its operations in accordance with prescribed standards. AT&T is frequently involved in governmental proceedings related to the application of these requirements. It is impossible to predict with any certainty the outcome of pending federal and state regulatory proceedings relating to AT&T’s operations, or the reviews by federal or state courts of regulatory rulings. Unless AT&T is able to obtain appropriate relief, existing laws and regulations may inhibit its ability to expand its business and introduce new products and services. Similarly, AT&T cannot guarantee that it will be successful in obtaining the licenses needed to carry out its business plan or in maintaining its existing licenses. For example, the FCC grants wireless licenses for terms generally lasting 10 years that are subject to renewal. The loss of, or a material limitation on, AT&T’s licenses could have a material adverse effect on its wireless business, results of operations and financial condition.

The adoption of new laws or regulations or changes to the existing regulatory framework at the federal or state level could also adversely affect AT&T’s business plans. New regulations could restrict the ways in which AT&T can manage its wireline and wireless networks, impose additional costs, impair revenue opportunities and potentially impede AT&T’s ability to provide services in a manner that would be attractive to it and its customers. For example, the development of new technologies, such as intellectual property-based services and VoIP and super high-speed broadband and video, could be subject to conflicting regulation by the FCC and/or various state and local authorities, which could significantly increase the cost of implementing and introducing new services based on this technology.

AT&T’s wireline subsidiaries are subject to significant federal and state regulation while many of its competitors are not. In addition, AT&T’s subsidiaries and affiliates operating outside the United States are also subject to the jurisdiction of national and supranational regulatory authorities in the market where service is provided. AT&T’s wireless subsidiaries are regulated to varying degrees by the FCC and some state and local agencies. Adverse rulings by the FCC relating to broadband issues could impede AT&T’s ability to manage our networks and recover costs and lessen incentives to invest in its networks. The development of new technologies, such as IP-based services, also has created or potentially could create conflicting regulation between the FCC and various state and local authorities, which may involve lengthy litigation to resolve and may result in outcomes unfavorable to AT&T. In addition, increased public focus on a variety of issues related to AT&T’s operations, such as privacy issues, government requests or orders for customer data, and potential global climate changes, have led to proposals at state, federal and foreign government levels to change or increase regulation on AT&T’s operations. Should customers decide that AT&T’s competitors operate in a more customer-friendly environment, AT&T could be materially adversely affected.

Unfavorable litigation or governmental investigation results could require AT&T to pay significant amounts or lead to onerous operating procedures.

AT&T is subject to a number of lawsuits both in the United States and in foreign countries, including, at any particular time, claims relating to antitrust; patent infringement; wage and hour; personal injury; customer privacy violations; and its advertising, sales and billing and collection practices. AT&T also spends substantial resources complying with various government standards, which may entail related investigations. As AT&T deploys newer technologies, especially in the wireless area, it also faces current and potential litigation relating to alleged adverse health effects on customers or employees who use such technologies including, for example, wireless handsets. AT&T may incur significant expenses defending such suits or government charges and may be required to pay amounts or otherwise change its operations in ways that could materially adversely affect its operations or financial results.

Cyber-attacks or other breaches of network or information technology security could have an adverse effect on AT&T’s business.

Cyber-attacks or other breaches of network or information technology (IT) security may cause equipment failures or disruptions to AT&T’s operations. AT&T’s inability to operate its wireline or wireless networks as a result of such events, even for a limited period of time, may result in significant expenses and/or loss of market share to other communications providers. In addition, the potential liabilities associated with these events could exceed the insurance coverage AT&T maintains. Cyber-attacks, which include the use of malware, computer viruses and other means for disruption or unauthorized access, on companies, including AT&T, have increased in frequency, scope and potential harm in recent years. While, to date, AT&T has not been subject to cyber-attacks or other cyber incidents which, individually or in the aggregate, have been material to its operations or financial condition, the preventive actions AT&T takes to reduce the risk of cyber incidents and protect its information technology and networks may be insufficient to repel a major cyber-attack in the future. The costs associated with a major cyber-attack on AT&T could include expensive incentives offered to existing customers and business partners to retain their business, increased expenditures on cyber security measures, lost revenues from business interruption, litigation and damage to AT&T’s reputation. Further, AT&T’s businesses, including the provisioning of security solutions and infrastructure and cloud services to business customers, could be negatively affected if AT&T’s ability to protect its own networks is called into question as a result of a cyber-attack. In addition, if AT&T fails to prevent the theft of valuable information such as financial data, sensitive information about AT&T and intellectual property, or if AT&T fails to protect the privacy of customer and employee confidential data against breaches of network or IT security, it could result in damage to its reputation, which could adversely impact customer and investor confidence. Any of these occurrences could result in a material adverse effect on AT&T’s results of operations and financial condition.

Adverse changes in medical costs and the U.S. securities markets and a further decline in interest rates could materially increase AT&T’s benefit plan costs.

AT&T’s costs to provide current benefits and funding for future benefits are subject to increases, primarily due to continuing increases in medical and prescription drug costs, and can be affected by lower returns on funds held by AT&T’s pension and other benefit plans, which are reflected in AT&T’s financial statements for that year. Investment returns on these funds depend largely on trends in the U.S. securities markets and the U.S. economy. AT&T has experienced historically low interest rates during the last several years. While rates have increased recently, AT&T expects relatively stable rates to continue for the next several years. Recent increases in the rates have led to better than assumed investment returns on AT&T’s plan assets and to lower funding obligations. In calculating the costs included on AT&T’s financial statements of providing benefits under AT&T’s plans, AT&T has made certain assumptions regarding future investment returns, medical costs and interest rates. If actual investment returns, medical costs and interest rates are worse than those previously assumed, AT&T’s costs will increase.

The Financial Accounting Standards Board requires companies to recognize the funded status of defined benefit pension and postretirement plans as an asset or liability in AT&T’s statement of financial position and to recognize changes in that funded status in the year in which the changes occur. AT&T has elected to reflect the annual adjustments to the funded status in its consolidated statement of income. Therefore, an increase in AT&T’s costs or adverse market conditions will have a negative effect on its operating results.

Adverse changes in global financial markets could limit AT&T’s ability and its larger customers’ ability to access capital or increase the cost of capital needed to fund business operations.

While the global financial markets were stable during 2013, a continuing uncertainty surrounding global growth rates has resulted in periodic volatility in the credit, currency, equity and fixed income markets. Volatility in some areas, such as in emerging markets, may affect companies’ access to the credit markets, leading to higher borrowing costs for companies or, in some cases, the inability of these companies to fund their ongoing operations. In addition, AT&T contracts with large financial institutions to support its own treasury operations, including contracts to hedge its exposure on interest rates and foreign exchange and the funding of credit lines and other short-term debt obligations, including commercial paper. These financial institutions also face new capital-related and other regulations in the United States and Europe, as well as ongoing legal and financial issues concerning their loan portfolios, which may hamper their ability to provide credit or raise the cost of providing such credit. A company’s cost of borrowing is also affected by evaluations given by various credit rating agencies and these agencies have been applying tighter credit standards when evaluating a company’s debt levels and future growth prospects. While AT&T has been successful in continuing to access the credit and fixed income markets when needed, adverse changes in the financial markets could render it either unable to access these markets or able to access these markets only at higher interest costs and with restrictive financial or other conditions, severely affecting our business operations.

Consummation of the merger will increase AT&T’s exposure to the risks of operating internationally.

Prior to the merger, AT&T’s video operations were conducted within a portion of AT&T’s wireline footprint, which is entirely within the continental United States. The combination with DIRECTV will increase the importance of international operations to AT&T’s future operations, growth and prospects, particularly in Latin America, where DIRECTV has significant operations.

All of DIRECTV Latin America’s operating companies are located outside the continental United States. DIRECTV Latin America operates and has subscribers located throughout Latin America and the Caribbean. In addition to the international regulatory risks noted in the Risk Factor entitled “—Adverse changes in global financial markets could limit AT&T’s ability and its larger customers’ ability to access capital or increase the cost of capital needed to fund business operations,” above, some of the risks inherent in conducting business internationally include:

•	difficulties and costs associated with complying with a wide variety of complex laws, treaties and regulations;

•	unexpected changes in political or regulatory environments;

•	earnings and cash flows that may be subject to tax withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

•	restrictions on, or difficulties and costs associated with, the repatriation of cash from foreign countries to the United States;

•	political and economic instability;

•	import and export restrictions and other trade barriers;

•	difficulties in maintaining overseas subsidiaries and international operations;

•	difficulties in obtaining approval for significant transactions;

•	government limitations on foreign ownership;

•	government takeover or nationalization of business; and

•	government mandated price controls.

In the past, the countries that constitute some of DIRECTV Latin America’s largest markets, including Brazil, Argentina, Colombia and Venezuela have experienced economic crises, characterized by exchange rate instability, currency devaluation, high inflation, high interest rates, economic contraction, a reduction or cessation of international capital flows, a reduction of liquidity in the banking sector and high unemployment. These economic conditions have often been related to political instability. If these economic conditions recur, they could substantially reduce the purchasing power of the population in DIRECTV’s markets, including the middle-markets which DIRECTV is targeting, and materially adversely affect DIRECTV’s business. Also, foreign currency exchange controls are currently in effect in Venezuela and Argentina, and have adversely affected DIRECTV’s ability to repatriate cash balances from those countries.

Because DIRECTV Latin America offers premium pay television programming, its business may be particularly vulnerable to economic downturns. DIRECTV Latin America has in the past experienced, and may in the future experience, decreases or instability in consumer demand for its programming and increases in subscriber credit problems. DIRECTV Latin America’s inability to adjust its business and operations to address these issues, including the inability to pass on price increases to offset inflation, could materially adversely affect its revenues and ability to sustain profitable operations.

Any one or more of the above factors could adversely affect AT&T’s international operations. Moreover, in order to effectively compete in certain foreign jurisdictions, it is frequently necessary or required to establish joint ventures, strategic alliances or marketing arrangements with local operators, partners or agents. Reliance on local operators, partners or agents could expose AT&T to the risk of being unable to control the scope or quality of its overseas services or products, or being held liable under the FCPA for actions taken by its strategic or local partners or agents even though these partners or agents may not themselves be subject to the FCPA. Any determination that the combined company has violated the FCPA could have a material adverse effect on its business, results of operations, or prospects.

AT&T cannot assure you that it will be able to continue paying dividends at the current rate.

AT&T plans to continue its current dividend practices following the merger. However, you should be aware that AT&T stockholders may not receive the same dividends following the merger for reasons that may include any of the following factors:

•	AT&T may not have enough cash to pay such dividends due to the increased number of outstanding shares of AT&T common stock after the closing of the merger;

•	AT&T may not have enough cash to pay such dividends due to changes in AT&T’s cash requirements, capital spending plans, cash flow or financial position;

•	decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the AT&T board, which reserves the right to change AT&T’s dividend practices at any time and for any reason;

•	AT&T’s desire to maintain or improve the credit ratings on its senior debt;

•	the amount of dividends that AT&T may distribute to its stockholders is subject to restrictions under Delaware law and is limited by restricted payment and leverage covenants in AT&T’s credit facilities and, potentially, the terms of any future indebtedness that AT&T may incur; and

•	certain limitations on the amount of dividends AT&T subsidiaries can distribute to AT&T, as imposed by state law, regulators or agreements.

Stockholders should be aware that they have no contractual or other legal right to dividends that have not been declared.

OTHER RISKS

Additional Risks Relating to AT&T and DIRECTV.

AT&T and DIRECTV are, and following completion of the merger AT&T will continue to be, subject to the risks described in (i) Part I, Item 1A in the AT&T 2013 10-K and (ii) Part I, Item 1A in the DIRECTV 2013 10-K/A. See the section entitled “Where You Can Find More Information” beginning on page 143 of this proxy statement/prospectus.

INFORMATION ABOUT THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement/prospectus is being furnished to DIRECTV stockholders as part of the solicitation of proxies by the DIRECTV board for use at the special meeting to be held on September 25, 2014, at 10:00 a.m. Eastern time, at the Hilton Hotel New York (in Concourse A on the Concourse level), located at 1335 Avenue of the Americas (Sixth Avenue) at West 53rd Street, New York, New York 10019, or at any postponement or adjournment thereof.

At the special meeting, DIRECTV stockholders will be asked to consider and vote upon (i) a proposal to adopt the merger agreement, (ii) one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and (iii) a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for DIRECTV’s named executive officers in connection with the merger.

DIRECTV stockholders must adopt the merger agreement in order for the merger to occur. If DIRECTV stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus, and you are encouraged to read the merger agreement carefully and in its entirety.

Record Date and Quorum

DIRECTV has set the close of business on July 29, 2014 as the record date for the special meeting, and only holders of record of DIRECTV common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of DIRECTV common stock as of the close of business on the record date. On the record date, there were 502,228,914 shares of DIRECTV common stock outstanding and entitled to vote and, accordingly, 251,114,458 shares of DIRECTV common stock must vote to adopt the merger agreement for the merger to occur. You will have one vote on all matters properly coming before the special meeting for each share of DIRECTV common stock that you owned on the record date.

The presence, in person or represented by proxy, of holders of a majority of all of the outstanding shares of DIRECTV common stock entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting, unless or except to the extent that the presence of a larger number may be required by the DIRECTV charter or the DIRECTV bylaws or by applicable law. Abstentions are considered for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of DIRECTV common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will be determined.

Additionally, the DIRECTV bylaws provide that if a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting from time to time, without notice other than by announcement at the meeting, to another date, place, if any, and time until a quorum shall be present.

Attendance

Only DIRECTV stockholders of record as of the close of business on the record date, their duly authorized proxy holders, beneficial owners with proof of ownership and guests of DIRECTV may attend the special meeting. If your shares of DIRECTV common stock are held through a bank, brokerage firm or other nominee, please bring proof of your beneficial ownership of such shares to the special meeting. Acceptable proof could include an account statement showing that you owned shares of DIRECTV common stock on the record date. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of DIRECTV common stock entitled to vote thereon. For the adoption of the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Votes to abstain will not be counted as votes cast in favor of the adoption of the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting or if you vote to abstain, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

If your shares of DIRECTV common stock are registered directly in your name with the transfer agent of DIRECTV, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those shares of DIRECTV common stock, the stockholder of record. If you are a stockholder of record, this proxy statement/prospectus and the enclosed proxy card have been sent directly to you by DIRECTV.

If your shares of DIRECTV common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of DIRECTV common stock held in “street name”. In that case, this proxy statement/prospectus has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of DIRECTV common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of NASDAQ, banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters such as the adoption of the merger agreement, the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for DIRECTV’s named executive officers in connection with the merger, and adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. As a result, absent specific instructions from the beneficial owner of such shares of DIRECTV common stock, banks, brokerage firms and other nominees are not empowered to vote those shares of DIRECTV common stock on non-routine matters.

The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for DIRECTV’s named executive officers in connection with the merger requires the affirmative vote of a majority of votes cast thereon. For purposes of the proposal, if your shares of DIRECTV common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, or if you fail to submit a proxy or to vote in person at the special meeting, as applicable, the shares of DIRECTV common stock held by you or your bank, brokerage firm or other nominee will not be counted in respect of, and will not have an effect on, the proposal to approve, by non-binding, advisory vote, the merger-related executive compensation.

If the Chairman of the special meeting does not adjourn the special meeting, an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of DIRECTV common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present. For purposes of the vote on the adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, if your shares of DIRECTV common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, this will have the effect of a vote “AGAINST” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. If you fail to submit a proxy or to attend the special meeting or if your shares of DIRECTV common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of DIRECTV common stock, your shares of DIRECTV common stock will not be voted, but this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

As of the record date, the directors and executive officers of DIRECTV beneficially owned and were entitled to vote, in the aggregate, 810,382 shares of DIRECTV common stock (not including any shares of DIRECTV common stock deliverable upon the exercise of any options), representing less than 1% of the outstanding shares of DIRECTV common stock. The directors and executive officers of DIRECTV have informed DIRECTV that they currently intend to vote all such shares of DIRECTV common stock “FOR” the adoption of the merger agreement, “FOR” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and “FOR” the approval, by non-binding, advisory vote, of certain compensation arrangements for the named executive officers of DIRECTV in connection with the merger.

Proxies and Revocations

If you are a stockholder of record, you may have your shares of DIRECTV common stock voted on matters presented at the special meeting in any of the following ways:

•	by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by September 24, 2014. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the special meeting and cast your vote there.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of DIRECTV common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with the Office of the Corporate Secretary of DIRECTV by the time the special meeting begins. Please do not send in your share certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your share certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of DIRECTV common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of DIRECTV common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of DIRECTV common stock should be voted on a matter, the shares of DIRECTV common stock represented by your properly signed proxy will be voted “FOR” the adoption of the merger agreement, “FOR” the non-binding advisory vote on certain compensation arrangements and “FOR” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by attending the special meeting and voting in person, or by giving written notice of revocation to DIRECTV prior to the time the special meeting begins. Written notice of revocation should be mailed to: DIRECTV, Attention: Office of the Corporate Secretary, 2260 East Imperial Highway, El Segundo, California 90245.

If you have any questions or need assistance voting your shares, please contact MacKenzie, DIRECTV’s proxy solicitor, by calling toll-free at (800) 322-2885.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF DIRECTV COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE, OR FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned on one or more occasions for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting. An adjournment generally may be made with the affirmative vote of the holders of a majority of the shares of DIRECTV common stock present in person or represented by proxy and entitled to vote thereon. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow DIRECTV stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Anticipated Date of Completion of the Merger

Subject to the satisfaction or waiver of the closing conditions described under the section entitled, “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 104 of this proxy statement/prospectus, including the adoption of the merger agreement by DIRECTV stockholders at the special meeting, DIRECTV and AT&T expect that the merger will take about a year from the signing of the merger agreement to be completed. However, it is possible that factors outside the control of both companies could result in the merger being completed at a different time or not at all.

Solicitation of Proxies; Payment of Solicitation Expenses

DIRECTV has engaged MacKenzie to assist in the solicitation of proxies for the special meeting. DIRECTV estimates that it will pay MacKenzie a fee of approximately $100,000. DIRECTV has agreed to reimburse MacKenzie for certain out-of-pocket fees and expenses and also will indemnify MacKenzie against certain losses, claims, damages, liabilities or expenses. DIRECTV also may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of DIRECTV common stock. DIRECTV’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of DIRECTV common stock or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact MacKenzie, DIRECTV’s proxy solicitor, by calling toll-free at (800) 322-2885.

THE PARTIES TO THE MERGER

DIRECTV

2260 East Imperial Highway

El Segundo, California 90245

(855) 802-3473

DIRECTV, a Delaware corporation, is one of the world’s leading providers of digital television entertainment services. DIRECTV’s home page on the Internet is www.directv.com. Through its subsidiaries and affiliated companies in the United States, Brazil, Mexico and other countries in Latin America, DIRECTV provides digital television service to over 20 million customers in the United States and more than 18 million customers in Latin America. DIRECTV sports and entertainment properties include two regional sports networks (Rocky Mountain and Pittsburgh), and minority ownership interests in ROOT SPORTS Northwest and Game Show Network.

DIRECTV common stock is listed on NASDAQ under the symbol “DTV.”

For more information about DIRECTV, please visit the Internet website of DIRECTV at www.directv.com. The Internet website address of DIRECTV is provided as an inactive textual reference only. The information contained on DIRECTV’s Internet website is not incorporated into, and does not form a part of, this proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about DIRECTV is included in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 143 of this proxy statement/prospectus.

AT&T

One AT&T Plaza

208 South Akard Street

Dallas, Texas 75202

(210) 821-4105

AT&T is a Delaware corporation organized in 1983. AT&T’s home page on the Internet is www.att.com. AT&T is a holding company whose subsidiaries and affiliates operate in the communications services industry in both the United States and internationally, providing wireless and wireline telecommunications services and equipment. The information provided on AT&T’s website is not part of this proxy statement and is not incorporated herein by reference.

AT&T common stock is listed on NYSE under the symbol “T.”

For more information about AT&T, please visit AT&T’s Internet website at www.att.com. AT&T’s Internet website address is provided as an inactive textual reference only. The information contained on AT&T’s Internet website is not incorporated into, and does not form a part of, this proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about AT&T is included in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 143 of this proxy statement/prospectus.

Steam Merger Sub LLC

c/o AT&T Inc.

One AT&T Plaza

208 South Akard Street

Dallas, Texas 75202

(210) 821-4105

Steam Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of AT&T, was formed solely for the purpose of facilitating the merger. Merger sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, DIRECTV will be merged with and into merger sub, with merger sub surviving the merger as a wholly owned subsidiary of AT&T.

THE MERGER

This section describes the merger. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about DIRECTV or AT&T. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings DIRECTV and AT&T make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 143 of this proxy statement/prospectus.

Per Share Merger Consideration

Upon completion of the merger, each issued and outstanding share of DIRECTV common stock other than shares owned by AT&T or DIRECTV and not held on behalf of third parties, or by stockholders that have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL, will be converted into the right to receive the per share merger consideration, which depends on the average stock price. If the average stock price is between (or equal to) $34.903 and $38.577 per share, the exchange ratio will be the quotient of $66.50 divided by the average stock price. If the average stock price is greater than $38.577, the exchange ratio will be 1.724. If the average stock price is less than $34.903, the exchange ratio will be 1.905. Accordingly, the actual number of shares and the value of AT&T common stock delivered to DIRECTV stockholders will depend on the average stock price, and the value of the number of shares of AT&T common stock at the time of the merger. The value of the AT&T common stock delivered for each such share of DIRECTV common stock may be greater than or less than, or equal to, $66.50. AT&T common stock is traded on the NYSE under the trading symbol “T.”

In the event that DIRECTV changes the number of shares of DIRECTV common stock or securities convertible or exchangeable into or exercisable for any such shares of DIRECTV common stock, or AT&T changes the number of shares of AT&T common stock, in each case issued and outstanding prior to the effective time as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the per share merger consideration will be equitably adjusted to eliminate the effects of such event on the per share merger consideration.

The following chart illustrates a range of potential values for the per share merger consideration at varying average stock price values. The market price of AT&T common stock may be more or less than, or equal to, the average stock price on the trading day that is three trading days prior to the date of the effective time or at the effective time. See the section entitled “Risk Factors Relating to the Merger—The value of the stock portion of the merger consideration is subject to changes based on fluctuations in the value of AT&T common stock, and DIRECTV stockholders may receive stock consideration with a value that is more or less than $66.50 per share of DIRECTV common stock” beginning on page 32 of this proxy statement/prospectus.

Illustrative Per Share Values*

Average Stock Price	Exchange Ratio	Implied Value of Shares**	Cash Consideration	Implied Per Share Merger Consideration***
$32.00	1.905	$60.96	$28.50	$89.46
$32.50	1.905	$61.91	$28.50	$90.41
$33.00	1.905	$62.87	$28.50	$91.37
$33.50	1.905	$63.82	$28.50	$92.32
$34.00	1.905	$64.77	$28.50	$93.27
$34.50	1.905	$65.72	$28.50	$94.22
$35.00	1.900	$66.50	$28.50	$95.00
$35.50	1.873	$66.50	$28.50	$95.00
$36.00	1.847	$66.50	$28.50	$95.00
$36.50	1.822	$66.50	$28.50	$95.00
$37.00	1.797	$66.50	$28.50	$95.00
$37.50	1.773	$66.50	$28.50	$95.00
$38.00	1.750	$66.50	$28.50	$95.00
$38.50	1.727	$66.50	$28.50	$95.00
$39.00	1.724	$67.24	$28.50	$95.74
$39.50	1.724	$68.10	$28.50	$96.60
$40.00	1.724	$68.96	$28.50	$97.46

*	This table provides, for illustrative purposes, the DIRECTV per share merger consideration at varying average stock price values. The DIRECTV per share merger consideration is calculated by multiplying the average stock price by the applicable exchange ratio and adding the cash consideration. The actual average share price may be less than $32.00 or greater than $40.00.
**	The value of a share of DIRECTV common stock at the closing of the merger is calculated by multiplying the average stock price by the applicable exchange ratio.
***	The amount in this column adds the values in the “value of shares” and “cash consideration” columns.

Background of the Merger

Until 2010, DIRECTV (or its predecessor, Hughes Electronics Corporation) was effectively controlled by a series of significant third party stockholders—General Motors Corporation, from 1983-2003; News Corporation, from 2003-2008 (which acquired its interest in a transaction in which AT&T’s predecessor was a bidder); and Liberty Media Corporation/John Malone, from 2008-2010. In each instance, the stockholder either directed or exercised substantial influence with respect to significant strategic transactions involving DIRECTV. During this period, DIRECTV had achieved significant and continuing growth, from its first subscriber in June 1993 to over 18.5 million subscribers in the United States at year end 2009, or over 1 million net subscriber additions per year. While its business in Latin America had not achieved similar growth over that time period, since emergence from Chapter 11 bankruptcy in 2004, DIRECTV Latin America, including SKY Mexico, had grown from approximately 1.5 million subscribers at year end 2003 to over 6.5 million subscribers at year end 2009.

Despite this growth, DIRECTV management and the DIRECTV board became increasingly aware of strategic challenges facing the U.S. business, in particular the following: first, the growing consumer demand for broadband, either bundled with video and/or voice or as a standalone service and the relative declining importance to consumers of pay television service as a standalone product; second, the growing leverage of certain programmers, resulting in content cost increases substantially in excess of inflation; and, third, more recently, emerging competition from various digital media, or “over the top,” providers. DIRECTV U.S.

attempted to mitigate these challenges through commercial relationships, including so-called “synthetic” bundles, with various broadband providers including the regional Bell operating companies such as AT&T and Verizon Communications, which we refer to as Verizon. DIRECTV also had considered in 2006 a significant investment in a wireless broadband business but discussions regarding such an investment had been curtailed because of, among other things, spectrum capacity and integration difficulties as well as financial considerations.

At the same time, although DIRECTV management and the DIRECTV board had considered a possible separation of DIRECTV Latin America in 2008, in recent years they recognized the significant growth opportunities for that business and the significant advantages DIRECTV could realize by more closely integrating the U.S. and Latin America businesses, particularly as related to set top box and related technology. Consequently, in 2011, DIRECTV committed to a multi-year expansion of the Latin America business, which required significant capital funding for satellites and ground infrastructure, customer care and other information technology systems, set top box deployment, acquisition of spectrum and introduction of fixed wireless broadband services in various countries. This project continues and at year end 2013, DIRECTV Latin America, including SKY Mexico, had nearly 17.6 million subscribers, having grown by an average of more than 2.5 million subscribers per year since 2009.

In order to attempt to address certain of the strategic challenges for the U.S. business outlined above, Michael White, who had joined DIRECTV as President and Chief Executive Officer in January 2010, and other members of management, had discussions with various potential strategic partners, including each of AT&T and Verizon, as well as various content providers and new media companies. While certain of the “new media” companies initially expressed interest in various types of commercial relationships with DIRECTV, none of them expressed interest in broader strategic relationships which could help mitigate the challenges faced by DIRECTV U.S. as outlined above.

In the case of AT&T, DIRECTV U.S. had initially entered into a long-term agreement for the marketing and sale of DIRECTV video service bundled with AT&T broadband and telephony products, in all markets served by AT&T fixed-line service, effective February 1, 2009. The parties thereafter had regular discussions regarding the most effective means of improving bundled offerings, both in the short-term and the long-term, but these “synthetic” bundle arrangements have generally not provided a satisfactory customer experience and have significant competitive disadvantages, especially in markets where efficient integrated bundles are offered by competitors such as where a strong cable operator offers its own broadband and video. DIRECTV believes this competitive disadvantage is exacerbated where cable overbuilders also operate in the same geographic market and offer their own integrated bundles of broadband and video services.

In the case of Verizon, the parties had a longstanding commercial arrangement for bundling DIRECTV video and Verizon DSL and voice in Verizon markets not covered by its fiber-to-the home service, and senior management of the companies had numerous discussions regarding broader strategic relationships during 2010 and 2011. Also, beginning in May 2011, the parties entered into an arrangement to test, and potentially introduce, a fixed wireless broadband service which would be bundled with DIRECTV service as a potential competitive alternative to cable or other providers where commercially feasible. This arrangement with Verizon was terminated by Verizon in December 2011 when Verizon announced its agreement with certain cable companies to acquire AWS spectrum and engage in broad co-marketing, technology and other arrangements.

During 2011, at the direction of the DIRECTV board, DIRECTV senior management was also in contact with senior management of a competitor, which we refer to as Company A, in the multichannel video programming distribution, which we refer to as MVPD, industry to discuss a potential combination. Company A and DIRECTV suspended discussions in September 2011. No offer was made by either party nor was due diligence conducted by either party.

During 2012 and 2013, the strategic challenges described above continued to develop and the MVPD business in the United States experienced its first annual decline in subscribers in 2012, with a further decline in 2013. While DIRECTV continued to grow, increasing revenues each year, the net subscriber growth declined substantially from over 900,000 in 2009 to approximately 700,000 in each of 2010 and 2011, to less than 200,000 in each of 2012 and 2013. Management, under the direction of the DIRECTV board, continued to evaluate alternatives intended to address the challenges facing the U.S. business, including evaluation of fixed wireless broadband alternatives and a proposal to acquire an over-the-top subscription service provider, which provider subsequently terminated its sale process. The DIRECTV board authorized management during this period to continue to internally evaluate regulatory considerations associated with alternative strategic transactions.

In July 2013, Randall Stephenson, the Chairman and CEO of AT&T, contacted Mr. White to discuss the strategic merits of combining DIRECTV and AT&T. Messrs. Stephenson and White mutually agreed that, before engaging in any substantive negotiations or commercial due diligence, the parties should conduct a joint assessment of the likelihood of obtaining required regulatory approvals. Mr. White contacted members of the DIRECTV board regarding these developments and consequently, on July 24, 2013, DIRECTV and AT&T entered into mutual confidentiality agreements.

Subsequently, on August 7, 2013, representatives of the parties and their respective advisors had an initial meeting to develop a mutually acceptable regulatory review plan and information exchange process. In September 2013, AT&T advised DIRECTV that it did not wish to pursue discussions regarding a potential combination at that time and discussions were terminated.

In December 2013, the chairman of Company A met with Mr. White following unrelated meetings they were both attending in Washington D.C. and they discussed strategic challenges facing each business and the merits of a potential combination. Both acknowledged the difficulty of obtaining required regulatory approvals for such a combination at that time but they agreed to have further discussions if circumstances changed. Mr. White subsequently advised DIRECTV board members of this discussion and, at the direction of the DIRECTV board, certain members of management were requested to prepare a briefing for the DIRECTV board with respect to a possible combination with Company A.

On February 13, 2014, Comcast Corporation, which we refer to as Comcast, and Time Warner Cable, the two leading cable companies in the U.S., announced a merger that would result in a vertically integrated combined company with about 50% (10 million) more MVPD subscribers than DIRECTV U.S. and significant and increasing advantages in broadband services as well as a very substantial content business (including NBC Universal and various cable channels and regional sports networks). This combination, when completed, was expected to further exacerbate the strategic challenges facing DIRECTV U.S. and others in the telecommunications and MVPD businesses.

On the evening of the announcement of the Comcast/Time Warner Cable transaction, the DIRECTV board and certain members of management had a dinner meeting at which they discussed the implications to the MVPD industry generally and DIRECTV in particular of the Comcast/Time Warner Cable transaction. In addition, management presented the briefing with regard to a possible DIRECTV/Company A combination. At this meeting, the merits and risks of a combination with Company A were discussed, including a review of management’s presentation. Among other things, the DIRECTV board requested further information on spectrum holdings of Company A and its strategic alternatives as well as further analysis of the likelihood of obtaining required regulatory approvals. The DIRECTV board also requested that Mr. White oversee any potential meetings with Company A.

In mid-March 2014, Messrs. Stephenson and White had a brief discussion following a meeting of a business group in Washington D.C. Mr. Stephenson suggested that the parties consider a potential transaction and re-engage in the discussions which had been terminated in September 2013, given the potential changes in the competitive environment and continuing strategic challenges facing each company. Mr. White advised DIRECTV board members of these discussions and, on March 27, 2014, AT&T and DIRECTV entered into confidentiality agreements and their respective legal advisors re-engaged in discussions.

Shortly after the discussion with Mr. Stephenson, Mr. White was contacted by the chairman of Company A, who requested a meeting of senior management of Company A and DIRECTV to discuss the implications of the Comcast/Time Warner Cable transaction and the possibility of a combination of the two companies. On March 28, 2014, representatives of DIRECTV and Company A had this meeting at which they discussed the Comcast/Time Warner Cable transaction and the strategic challenges facing each company. At that meeting, the chairman of Company A orally conveyed the general parameters of a possible “merger of equals” of the two companies. The DIRECTV representatives asked various questions and engaged in a discussion with the representatives of Company A but no proposal was made by either party. The meeting concluded with the parties agreeing that regulatory teams should be engaged by each of Company A and DIRECTV to jointly assess both the Comcast/Time Warner Cable transaction and a possible combination of DIRECTV and Company A. On April 16, 2014 (after negotiating several drafts of a mutual confidentiality agreement), DIRECTV and Company A entered into a mutual confidentiality agreement.

On April 1, 2014, the DIRECTV board met, with representatives of Weil, Gotshal & Manges LLP, which we refer to as Weil, participating throughout the meeting. Following a review by Weil and Larry Hunter, DIRECTV General Counsel, of the DIRECTV board’s duties and responsibilities, Mr. White then discussed the potential engagement of Goldman, Sachs & Co., which we refer to as Goldman Sachs, as DIRECTV’s financial advisor for a potential strategic transaction with either AT&T, Company A or any other party. The DIRECTV board was advised of certain of Goldman Sachs’ recent investment banking engagements with AT&T and Company A. Following further discussions of Goldman Sachs’ qualifications and previous engagements, the DIRECTV board authorized the engagement of Goldman Sachs as financial advisor for DIRECTV.

Representatives of Goldman Sachs then joined the meeting. Mr. White updated the DIRECTV board on the discussions with each of AT&T and Company A and, after discussion, the DIRECTV board authorized management to continue discussions and the ongoing legal and regulatory assessment with each party, and also authorized management to commence broader due diligence with AT&T, since it had entered into appropriate confidentiality agreements at that time whereas Company A was still negotiating the terms of such agreements. The DIRECTV board then considered whether it should establish a committee for the purposes of negotiating a transaction with either or both parties, but the DIRECTV board determined that the entire DIRECTV board should remain engaged and no committee should be formed, given the importance of the matters being discussed and the absence of conflicts.

Following that DIRECTV board meeting, representatives of AT&T and its advisors commenced their business and legal due diligence review of non-public information with respect to DIRECTV, which included DIRECTV management presentations on April 8 and 9, 2014 and, subsequently, for the DIRECTV Latin America segment on May 12, 2014. In addition, the parties and their outside counsel and other advisors continued the legal and regulatory assessment and synergy analysis for a potential combination.

On April 22, 2014, AT&T presented to DIRECTV a confidential preliminary, non-binding proposal letter which included the following terms and conditions: (1) the acquisition of 100% of the outstanding shares of DIRECTV for $85 per share, comprised of $25.50 in cash and the balance in AT&T stock according to a fixed exchange ratio with no collar mechanism; (2) a requirement that DIRECTV extend NFL Sunday Ticket; (3) completion of satisfactory due diligence; (4) negotiation and execution of a mutually acceptable definitive merger agreement; (5) AT&T board approval; and (6) required state, federal and foreign regulatory approvals. Mr. White advised individual DIRECTV board members of this proposal.

On April 23, 2014, Mr. Hunter, together with outside counsel and other advisors, met with representatives from Company A in Washington, D.C. to discuss and establish the process for joint regulatory assessment of the Comcast/Time Warner Cable transaction and for a potential combination of DIRECTV and Company A. Following that meeting, consistent with the discussions at the meeting, outside regulatory counsel and economists for the parties prepared information requirements and began assigning responsibilities for data collection and assessment.

On April 28-29, 2014, the DIRECTV board held a regularly scheduled meeting in person. At the portion of the meeting held on April 28, the DIRECTV board and its advisors, including attorneys from Weil, Jones Day and Harris Wiltshire & Grannis, which we refer to as Harris Wiltshire, evaluated the possible strategic transactions with each of AT&T and Company A. At this meeting, upon the recommendation of DIRECTV management, and following a review of the qualifications of BofA Merrill Lynch and recent engagements for AT&T and Company A, the DIRECTV board approved the engagement of BofA Merrill Lynch as an additional financial advisor in connection with any potential strategic transaction. Following that approval, representatives of Goldman Sachs, BofA Merrill Lynch and McKinsey & Company, Inc. United States, which we refer to as McKinsey, joined the meeting.

Messrs. White and Hunter then summarized the status of the potential transaction with AT&T, including a review of the process and of the terms of the preliminary non-binding proposal received on April 22, 2014. Representatives of Weil discussed the fiduciary duties of the DIRECTV board in a transaction of the type proposed by AT&T and outlined deal terms which were likely to be most heavily negotiated in such a transaction, including the “deal protection” provisions such as a no-shop obligation, whether the board would have a fiduciary out and termination fees and the regulatory-related provisions such as the types of actions that could be requested of AT&T to increase the likelihood of obtaining regulatory approval.

Mr. Doyle and representatives of McKinsey then outlined the strategic rationale for a transaction with AT&T, including a review of strategic vulnerabilities facing DIRECTV (which include increased competition due to competitors bundling products, rising content costs and new competition from various digital media, or “over the top,” distributors) and the potential synergies and other benefits to DIRECTV that could be expected to result from the combination (which could potentially include content and other cost savings, reduced churn, increased revenue through cross-selling, such as creating a seamless bundled product offering, expanding and enhancing access to broadband and accelerating innovation to create a stronger competitive alternative to cable).

Representatives of Goldman Sachs then reviewed their preliminary financial analysis of the non-binding proposal from AT&T, including a review of the proposed price, the proposed mix of cash and stock and implications of a fixed exchange ratio for the AT&T stock with no collar protection. This analysis included preliminary versions of an implied transaction premium analysis, a selected companies analysis, an illustrative present value of future stock price analysis, an illustrative pro forma AT&T accretion/dilution analysis, an analysis of selected precedent transactions and an implied premia analysis for U.S. transactions, which were subsequently developed further in the financial analyses presented to the DIRECTV board on May 18, 2014.

Regulatory counsel from Jones Day and Harris Wiltshire then each provided their preliminary assessments of the likelihood of obtaining required U.S. regulatory approvals for a transaction with each of AT&T and Company A (including a discussion of pro-competitive benefits and public interest benefits of the transaction), and Michael Hartman, Deputy General Counsel of DIRECTV, reviewed anticipated foreign regulatory approvals for such a transaction. Based upon such assessments provided by each such law firm and the discussions among members of the DIRECTV board and management, the members of the DIRECTV board concluded that the proposed merger with AT&T, taking into consideration the proposed concessions expected to be agreed to by the parties, would have a substantial likelihood of receiving required regulatory approvals while a combination with Company A would have a significantly lower probability of receiving such approvals.

Mr. Hunter then updated the DIRECTV board on the status of discussions with Company A and the anticipated process and timing of the regulatory assessment.

Representatives of McKinsey then presented a strategic update on Company A, including an assessment of the spectrum owned or expected to be acquired by Company A, alternatives for such spectrum (including holding such spectrum, selling all or portions of such spectrum, building out a mobile and/or fixed wireless broadband network utilizing such spectrum and combining with a wireless company to better utilize such spectrum) and a summary based on published third-party estimates of potential synergies which could result from a combination of DIRECTV and Company A. The DIRECTV board and members of management discussed such update and the uncertainties of realizing any significant value from Company A’s spectrum in a combination of Company A and DIRECTV, particularly in light of regulatory considerations discussed at the meeting.

The DIRECTV board and its advisors then discussed various considerations associated with the non-binding proposal from AT&T and other alternatives, including the proposed offer price of $85 per share, the mix of cash and stock consideration, the absence of a collar mechanism and the requirement to extend NFL Sunday Ticket and under what circumstances the DIRECTV board would recommend proceeding with AT&T, continuing DIRECTV’s operations as a standalone company or other potential strategic transactions. Following this discussion, the DIRECTV board unanimously authorized management to reject AT&T’s preliminary proposal but authorized Mr. White to make a counter offer consistent with the discussion at this meeting.

Following the meeting of the full DIRECTV board, in an executive session in which only the members of the DIRECTV board (other than Mr. White) and the representatives of Weil, Goldman Sachs and BofA Merrill Lynch participated, the participants discussed potential conflicts which DIRECTV senior management might be considered to have in evaluating alternative courses of action, in light of compensation and benefits which such members of management would be entitled to receive in any strategic transaction. The DIRECTV board concluded it was in the best interests of DIRECTV and its stockholders for Mr. White to continue leading the negotiations but asked that Weil provide more information regarding amounts which might be realized by Mr. White and other executive officers in different scenarios. Weil agreed to assemble this information and provide it at the next DIRECTV board meeting.

On April 29, 2014, consistent with the Board’s direction, Mr. White advised Mr. Stephenson that, for the DIRECTV board to consider agreeing to a transaction with AT&T, the consideration to DIRECTV’s stockholders would need to be in the range of the upper $90s per share. Messrs. White and Stephenson also discussed other elements of AT&T’s preliminary proposal.

On April 30, 2014, after trading on the NASDAQ market closed, The Wall Street Journal reported that AT&T had contacted DIRECTV about a possible acquisition. Neither party commented on these reports. On that day, DIRECTV’s common stock had closed at $77.60 on the NASDAQ, while AT&T’s common stock had closed at $35.70 on the NYSE.

On May 4, Mr. Stephenson and Mr. White held a meeting where Mr. Stephenson advised Mr. White that AT&T would increase its proposed price to a range of $93-$95, with the final price to be established after negotiation of other terms of the definitive agreement and completion of additional due diligence, including separate detailed due diligence on DIRECTV Latin America. Mr. White advised Mr. Stephenson that a price below $95 was not likely to be acceptable to the DIRECTV board. The parties also discussed the other terms of the preliminary proposal including the provision relating to NFL Sunday Ticket, which Mr. Stephenson affirmed was an important element of the transaction for AT&T.

On May 5, Sullivan & Cromwell LLP, which we refer to as Sullivan & Cromwell, counsel to AT&T, delivered to Weil a draft merger agreement. The draft merger agreement proposed unspecified consideration consisting of cash and a fixed ratio of shares of AT&T common stock for shares of DIRECTV common stock. It did not propose a collar on the shares of AT&T stock to be issued in the merger or provide DIRECTV with the right to terminate the agreement to enter into any unsolicited superior proposal it might receive. It proposed an unspecified termination fee if AT&T terminated the agreement following any change in recommendation to DIRECTV stockholders by the DIRECTV board following receipt of an unsolicited superior proposal or the occurrence of an intervening event not known at the time of the signing of the merger agreement, and only permitted such a change in recommendation if necessary to comply with applicable law. The draft merger agreement also included unspecified commitments from AT&T to obtain regulatory approvals and closing conditions in favor of AT&T relating to the renewal of NFL Sunday Ticket and other unspecified third party consents. The draft merger agreement did not include a reverse termination fee if regulatory approval was not obtained.

AT&T and its representatives continued their due diligence review of DIRECTV and, in light of the proposed AT&T stock component for the transaction, DIRECTV and its advisors conducted due diligence on AT&T.

On May 9, Mr. White met separately with a representative of the NFL Broadcasting Committee, and Roger Goodell, NFL Commissioner. In these meetings, Mr. White discussed a possible combination with AT&T and the potential effect of such a transaction on any NFL Sunday Ticket agreement.

Also on May 9, after review with DIRECTV senior management, Weil provided to Sullivan & Cromwell a mark-up of the May 5 draft of the merger agreement which, among other things, proposed an increase to the consideration if the transaction did not close prior to a specified date; modified the representations, warranties and interim operating covenants contained therein; modified the definition of material adverse effect and added a closing condition in DIRECTV’s favor in the event of an AT&T material adverse effect; proposed additional flexibility for the DIRECTV board to change its recommendation of the AT&T transaction to its stockholders and provided DIRECTV with the right to terminate the merger agreement and enter into an unsolicited superior proposal in certain circumstances; proposed a reverse termination fee be paid to DIRECTV under certain circumstances if regulatory approval was not obtained; and removed certain closing conditions in AT&T’s favor, including the condition related to the NFL Sunday Ticket renewal.

Beginning on the evening of May 9 and continuing during May 10, representatives of DIRECTV and AT&T met in person to negotiate and attempt to resolve issues on the draft merger agreement.

Among other things, the following items were substantially resolved, subject to resolution of remaining open issues: it was agreed that the structure of the transaction would be a forward subsidiary merger intended to qualify as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code in which a shareholder’s gain in excess of the cash consideration would not be recognized; there would not be a potential increase in consideration if the transaction did not close by a specified date, but there would be included a symmetrical collar related to the stock component of the merger consideration; AT&T would not be obligated to consummate the merger if the NFL Sunday Ticket contract was not renewed, as described in the section entitled “The Merger Agreement—NFL Sunday Ticket” beginning on page 66 of this proxy statement/prospectus; the termination date would not extend beyond 15 months from signing without the approval of DIRECTV and AT&T; DIRECTV would have the right to terminate the merger agreement to enter into an unsolicited superior proposal, under certain circumstances subject to a right of AT&T to match any such proposal; and DIRECTV would not be entitled to a reverse termination fee. In addition to agreeing on the merger consideration price and related matters, the remaining issues to be resolved included the precise mix of stock and cash consideration, reaching agreement on the steps needed to obtain regulatory approval, the size of the termination fee payable to AT&T and under what circumstances AT&T would be entitled to such fee, which governmental approvals would be closing conditions, the definitions of “material adverse effect,” “acquisition proposal” and “superior proposal,” and the timing of the stockholder meeting.

On May 11, Sullivan & Cromwell sent a revised draft of the merger agreement to Weil and DIRECTV.

On May 12, 2014, the DIRECTV board met by teleconference. At that meeting, the DIRECTV board discussed the advisability of retaining separate counsel for the independent DIRECTV board members (i.e. all directors other than Mr. White) and/or separate financial advisors. Mr. Hunter noted that the Compensation Committee of the DIRECTV board, which we refer to as the Compensation Committee, had retained independent counsel, Simpson, Thacher & Bartlett, which we refer to as STB, and also was using an independent compensation consulting firm, Pay Governance, for, among other things, reviewing executive compensation and benefits. After discussion, the DIRECTV board (excluding Mr. White) unanimously agreed that the independent directors would not retain separate counsel or a separate financial advisor with respect to the possible strategic transactions being discussed.

Messrs. White, Doyle and Hunter then reviewed the status of negotiations with AT&T, the discussions with the NFL, and related matters. Among other things, Messrs. Doyle and Hunter and the representatives of Weil reviewed, and the DIRECTV board discussed, matters tentatively agreed on May 9 and 10. The remaining open items were also reviewed including a summary of the parties’ respective positions.

Mr. Doyle and Bruce Churchill, President of DIRECTV Latin America, summarized the status of AT&T’s due diligence review of DIRECTV, including Mr. Churchill’s assessment of the separate DIRECTV Latin America due diligence session which was still in process. Mr. Doyle confirmed that DIRECTV and its advisors had initiated the due diligence review of AT&T, with information provided by AT&T beginning on May 8.

Goldman Sachs and BofA Merrill Lynch then jointly reviewed an update on various stockholder trading considerations associated with the AT&T proposal, using an illustrative $95 price, with a 5% collar and 70% stock, 30% cash consideration.

Messrs. White and Doyle then reviewed the proposed transaction timeline and logistics for proposed meetings of the respective AT&T board and DIRECTV board on May 17 and 18, respectively.

The DIRECTV board next discussed the Employee Matters Agreement and Retention Plan proposed by DIRECTV management for the employee base generally to help assure continuity of operations during the pendency of the merger and to help assure availability of key employees for the benefit of the combined company which was to be reviewed by the Compensation Committee at its meeting scheduled to be held on May 15, 2014. Mr. Hunter and representatives of Weil then discussed other interim operating restrictions which would apply to DIRECTV during the pendency of the transaction and the DIRECTV board discussed the potential effect of those restrictions.

The DIRECTV board (excluding Mr. White) then met in executive session. Representatives of Weil reviewed a summary of compensation and benefits which would be provided to Mr. White and other members of senior management in the event of a change in control, all of which include a “double trigger” for full payout, and contrasted these amounts with compensation payable upon either involuntary termination without cause not in connection with such a change in control or retirement. The independent members of the DIRECTV board concluded that neither Mr. White nor other members of senior management had a significant conflict of interest with stockholders generally, as significant potential payments would vary based on the value of the consideration for DIRECTV stock and this was particularly the case given Mr. White’s (and other executives) substantial stock ownership.

Also on May 12, Weil sent to Sullivan & Cromwell an initial draft of the Employee Matters Agreement, which had been prepared by DIRECTV staff counsel with assistance from Morgan, Lewis & Bockius LLP, which we refer to as Morgan Lewis, tax counsel on executive compensation matters for DIRECTV, and a mark-up of the May 11 draft merger agreement, which reflected the review by DIRECTV management and the DIRECTV board.

Company A notified DIRECTV on May 12 that it was terminating discussions regarding a potential transaction with DIRECTV and also terminating the regulatory assessment process. A representative from Company A later confirmed that Company A would be willing to continue to work with DIRECTV in reviewing the Comcast/Time Warner Cable transaction, but reiterated that the chairman of Company A had indicated that a combination with DIRECTV was a “nonstarter” at the then relative price levels for Company A and DIRECTV.

During the period from May 13 to May 16, representatives of Weil and Sullivan & Cromwell continued to negotiate the remaining open items (other than pricing and related items).

On May 15, the Compensation Committee of the DIRECTV board met by teleconference with Mr. White, other members of management and its advisors, including STB, to consider employment-related matters in the transaction, including, among other things, the Employee Matters Agreement, the retention plan and certain 280G and “golden parachute” related matters. In executive session, with Mr. White excluded, the Compensation Committee and its advisors reviewed the CEO Severance Plan which had been previously adopted in 2012 and also reviewed the compensation and benefits potentially payable to Mr. White under different scenarios. No changes were made in such previously existing arrangements.

On May 16, Mr. Stephenson contacted Mr. White and discussed the outcome of AT&T’s due diligence review of Latin America and related matters. Mr. Stephenson then proposed a price of $93.50 per share, a reference price for the equity collar equal to the average closing price of AT&T stock for the five trading days including May 16, a 4% collar, with a cash/stock mix of 32%/68%. Mr. White indicated that he did not believe that this proposal would be acceptable. After further discussion, the call ended with no agreement on these issues but a commitment to consider options to resolve the remaining open issues. Subsequent to the termination of this call, DIRECTV informed its advisors to cease their discussions with AT&T and terminated access to DIRECTV’s due diligence data room. Subsequently, Mr. Stephenson and Mr. White spoke by telephone and they agreed to a price of $95 with a 5% collar, a reference price for the collar of $36.74, the closing price of AT&T’s common stock price on the NYSE on May 16, and a 30%/70% cash/stock mix. Messrs. Stephenson and White also reconfirmed that all terms including these were subject to review and approval by their respective boards of directors.

Sullivan & Cromwell provided a revised draft of the merger agreement to Weil on the evening of May 16 and the parties continued to discuss the terms of the merger agreement throughout the evening and the next day.

In the afternoon of May 17, the AT&T board met and unanimously approved the transaction.

On May 18, the DIRECTV board met with senior management of DIRECTV, with representatives of Weil, regulatory counsel, McKinsey, Goldman Sachs and BofA Merrill Lynch also in attendance.

At the meeting, representatives of Weil and Mr. Hunter presented a summary of the material terms of the merger agreement (the final version of which had been previously delivered to the DIRECTV board) and reviewed with the DIRECTV board its fiduciary duties, including the legal standards applicable to its decisions and actions with respect to the merger. Jennifer Cho, DIRECTV’s Treasurer, then summarized the results of the due diligence assessment of AT&T conducted by DIRECTV and its advisors. Management discussed information received from AT&T regarding their synergy assessment, and DIRECTV’s advisors reconfirmed their synergy analysis. Mr. Doyle then discussed DIRECTV’s interim second quarter results of operations and forecast for the year. Representatives of Goldman Sachs then reviewed its financial analysis of the proposed merger consideration and orally rendered its opinion, which was subsequently confirmed in writing (which opinion is attached to this proxy statement/prospectus as Annex B) that, as of May 18, 2014 and based upon and subject to the factors and assumptions set forth therein, the per share merger consideration to be paid to the holders (other than AT&T and its affiliates) of shares of common stock of DIRECTV pursuant to the merger agreement was fair from a financial point of view to such holders. BofA Merrill Lynch then reviewed with the DIRECTV board its financial analysis of the transaction, and delivered its oral fairness opinion to the DIRECTV board, which opinion was subsequently confirmed by delivery of a written opinion dated May 18, 2014 (which opinion is attached to this proxy statement/prospectus as Annex C). BofA Merrill Lynch’s opinion was to the effect that, based upon and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken, as described in its opinion, BofA Merrill Lynch was of the opinion, as of May 18, 2014, that the per share merger consideration to be received in the merger by holders of shares of DIRECTV common stock was fair, from a financial point of view, to such holders. The DIRECTV board consulted with each of Goldman Sachs and BofA Merrill Lynch regarding how the size and structure of the termination fee should not preclude another bidder from pursuing an alternative transaction. The representatives from Jones Day and Harris Wiltshire then updated the DIRECTV board regarding their respective assessment of the likelihood of obtaining required U.S. regulatory approvals, Mr. Hartman discussed the required foreign regulatory approvals and Mr. Hunter discussed the concessions that AT&T intended, in connection with the terms of the merger agreement, to offer to help assure required regulatory approvals are obtained, including expanded broadband build out commitments, pricing, net neutrality commitments in the U.S. and the agreement to divest America Movil shares and have AT&T designees resign from the America Movil Board of Directors. The Compensation Committee and a member of management then reviewed the matters discussed and actions taken at the Compensation Committee meeting on May 15. Following these discussions, members of DIRECTV management were excused from the meeting and the independent members of the DIRECTV board met in executive session with the representatives from Weil, Goldman Sachs, BofA Merrill Lynch, STB and Pay Governance to discuss compensation matters related to the executive officers of DIRECTV. Following this session, all participants rejoined the meeting. After review and discussion, the DIRECTV board unanimously determined that entering into the merger agreement was in the best interest of DIRECTV and its stockholders, declared the merger agreement advisable and recommended that the stockholders adopt the merger agreement. The DIRECTV board also unanimously ratified and approved the actions taken by the Compensation Committee, including with respect to the Employee Matters Agreement and Retention Plan.

Immediately after the meeting of the DIRECTV board, DIRECTV and AT&T executed the merger agreement and the Employee Matters Agreement. The parties then issued a joint press release announcing the transaction.

Recommendation of the DIRECTV Board; DIRECTV’s Reasons for the Merger

At a meeting held on May 18, 2014, the DIRECTV board unanimously (i) determined that the merger is fair to, and in the best interests of, DIRECTV and its stockholders, (ii) approved the merger and the other transactions contemplated by the merger agreement, (iii) adopted, approved and declared advisable the merger agreement, and (iv) recommended the adoption of the merger agreement by DIRECTV stockholders. In doing so, the DIRECTV board considered the business, assets, and liabilities, results of operations, financial performance, strategic direction and prospects of each of DIRECTV and AT&T and certain anticipated effects of the transaction on the combined company. In making its determination, the DIRECTV board considered a number of factors, including the following (not necessarily in order of relative importance):

•	the potential strategic alternatives available to DIRECTV, including the possibility of remaining a stand-alone entity, and the assessment of the DIRECTV board with the assistance of its advisors that no other alternatives reasonably available to DIRECTV at this time were likely to create greater value for DIRECTV stockholders than the merger;

•	the strategic vulnerabilities facing DIRECTV’s business in the United States, in particular with respect to bundling, content economics and business model disruption and how a combination with AT&T is expected to help address such strategic vulnerabilities and increase competitiveness with cable operators and other competitors in the industry;

•	the current conditions in the industry in the United States and the need for better bundling of broadband, video and mobile services to satisfy consumers’ demands and the expectation that the merger will create a strong, national competitor with innovative bundling opportunities, nationwide video and wireless reach and more extensive broadband reach;

•	the fact that Company A terminated its discussion with DIRECTV on May 12, 2014 and that no other third party made a proposal or inquiry to DIRECTV or its financial advisors to acquire DIRECTV before execution of the merger agreement, although media reports of a possible transaction involving DIRECTV had been first published in the press beginning March 26, 2014 and of a possible transaction specifically with AT&T beginning May 1, 2014;

•	the historical trading prices of DIRECTV common stock and AT&T common stock;

•	the fact that AT&T has paid a quarterly dividend for over 30 years and, on a split-adjusted basis, has increased the amount of such quarterly dividends each year for the past 30 years;

•	the fact that the combined company is expected to enhance operating efficiencies and generate meaningful synergies for their operations in the United States and provide continuing, and potentially expanded, opportunities for growth in Latin America and other international markets;

•	the result of DIRECTV’s due diligence investigation of AT&T and the reputation, business practices and experience of AT&T and its management;

•	the stock component of the merger consideration would allow DIRECTV’s stockholders to participate in the benefit of the anticipated synergies from the transaction following the closing of the merger, while the cash portion of the merger consideration would provide liquidity and certainty of value;

•	the fact that the stock portion of the merger consideration is subject to a 5% collar mechanism which helps protect the value of the merger consideration during the pendency of the transaction;

•	the fact that the stock component of the merger is expected to be completed as a tax-free reorganization for the purposes of U.S. federal income tax;

•	the fact that the merger consideration as of May 18, 2014 represented an approximately 30% premium to DIRECTV’s common stock unaffected closing price of $73.17 on March 25, 2014, the last trading day before the media began speculating about a potential transaction involving DIRECTV;

•	the fact that the merger consideration finally agreed to was the result of negotiated increases by AT&T from its original proposed merger consideration of $85.00 per share of DIRECTV common stock that did not include a price collar;

•	the opinions of Goldman Sachs and BofA Merrill Lynch, each dated May 18, 2014, to the DIRECTV board as to the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received in the merger by holders of DIRECTV common stock, as more fully described in the section entitled “Opinions of DIRECTV’s Financial Advisors” beginning on page 65 of this proxy statement/prospectus;

•	the fact that the merger agreement permits DIRECTV, subject to certain limitations, to operate in the ordinary course of business and to take the actions contemplated by or reasonably necessary to implement the current operating plan during the period prior to completion of the merger;

•	the commitments made by AT&T with respect to obtaining the regulatory approvals required to complete the merger, including committing to significant additional buildouts of broadband service and pricing commitments in the United States, as well as divesting its interest in América Móvil in order to facilitate obtaining regulatory approvals in Latin America, and the assessment of the DIRECTV board, based on advice from regulatory counsel regarding the likelihood of obtaining all required regulatory approvals for the transaction;

•	significant regulatory risks associated with alternative strategic transactions, including a merger of DIRECTV with Company A; and

•	the DIRECTV board’s view that the terms of the merger agreement would not preclude or otherwise limit any third party with financial capability and strategic interest of acquiring DIRECTV from pursuing a potential superior proposal. In this regard the DIRECTV board considered the ability of the DIRECTV board, in certain circumstances, to change its recommendation to DIRECTV stockholders in favor of the merger, including in the event of a superior proposal, and to terminate the merger agreement under certain circumstances to enter into a superior proposal.

The DIRECTV board also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following (not necessarily in order of relative importance):

•	the fact that because 70% of the merger consideration is payable in shares of AT&T common stock, DIRECTV stockholders will be adversely affected by any decrease in the trading price of AT&T common stock below the 5% floating exchange ratio collar prior to completion of the merger, and may receive less value for their shares upon completion of the merger;

•	the fact that because 30% of the merger consideration is payable in cash and there is a 5% floating exchange ratio collar prior to completion of the merger, DIRECTV shareholders will not share in the entire amount of any increase in the trading price of AT&T common stock (nor in any dividends declared or paid by AT&T) prior to completion of the merger;

•	the potential length and uncertainty of the regulatory approval process and, consequently, the period during which DIRECTV may be subject to restrictions in the merger agreement and during which management’s attention may be diverted and the potential for employee attrition and the associated cost from adopting a retention plan intended primarily to reduce the likelihood of such employee attrition;

•	the scope of AT&T’s commitments to take certain actions and agree to certain conditions in order to obtain required regulatory approvals, together with the fact that, if the transaction is not completed as a result of regulatory impediments or other reasons, AT&T will not be obligated to pay any “reverse termination fee”;

•	certain provisions of the merger agreement which could have the effect of discouraging third party offers for DIRECTV, including the restriction on DIRECTV’s ability to solicit third party proposals for alternative transactions involving DIRECTV and the possibility of having to pay AT&T a termination fee of $1.445 billion under certain circumstances as more fully described in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination Fee” beginning on page 106 of this proxy statement/prospectus;

•	the fact that the failure by DIRECTV to renew the agreement it has with the NFL for exclusive distribution rights for “NFL Sunday Ticket” service on substantially the terms and conditions discussed between representatives of DIRECTV and AT&T will constitute a material breach of the merger agreement giving AT&T a right to terminate the merger agreement or not close the merger;

•	the significant costs involved in connection with entering into the merger and the substantial time and effort of management required to complete the merger, which may disrupt DIRECTV’s business operations;

•	the risk that synergies may not be realized or may not be captured to the extent and within the time expected;

•	the risks and challenges inherent in the combination of two businesses of the size, scope and complexity of DIRECTV and AT&T, including unforeseen difficulties in integrating operations and systems and difficulties integrating employees;

•	the potential effect on DIRECTV’s business and relations with customers, service providers and other stakeholders as a result of the announcement of the merger and the uncertainty regarding whether or not the merger will be completed;

•	the fact that, despite the efforts of AT&T and DIRECTV, and even if the merger is approved by DIRECTV stockholders, the merger may not be completed or may be delayed;

•	the fact that, under the merger agreement, DIRECTV is not permitted to continue its share repurchase program or pay dividends so that the cash generated by DIRECTV during the period between the signing of the merger agreement and closing of the merger will be for the benefit of the combined company, rather than solely for the benefit of DIRECTV stockholders, if the merger is consummated; and

•	various other risks associated with the merger and the business of DIRECTV, AT&T and the combined company described in the section entitled “Risk Factors” beginning on page 32 of this proxy statement/prospectus.

The DIRECTV board determined that overall these potential risks and uncertainties were outweighed by the benefits that the DIRECTV board expects to achieve for its stockholders as a result of the merger. The DIRECTV board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

The foregoing discussion of the information and factors that the DIRECTV board considered is not intended to be exhaustive, but is meant to include the material factors supporting the merger that the DIRECTV board considered. In view of the complexity and wide variety of factors that the DIRECTV board considered, the DIRECTV board did not find it practical to, and did not attempt to, quantify, rank or otherwise assign relative or specific weights or values to any of the factors considered. In addition, individual members of the DIRECTV board may have given different weights to different factors.

The foregoing description of DIRECTV’s consideration of the factors supporting the merger is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 30 of this proxy statement/prospectus.

ACCORDINGLY, THE DIRECTV BOARD UNANIMOUSLY RECOMMENDS THAT DIRECTV STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT, “FOR” THE NON-BINDING ADVISORY VOTE ON CERTAIN COMPENSATION ARRANGEMENTS AND “FOR” ADJOURNMENTS OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT.

Opinions of DIRECTV’s Financial Advisors

Opinion of Goldman, Sachs & Co.

Goldman Sachs rendered its opinion to the DIRECTV board that, as of May 18, 2014 and based upon and subject to the factors and assumptions set forth therein, the per share merger consideration to be paid to the holders (other than AT&T and its affiliates) of shares of common stock of DIRECTV pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated May 18, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference in its entirety. Goldman Sachs provided its opinion for the information and assistance of the DIRECTV board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any DIRECTV stockholder should vote with respect to the adoption of the merger agreement, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of DIRECTV and AT&T for the five fiscal years ended December 31, 2013;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of DIRECTV and AT&T;

•	certain publicly available research analyst reports for DIRECTV and AT&T;

•	certain other communications from DIRECTV and AT&T to their respective stockholders; and

•	a publicly available research analyst report for AT&T, as adjusted by the management of DIRECTV, certain internal financial analyses and forecasts for DIRECTV prepared by its management and certain internal pro forma financial analyses and forecasts for AT&T giving effect to the merger prepared by the management of DIRECTV, in each case, as approved for Goldman Sachs’ use by DIRECTV and including the forecasts described in the section entitled “Certain DIRECTV Forecasts” beginning on page 82 of this proxy statement/prospectus, which we refer to collectively in this section as the DIRECTV forecasts, and certain cost savings and operating synergies projected by the management of DIRECTV to result from the merger, which we refer to as the synergies, in each case as approved for Goldman Sachs’ use by DIRECTV.

Goldman Sachs also held discussions with members of the senior managements of DIRECTV and AT&T regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition, and future prospects of AT&T and with members of the senior management of DIRECTV regarding their assessment of the past and current business operations, financial condition and future prospects of DIRECTV; reviewed the reported price and trading activity for the shares of DIRECTV common stock and shares of AT&T common stock; compared certain financial and stock market information for DIRECTV and AT&T with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the pay TV industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of the DIRECTV board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the DIRECTV board that the DIRECTV forecasts and the synergies were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of DIRECTV. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of DIRECTV or AT&T or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on DIRECTV or AT&T or on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of DIRECTV to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to DIRECTV; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, DIRECTV or any other alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the DIRECTV stockholders (other than AT&T and its affiliates), as of the date of the opinion, of the per share merger consideration to be paid to such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any per share merger consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of DIRECTV; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of DIRECTV, or class of such persons in connection with the merger, whether relative to the consideration to be paid to the holders (other than AT&T and its affiliates) of shares of DIRECTV common stock pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to the prices at which shares of

AT&T common stock will trade at any time or as to the impact of the merger on the solvency or viability of DIRECTV or AT&T or the ability of DIRECTV or AT&T to pay their respective obligations when they come due. In addition, Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the DIRECTV board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 16, 2014, the last trading day before the public announcement of the merger, and is not necessarily indicative of current market conditions.

Implied Transaction Premium. Goldman Sachs first calculated $95.00 as the implied value of the per share merger consideration, determined by adding the cash consideration of $28.50 per share of DIRECTV common stock to $66.50, the implied value of the stock portion of the per share merger consideration based on the closing price per share of AT&T common stock on May 16, 2014, which we refer to as the implied per share consideration.

Goldman Sachs then reviewed the historical trading prices for DIRECTV common stock and compared the implied value of the per share merger consideration to the closing price per share of DIRECTV common stock as of May 16, 2014, the closing price per share of DIRECTV common stock as of March 25, 2014 (the date prior to the publication of rumors of a merger between DIRECTV and Dish Network and which we refer to as the unaffected stock price), the high price and low price per share of DIRECTV common stock for the 52-week period ended May 16, 2014, respectively, and the volume weighted average prices per share of DIRECTV common stock for the 30-day, 90-day, and one year periods ended May 16, 2014.

This analysis indicated that this implied value of the per share merger consideration represented:

•	a premium of 10.2% to the closing price of $86.18 per share of DIRECTV common stock as of May 16, 2014;

•	a premium of 29.8% to the closing price of $73.17 per share of DIRECTV common stock as of March 25, 2014;

•	a premium of 7.6% to the 52-week high price of $88.25 per share of DIRECTV common stock for the 52-week period ended on May 16, 2014;

•	a premium of 65.2% to the 52-week low price of $57.49 per share of DIRECTV common stock for the 52-week period ended on May 16, 2014;

•	a premium of 16.4% to the volume weighted average price of $81.59 per share of DIRECTV common stock for the 30-day period ended on May 16, 2014;

•	a premium of 24.1% to the volume weighted average price of $76.57 per share of DIRECTV common stock for the 90-day period ended on May 16, 2014; and

•	a premium of 39.1% to the volume weighted average price of $68.32 per share of DIRECTV common stock for the 12-month period ended on May 16, 2014.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial ratios and multiples for DIRECTV and AT&T, based on publicly available historical information and the DIRECTV forecasts, to corresponding financial ratios and multiples, based on publicly available historical information and publicly available research reports, for the following publicly traded corporations in the following industries (collectively referred to as the “selected companies”):

•	satellite (Dish Network);

•	telecommunications (Verizon Communications Inc.); and

•	cable (Cablevision Systems Corporation, Charter Communications, Inc., Comcast Corporation and Time Warner Cable Inc.).

Although none of the selected companies is directly comparable to DIRECTV or AT&T, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of DIRECTV and AT&T.

Goldman Sachs calculated the enterprise value, which is the market value of diluted common equity outstanding plus the book value of any preferred stock and debt plus the value, based on information from management of DIRECTV in the case of DIRECTV, of minority interests, less the book value of cash and cash equivalents and less the value, based on information from management of DIRECTV in the case of DIRECTV, of unconsolidated assets, as a multiple of (a) actual (in the case of the last 12 months) or estimated (in the case of calendar years 2014 and 2015) earnings before interest, taxes, depreciation and amortization, or EBITDA, during the last 12 months and as projected for calendar years 2014 and 2015, respectively, and (b) estimated EBITDA for 2014 and 2015 minus estimated capital expenditures (based on the DIRECTV forecasts in the case of DIRECTV and AT&T) for those calendar years. For purposes of these calculations, Goldman Sachs adjusted (a) the enterprise value for Dish Network to exclude the value, based on publicly available research reports, of non-core spectrum assets and (b) the enterprise value of AT&T to exclude the market value as of May 16, 2014 of AT&T’s minority interest in América Móvil (which AT&T has committed to divest pursuant to the merger agreement). The following tables present the results of these analyses:

ENTERPRISE VALUE* AS A MULTIPLE OF:
		Last 12 Month EBITDA	2014 EBITDA	2015 EBITDA
DIRECTV		7.4x	7.2x	6.8x
DIRECTV (Unaffected)		6.6x	6.4x	6.1x
AT&T		6.3x	6.1x	5.8x
Satellite		6.3x	6.6x	6.2x
Telecommunications		7.2x	6.9x	6.6x
Cable	Range	7.9x-9.7x	7.5x-9.3x	7.1x-8.4x
	Median	8.0x	7.9x	7.6x
	Mean	8.4x	8.1x	7.7x
All Companies**	Range	6.3x-9.7x	6.1x-9.3x	5.8x-8.4x
	Median	7.9x	7.5x	7.1x
	Mean	7.6x	7.4x	7.1x

ENTERPRISE VALUE* AS A MULTIPLE OF:
		2014 EBITDA Minus Capital Expenditure	2015 EBITDA Minus Capital Expenditure
DIRECTV		12.3x	10.9x
DIRECTV (Unaffected)		10.6x	9.6x
AT&T		12.2x	11.0x
Satellite		11.0x	10.0x
Telecommunications		11.1x	10.3x
Cable	Range	11.1x-31.1x	10.3x-17.4x
	Median	15.5x	14.5x
	Mean	18.3x	14.1x
All Companies**	Range	11.0x-31.1x	10.0x-17.4x
	Median	12.2x	11.0x
	Mean	15.4x	12.6x

*	Enterprise value based on the closing trading price and the latest publicly available financial statements, as of May 16, 2014, except for “DIRECTV (Unaffected)” which is as of March 25, 2014.
**	“All Companies” includes AT&T, Satellite, Telecommunications and Cable.

Goldman Sachs also calculated the implied multiples of enterprise value to EBITDA as projected for calendar years 2014 and 2015, using the DIRECTV forecasts and an implied per share consideration of $95.00. This calculation resulted in an implied enterprise value to EBITDA multiple of 7.8x and 7.4x for calendar years 2014 and 2015 respectively.

In addition, Goldman Sachs compared the selected companies’ ratios of price to estimated 2014 and 2015 earnings to the same ratios for DIRECTV and AT&T. The following table presents the results of this analysis:

PRICE*/EARNINGS RATIO:
		2014	2015
DIRECTV		14.5x	12.9x
DIRECTV (Unaffected)		12.3x	11.0x
AT&T		13.7x	12.7x
Satellite		17.0x	15.6x
Telecommunications		14.0x	12.8x
Cable	Range	17.2x-17.4x	15.3x-16.3x
	Median	17.3x	15.8x
	Mean	17.3x	15.8x
All Companies**	Range	13.7x-17.4x	12.7x-16.3x
	Median	17.0x	15.3x
	Mean	15.9x	14.5x

*	Price based on the closing trading price on May 16, 2014, except for “DIRECTV (Unaffected)” which is based on the closing trading price on March 25, 2014.
**	“All Companies” includes AT&T, Satellite, Telecommunications and Cable.

Goldman Sachs also calculated a ratio of price to estimated 2014 and 2015 earnings, using the DIRECTV forecasts and an implied per share consideration of $95.00. This calculation resulted in an implied price to earnings ratio of 16.0x and 14.3x for calendar years 2014 and 2015 respectively.

Illustrative Discounted Cash Flow Analyses. Goldman Sachs performed an illustrative discounted cash flow analysis, based on the DIRECTV forecasts, for each of DIRECTV and AT&T, on a stand-alone basis (and without giving effect to the synergies), and for the per share merger consideration to be received in exchange for each share of DIRECTV common stock (assuming the receipt of consideration consisting of $28.50 in cash and a number of shares of AT&T common stock equal to the exchange ratio that would apply under the merger agreement assuming the trading price per share of AT&T common stock as of market close on May 16, 2014), both with and without the synergies. Goldman Sachs used discount rates, ranging from 7.0% to 9.0% for the analysis of DIRECTV on a stand-alone basis, reflecting estimates of the weighted average cost of capital of DIRECTV, 5.3% to 7.3% for the analysis of AT&T on a stand-alone basis, reflecting estimates of the weighted average cost of capital of AT&T, and 5.6% to 7.6% for the analysis of the per share merger consideration, reflecting estimates of the weighted average cost of capital of the pro forma combined company, to derive illustrative ranges of implied enterprise values by discounting to present values as of March 31, 2014 (a) estimates of unlevered free cash flows for the years 2014 through 2016 based on the DIRECTV forecasts, and (b) illustrative terminal enterprise values based on a terminal enterprise value to last 12-month EBITDA multiple (“Terminal EV/LTM EBITDA Multiple”) range of 6.25x to 7.25x for DIRECTV on a stand-alone basis, and 5.75x to 6.75x for both AT&T on a stand-alone basis and for the pro forma combined company in connection with the analysis of the per share merger consideration.

The following table presents the results of this analysis:

ILLUSTRATIVE IMPLIED PRESENT VALUE PER SHARE RANGE:
DIRECTV (Stand-alone)	$78.50 - $98.91
AT&T (Stand-alone)	$36.56 - $46.90
Pro Forma Combined Company (excluding the synergies)	$91.58 - $110.86
Pro Forma Combined Company (including the synergies)	$107.70 - $126.97

Goldman Sachs also reviewed the implied per share consideration of $95.00.

In addition, Goldman Sachs calculated an illustrative range of the implied exchange ratios, representing the number of shares of AT&T common stock into which each share of DIRECTV common stock would convert in the merger, determined by dividing 70% (which, based on the closing market price of AT&T common stock as of May 16, 2014, is the percentage of the per share merger consideration that would consist of AT&T common stock) of the implied present values per share of DIRECTV common stock by the implied present values per share of AT&T common stock, both as calculated above, using a midpoint weighted average cost of capital for DIRECTV and AT&T of 8.0% and 6.3% respectively, and Terminal EV/LTM EBITDA Multiples ranging from 6.25x to 7.25x for DIRECTV and 5.75x to 6.75x for AT&T. This analysis indicated an implied exchange ratio that ranged from 1.25x to 1.78x. Goldman Sachs then calculated an illustrative range of implied DIRECTV shareholder ownership percentages of the fully diluted AT&T common stock, after giving effect to the merger. For this calculation, Goldman Sachs used the range of implied exchange ratios to calculate the number of shares of AT&T common stock to be issued in the merger as a percentage of the fully diluted shares of AT&T common stock after giving effect to such issuance. This calculation resulted in an illustrative implied ownership range of 11.0% to 15.0%. Goldman Sachs also calculated an implied pro forma ownership range of 14.6% to 15.9%, based on fully diluted shares outstanding for AT&T and DIRECTV as of May 16, 2014 and assuming the stock portion of the per share merger consideration was issued pursuant to illustrative exchange ratios of 1.724 and 1.905, reflecting the top and bottom of the collar set forth in the merger agreement and after giving effect to such issuances.

Illustrative Present Value of Future Stock Price Analysis. Goldman Sachs performed an illustrative analysis, based on the DIRECTV forecasts, of the implied present value of the future price per share of DIRECTV common stock as of the end of calendar year 2015, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future

EBITDA and its assumed enterprise value to future EBITDA multiple. For this analysis, Goldman Sachs calculated the enterprise value as of year-end 2015 by applying multiples ranging from 6.0x to 7.0x to the DIRECTV forecast for the 2016 EBITDA of DIRECTV. Goldman Sachs then subtracted the estimated DIRECTV debt less cash and cash equivalents as of year-end 2015, based on the DIRECTV forecasts, from the calculated enterprise value to result in an implied equity value. Goldman Sachs then divided the implied equity value by the estimated DIRECTV diluted shares outstanding as of year-end 2015, based on the DIRECTV forecasts, to derive an implied future equity value per share. Then Goldman Sachs discounted this value back to March 31, 2014 by applying an illustrative discount rate range of 8.7% to 10.7%, reflecting an estimate of DIRECTV’s cost of equity. Goldman Sachs then subtracted the value, based on information from management of DIRECTV, of DIRECTV’s minority interests per diluted share and added the value, based on information from management of DIRECTV, of DIRECTV’s unconsolidated assets per diluted share. This analysis resulted in a range of implied present values of $76.05 to $96.71 per share of DIRECTV common stock. Goldman Sachs also reviewed the implied per share consideration of $95.00.

Goldman Sachs then performed a similar illustrative analysis, based on the DIRECTV forecasts, of the present value of the future price per share of the pro forma combined company as of the end of calendar year 2015, to derive an implied present value of the per share merger consideration to be received in exchange for each share of DIRECTV common stock (taking into account the synergies and assuming the receipt of per share merger consideration consisting of $28.50 in cash and a number of shares of AT&T common stock equal to the exchange ratio that would apply under the merger agreement assuming the trading price per share of AT&T common stock as of market close on May 16, 2014). For this analysis, Goldman Sachs calculated the enterprise value of the pro forma combined company as of year-end 2015 by applying multiples ranging from 5.5x to 6.5x to the DIRECTV forecast for the 2016 EBITDA of the pro forma combined company. Goldman Sachs then subtracted the pro forma combined company’s estimated debt less cash and cash equivalents as of year-end 2015, based on the DIRECTV forecasts, from the calculated enterprise value, and divided that value by the estimated pro forma combined company’s diluted shares outstanding as of year-end 2015, based on the DIRECTV forecasts, to derive an implied future equity value per share. Then Goldman Sachs discounted this value back to March 31, 2014 by applying an illustrative discount rate range of 7.0% to 9.0%, reflecting an estimate of the pro forma combined company’s cost of equity. Goldman Sachs then added the present value of the DIRECTV forecast for the pro forma combined company’s estimated dividends through year-end 2015 and the synergies per diluted share (using a discount rate reflecting an estimate of the weighted average of the pro forma combined company’s cost of equity and capital respectively), subtracted the value, based on information from management of DIRECTV, of the pro forma combined company’s minority interests per diluted share and added the value, based on information from management of DIRECTV, of the pro forma combined company’s unconsolidated assets per diluted share to result in the implied present value of the pro forma combined company’s estimated future equity value per diluted share at year-end 2015. Goldman Sachs then multiplied this value by the exchange ratio that would apply under the merger agreement assuming the trading price per share of AT&T common stock as of market close on May 16, 2014, and added the $28.50 in cash to this implied present value. This analysis resulted in a range of implied present values per share of the pro forma combined company of $101.71 to $118.78. Goldman Sachs also reviewed the implied per share consideration of $95.00.

Illustrative Pro Forma AT&T Accretion/Dilution Analysis. Goldman Sachs performed illustrative pro forma analyses of the potential financial impact of the merger on earnings and free cash flow of AT&T based on the DIRECTV forecasts and the synergies, reviewing the projected earnings per share and cash flow per share of AT&T on a standalone basis for 2015 and 2016 and the projected earnings per share and cash flow per share of the combined company assuming completion of the merger. For each of 2015 and 2016, Goldman Sachs compared the projected earnings per share of AT&T, on a standalone basis set forth in the DIRECTV forecasts, to the pro forma implied earnings per share of AT&T, with and without the synergies, assuming the stock portion of the per share merger consideration was issued pursuant to three illustrative exchange ratios of 1.724 and 1.905, reflecting the top and bottom of the collar set forth in the merger agreement, and 1.810, the exchange ratio that would apply under the merger agreement assuming the trading price per share of AT&T common stock as of market close on May 16, 2014. The non-GAAP calculations of earnings and free cash flow were the same as the

GAAP calculations of earnings and free cash flow, except that they excluded the DIRECTV forecasts for one-time integration costs and purchase price related allocations. This analysis indicated that:

•	the merger would not be accretive to the DIRECTV forecasts for 2015 and 2016 GAAP earnings per share of AT&T common stock, both with and without the synergies, under all three illustrative exchange ratios, and the range of dilution reflected by those calculations was 9.3% to 12.8%;

•	the merger would be accretive to the DIRECTV forecasts for 2015 and 2016 non-GAAP earnings per share of AT&T common stock, both with and without the synergies, under all three exchange ratios, except that the merger would not be accretive to the DIRECTV forecast for 2015 estimated non-GAAP earnings per share of AT&T common stock, without the synergies, under the exchange ratio of 1.905x, and the range of dilution/accretion reflected by those calculations was a dilution of 0.4% to an accretion of 4.8%; and

•	the merger would be accretive to the DIRECTV forecasts for 2015 and 2016 non-GAAP free cash flow (calculated on a pre-“return of capital” basis) per share of AT&T common stock, both with and without the synergies, under all three exchange ratios, and the range of accretion reflected by those calculations was 3.3% to 9.2%.

Selected Precedent Transactions Analysis. Goldman Sachs analyzed certain publicly available information relating to the following change of control transactions in the cable, satellite and telecommunications industries:

Date Announced	Acquirer	Target
February 2014	Comcast Corporation	Time Warner Cable Inc.
March 2013	Liberty Media Corporation	Charter Communications, Inc.
February 2013	Charter Communications, Inc.	Bresnan Broadband Holdings, LLC
July 2012	BC Partners / Canada Pension Plan Investment Board	Suddenlink Communications
July 2012	Cogeco Cable Inc.	Atlantic Broadband
June 2012	Oak Hill Capital Partners / GI Partners	WaveDivision Holdings, LLC
August 2011	Time Warner Cable Inc.	Insight Communications Company, Inc.
June 2010	Rocco Commisso	Mediacom Communications Corp.
June 2010	Cablevision Systems Corporation	Bresnan Broadband Holdings, LLC

Although none of the selected transactions is directly comparable to the merger, the target companies in the selected transactions are involved in the cable, satellite and telecommunications industries such that, for purposes of analysis, the selected transactions may be considered similar to the merger.

With respect to each of the selected transactions for which relevant information was publicly available, Goldman Sachs calculated the enterprise value of the target company, as implied by the precedent transaction, as a multiple of the target company’s EBITDA, based on publicly available information, for (i) the last 12-month period, or “LTM,” prior to the announcement of the transaction, or the “LTM Enterprise Value / EBITDA multiple,” and, as adjusted to exclude the present value of tax assets, where available and applicable, the “Adjusted Enterprise Value / EBITDA multiple” and (ii) for the next 12-month period, the “Forward Enterprise Value / EBITDA multiple,” and, as adjusted to exclude the present value of tax assets, where available and applicable, the “Adjusted Forward Enterprise Value / EBITDA multiple.” The following table presents the results of this analysis:

	Range	Median	Mean
LTM Enterprise Value / EBITDA multiple	7x-8.9x	8.8x	8.6x
Adjusted LTM Enterprise Value / EBITDA multiple	6.3x-8.4x	7.9x	7.7x
Forward Enterprise Value / EBITDA multiple	6.8x-8.5x	8.3x	8.1x
Adjusted Forward Enterprise Value / EBITDA multiple	6.0x-8.0x	7.5x	7.3x

Goldman Sachs also calculated a Forward Enterprise Value / EBITDA multiple of 7.8x, based on the DIRECTV forecasts and using the implied per share merger consideration of $95.00.

Implied Premia Analysis for U.S. Transactions. For each year from 2005 through 2014 (as of May 2014), Goldman Sachs calculated, based on publicly available information, the average of the premia (expressed as a percentage of the per share merger consideration over the closing price on the trading day prior to announcement or, in the case of the pending acquisition of Time Warner Cable, the undisturbed price as of June 14, 2013) paid in such year for acquisition transactions announced in such year. This analysis covered two sets of acquisition transactions with targets that were U.S. domiciled companies: those where the consideration exceeded $20 billion and those where the consideration exceeded $250 million. The former category indicated average annual premia ranging from 20% to 37%, while the latter category indicated average annual premia ranging from 24% to 41%. Goldman Sachs also reviewed the premium of 10.2% to the closing price of $86.18 per share of DIRECTV common stock as of May 16, 2014 and the premium of 29.8% to the unaffected stock price of $73.17 per share of DIRECTV common stock as of March 25, 2014.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to DIRECTV or AT&T or the merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the DIRECTV board as to the fairness from a financial point of view of the per share merger consideration to be paid to the DIRECTV stockholders (other than AT&T and its affiliates) pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of DIRECTV, AT&T, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The per share merger consideration was determined through arm’s-length negotiations between DIRECTV and AT&T and was approved by the DIRECTV board. Goldman Sachs provided advice to DIRECTV during these negotiations. Goldman Sachs did not, however, recommend any specific amount of per share merger consideration to DIRECTV or the DIRECTV board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the DIRECTV board was one of many factors taken into consideration by the DIRECTV board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement/prospectus.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of DIRECTV, AT&T, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement. Goldman Sachs acted as financial advisor to DIRECTV in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to DIRECTV and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as co-manager with respect to a public offering of DIRECTV’s 4.375% Senior Notes due September 2029 (aggregate principal amount $1,200,000,000) in September 2012; as joint bookrunner with respect to a public offering of DIRECTV’s 1.750% Senior Notes due January 2018 (aggregate principal amount $750,000,000) in January 2013; as co-manager with respect to a public offering of DIRECTV’s 5.200% Senior Notes due November 2033 (aggregate principal amount $562,000,000) in November 2013; as joint bookrunner with respect to a public offering of DIRECTV’s 4.450% Senior Notes due April 2024 (aggregate principal amount $1,250,000,000) in March 2014; and currently acting as dealer for DIRECTV’s commercial paper program. During the two year period ended May 18, 2014, the Investment Banking Division of Goldman Sachs received compensation for financial advisory and/or underwriting services provided to DIRECTV and its affiliates of approximately $1.7 million (excluding compensation paid or to be paid to the Investment Banking Division of Goldman Sachs pursuant to its engagement in connection with the merger). Goldman Sachs also has provided certain financial advisory and/or underwriting services to AT&T and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint bookrunner with respect to a public offering of AT&T’s 0.8% Global Notes, 1.4% Global Notes and 2.625% Global Notes due December 2015, December 2017 and December 2022, respectively (aggregate principal amount $4,000,000,000) in December 2012; as joint bookrunner with respect to a public offering of AT&T’s 2.3% Global Notes, 3.9% Global Notes and Floating Rate Global Notes due March 2019, March 2024 and March 2019, respectively (aggregate principal amount $2,500,000,000) in March 2014; and currently acting as dealer for AT&T’s commercial paper program. During the two year period ended May 18, 2014, the Investment Banking Division of Goldman Sachs received compensation for financial advisory and/or underwriting services provided to AT&T and its affiliates of approximately $8.5 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to DIRECTV, AT&T and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

The DIRECTV board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated May 15, 2014, DIRECTV engaged Goldman Sachs to act as its financial advisor in connection with the merger. Pursuant to the terms of this engagement letter, DIRECTV has agreed to pay Goldman Sachs a transaction fee of approximately $54 million, of which $7 million became payable upon execution of the merger agreement and the remainder of which is payable upon consummation of the merger. In addition, DIRECTV has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

DIRECTV has retained BofA Merrill Lynch to act as DIRECTV’s financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DIRECTV selected BofA Merrill Lynch to act as DIRECTV’s financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with DIRECTV and its business.

On May 18, 2014, at a meeting of the DIRECTV board held to evaluate the merger, BofA Merrill Lynch delivered to the DIRECTV board an oral opinion, which was confirmed by delivery of a written opinion dated May 18, 2014, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the per share merger consideration to be received in the merger by holders of DIRECTV common stock was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to the DIRECTV board, dated May 18, 2014, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the DIRECTV board for the benefit and use of the DIRECTV board (in its capacity as such) in connection with and for purposes of its evaluation of the per share merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to DIRECTV or in which DIRECTV might engage or as to the underlying business decision of DIRECTV to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

•	reviewed certain publicly available business and financial information relating to DIRECTV and AT&T;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of DIRECTV furnished to or discussed with BofA Merrill Lynch by the management of DIRECTV, including certain financial forecasts relating to DIRECTV prepared by the management of DIRECTV and described in the section entitled “Certain DIRECTV Forecasts” beginning on page 82 of this proxy statement/prospectus, which we refer to collectively in this section as DIRECTV management forecasts;

•	reviewed certain publicly available financial forecasts relating to AT&T, which we refer to as AT&T public forecasts, and discussed with the management of DIRECTV its assessments as to the future financial results reflected in the AT&T public forecasts;

•	reviewed certain estimates as to the amount and timing of cost savings and revenue enhancements, which we collectively refer to as synergies, anticipated by the management of DIRECTV to result from the merger;

•	discussed the past and current business, operations, financial condition and prospects of DIRECTV with members of senior management of DIRECTV, and discussed the past and current business, operations, financial condition and prospects of AT&T with members of senior management of DIRECTV and AT&T;

•	reviewed the potential pro forma financial impact of the merger on the future financial performance of AT&T, including the potential effect on AT&T’s estimated earnings per share, free cash flow, balance sheet, and dividend coverage ratios;

•	reviewed the trading histories for DIRECTV common stock and AT&T common stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of DIRECTV and AT&T with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•	reviewed the relative financial contributions of DIRECTV and AT&T to the future financial performance of the combined company on a pro forma basis;

•	reviewed the merger agreement; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of DIRECTV that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the DIRECTV management forecasts and the synergies, BofA Merrill Lynch was advised by DIRECTV, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of DIRECTV as to the future financial performance of DIRECTV and the other matters covered thereby. Although BofA Merrill Lynch requested financial forecasts relating to AT&T prepared by the management of AT&T, it was not provided with, and it did not have access to, any such financial forecasts prepared by the management of AT&T. Accordingly, BofA Merrill Lynch assumed, with the consent of DIRECTV, that the AT&T public forecasts were a reasonable basis upon which to evaluate the future financial performance of AT&T and, based on the assessments of the management of DIRECTV as to the likelihood of AT&T achieving the future financial results reflected in the AT&T public forecasts, BofA Merrill Lynch, at the direction of DIRECTV, used the AT&T public forecasts in performing its analyses. Further, in reviewing the potential pro forma financial impact of the merger on the future financial performance of AT&T, BofA Merrill Lynch relied on the purchase accounting assumptions given to it by DIRECTV. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of DIRECTV or AT&T, nor did it make any physical inspection of the properties or assets of DIRECTV or AT&T. BofA Merrill Lynch did not evaluate the solvency or fair value of DIRECTV or AT&T under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of DIRECTV, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on DIRECTV, AT&T or the contemplated benefits of the merger.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the per share merger consideration to be received by the holders of DIRECTV common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the per share merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to DIRECTV or in which DIRECTV might engage or as to the underlying business decision of DIRECTV to proceed with or effect the merger. BofA Merrill Lynch did not express any opinion as to what the value of AT&T common stock actually would be when issued or the prices at which DIRECTV common stock or AT&T common stock would trade at any time, including following announcement or consummation of the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter. Except as described above, DIRECTV imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the DIRECTV board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch. For purposes of the financial analyses summarized below, the term “implied merger consideration” refers to $95.00 per share calculated as (i) the cash consideration of $28.50 per share and (ii) the implied value of the stock consideration of $66.50 per share based on an assumed AT&T closing stock price of $36.74 per share, the closing stock price of AT&T common stock on the NYSE on May 16, 2014, the last trading day before public announcement of the merger. All implied per share equity values are rounded to the nearest $0.25. The financial analyses summarized below also reflect BofA Merrill Lynch’s assumption that DIRECTV has net debt of $18.2 billion, minority interests with a value of $386 million, and unconsolidated assets of $2.8 billion as of April 24, 2014. Further, the financial analyses were based on the assumption that DIRECTV’s fully diluted share total is accounted for under the treasury stock method, and the financial analyses were based on 507.6 million shares of DIRECTV common stock outstanding as of March 31, 2014, with 5.2 million restricted stock units and 2.9 million common stock options with a weighted average exercise price of $36.11.

DIRECTV Financial Analyses.

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for DIRECTV and the following five publicly traded companies in the pay-TV industry in the United States, as well as for the combined Comcast Corporation-Time Warner Cable Inc. entity, using publicly available pro forma financial information for such pending merger, which entity we refer to as the pro forma Comcast-TWC entity:

Selected Publicly Traded Companies	Adjusted Enterprise Value / 2014 Estimated EBITDA
DISH Network Corporation	5.3x
Comcast Corporation	6.9x
Time Warner Cable Inc.	7.4x
Pro forma Comcast-TWC entity	7.0x
Charter Communications, Inc.	8.4x
Cablevision Systems Corporation	6.8x

As summarized in the table above, BofA Merrill Lynch reviewed, among other things, adjusted enterprise values of the selected publicly traded companies and the pro forma Comcast-TWC entity, calculated as equity values based on closing stock prices on May 16, 2014, plus debt, less cash, plus minority interests, less unconsolidated assets, less non-pay television assets as a multiple of calendar year 2014 estimated earnings before interest, taxes, depreciations and amortization, commonly referred to as EBITDA. Based upon its professional judgment and experience and after taking into consideration, among other things, the observed data for the selected publicly traded companies and for DIRECTV, BofA Merrill Lynch then applied calendar year 2014 EBITDA multiples of 6.0x to 7.0x to DIRECTV’s calendar year 2014 estimated EBITDA, as adjusted, at the direction of DIRECTV, to reflect the impact of certain Venezuelan currency devaluation changes. These EBITDA multiples were derived from the selected publicly traded companies, excluding the Charter Communications, Inc. multiple because of variations that may have resulted from certain market speculation, and excluding the Time Warner Cable Inc. multiple because of variations that may have resulted in connection with the pending Comcast Corporation-Time Warner Cable Inc. merger. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of DIRECTV were based on the DIRECTV management forecasts. This analysis indicated the following approximate implied per share equity value reference range for DIRECTV, as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Ranges for DIRECTV	Implied Merger Consideration
$66.25-$82.50	$95.00

No company used in this analysis is identical or directly comparable to DIRECTV. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which DIRECTV was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following three selected transactions, which BofA Merrill Lynch selected because they are the three most recent transactions in the pay-TV industry valued in excess of $5 billion:

Acquirer	Target	Date Announced	One-Year Forward EBITDA Multiples
• Charter Communications, Inc.	• Certain Time Warner Cable Systems	• April 2014	7.1x
• Comcast Corporation	• Time Warner Cable Inc.	• February 2014	7.9x
• BC Partners Ltd./Canadian Pension Plan Investment Board	• Suddenlink Communications	• July 2012	7.8x

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s one-year forward estimated EBITDA. BofA Merrill Lynch then applied one-year forward EBITDA multiples of 7.0x to 8.0x, derived from the multiple range of the selected transactions to DIRECTV’s calendar year 2014 estimated EBITDA. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of DIRECTV were based on the DIRECTV management forecasts. This analysis indicated the following approximate implied per share equity value reference range for DIRECTV, as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Ranges for DIRECTV	Implied Merger Consideration
$82.50 - $98.50	$95.00

No company, business or transaction used in this analysis is identical or directly comparable to DIRECTV or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which DIRECTV and the merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of DIRECTV to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that DIRECTV was forecasted to generate from April 1, 2014 to December 31, 2014 and during DIRECTV’s fiscal years 2015 through 2016 based on the DIRECTV management forecasts. BofA Merrill Lynch calculated terminal values for DIRECTV by applying terminal EBITDA multiples of 6.0x to 7.0x, which multiples BofA Merrill Lynch arrived at as a result of its selected publicly traded companies analysis of DIRECTV, to DIRECTV’s fiscal year 2016 estimated EBITDA. The cash flows and terminal values were then discounted to present value as of March 31, 2014, reflecting BofA Merrill Lynch’s assumption for purposes of this analysis that the cash flows will occur at the mid-point of a given year, and discount rates ranging from 7.5% to 9.5%, which were based on BofA Merrill Lynch’s estimate of DIRECTV’s weighted average cost of capital, based on the capital asset pricing model. This analysis indicated the following approximate implied per share equity value reference range for DIRECTV as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Range for DIRECTV	Implied Merger Consideration
$74.00 - $93.75	$95.00

AT&T Financial Analyses.

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for AT&T and the following four publicly traded companies in the telecommunications industry:

Selected Publicly Traded Companies	Adjusted Enterprise Value / 2014 Estimated EBITDA
• Verizon Communications, Inc.	6.9x
• Sprint Corporation	9.3x
• T-Mobile US, Inc.	7.9x
• CenturyLink, Inc.	6.0x

Verizon Communications Inc., Sprint Corporation, and T-Mobile US, Inc. were selected because they are the largest companies in the United States wireless industry other than AT&T. CenturyLink, Inc. was selected because it is the only fixed line operator listed in the United States of significant size, with a market capitalization of approximately $20 billion.

BofA Merrill Lynch reviewed, among other things, the closing stock prices of these selected publicly traded companies on May 16, 2014 as a multiple of calendar years 2014 and 2015 estimated earnings per share, commonly referred to as EPS. BofA Merrill Lynch also reviewed adjusted enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on May 16, 2014, plus debt, less cash, plus minority interests, less unconsolidated assets as a multiple of calendar years 2014 and 2015 estimated EBITDA. BofA Merrill Lynch then applied calendar year 2014 EBITDA multiples of 5.5x to 6.5x derived from these selected publicly traded companies (as adjusted, in the judgment of BofA Merrill Lynch, to account for AT&T’s EBITDA growth profile, and disregarding Sprint Corporation, and T-Mobile US, Inc. because their EBITDA growth profiles are different from AT&T’s EBITDA growth profile) to AT&T’s calendar year 2014 estimated EBITDA. To further verify its conclusions, BofA Merrill Lynch then applied calendar year 2014 EPS multiples of 13.0x to 14.5x derived from these selected publicly traded companies (but disregarding Verizon Communications Inc. and CenturyLink, Inc. because their EPS growth profiles are different from AT&T’s EPS growth profile) to AT&T’s calendar year 2014 estimated EPS. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of AT&T were based on the AT&T public forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for AT&T as compared to the closing price of AT&T common stock on May 16, 2014:

Implied Per Share Equity Value Reference Ranges for AT&T		Closing Trading Price of AT&T Common Stock on May 16, 2014
2014E EPS	2014E EBITDA
$35.00 - $39.25	$32.00 - $40.25	$36.74

No company used in this analysis is identical or directly comparable to AT&T. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which AT&T was compared.

Dividend Yield Analysis. BofA Merrill Lynch performed a dividend yield analysis for AT&T and the two of the four selected publicly traded companies referred to above that pay a dividend, calculated as a percentage of the estimated 2014 annual dividends per share of the closing stock prices on May 16, 2014. The analysis indicated a 2014 estimated dividend yield of 5.0% for AT&T, 4.3% for Verizon Communications Inc. and 5.7% for CenturyLink, Inc. BofA Merrill Lynch then applied a range of estimated dividend yields to corresponding data of AT&T from 4.5% to 5.5%, selected in light of the dividend yields calculated for AT&T, Verizon Communications Inc., and CenturyLink, Inc., in order to calculate an implied per share equity reference range for AT&T, by dividing AT&T’s estimated 2014 annual dividends per share by the range of estimated dividend yields. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of AT&T were based on the AT&T public forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for AT&T as compared to the closing price of AT&T common stock on May 16, 2014:

Implied Per Share Equity Value Reference Range for AT&T	Closing Trading Price of AT&T Common Stock on May 16, 2014
$33.50 - $41.00	$36.74

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of AT&T to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that AT&T was forecasted to generate from April 1, 2014 to December 31, 2014 and during AT&T’s fiscal years 2015 through 2016 based on the AT&T public forecasts. BofA Merrill Lynch calculated terminal values for AT&T by applying terminal EBITDA multiples of 5.5x to 6.5x, which multiples BofA Merrill Lynch arrived at as a result of its selected publicly traded companies analysis of AT&T, to AT&T’s fiscal year 2016 estimated EBITDA. The cash flows and terminal values were then discounted to present value as of March 31, 2014, reflecting BofA Merrill Lynch’s assumption for purposes of this analysis that the cash flows will occur at the mid-point of a given year, and discount rates ranging from 5.75% to 7.25%, which were based on BofA Merrill Lynch’s estimate of AT&T’s weighted average cost of capital, based on the capital asset pricing model. This analysis indicated the following approximate implied per share equity value reference ranges for AT&T as compared to the closing price of AT&T common stock on May 16, 2014:

Implied Per Share Equity Value Reference Range for AT&T	Closing Trading Price of AT&T Common Stock on May 16, 2014
$35.00 - $44.50	$36.74

Other Factors.

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including the relationship between movements in DIRECTV common stock and AT&T common stock during the two-year period ended May 16, 2014, including the daily ratio of the closing price of DIRECTV common stock to the closing price of AT&T common stock during such period, and the average of this ratio calculated over various periods ended May 16, 2014. Assuming 70% stock consideration, the two year average exchange ratio observed was 1.184x and the one year average exchange ratio was 1.364x, compared to the exchange ratio range of 1.724x to 1.905x implied by the proposed combination of DIRECTV with AT&T.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the DIRECTV board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of DIRECTV and AT&T. The estimates of the future performance of DIRECTV and AT&T in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view and as of the date of the opinion, to the holders of DIRECTV common stock of the per share merger consideration to be received by such holders in the merger and were provided to the DIRECTV board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of DIRECTV or AT&T.

The type and amount of consideration payable in the merger was determined through negotiations between DIRECTV and AT&T, rather than by any financial advisor, and was approved by the DIRECTV board. The decision to enter into the merger agreement was solely that of the DIRECTV board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the DIRECTV board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the DIRECTV board or management with respect to the merger or the per share merger consideration.

DIRECTV has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee currently estimated to be approximately $22 million, $3 million of which was payable in connection with/upon execution of the merger agreement and the remainder of which is contingent upon consummation of the merger. DIRECTV also has agreed to reimburse BofA Merrill Lynch for its reasonable out-of-pocket expenses (which amount shall not exceed $150,000 without the prior written consent of DIRECTV) incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of DIRECTV, AT&T and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to DIRECTV and its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a manager or book runner on various debt offerings of DIRECTV, (ii) having acted or acting as documentation agent, arranger, and book runner for, and a lender under, certain credit facilities and lines of credit of DIRECTV and certain of its affiliates, (iii) having provided or providing certain derivatives and foreign exchange trading services to DIRECTV and (iv) having provided or providing certain treasury and management services and products to DIRECTV. From January 1, 2012 through May 31, 2014, BofA Merrill Lynch and its affiliates have received aggregate revenues from DIRECTV and certain of its affiliates of approximately $16 million for corporate, commercial and investment banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to AT&T and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a book runner on various debt offerings of AT&T, (ii) having acted as financial advisor to AT&T in connection with a divestiture transaction, (iii) having acted as a dealer manager for an exchange offer by AT&T, (iv) having acted or acting as documentation agent, arranger, and book runner for, and a lender under, certain credit facilities, lines of credit and leasing facilities of AT&T and certain of its affiliates, (v) having provided or providing certain derivatives and foreign exchange trading services to AT&T and (vi) having provided or providing certain treasury and management services and products to AT&T. From January 1, 2012 through May 31, 2014, BofA Merrill Lynch and its affiliates have received aggregate revenues from AT&T and certain of its affiliates of approximately $58 million for corporate, commercial and investment banking services.

Certain DIRECTV Forecasts

DIRECTV does not as a matter of course make public forecasts or projections as to future sales, earnings, or other results. However, the prospective financial information set forth below, which we refer to in this section as the DIRECTV forecasts, were prepared by the management of DIRECTV and presented to the DIRECTV board in February 2014 as part of the normal annual business plan review, and were subsequently updated to reflect the impact of Venezuelan currency changes adopted by DIRECTV in the first quarter of 2014. The DIRECTV forecasts were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the DIRECTV’s management, were prepared on a reasonable basis, reflect the best available estimates and judgments at the time presented to the DIRECTV board, and present, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of DIRECTV at the time presented to the DIRECTV board. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither DIRECTV’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The DIRECTV forecasts were not further updated in connection with the proposed merger and were provided on a confidential basis to AT&T’s management and advisors in the due diligence process and to Goldman Sachs and BofA Merrill Lynch. In connection with the proposed merger, DIRECTV’s management authorized Goldman Sachs and BofA Merrill Lynch to rely on such DIRECTV forecasts for purposes of their respective financial analysis and opinion.

The assumptions and estimates underlying the DIRECTV forecasts are inherently uncertain and, though considered reasonable by the management of DIRECTV as of the date of their preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the DIRECTV forecasts, including, among others, the following: risks and uncertainties relating to DIRECTV’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions, foreign currency fluctuation or restrictions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 30 of this proxy statement/prospectus, “Risk Factors” beginning on page 32 of this proxy statement/prospectus, and Part I, Item IA in the DIRECTV 2013 form 10-K/A. The DIRECTV forecasts also reflect assumptions as to certain business decisions that are subject to change. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of DIRECTV or that actual results will not differ materially from those presented in the DIRECTV forecasts. Inclusion of the DIRECTV forecasts in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

DIRECTV does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, DIRECTV does not intend to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, DIRECTV does not intend to update or revise the DIRECTV forecasts to reflect changes in general economic or industry conditions.

	2014E		2015E	2016E
	($ in millions)
Revenue	$33,020		$35,116	$37,233
EBITDA(1)	$8,310		$8,798	$9,415
Unlevered Free Cash Flow used by BofA Merrill Lynch(2)	$2,777	(3)	$3,972	$4,387
Unlevered Free Cash Flow used by Goldman Sachs(2)	$3,154		$3,968	$4,553

(1)	EBITDA is defined as earnings before interest expenses, income taxes and depreciation and amortization. EBITDA includes non-cash stock-based compensation expenses. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net earnings as a measure of operating performance, or as an alternative to cash flows as a measure of liquidity. This measure should be used in conjunction with GAAP financial measures. DIRECTV believes this measure is useful to investors, along with GAAP measures (such as revenues, operating profit and net income), to compare DIRECTV’s operating performance to other communications, entertainment and media service providers. DIRECTV believes that investors use current and projected EBITDA and similar measures to estimate DIRECTV’s current or prospective enterprise value and make investment decisions. This metric provides investors with a means to compare operating results exclusive of depreciation and amortization. DIRECTV management believes this is useful given the significant variation in depreciation and amortization expense that can result from the timing of capital expenditures, the capitalization of intangible assets, potential variations in expected useful lives when compared to other companies and periodic changes to estimated useful lives.
(2)	Unlevered free cash flow estimates were derived by adjusting projections and estimates relating to DIRECTV’s EBITDA to calculate DIRECTV’s EBIT, or earnings before interest expenses and income taxes, which was further adjusted to add back depreciation and amortization expense and subtract capital expenditures and changes in working capital. The unlevered free cash flow estimates were based on projections and estimates prepared by DIRECTV and were reviewed and approved by DIRECTV’s management for BofA Merrill Lynch’s and Goldman Sachs’ use in connection with their respective financial analyses. The difference in unlevered free cash flow estimates that were used by BofA Merrill Lynch and Goldman Sachs is related to DIRECTV’s tax rate. BofA Merrill Lynch used DIRECTV’s cash tax rate and Goldman Sachs used DIRECTV’s book tax rate. Unlevered free cash flow should not be considered as an alternative to operating cash flows or as a measure of liquidity. The unlevered free cash flow information described above does not include the impact of any potential synergies or costs related to the merger.
(3)	The unlevered free cash flow figure used by BofA Merrill Lynch represents unlevered free cash flow estimated only for the second quarter through the fourth quarter of 2014 and not the entire year. The unlevered free cash flow figure used by Goldman Sachs represents unlevered free cash flow estimated for the entire year. For purposes of the financial analyses described herein, Goldman Sachs used unlevered free cash flow representing the second quarter through the fourth quarter of 2014. Goldman Sachs also reviewed unlevered free cash flow estimated for the entire year.

A reconciliation of EBITDA to the most directly comparable GAAP measure is provided below.

(Dollar amounts in millions)	2014E	2015E	2016E
Net Income	$2,960	$3,074	$3,368
Income Tax Expense	1,730	1,687	1,854
Interest Expense, Net	739	975	1,090
Depreciation & Amortization	2,970	3,166	3,219
Other Income	(110)	(123)	(138)
Net Income Attributable to Non-Controlling Interest	21	20	22

EBITDA	$8,310	$8,798	$9,415

The following presents the unlevered free cash flow impact of the synergies resulting from the merger forecasted by DIRECTV’s management based on analysis completed by a third party consultant, which we refer to as the synergy forecasts. The synergy forecasts were not provided to AT&T. All amounts reflect anticipated improvements to unlevered free cash flows, except in a decrease in 2016.

	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
	($ in millions)
Unlevered Free Cash Flow Impact of the Forecasted Synergies	$300	$(200)	$1,400	$1,900	$2,900	$3,800	$4,000	$4,400	$4,700

AT&T’s Reasons for the Merger

At its meeting held on May 17, 2014, after due consideration and consultation with AT&T’s management and advisors, the AT&T board unanimously authorized and approved the merger agreement and the transactions contemplated thereby and authorized the issuance of AT&T common stock pursuant to the merger agreement. In doing so, the AT&T board considered the business, assets, and liabilities, results of operations, financial performance, strategic direction and prospects of DIRECTV and AT&T. In making its determination, the AT&T board considered a number of factors, including the following:

•	AT&T expects that the merger will create a strong, national competitor with innovative bundling opportunities, nationwide video and wireless reach and extensive broadband reach;

•	the merger represents an opportunity for AT&T to acquire a unique and complementary set of assets, including the NFL Sunday Ticket package and achieve substantial cost synergies of at least $1.6 billion per year by the end of the third year following the merger, primarily through control of content costs, and offers the potential for revenue synergies;

•	the merger gives AT&T an opportunity to diversify its revenue base by substantially increasing its revenue from pay television and from Latin America while also providing AT&T with the upside potential of the DIRECTV Latin American operations;

•	AT&T expects that the merger will be accretive to its earnings per share (adjusted to exclude non-cash purchase accounting adjustments) and accretive to its free cash flow per share within 12 months after the completion of the merger;

•	the absence of any fee or other consideration being paid by AT&T to DIRECTV if regulatory approvals are not obtained; and

•	current conditions in the MVPD industry and the need for greater scale to be an effective nationwide competitor.

The foregoing discussion of the information and factors that the AT&T board considered is not intended to be exhaustive, but is meant to include the material factors supporting the merger that the AT&T board considered. In view of the complexity and wide variety of factors that the AT&T board considered, the AT&T board did not find it practical to, and did not attempt to, quantify, rank or otherwise assign relative or specific weights or values to any of the factors considered. In addition, individual members of the AT&T board may have given different weights to different factors.

The foregoing description of AT&T’s consideration of the factors supporting the merger is forward—looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward—Looking Statements” on page 30 of this proxy statement/prospectus.

Financing of the Merger and Indebtedness Following the Merger

AT&T’s obligation to complete the merger is not contingent upon the receipt by AT&T of any financing. AT&T estimates that it will need approximately $14.6 billion in order to pay DIRECTV stockholders the cash amounts due to them under the merger agreement and pay related fees and expenses in connection with the merger. AT&T anticipates that the funds needed to pay the foregoing amounts will be derived from (i) cash on hand, (ii) borrowings under its existing, or any new, credit facilities, (iii) the proceeds from the sale of debt or equity securities, or (iv) any combination of the foregoing. As of the date hereof, AT&T has not entered into any definitive agreements with respect to financing the merger.

As of June 30, 2014, DIRECTV had indebtedness equal to approximately $20.0 billion. As of such date, DIRECTV and AT&T had, on a pro forma basis, approximately $118.3 billion of indebtedness outstanding.

Closing and Effective Time

Unless the parties otherwise mutually agree, the closing of the merger will occur on the first business day after the day on which the last of the conditions to the closing of the merger is satisfied or waived (other than those conditions that by their nature must be satisfied or waived at the closing of the merger, but subject to the fulfillment or waiver of such conditions). Subject to the satisfaction or waiver of the conditions to the closing of the merger described in the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 104 of this proxy statement/prospectus, including the adoption of the merger agreement by DIRECTV stockholders at the special meeting, it is anticipated that the merger will take about a year to complete. It is possible that factors outside the control of both companies could result in the merger being completed at a different time, or not at all.

The effective time will occur as soon as practicable after the closing of the merger when the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as the parties may mutually agree and specify in the certificate of merger.

Regulatory Approvals

Completion of the merger is conditioned upon the receipt of certain governmental clearances or approvals, including, but not limited to, the expiration of the applicable waiting period under the HSR Act and receipt of all necessary consents from the FCC. It is a condition to AT&T’s obligation to consummate the merger that (i) the PUC consents and (ii) the foreign regulator consents have been obtained and be in full force and effect. Additionally, it is a condition to AT&T’s obligation to consummate the merger that all other governmental consents, other than the PUC consents, the foreign regulator consents, the HSR Act consent and the FCC consent, the failure of which to have been made or obtained would, individually or in the aggregate, reasonably be likely to have a DIRECTV material adverse effect, shall have been made or obtained (without giving effect to the impediment clause of the definition of material adverse effect). It is also a condition to AT&T’s obligation to consummate the merger that all governmental consents that have been made or obtained shall have been obtained without the imposition, individually or in the aggregate, of any regulatory material adverse effect.

DIRECTV and AT&T filed their notification and report forms under the HSR Act on June 6, 2014. On July 7, 2014, the DOJ issued a Second Request. On June 11, 2014, DIRECTV and AT&T filed applications with the FCC for consent to transfer control of DIRECTV’s licenses and authorizations in connection with the merger. On July 21, 2014, DIRECTV and AT&T received consent to the merger from competition authorities in Brazil. AT&T has received all required PUC consents. On August 7, 2014, the FCC released a public notice of DIRECTV’s and AT&T’s applications. In such public notice, the FCC set September 16, 2014 as the deadline for petitions to deny and/or condition the merger or comments in opposition to or in support of the merger. Oppositions to any petitions to deny or responses to any comments that are filed would be due on October 16, 2014, and replies to any such oppositions or responses would be due on November 5, 2014. The FCC endeavors to complete its review of all transactions and issue an order within 180 days of the public notice, which in this case is February 3, 2015, although no law or regulation requires the FCC to complete its action within that time period, and the FCC sometimes takes longer to do so.

Under the HSR Act, certain transactions, including the merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the Federal Trade Commission, which we refer to as the FTC, and the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the termination of that waiting period. If the DOJ issues a Request for Additional Information and Documentary Material prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier.

DIRECTV and AT&T have agreed to cooperate with each other and use, and cause their respective subsidiaries to use, their respective reasonable best efforts to obtain all regulatory approvals required to complete the merger. In furtherance of the foregoing, AT&T and DIRECTV have agreed, as promptly as reasonably practicable, to obtain all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement.

The process for obtaining the requisite regulatory approvals is ongoing. In the applications filed by DIRECTV and AT&T with the FCC on June 11, 2014, the parties committed to undertake the following actions post-merger:

•	Within 4 years of the closing date of the merger, AT&T will use the cost savings and other synergies from the merger to deploy enhanced or expanded high speed broadband service to at least 15 million additional customer locations in the United States, beyond those that AT&T previously has announced will be served within that time, utilizing a variety of technologies including but not limited to fiber to the premises and fixed wireless local loop technologies;

•	the combined company will, for 3 years after closing, continue to offer standalone wireline IP Broadband Service to customers where it offers such services, with offerings consisting of speed tiers offered in each service area at reasonable market-based prices. At a minimum, such offering will, for a period of 3 years after the closing date, include a service of at least 6 Mbps down (where feasible) at a 12-month price no greater than $34.95 per month (provided that the price can be increased by no more than any increase in the CPI-U for communications every 12 months starting 12 months following the closing date);

•	the combined company will, for a period of 3 years from the closing date, provide standalone DIRECTV satellite video service to current and new customers nationwide at prices, or other material terms, that do not differ between customers inside AT&T’s wireline footprint and customers outside its wireline footprint; and

•	for 3 years from the closing date, AT&T will continue its commitment to the FCC’s Open Internet protection established in 2010 regardless of whether the FCC re-establishes such provisions for other industry participants.

On June 27, 2014, AT&T International, Inc., a wholly owned subsidiary of AT&T which we refer to as AT&TI, entered into a purchase agreement pursuant to which AT&TI agreed to sell all of its interests in América Móvil to Inmobiliaria Carso, S.A. de C.V. and Control Empresarial de Capitales S.A. de C.V., a transaction which we refer to as the América Móvil transaction. The closing of the América Móvil transaction occurred on June 30, 2014.

In addition, to the extent necessary or advisable to obtain any consent, registration, approval, permit, expiration of waiting period or authorization from any governmental entity in order to consummate the merger prior to the termination date, AT&T will, and will cause its subsidiaries to, take other actions involving AT&T and its subsidiaries that are in the aggregate de minimis (for the avoidance of doubt, not involving any divestiture, holding separate any business or assets or other similar action).

However, subject to the commitments and de minimis actions discussed above, AT&T’s and DIRECTV’s respective obligations to use reasonable best efforts to obtain all regulatory approvals required to complete the merger do not require:

•	AT&T or any of its subsidiaries to take or refrain from taking any action (including any divestiture, holding separate any business or assets or other similar action) or to agree to any restriction or condition with respect to any assets, operations, business or the conduct of business of AT&T or any of its subsidiaries; and

•	AT&T, DIRECTV or any of their respective subsidiaries to take or refrain from taking any action (including any divestiture, holding separate any business or assets or other similar action) or to agree to any restriction or condition with respect to any assets, operations, business or the conduct of business of DIRECTV and its subsidiaries, if any such action, failure to act, restriction, condition or agreement, individually or in the aggregate, would reasonably be likely to have a DIRECTV material adverse effect (without regard to any material adverse effect exceptions in the merger agreement and without giving effect to the impediment clause of the definition of material adverse effect).

Subject to the preceding paragraph, the occurrence of any of the matters specified in the first bullet or the second bullet above will constitute a regulatory material adverse effect.

In measuring whether a regulatory material adverse effect has occurred, the expected loss of any reasonably expected synergies (both cost and revenue) relating to any restriction or condition will be taken into account as if DIRECTV had an adverse effect to its financial condition and results of operations equal to the expected amount of applicable synergies affected by any such restriction or condition.

DIRECTV and its subsidiaries may not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the merger and the other transactions contemplated by the merger agreement without the prior written consent of AT&T (which, subject to certain exceptions, may be withheld in AT&T’s sole discretion).

Subject to applicable laws relating to the exchange of information, AT&T and DIRECTV will have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to AT&T or DIRECTV, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement. To the extent permitted by applicable law, each party must provide the other with copies of all correspondence between it (or its advisors) and any governmental entity relating to the merger and the other transactions contemplated by the merger agreement and, to the extent reasonably practicable, all telephone calls and meetings with a governmental entity regarding the transactions contemplated by the merger agreement must include representatives of AT&T and DIRECTV. In exercising the foregoing rights, DIRECTV and AT&T each must act reasonably and as promptly as reasonably practicable.

Accounting Treatment

AT&T prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting. AT&T will be treated as the acquiror for accounting purposes.

NYSE Market Listing

The shares of AT&T common stock to be issued in the merger will be listed for trading on the NYSE.

Delisting and Deregistration of DIRECTV Common Stock

If the merger is completed, DIRECTV common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and DIRECTV will no longer be required to file periodic reports with the SEC.

Prior to the closing of the merger, DIRECTV has agreed to cooperate with AT&T to take all actions reasonably necessary, proper or advisable on its part under applicable laws and rules and regulations of NASDAQ to enable such delisting and deregistration.

Litigation Related to the Merger

Between May 21, 2014 and June 20, 2014, seven putative stockholder class action lawsuits were filed in Delaware and California courts in connection with the announcement of the merger. Six lawsuits have been filed in the Court of Chancery of the State of Delaware, Rivera v. DIRECTV et al., Case No. 9678-VCL, filed on May 21, 2014, Zimmerman v. DIRECTV et al., Case No. 9696-VCL, filed on May 23, 2014, Elow v. DIRECTV, LLC et al., Case No. 9708-VCL, filed on May 28, 2014, Jauken v. DIRECTV et al., Case No. 9719-VCL, filed on May 30, 2014, Lipovich v. DIRECTV et al., Case No. 9721-VCL, filed on May 30, 2014, and The Fran Richter Irrevocable Bypass Trust et al. v. DIRECTV et al., Case No. 9811-VCL, filed on June 20, 2014, which we refer to as the DIRECTV Delaware actions. The DIRECTV Delaware actions have been assigned to Vice Chancellor J. Travis Laster. One lawsuit has been filed in the Superior Court of California, County of Los Angeles, Silvestri v. DIRECTV et al., Case No. BC547186, filed on May 29, 2014, which we refer to as the DIRECTV California action. The DIRECTV California action was initially assigned to the Honorable John Shepard Wiley, Jr., and was reassigned to Judge Mary H. Strobel on August 12, 2014 following Judge Wiley’s temporary assignment to the California Court of Appeal. The class action complaints in the DIRECTV Delaware actions and the DIRECTV California action (together, the DIRECTV actions), which we refer to as the complaints, allege that the twelve members of the DIRECTV board breached their fiduciary duties to DIRECTV stockholders by approving the proposed merger for inadequate consideration; entering into the merger agreement containing preclusive deal protection devices; and failing to take steps to maximize the value to be paid to DIRECTV stockholders. The complaints also allege claims against DIRECTV, AT&T and merger sub for aiding and abetting these alleged breaches of fiduciary duties. Plaintiffs in the DIRECTV actions seek, among other things, declaratory relief to allow the action to be maintained as a class action, injunctive relief prohibiting consummation of the merger, rescission, imposition of a constructive trust on any benefits improperly received by defendants, damages, attorneys’ fees and costs, and other and further relief. At this stage, it is not possible to predict the outcome of the DIRECTV actions or their impact on AT&T.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about DIRECTV or AT&T. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings DIRECTV and AT&T make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 143 of this proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about DIRECTV and AT&T contained in this proxy statement/prospectus or in the public reports of DIRECTV and AT&T filed with the SEC may supplement, update or modify the factual disclosures about DIRECTV and AT&T contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by DIRECTV, AT&T and merger sub were qualified and subject to important limitations agreed to by DIRECTV, AT&T and merger sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedules that DIRECTV and AT&T each delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement.

Effects of the Merger; Organizational Documents; Officers

The merger agreement provides for the merger of DIRECTV with and into merger sub. After the merger, merger sub will be the surviving company and a wholly owned subsidiary of AT&T.

At the effective time, each share of common stock, par value $0.01 per share, of DIRECTV issued and outstanding immediately prior to the effective time (other than shares owned by AT&T or DIRECTV, not held on behalf of third parties and shares that are owned by stockholders, whom we refer to as dissenting stockholders, who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the Delaware General Corporation Law, all of which such shares we refer to as excluded shares) will be converted into the per share merger consideration. At the effective time, all the shares of DIRECTV common stock (other than excluded shares) will cease to be outstanding, be cancelled and will cease to exist, and each certificate formerly representing any of the shares of DIRECTV common stock (other than excluded shares) and each uncertificated share registered to a holder on DIRECTV’s stock transfer books (other than excluded shares) will thereafter represent only the right to receive the merger consideration, and the right, if any, to receive cash in lieu of fractional shares into which such shares have been converted and any distribution or dividend issued or payable after the effective time, and each certificate formerly representing shares of DIRECTV common stock owned by stockholders will thereafter represent only the right to receive the payment described above.

At the effective time, each excluded share will cease to be outstanding, will be cancelled and retired without payment of any consideration in return and will cease to exist.

At the effective time, each membership interest in merger sub issued and outstanding immediately prior to the effective time will remain issued and outstanding, from and after the effective time, as the membership interests of the surviving company in the merger.

The Certificate of Formation

At the effective time, the certificate of formation of merger sub in effect immediately prior to the effective time will be the certificate of formation of the surviving company, until thereafter amended as provided therein or by applicable law, except that Section 1 of such certificate of formation will be amended in its entirety to read as follows: “The name of the limited liability company is DIRECTV LLC.”

The LLC Agreement

At the effective time, the limited liability company agreement of merger sub in effect immediately prior to the effective time will be the limited liability company agreement of the surviving company, until thereafter amended as provided therein or by applicable law.

Officers

The officers of DIRECTV at the effective time will, from and after the effective time, be the officers of the surviving company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving company’s certificate of formation and LLC agreement.

Treatment of DIRECTV Stock Based Plans in the Merger

Treatment of Stock Options

At the effective time, each outstanding option to purchase shares of DIRECTV common stock, whether vested or unvested, will be converted into an option to acquire, on the same terms and conditions as were applicable under such option immediately prior to the effective time, a number of shares of AT&T common stock equal to the product (rounded down to the nearest whole number) of (i) the number of shares of DIRECTV common stock subject to such option immediately prior to the effective time and (ii) the option exchange ratio (defined below), at an exercise price per share (rounded up to the nearest whole cent) equal to the result obtained by dividing (A) the exercise price per share of DIRECTV common stock subject to such option immediately prior to the merger by (B) the option exchange ratio.

Under the merger agreement, the option exchange ratio means a fraction, the numerator of which is the sum of $28.50 plus an amount equal to the product of the exchange ratio and the average stock price and the denominator of which is the average stock price.

Treatment of Stock Appreciation Rights

At the effective time, each outstanding right to receive shares or cash pursuant to the exercise of any stock appreciation right, vested or unvested, which we refer to as stock appreciation rights, will be converted, on the same terms and conditions as were applicable under such stock appreciation right immediately prior to the effective time, into a stock appreciation right on the number of shares of AT&T common stock equal to the product (rounded down to the nearest whole number) determined by multiplying (i) the number of DIRECTV shares subject to such stock appreciation right immediately prior to the effective time by (ii) the option exchange ratio, at a reference price per share (rounded up to the nearest whole cent) equal to the result obtained by dividing (A) the reference price per DIRECTV share subject to such stock appreciation right immediately prior to the effective time by (B) the option exchange ratio.

Treatment of Restricted Stock Units

At the effective time, each outstanding restricted stock unit, vested or unvested, other than restricted stock units that as of the effective time remain subject to a performance condition, which we refer to as performance stock units, will be converted, on the same terms and conditions as were applicable under such restricted stock unit immediately prior to the completion of the merger (including any applicable dividend equivalent rights), into a restricted stock unit on the number of shares of AT&T common stock equal to the product (rounded down to the nearest whole number) determined by multiplying (i) the number of shares underlying such restricted stock unit by (ii) the option exchange ratio.

Treatment of Performance Stock Units

At the effective time, each outstanding performance stock unit, vested or unvested, will be converted, on the same terms and conditions as were applicable under such performance stock unit immediately prior to the effective time (including any applicable dividend equivalent rights), into a restricted stock unit on the number of shares of AT&T common stock equal to the product (rounded down to the nearest whole number) determined by multiplying (i) the number of shares of DIRECTV common stock underlying such performance stock unit, by (ii) the option exchange ratio. Performance for any periods that have ended prior to the effective time will be based on the actual performance achieved and performance for fiscal years that have not ended prior to the effective time will conclusively be based on the target level.

Treatment of Company Awards

At the effective time, each right of any kind, contingent or accrued, to acquire or receive shares of DIRECTV common stock or benefits measured by the value of shares of AT&T common stock, and each award of any kind consisting of shares of DIRECTV common stock, other than the options, stock appreciation rights, restricted stock units and performance stock units described in the sections entitled “—Treatment of Stock Options,” “—Treatment of Stock Appreciation Rights,” “—Treatment of Restricted Stock Units” and “—Treatment of Performance Stock Units,” respectively, beginning on page 90 of this proxy statement/prospectus, which we refer to collectively as the company awards, will be converted, on the same terms and conditions as were applicable under such other equity right immediately prior to the effective time, into the right to acquire or receive, as the case may be, the number of shares of AT&T common stock equal to the product (rounded down to the nearest whole number) determined by multiplying (i) the number of such shares of DIRECTV common stock by (ii) the option exchange ratio.

Exchange and Payment Procedures

At or prior to the effective time, AT&T will select an exchange agent with DIRECTV’s prior approval, which may not be unreasonably withheld or delayed, to handle the exchange of shares of DIRECTV common stock for the per share merger consideration, as described above.

At the effective time, AT&T will deposit with the exchange agent a number of shares of AT&T common stock and an amount of cash, in each case, comprising approximately the amount required to deliver the per share merger consideration to which DIRECTV stockholders will become entitled. After the effective time, on the appropriate payment date, if applicable, AT&T will deposit with the exchange agent the amount of any dividends or other distributions payable on shares of AT&T common stock with a record and payment date after the effective time and prior to the surrender of such shares and cash in lieu of fractional shares payable.

Within four business days after the effective time, AT&T will cause the exchange agent to mail a letter of transmittal to each holder of record of a certificate representing shares of DIRECTV common stock converted pursuant to the merger agreement. The letter of transmittal will advise such holder of the effectiveness of the merger and the conversion of its DIRECTV common stock into the right to receive the per share merger consideration and specify that delivery will be effected, and risk of loss and title to the shares of DIRECTV common stock will pass, only upon proper delivery of such share certificate (or affidavit of loss in lieu of the certificate) to the exchange agent and will provide instructions for effecting the surrender of share certificates in exchange for payment of the per share merger consideration.

Upon the delivery of a certificate (or affidavit of loss) to the exchange agent, the holder of such certificate will receive (i) a number of uncertificated shares of AT&T common stock (or evidence of shares in book-entry form), and (ii) cash equal to (A) a cash amount calculated according to the per share merger consideration, including any cash in lieu of fractional shares plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive. Surrendered share certificates will be cancelled and no interest will be paid or accrue on any cash.

Holders of shares of DIRECTV common stock that are not registered in DIRECTV’s transfer record will not be entitled to receive the per share merger consideration unless and until the certificate formerly representing such shares is presented to the exchange agent, along with documents evidencing such transfer and the payment of applicable stock transfer taxes.

If any shares (or evidence of shares in book-entry form) of AT&T common stock are issued to a name not matching that of its certificate, the holder requesting such exchange must pay any required stock transfer or other taxes, or must establish to AT&T or the exchange agent that such taxes have been paid or are not applicable.

For holders of uncertificated shares of DIRECTV common stock, promptly after the effective time, AT&T will cause the exchange agent to (i) mail to each holder of uncertificated shares of DIRECTV common stock (other than excluded shares) materials advising such holder of the effectiveness of the merger and the conversion of their shares into the right to receive the per share merger consideration and (ii) issue, without interest, to each holder of uncertificated shares, the number of whole shares of AT&T common stock and the amount of cash that such holder is entitled to receive in respect of each such uncertificated share, including any dividends and other distributions in respect of the AT&T common stock to be issued or paid (after giving effect to any required tax withholdings).

Distributions with Respect to Unexchanged Shares; Voting

All shares of AT&T common stock issued pursuant to the merger will be deemed issued and outstanding as of the effective time. Dividends or other distributions to AT&T common stockholders with a record date after the effective time will be payable to all shares issuable in the merger. Until holders of certificates previously representing DIRECTV shares have surrendered their share certificates to the exchange agent for exchange, those holders will not receive dividends or distributions on the shares of AT&T common stock into which those shares have been converted with a record date after the effective time. Subject to applicable law, when holders surrender their share certificates, they will receive, without interest, (i) the amount of dividends or other distributions with a record date after the effective time theretofore payable with respect to such whole shares of AT&T common stock and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole shares of AT&T common stock with a record date after the effective time with a payment date subsequent to such surrender.

Registered holders of unsurrendered certificates representing shares of DIRECTV common stock will be entitled to vote after the effective time at any meeting of AT&T stockholders with a record date at or after the effective time the number of whole shares of AT&T common stock represented by such certificates, regardless of whether such holders have exchanged their certificates.

No Transfers Following the Effective Time

After the effective time, the stock transfer books of DIRECTV will be closed and there will be no further registration of transfers of the shares of the common stock of DIRECTV that were outstanding immediately prior to the effective time.

Fractional Shares

No fractional shares of AT&T common stock will be issued, and any holder of shares of DIRECTV common stock who would have been entitled to receive a fractional share of AT&T common stock but for this provision will instead be entitled to receive a cash payment in lieu thereof. The value of such cash payment will be calculated by the exchange agent and will represent such holder’s proportionate interest in a share of AT&T common stock based on the average stock price.

Termination of Exchange Fund

Any certificates representing shares of AT&T common stock and any funds that had been made available to the exchange agent for the payment of per share merger consideration (including dividends and other distributions paid by AT&T after the effective time) and have not been disbursed to holders of certificates or book entry shares for 180 days after the effective time will be delivered to AT&T. Thereafter DIRECTV stockholders will be entitled to look only to AT&T with respect to the payment of any per share merger consideration (or dividends or distributions with respect thereto, as contemplated by the merger agreement), without any interest thereon. None of the surviving company, AT&T, the exchange agent or any other person will be liable to any former holder of DIRECTV shares for per share merger consideration (or dividends or distributions with respect thereto) properly delivered to a public official pursuant to any abandoned property, escheat or similar law.

Lost, Stolen or Destroyed Share Certificates

If a share certificate has been lost, stolen or destroyed, then, before a DIRECTV stockholder will be entitled to receive the per share merger consideration (or dividends or distribution with respect thereto), such holder will need to deliver an affidavit of that fact and, if requested by AT&T or the surviving company, a bond (in such amount as is customary and upon such terms as may be required by AT&T) as indemnity against any claim that may be made against AT&T, the exchange agent or the surviving company on account of the alleged loss, theft or destruction of such share certificate.

Withholding Rights

AT&T and the surviving company will each be entitled to deduct and withhold any applicable taxes from the consideration otherwise payable to DIRECTV stockholders and pay over such withheld amount to the appropriate governmental entity. Any amount so withheld will be treated for all purposes of the merger agreement as having been paid to the holder of the DIRECTV shares in respect of which the deduction and withholding was made.

Dissenters’ Rights

No dissenting stockholders will be entitled to receive shares of AT&T common stock, cash or any dividends or other distributions, unless and until such holder has failed to perfect or has effectively withdrawn or lost such holder’s right to dissent from the merger under Delaware law. Dissenting stockholders will be entitled to receive only the payment provided by Section 262 of the DGCL with respect to their shares of DIRECTV common stock. Once a holder of DIRECTV common stock has failed to properly perfect or has effectively withdrawn or lost the right to dissent with respect to any shares of DIRECTV common stock, such shares will be converted into the shares of AT&T common stock plus the cash amount that such holder is entitled to receive pursuant to the merger. DIRECTV must give AT&T (i) prompt written notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments received by DIRECTV relating to stockholders’ rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. DIRECTV may not, except with the prior written consent of AT&T, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Adjustments to Prevent Dilution

In the event that, prior to the effective time, either DIRECTV or AT&T changes the number of shares of DIRECTV common stock or AT&T common stock, as the case may be, issued and outstanding, or if DIRECTV changes the number of securities convertible or exchangeable into or exercisable for any shares of such DIRECTV common stock, as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the merger consideration will be equitably adjusted to eliminate the effects of such event on the merger consideration.

Representations and Warranties

The merger agreement contains customary and, in certain cases, reciprocal, representations and warranties by DIRECTV and AT&T that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in any form, statement, certification, report or other document filed with or furnished to the SEC from January 1, 2014 and prior to May 18, 2014 or in the disclosure schedules delivered by DIRECTV and AT&T to each other in connection with the merger agreement, excluding, in each case, any disclosures set forth in any risk factor section or in any such forms, statements, certifications, reports and documents that are cautionary, predictive or forward looking in nature.

These representations and warranties relate to, among other things:

•	organization, good standing and qualification to do business;

•	capital structure;

•	corporate authority and approval relating to the execution, delivery and performance of the merger agreement;

•	the absence of preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate DIRECTV, AT&T or any of their respective subsidiaries to issue or sell any shares of capital stock or other equity securities of DIRECTV, AT&T or any of their respective subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire from DIRECTV, AT&T or any of their respective subsidiaries, any equity securities of DIRECTV, AT&T or any of their respective subsidiaries, and no securities or obligations of DIRECTV, AT&T or any of their respective subsidiaries evidencing such rights are authorized, issued or outstanding;

•	the absence of outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of DIRECTV or AT&T on any matter;

•	governmental filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods, or authorizations necessary to complete the merger;

•	the absence of breach or violation of, or a default under governing documents;

•	the absence of a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a lien on any of the assets of AT&T, DIRECTV or any of their respective subsidiaries pursuant to, any agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, understanding or other obligation, which we refer to in this section collectively as contracts, binding upon AT&T, DIRECTV or any of their respective subsidiaries, or under any law to which AT&T, DIRECTV or any of their respective subsidiaries is subject;

•	the absence of any change in the rights or obligations under contracts to which AT&T, DIRECTV or any of their respective subsidiaries is a party;

•	filings with the SEC;

•	compliance with listing and corporate governance rules and regulations;

•	compliance with disclosure controls and procedures required under the Exchange Act, the Securities Act of 1933, as amended, which we refer to as the Securities Act, and the Sarbanes-Oxley Act of 2002;

•	the accuracy of consolidated balance sheets;

•	the absence of a “material adverse effect,” the conduct by DIRECTV and AT&T of their respective businesses in the ordinary course consistent with past practice, and the absence of certain other changes or events since December 31, 2013;

•	the absence of civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings, pending or, to the knowledge of AT&T or DIRECTV, threatened against AT&T, DIRECTV or any of their respective subsidiaries;

•	the absence of certain undisclosed liabilities;

•	the absence of any judgment, order, writ, injunction, decree, award, stipulation or settlement to which either AT&T, DIRECTV or any of their respective subsidiaries is a party;

•	compliance with applicable laws;

•	takeover statutes; and

•	broker’s and finder’s fees.

The merger agreement also contains additional representations and warranties by DIRECTV relating to the following:

•	DIRECTV’s ownership interest in each of its subsidiaries, the ownership interests of any other person in each of DIRECTV’s subsidiaries and DIRECTV’s and its subsidiaries’ ownership interests in any other person;

•	the receipt by the DIRECTV board of the opinions from Goldman Sachs and BofA Merrill Lynch as to the fairness from a financial point of view of the merger consideration to be received by DIRECTV stockholders in the merger;

•	employee benefits;

•	labor matters;

•	satellite systems;

•	material contracts;

•	environmental matters;

•	tax matters;

•	intellectual property matters; and

•	insurance policies.

The merger agreement also contains additional representations and warranties by AT&T relating to the following:

•	qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	required contributions to the AT&T pension plans and the financial condition of such plans; and

•	available funds.

Some of the representations and warranties contained in the merger agreement are qualified by a “material adverse effect” standard (that is, they will not be deemed untrue or incorrect unless their failure to be true or correct, individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on either DIRECTV or AT&T).

A material adverse effect with respect to DIRECTV, AT&T or merger sub, as applicable, means (A) an effect that would prevent, materially delay or materially impair the ability of DIRECTV, AT&T or merger sub to consummate the merger, which we refer to as the impediment clause, or (B) a material adverse effect on the financial condition, properties, assets, liabilities, business or results of DIRECTV and its subsidiaries, taken as a whole, or AT&T and its subsidiaries, taken as a whole, but excluding any such effect resulting from or arising in connection with the following, which we refer to as the material adverse effect exceptions:

•	any such effect resulting from or arising in connection with changes in the financial or securities markets or general economic or political conditions in the U.S. or any foreign jurisdiction in which DIRECTV, any of its subsidiaries, Innova S. de R.L. de C.V. (Sky Mexico) or Innova Holdings S. de R.L. de C.V., or AT&T or any of its subsidiaries, as applicable, operates, including any changes in currency exchange rates, interest rates, monetary policy or inflation, although a material adverse effect will exist only to the extent such effect has a disproportionate adverse effect on DIRECTV and its subsidiaries, taken as a whole, or AT&T and its subsidiaries, taken as a whole, as applicable, relative to all other participants in the multi-channel video programming distribution industry, in the case of DIRECTV, or the industries in which AT&T and its subsidiaries operate, in the case of AT&T, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments will be taken into account in determining whether a material adverse effect has occurred;

•	any such effect resulting from or arising in connection with any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), although a material adverse effect will exist only to the extent such effect has a disproportionate adverse effect on DIRECTV and its subsidiaries, taken as a whole, or AT&T and its subsidiaries, taken as a whole, as applicable, relative to all other participants in the multi-channel video programming distribution industry, in the case of DIRECTV, or the industries in which AT&T and its subsidiaries operate, in the case of AT&T, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments will be taken into account in determining whether a material adverse effect has occurred;

•	any failure by DIRECTV or any of its subsidiaries, or AT&T or any of its subsidiaries, as applicable, to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period, although this exception will not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a material adverse effect;

•	a decline in the price of the shares of DIRECTV common stock on the NASDAQ or of AT&T common stock on the NYSE, as applicable, although this exception will not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a material adverse effect;

•	any changes in law, although a material adverse effect will exist only to the extent such effect has a disproportionate adverse effect on DIRECTV and its subsidiaries, taken as a whole, or AT&T and its subsidiaries, taken as a whole, as applicable, relative to all other participants in the multi-channel video programming distribution industry, in the case of DIRECTV, or the industries in which AT&T and its subsidiaries operate, in the case of AT&T, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments will be taken into account in determining whether a material adverse effect has occurred;

•	any such effect resulting from or arising in connection with any changes in U.S. GAAP (or authoritative interpretation of GAAP); or

•	any such effect resulting from or arising in connection with the taking of any specific action expressly required by, or the failure to take any specific action expressly prohibited by, the merger agreement.

Conduct of Businesses of DIRECTV and its Subsidiaries Prior to Completion of the Merger

Pursuant to the terms of the merger agreement, DIRECTV covenants and agrees that, subject to certain exceptions or unless AT&T approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), between the date of the merger agreement and the effective time, it will, and will cause each of its subsidiaries to:

•	conduct its business in the ordinary course of business consistent with past practice; and

•	use reasonable best efforts to preserve its business organization intact and maintain the existing relations and goodwill with Governmental Entities, customers, suppliers, content providers, distributors, licensors, creditors, lessors, employees and business associates and keep available the services of its present employees and agents.

DIRECTV has also agreed to take the actions and comply with the requirements set forth in the disclosure letter it has prepared pursuant to the merger agreement.

DIRECTV also has agreed that, subject to certain exceptions or unless AT&T approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), between May 18, 2014 and the completion of the merger, it will not, nor permit any of its subsidiaries to, except to the extent specifically allowed in the employee matters agreement described below or as otherwise agreed between the parties:

•	amend its governing documents; split, combine, subdivide or reclassify its outstanding shares of capital stock; declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock (except for any dividends or distributions paid by Sky Brasil Servicios Ltda. or a direct or indirect wholly owned subsidiary of DIRECTV to its stockholders or unitholders on a pro rata basis in the ordinary course of business consistent with past practice); enter into any agreement with respect to the voting of its capital stock; or purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock;

•	merge or consolidate with any other person, except transactions among DIRECTV’s wholly-owned subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or business;

•	knowingly take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	establish, adopt, amend or terminate any benefit and compensation plan, contract, policy, program or arrangement covering its current or former employees, which we refer to as company plans, or amend the terms of any outstanding equity-based awards;

•	grant or provide any severance or termination payments or benefits to any of its directors, officers, employees or other service providers, except to comply with applicable law or as expressly required by the provisions of the company plans as in effect on May 18, 2014 or the provisions of the merger agreement or the employee matters agreement;

•	increase the compensation, bonus or pension, welfare, severance or other benefits of or pay any bonus to any directors, officers or employees of DIRECTV or any of its subsidiaries;

•	take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any company plan (including any equity-based awards), except to the extent expressly required by any such company plan or provided in the merger agreement;

•	change any actuarial or other assumptions used to calculate funding obligations with respect to any company plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or to comply with applicable law;

•	forgive any loans to any of its directors, officers or employees;

•	incur any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security in itself, subject to certain exceptions;

•	make or commit to any capital expenditures other than in the ordinary course of business consistent with past practice, with any such spending being subject, in the aggregate, to specified limits in 2014 and 2015;

•	other than transfers among and between wholly owned subsidiaries, transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a lien (subject to certain exceptions) upon or otherwise dispose of any property or assets (including capital stock of any subsidiaries) with a fair market value in excess of $50,000,000 individually or $100,000,000 in the aggregate, subject to certain exceptions;

•	issue, deliver, sell, grant, transfer, or encumber, or authorize the issuance, delivery, sale, grant, transfer on encumbrance of, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares except any shares issued pursuant to equity awards outstanding on May 18, 2014 expressly required by the existing terms of such awards, subject to certain exceptions;

•	other than acquisitions of inventory or assets in the ordinary course of business consistent with past practice and making or committing to any permissible capital expenditures as described above, spend amounts in excess of $50,000,000 individually or more than $200,000,000 in the aggregate to acquire any business or to acquire assets or other property, whether by merger, consolidation, purchase of property or assets or otherwise, excepting any acquisition that would, or would reasonably be likely to prevent, delay or impair its ability to complete the merger;

•	make any material change with respect to its accounting policies or procedures, except as required by changes in GAAP or by applicable law;

•	except as required by applicable law, make any tax election that is material to DIRECTV and its subsidiaries, taken as a whole, or take any position that is material to DIRECTV and its subsidiaries, taken as a whole, on any tax return filed on or after May 18, 2014, that is inconsistent with elections made or positions taken in preparing or filing similar tax returns in prior periods; make any change to any method of tax accounting that is material to DIRECTV and its subsidiaries, taken as a whole; amend any tax return with respect to an amount of taxes that is material to DIRECTV and its subsidiaries, taken as a whole; or settle or resolve any tax controversy that is material to DIRECTV and its subsidiaries, taken as a whole;

•	enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business as of the date of the merger agreement, or start to conduct a line of business in any geographic area where it is not conducted as of the date of the merger agreement, other than reasonable extensions to geographic areas where such business line is conducted as of the date of the merger agreement (provided that such entry or expansion would not require the receipt or transfer of any license issued by a governmental entity to provide telecommunications, broadband, and/or broadcasting services, which we refer to as communications licenses, if issued or granted prior to the date of the merger agreement and would not reasonably be expected to prevent, delay or impair the ability of DIRECTV, AT&T or merger sub to complete the merger on a timely basis);

•	except as currently conducted, engage in the conduct of any business in any state which would require the receipt or transfer of a communications license or license that would constitute a communications license if issued or granted prior to the date of the merger agreement or in any foreign country that would require the receipt of a material license;

•	file or apply for any license outside of the ordinary course of business consistent with past practice;

•	other than in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $100,000,000, make any loans, advances or capital contributions to, or investments in, any person (other than loans, advances or capital contributions to DIRECTV or any direct or indirect wholly owned subsidiary of DIRECTV or to Sky Brasil Servicios Ltda.);

•	agree to a contract to provide any wireless, wireline or Internet services to any person (other than DIRECTV or its subsidiaries) as an agent or reseller that it cannot terminate on 60 days’ or less notice without penalty;

•	other than in the ordinary course of business, amend or modify in any material respect or terminate (subject to certain exceptions) any material contract or waive, release or assign any material rights, claims or benefits under any material contract or enter into any contract that would have been a material contract had it been entered into prior to the date of the merger agreement unless it is on terms substantially consistent with, or on terms more favorable to it (and to AT&T and its subsidiaries following the completion of the merger) than, either a contract it is replacing or a form of such material contract made available to AT&T prior to the date of the merger agreement;

•	settle any action, suit, case, litigation, claim, hearing, arbitration, investigation or other proceedings before or threatened to be brought before a governmental entity;

•	assign, transfer, forfeit, cancel, fail to renew, or fail to extend or defend any communications license that is material to it;

•	enter into any collective bargaining agreement, unless required by applicable law;

•	enter into any contract obligating or purporting to obligate any existing or future non-controlled affiliate of DIRECTV (including any parent entity) to grant licenses to any intellectual property; or

•	agree, resolve, or commit to do any of the foregoing actions.

Conduct of Business of AT&T Prior to Completion of the Merger

Pursuant to the terms of the merger agreement, AT&T has agreed that, subject to certain exceptions or unless DIRECTV approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), between the date of the merger agreement and the completion of the merger, it will not:

•	amend its governing documents in any manner that would prohibit or hinder, impede or delay in any material respect the merger or have a material and adverse impact on the value of its common stock, although it may amend its certificate of incorporation to increase the authorized number of shares of any class or series of the capital stock;

•	declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than certain regular quarterly cash dividends on its common stock and dividends and distributions with a record date after the effective time;

•	acquire another business or permit any of its subsidiaries to acquire another business that, at the time of acquisition, to its knowledge, would be likely to prevent the merger from closing;

•	knowingly take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; or

•	agree, resolve, or commit to do any of the foregoing actions.

No Solicitation or Negotiation of Acquisition Proposals

The merger agreement provides that neither DIRECTV nor any of its subsidiaries nor any of their respective officers and directors will, and DIRECTV will use its reasonable best efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly:

•	initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal (as defined below);

•	engage or participate in any discussions or negotiations with any person regarding any acquisition proposal; or

•	provide any non-public information or data to any person in connection with, or otherwise knowingly facilitate, any acquisition proposal or attempt to make an acquisition proposal.

Under the merger agreement, an acquisition proposal means (i) any proposal or offer from any person or group of persons with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving DIRECTV or any of its subsidiaries resulting in such person or group acquiring beneficial ownership of 15% or more of DIRECTV’s consolidated total assets or any class of DIRECTV’s equity interests and (ii) any acquisition by any person or group of persons resulting in, or proposal or offer, which if consummated would result in, any person or group of persons obtaining control over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power of any class of equity securities of DIRECTV, or 15% or more of the consolidated total assets (including equity securities of its subsidiaries) of DIRECTV, in each case other than the transactions contemplated by the merger agreement.

Existing Discussions or Negotiations

In the merger agreement, DIRECTV agreed to and to cause its subsidiaries and to use its reasonable best efforts to cause its representatives to immediately cease and cause to be terminated any discussions and negotiations with any person conducted prior to the date of the merger agreement with respect to any acquisition proposal, or proposal that could be reasonably likely to lead to an acquisition proposal. DIRECTV also agreed to promptly inform the individuals and entities referred to in the preceding sentence of its obligations, and DIRECTV will promptly request from each person that has executed a confidentiality agreement in connection with its consideration of making an acquisition proposal to return or destroy all confidential information concerning DIRECTV and any of its subsidiaries and promptly terminate all physical and electronic data access previously granted to such person.

Fiduciary Exception

At any time prior to the DIRECTV stockholder meeting, if the DIRECTV board has determined in good faith after consultation with outside legal counsel that an unsolicited bona fide written acquisition proposal received after the date of the merger agreement either constitutes a superior proposal or could be reasonably likely to result in a superior proposal, then DIRECTV may do either of the following:

•

DIRECTV may provide access to non-public information regarding DIRECTV or any of its subsidiaries to the person who made such acquisition proposal, providing for the acquisition of all or substantially all of the assets (on a consolidated basis) or total voting power or economic interests of the equity securities of DIRECTV, so long as, in the case of a transaction which is not all cash, the holders of DIRECTV’s equity securities would not receive in the aggregate more than 65% of the total voting power of the equity securities of the issuer that is issuing securities in the transaction or 70% of the economic value of the issuer that is issuing securities in the transaction, in each case as measured based on the securities of such issuer outstanding at the time of the making of such acquisition proposal and giving effect to all securities and other consideration proposed to be issued by such issuer in such transaction, provided that such information has previously been, or is substantially concurrently, made available to DIRECTV and that, prior to furnishing any such non-public information, DIRECTV receives from the person making such acquisition proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the confidentiality agreement between DIRECTV and AT&T agreed to pursuant to the merger agreement (it being understood that such confidentiality agreement need not, at DIRECTV’s discretion, prohibit the making or amending of an acquisition proposal); and

•	DIRECTV may engage or participate in any discussions or negotiations with any such person regarding such acquisition proposal.

Under the merger agreement, a superior proposal means an unsolicited bona fide acquisition proposal involving the acquisition by a person or a group of persons of all or substantially all of the assets (on a consolidated basis) or total voting power of the equity securities of DIRECTV, so long as, in the case of a transaction which is not all cash, the holders of DIRECTV’s equity securities would not receive in the aggregate more than 65% of the total voting power of the equity securities of the issuer that is issuing securities in the transaction or 70% of the economic value of the issuer that is issuing securities and other consideration in the transaction, in each case as measured based on the securities of such issuer outstanding at the time of the making of such acquisition proposal and giving effect to all securities proposed to be issued by such issuer in such transaction, that its board of directors has determined in its good faith judgment is reasonably likely to be consummated and, if consummated, would result in a transaction more favorable to DIRECTV’s stockholders from a financial point of view than the transaction contemplated by the merger agreement.

Notice

DIRECTV will promptly (and, in any event, within 24 hours) notify AT&T if any bona fide inquiries, proposals or offers with respect to an acquisition proposal are received by, any non-public information is requested in connection with any acquisition proposal from, or any discussions or negotiation with respect to an acquisition proposal are sought to be initiated or continued with, it, its subsidiaries or any of their respective representatives. In any such notice, DIRECTV should indicate the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and should continue to keep AT&T informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations, including any change in DIRECTV’s intentions as previously notified.

No Change in Recommendation or Alternative Acquisition Agreement

Subject to certain exceptions described below, the DIRECTV board and each committee of the DIRECTV board may not:

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to AT&T, the DIRECTV recommendation (it being understood that publicly taking a neutral position or no position with respect to an acquisition proposal at any time beyond ten business days after the first public announcement of such acquisition proposal by DIRECTV or by the party which made the acquisition proposal will be considered a modification adverse to AT&T) or make or authorize the making of any statement that has the substantive effect of such a withdrawal, qualification or modification;

•	cause or permit DIRECTV or any of its subsidiaries to enter into an alternative acquisition agreement relating to any acquisition proposal; or

•	approve or recommend, or propose to enter into an acquisition proposal or an alternative acquisition agreement.

Fiduciary Exception

However, at any time before the DIRECTV stockholder approval is obtained, if the DIRECTV board determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, the DIRECTV board may do either or both of the following:

•	make a change in recommendation; or

•	effect a superior proposal termination.

However, the DIRECTV board is in no event permitted to take, or agree or resolve to take, any action other than in compliance with this provision of the merger agreement. Additionally, the DIRECTV board may not make a change in recommendation and/or effect a superior proposal termination until after at least five business days (or such shorter time period if the DIRECTV stockholder meeting is held within such five business day period) following AT&T’s receipt of written notice from DIRECTV advising that the DIRECTV board intends to take such action and the basis for doing so, including all information required to be provided under the merger agreement and in the case of a change in recommendation not related to a superior proposal, all material information related thereto. After providing such notice and prior to effecting such change in recommendation and/or terminating the merger agreement for a superior proposal:

•	DIRECTV must, during such five business day period (or such shorter time period if the DIRECTV stockholder meeting is held within such five business day period), negotiate in good faith with AT&T and its representatives with respect to any revisions to the terms of the transaction contemplated by the agreement proposed by AT&T; and

•	in determining whether to make a change in recommendation and/or effect a superior proposal termination, the DIRECTV board must take into account any changes to the terms of the merger agreement proposed by AT&T and any other information provided by AT&T in response to such notice during such five business day period (or such shorter time period if the DIRECTV stockholder meeting is held within such five business day period).

Any amendment to the financial terms or other material terms of any acquisition proposal will be deemed to be a new acquisition proposal except that the five business day notice period for such new acquisition proposal will be three business days (or such shorter time period if the DIRECTV stockholders meeting is held within such three business day period) for such purposes. In the event that during the five business days prior to the date that the special meeting is scheduled to be held, DIRECTV delivers notice of an intent to make a change in recommendation and/or superior proposal termination, AT&T may direct DIRECTV to postpone the special meeting for up to five business days. The DIRECTV board is required to recommend in this proxy statement/prospectus and at the special meeting that DIRECTV’s stockholders adopt the merger agreement, and use its reasonable best efforts to obtain and solicit such adoption, subject to the fiduciary exceptions in the merger agreement.

Limits on Release of Standstill and Confidentiality

From the date of the merger agreement until the effective time, DIRECTV may not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which DIRECTV or any of its subsidiaries is a party and must enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof. However, DIRECTV will be permitted to fail to enforce any provision of any confidentiality, “standstill” or similar obligation of any person if the DIRECTV board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action is necessary in order for the directors to comply with their fiduciary duties under applicable law; as long as DIRECTV promptly advises AT&T that it is taking such action and the identity of the party or parties with respect to which it is taking such action. In addition, DIRECTV may permit a person to orally request the waiver of a “standstill” or similar obligation to the extent necessary to comply with fiduciary duties under applicable law.

Certain Permitted Disclosure

Nothing in the merger agreement will prevent DIRECTV from complying with its disclosure obligations under applicable U.S. federal or state law with regard to an acquisition proposal, as long as, if such disclosure has the effect or substantive effect of withholding, withdrawing, qualifying or modifying the DIRECTV recommendation, such disclosure will be deemed to be a change in recommendation and AT&T will have the right to terminate the merger agreement.

Stockholders Meeting

DIRECTV is required to use its reasonable best efforts to convene and hold a special meeting of DIRECTV stockholders to consider and vote upon the adoption of the merger agreement not more than 45 days after the registration statement on Form S-4 filed by AT&T, of which this proxy statement/prospectus forms a part, is declared effective by the SEC. DIRECTV may postpone or adjourn such meeting if, on a date preceding the date on which the special meeting is scheduled, DIRECTV reasonably believes that it will not receive proxies representing a majority of the shares of DIRECTV’s common stock entitled to vote on the adoption of the merger agreement, or it will not have enough shares represented to constitute a quorum at the special meeting, DIRECTV may postpone or adjourn the special meeting one or more times up to an aggregate postponement of 15 calendar days. In the event that during the five business days prior to the date that the special meeting is scheduled to be held, DIRECTV delivers notice of an intent to make a change in recommendation and/or superior proposal termination, AT&T may direct DIRECTV to postpone the special meeting for up to five business days. The DIRECTV board is required to recommend in this proxy statement/prospectus and at the special meeting that DIRECTV’s stockholders adopt the merger agreement, and use its reasonable best efforts to obtain and solicit such adoption, subject to the fiduciary exceptions in the merger agreement.

Access to Information

Subject to certain exceptions, and upon reasonable prior notice, DIRECTV will afford AT&T reasonable access to all of its and its subsidiaries’ employees, properties, assets, books, records and contracts as may reasonably be requested. AT&T will also furnish certain information to DIRECTV as may be reasonably requested.

Expenses

Subject to certain exceptions, all fees, costs and expenses incurred by any party to the merger agreement or on its behalf in connection with the merger agreement and the transactions expressly contemplated by the merger agreement will be paid by the party incurring such expenses, except expenses incurred in connection with the filing, printing and mailing of this registration statement and the proxy statement will be shared equally by AT&T and DIRECTV.

Indemnification and Insurance

From and after the effective time, AT&T and the surviving company will indemnify and hold harmless each present and former director and officer of DIRECTV and certain individuals serving at the request of DIRECTV or any of its subsidiaries as a director (or equivalent position) of certain entities, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time.

Prior to the effective time, DIRECTV will, and if DIRECTV is unable to, AT&T will cause the surviving company as of the effective time to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the effective time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as DIRECTV’s existing policies with respect to matters existing or occurring at or prior to the effective time, subject to certain limitation and premium thresholds.

Conditions to Completion of the Merger

The respective obligations of each of DIRECTV, AT&T and merger sub to complete the merger are subject to the satisfaction or waiver, at or prior to the closing of the merger, of each of certain conditions, including:

•	the DIRECTV stockholder approval must have been obtained;

•	the shares of AT&T common stock to be issued in the merger must have been approved for listing on the NYSE upon official notice of issuance;

•	any applicable waiting period under the HSR Act consent must have expired or been terminated, and the FCC consent shall have been obtained and be in full force and effect;

•	no domestic, foreign or transnational governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the merger or the other transactions contemplated by the merger agreement; and

•	the registration statement on Form S-4 filed by AT&T in respect of the shares of AT&T common stock to be issued in the merger, of which this proxy statement/prospectus forms a part, must have become effective under the Securities Act and must not be the subject of any stop order or any proceedings initiated or threatened for that purpose by the SEC.

The obligations of AT&T and merger sub to effect the merger also are subject to the satisfaction or waiver by AT&T and merger sub at or prior to the effective time of certain conditions, including the following:

•	the representations and warranties of DIRECTV with respect to its capitalization must, both on the date of the merger agreement and at the closing of the merger, be true and correct, except for any failures to be so true and correct that are de minimis;

•	certain representations and warranties of DIRECTV with respect to contracts at DIRECTV’s parent entity must be true and correct in all material respects;

•	generally, the other representations and warranties of DIRECTV in the merger agreement (without giving effect to any references to any DIRECTV material adverse effect or other qualifications based upon the concept of materiality or similar phrases contained therein) must be true and correct, both on the date of the merger agreement and at the closing of the merger (unless such representation or warranty speaks as of a particular date, in which case such representation or warranty shall be true and correct as of such earlier date), unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had or would not be reasonably expected to have a DIRECTV material adverse effect;

•	DIRECTV must have performed in all material respects its obligations under the merger agreement at or prior to the closing date of the merger;

•	the delivery to AT&T of a certificate signed by the Chief Executive Officer or Chief Financial Officer of DIRECTV certifying that the above conditions with respect to the accuracy of representations and warranties and performance of the obligations of DIRECTV have been satisfied;

•	all PUC consents and all foreign regulator consents must have been obtained and be in full force and effect. Additionally, all other governmental consents, other than the PUC consents, the foreign regulator consents, the HSR Act consent and the FCC consent, the failure of which to have been made or obtained would, individually or in the aggregate, reasonably be likely to have a DIRECTV material adverse effect shall have been made or obtained (without giving effect to the impediment clause of the definition of material adverse effect). It is also a condition to AT&T’s obligation to consummate the merger that all governmental consents that have been made or obtained shall have been obtained without the imposition, individually or in the aggregate, of any regulatory material adverse effect;

•	AT&T must have received a tax opinion from Sullivan & Cromwell LLP, dated as of the effective time, to the effect that the merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code; and

•	after the date of the merger agreement, there must not have occurred any change, effect, circumstance or development that, individually or in the aggregate, has or would reasonably be likely to result in a DIRECTV material adverse effect.

DIRECTV’s obligation to effect the merger is also subject to the satisfaction or waiver by DIRECTV at or prior to the effective time of the following additional conditions:

•	the representations and warranties of AT&T with respect to its capitalization must, both on the date of the merger agreement and at the closing of the merger, be true and correct in all material respects;

•	the other representations and warranties of AT&T and merger sub in the merger agreement (without giving effect to any references to any “material adverse effect,” as that term is used in the merger agreement, with respect to AT&T, which we refer to as an AT&T material adverse effect, or other qualifications based upon the concept of materiality or similar phrases contained therein) must be true and correct, both on the date of the merger agreement and at the closing of the merger, in all material respects (unless such representation or warranty speaks as of a particular date, in which case such representation or warranty shall be true and correct as of such earlier date), unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had or would not be reasonably expected to have an AT&T material adverse effect;

•	each of AT&T and merger sub each must have performed in all material respects its respective obligations under the merger agreement at or prior to the closing date of the merger;

•	DIRECTV must have received a certificate signed by executive officers of AT&T and merger sub certifying that the above conditions with respect to the accuracy of representations and warranties and performance of the obligations of AT&T and merger sub have been satisfied;

•	DIRECTV must have received a tax opinion from Weil, Gotshal and Manges LLP, dated as of the effective time, to the effect that the merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code; and

•	after the date of the merger agreement, there must not have occurred any change, effect, circumstance or development that, individually or in the aggregate, has or would reasonably be likely to result in an AT&T material adverse effect.

See also the section entitled “The Merger Agreement—NFL Sunday Ticket” beginning on page 107 of this proxy statement/prospectus.

Termination of the Merger Agreement

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time:

•	by mutual written consent of AT&T and DIRECTV, by action of their respective boards of directors;

•	by either AT&T or DIRECTV if, provided in each case that the party terminating the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that shall have proximately contributed to the failure of the merger to be consummated:

•	whether before or after the DIRECTV stockholder approval is obtained, the merger has not been consummated by the termination date, which may be extended by AT&T or DIRECTV to a date not later than August 17, 2015 if either AT&T or DIRECTV determines that additional time is necessary in connection with obtaining the FCC consent, the PUC consents or the foreign regulator consents or in connection with the expiration of the waiting period pursuant to the HSR Act, and which may be further extended by mutual agreement between AT&T and DIRECTV to a date not later than November 13, 2015, which we refer as an outside date termination event;

•	there has been a stockholder approval termination event;

•	whether before or after the DIRECTV stockholder approval is obtained, any governmental entity has enacted, issued, promulgated, enforced or entered any law or taken any other legal action that permanently restrains, enjoins or otherwise prohibits consummation of the merger, and such law or other legal action has become final and non-appealable; or

•	the FCC adopts a hearing designation order in respect of the transactions contemplated by the merger agreement;

•	by DIRECTV if:

•	whether before or after the DIRECTV stockholder approval is obtained, AT&T breaches any of its representations, warranties, covenants or agreements in the merger agreement, or any of its representations or warranties shall have become untrue after the date of the merger agreement, such that the related conditions to the obligation of DIRECTV to close the merger would not be satisfied and such breach is not curable or, if curable, is not cured by the 30th day following notice to AT&T from DIRECTV of such breach or failure, provided that DIRECTV is not then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•	before the DIRECTV stockholder approval is obtained, DIRECTV enters into an alternative acquisition agreement, after having complied with the procedures described under the section entitled “The Merger Agreement—No Change in Recommendation or Alternative Acquisition Agreement—Fiduciary Exception” beginning on page 102 of this proxy statement/prospectus and prior to or simultaneously with such termination, DIRECTV pays AT&T the termination fee, which we refer to as an alternative acquisition termination event;

•	by AT&T if:

•	before the DIRECTV stockholder approval is obtained, the DIRECTV board effects an adverse recommendation change, which we refer to as an adverse recommendation change termination event; or

•	whether before or after the DIRECTV stockholder approval is obtained, DIRECTV breaches any of its representations, warranties, covenants or agreements in the merger agreement, or any of its representations or warranties shall have become untrue after the date of the merger agreement, such that the related conditions to the obligation of AT&T and merger sub to close the merger would not be satisfied and such breach is not curable or, if curable, is not cured by the 30th day following notice to DIRECTV from AT&T of such breach or failure, provided that AT&T is not then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement, which we collectively refer to as a DIRECTV breach termination event.

See also the section entitled “The Merger Agreement—NFL Sunday Ticket” beginning on page 107 of this proxy statement/prospectus.

Termination Fee

DIRECTV will pay AT&T the termination fee if:

•	AT&T terminates the merger agreement pursuant to an adverse recommendation change termination event;

•	DIRECTV terminates the merger agreement pursuant to a stockholder approval termination event at a time when AT&T had the right to terminate pursuant to an adverse recommendation change termination event;

•	DIRECTV terminates the merger agreement pursuant to an alternative acquisition termination event; or

•	AT&T or DIRECTV terminates the merger agreement pursuant to an outside date termination event or a stockholder approval termination event, or AT&T terminates the merger agreement pursuant to a DIRECTV breach termination event, and in each case, both of the following events occur (we refer to any such event as a DIRECTV tail termination fee event):

•	between the date of the merger agreement and such termination, any person made an acquisition proposal to DIRECTV or any of its subsidiaries, directly to DIRECTV’s stockholders, or publicly announced an intention (whether or not conditional) to make such an acquisition proposal; and

•	within 12 months after the date of such termination, DIRECTV consummates or enters into an agreement contemplating:

•	any proposal or offer from any person or group of persons with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving DIRECTV or any of its subsidiaries resulting in such person or group acquiring beneficial ownership of 50% or more of DIRECTV’s consolidated total assets or any class of DIRECTV’s equity interests; or

•	any acquisition by any person or group of persons resulting in, or proposal or offer which would result in, any person or group of persons obtaining control over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 50% or more of the total voting power of any class of equity securities of DIRECTV, or 50% or more of the consolidated total assets (including equity securities of its subsidiaries) of DIRECTV, in each case other than the transactions contemplated by the merger agreement.

In the event that AT&T terminates the merger agreement pursuant to an adverse recommendation change termination event, and DIRECTV pays the termination fee to AT&T, AT&T may refund such termination fee to DIRECTV upon giving written notice within one business day after the receipt of payment of such termination fee with the refund of the termination fee paid within two business days of delivery of the written notice, and, in that event, DIRECTV, AT&T and merger sub will be entitled to all remedies available under the merger agreement. In the event that a DIRECTV tail termination fee event occurs, DIRECTV terminates the merger agreement pursuant to a stockholder approval termination event at a time when AT&T had the right to terminate pursuant to an adverse recommendation change termination event, or DIRECTV terminates the merger agreement pursuant to an alternative acquisition termination event, and in any of the foregoing instances DIRECTV pays AT&T the termination fee, AT&T may refund such termination fee to DIRECTV upon giving written notice within two business days after the receipt of payment of such termination fee with the refund of the termination fee paid within two business days of delivery of the written notice, and, in that event, DIRECTV, AT&T and merger sub shall be entitled to all remedies available under the merger agreement.

AT&T and DIRECTV have agreed that payment of the termination fee, if such payment is actually paid and AT&T fails to exercise its right to refund the termination fee as described in the preceding paragraph, subject to certain exceptions under the merger agreement, DIRECTV will have no further liabilities to AT&T or merger sub, and AT&T and merger sub will have no further liabilities to DIRECTV under the merger agreement. Under no circumstances will the termination fee be payable more than once.

NFL Sunday Ticket

DIRECTV has agreed, prior to the effective time, to enter into a contract with the National Football League providing for exclusive distribution rights for “NFL Sunday Ticket” service on substantially the terms and conditions discussed between representatives of DIRECTV and AT&T. The failure by DIRECTV to enter into or maintain in effect the NFL agreement on such terms, including as a result of the consummation of the transactions contemplated by the merger agreement, will be a material breach of the merger agreement giving AT&T a right to terminate the merger agreement or not close the merger. AT&T has agreed that it will have no claim for damages arising out of a breach of the merger agreement based upon a failure to enter into or maintain the NFL agreement unless such failure is the result of a failure by DIRECTV to use its reasonable best efforts to do so.

Amendment and Modification

The merger agreement may be amended, modified or supplemented by written agreement of the parties by action taken or authorized by their respective boards of directors at any time prior to the effective time subject to applicable law.

Remedies

The parties will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement (and each party waived any requirement for the security or posting of any bond in connection with such remedy). This right is in addition to any other remedy to which such party is entitled at law or in equity, including monetary damages. The parties further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid or contrary to applicable law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that DIRECTV or AT&T otherwise have an adequate remedy at law.

THE EMPLOYEE MATTERS AGREEMENT

In connection with the merger, DIRECTV, AT&T and merger sub have entered into an employee matters agreement in order to address certain employee compensation and benefit matters. The employee matters agreement is considered part of the merger agreement.

Interim Operations

From and after the date of the merger agreement and prior to the effective time, DIRECTV will be permitted to make customary annual base salary, wage piece rate and/or commission increases including promotions and merit increases in the ordinary course of business and consistent with past practice not to exceed 4.0% per year in the aggregate for employees who do not have the title of Executive Vice President or above, whom we refer to as senior executives. DIRECTV will also be permitted to continue to hire additional employees in the ordinary course of business and consistent with past practice.

Additionally, DIRECTV may, subject to the approval of the Senior Executive Vice President of Human Resources of AT&T (with such approval not to be unreasonably withheld, conditioned or delayed), make customary annual base salary, wage and/or commission increases for senior executives in the ordinary course of business and consistent with past practice that are subject to the aggregate maximums set forth above.

From and after the date of the merger agreement and prior to the effective time, DIRECTV may grant and pay annual bonuses to DIRECTV employees in the ordinary course of business consistent with past practices, based on actual performance in accordance with the terms of existing company plans as of the date of the merger agreement. The 2015 target cash incentive awards (and any subsequent pre-merger cash incentive awards) provided to employees under the DIRECTV employee cash bonus plan will be pro-rated based on completed months of service if the employee is involuntarily terminated without cause prior to the end of the performance period. (If the employee is entitled to a bonus for the current year under such plan, the employee will only receive one such bonus payment and will not receive a duplicate bonus payment because of a pro-rata provision in another company plan covering annual cash bonuses.)

From and after the date of the merger agreement and prior to the effective time, DIRECTV may grant long-term equity awards to DIRECTV employees in the ordinary course of business consistent with past practice, as long as:

•	the annualized grant date value of such awards does not exceed 105% of aggregate target equity awards granted in the twelve (12) months prior to the date of the merger agreement, including the grant value of any outstanding stock grant cancelations during the period;

•	the grant date value of such awards granted to each senior executive does not exceed the grant date value of the long-term equity awards granted to such person in 2014 prior to the date of the merger agreement;

•	no such award granted vests or pays out on an accelerated basis solely as a result of the transactions contemplated by the merger agreement, and the 2015-2017 restricted stock unit and performance stock unit awards (and any subsequent pre-merger restricted stock unit and performance stock unit awards) are pro-rated based on completed months of service if involuntarily terminated without cause prior to the end of the performance period; and

•	the proration of any such award granted will be in lieu of, and not in addition to, any treatment upon termination of employment that would otherwise apply to such award(s) under other company plans.

Additionally, DIRECTV may establish a retention plan with payments not to exceed $190 million. The Chief Executive Officer and Executive Vice Presidents who are direct reports to the Chief Executive Officer are not eligible to participate in such retention plan; however, one other executive officer will participate in the retention plan.

Post-Closing Employee Matters

Through December 31 of the calendar year following the year in which the effective time occurs, a period we refer to as the continuation period, DIRECTV employees will be provided with salary, base compensation, annual short term cash incentive target opportunities, long term equity award target opportunities, and employee benefits (including pension, 401(k) and retiree medical benefits) that are substantially comparable in the aggregate to those currently provided by DIRECTV and its subsidiaries to such employees as of the date of the merger agreement.

AT&T will or will cause merger sub to, (i) for 24 months after the effective time, continue in effect in accordance with its terms the DIRECTV Executive Severance Plan and the DIRECTV Chief Executive Officer Severance Plan, which we refer to as the CEO Severance Plan, each as in effect as of the date of the merger agreement and (ii) during the continuation period, continue in effect in accordance with its terms, the DIRECTV Severance Plan as in effect as of the date of the merger agreement.

AT&T will or will cause merger sub to provide that no pre-existing conditions, exclusions or waiting periods will apply to DIRECTV employees under the benefit plans provided for those employees except to the extent such condition or exclusion was applicable to an individual DIRECTV employee prior to the effective time. When administratively practicable, AT&T will transition DIRECTV employees to applicable health and welfare plans of AT&T at the start of the new plan year. Otherwise, with respect to the plan year during which the effective time occurs, AT&T will provide each DIRECTV employee with credit, or a cash payment (on a tax neutral basis) in lieu of credit, for deductibles and out-of-pocket requirements paid prior to the effective time in satisfying any applicable deductible or out-of-pocket requirements under any AT&T plan in which such DIRECTV employee is eligible to participate following the effective time.

From and after the effective time, AT&T will or will cause merger sub and any successors to, provide credit (without duplication) to DIRECTV employees for their service recognized by DIRECTV and its subsidiaries as of the effective time for purposes of eligibility, vesting (e.g. pension & 401(k)), continuous service, determination of service awards, vacation, paid time off, and severance entitlements and eligibility to retire under applicable AT&T plans to the same extent and for the same purposes as such service was credited under the company plans, as long as:

•	such service is not recognized to the extent that such recognition would result in a duplication of benefits for the same period of service, for purposes of any frozen or discontinued AT&T plan or any frozen or discontinued portion of an AT&T plan or for purposes of benefit accrual under any defined benefit pension plan or retiree medical plan; and

•	if “hire date” is used to determine the particular AT&T plan or benefit structure in which a DIRECTV employee would participate, if any, then “hire date,” solely for such purposes, will be the effective time.

To the extent permitted by applicable law and the terms of the applicable plan, and subject to the continued maintenance of the qualified status of each plan, AT&T may take action necessary to merge the DIRECTV 401(k) savings plan (including outstanding loan balances) into the AT&T 401(k) plan, subject to the consummation of the transactions contemplated by the merger agreement and to commence DIRECTV employees participation in AT&T’s 401(k) plan after the effective time.

ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR DIRECTV’S NAMED EXECUTIVE OFFICERS

Golden Parachute

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each “named executive officer” of DIRECTV that is based on, or otherwise relates to, the merger. The plans or arrangements pursuant to which such payments would be made (other than the merger agreement), consist of DIRECTV’s Chief Executive Officer Severance Plan and DIRECTV’s Executive Severance Plan, both adopted in 2012, and DIRECTV’s 2010 Stock Plan and DIRECTV’s Amended and Restated 2004 Stock Plan and the respective equity awards specifying the terms and conditions of each such award. No changes were made in the terms and conditions of such plans or of the equity awards except as specified in the merger agreement. No named executive officer will receive any pension or nonqualified deferred compensation enhancement, nor any tax reimbursement, that is based on or otherwise relates to the merger.

The potential payments in the table below are based on the following assumptions:

•	the relevant price per share of DIRECTV common stock is $83.87, which is the average closing market price per share of DIRECTV’s common stock as quoted on the NASDAQ Global Select Market over the first five business days following the public announcement of the merger on May 18, 2014;

•	the effective time is June 1, 2015, which is the estimated date of the closing of the merger solely for purposes of this merger-related compensation disclosure; and

•	the named executive officers of DIRECTV were terminated without cause, or resigned under circumstances constituting an effective termination (in either case, a “covered termination” for the purposes of this section), in either case immediately following the effective time on June 1, 2015.

The amounts shown are estimates based on multiple assumptions and do not reflect certain compensation actions that could occur before the effective time. As a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table.

There are no single-trigger benefits, only double-trigger benefits, for the named executive officers as described in the following tables, footnotes and discussion. For purposes of this discussion of the severance plans, “single-trigger” refers to benefits that arise from the closing of the merger and “double-trigger” refers to benefits that require two conditions, which are the merger itself as well as a covered termination of employment within two years following the effective time of the merger.

Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites / Benefits ($)(3)	Tax Reimbursement ($)	Other ($)(4)	Total ($)
Michael White	7,437,500	9,081,138	0	14,680	0	5,525,000	22,058,318
Patrick Doyle	2,172,500	1,186,647	0	16,588	0	1,738,000	5,113,735
Bruce Churchill	4,790,500	1,855,326	0	16,588	0	3,685,000	10,347,414
Larry Hunter	2,895,000	1,582,241	0	12,988	0	2,316,000	6,806,229
Romulo Pontual	2,101,000	1,167,721	0	12,988	0	1,719,000	5,000,709

(1)

These amounts are double-trigger benefits. The amounts reflect (i) the lump-sum cash severance that would be provided to the executive under the terms of the applicable severance plan if the executive officer’s employment were terminated without cause or if the executive resigned under circumstances constituting a covered termination of employment at any time, calculated as the sum of the executive’s current base salary and target bonus and payable as soon as practicable after termination of employment, and (ii) a pro-rated annual bonus for the year of termination based on actual performance and payable at the same time as bonus payments to employees generally. For the purposes of this table, the pro-rated annual bonus has been estimated assuming target performance. Receipt of these amounts is conditioned upon the executive’s execution of a general release. Details of the payments are shown in the following supplementary table:

Name	Severance ($)	Pro Rated Bonus ($)	Total ($)
Michael White	5,525,000	1,912,500	7,437,500
Patrick Doyle	1,738,000	434,500	2,172,500
Bruce Churchill	3,685,000	1,105,500	4,790,500
Larry Hunter	2,316,000	579,000	2,895,000
Romulo Pontual	1,719,000	382,000	2,101,000

(2)	These amounts are double-trigger benefits. The amounts reflect estimates of payments for the unvested portion of stock options awarded in 2012, 2013 and 2014 and performance-based restricted stock units awarded in 2013 and 2014, for which vesting would accelerate as a result of a covered termination of employment within 24 months following the effective time. As described more fully in the section entitled “The Merger Agreement—Treatment of DIRECTV Stock Based Plans in the Merger” beginning on page 90 of this proxy statement/prospectus, outstanding options to purchase shares of DIRECTV common stock will be converted into options to purchase shares of AT&T common stock and performance-based restricted stock units over shares of DIRECTV common stock will be converted into time-based restricted stock units over shares of AT&T common stock (performance for any periods that have ended prior to the effective time will be based on the actual performance achieved and performance for fiscal years that have not ended prior to the effective time will conclusively be based on the target level). Absent the termination of employment assumed in this table, these converted restricted stock units would not vest until the required continued service period (based on the original 3-year DIRECTV performance period) had lapsed. At the assumed effective time, June 1, 2015, each of Messrs. White, Doyle, Churchill, Hunter and Pontual will have attained age 55, will have each provided at least 5 years of company service and will, therefore, be eligible to retire. Because of their retirement eligibility, they would vest in a pro rata portion (based on time worked relative to the performance period) of each restricted stock unit and stock option award on termination without regard to the change of control or the form of termination of employment (other than for “cause”) with performance for performance-based restricted stock units based on actual performance. Therefore, this table excludes the following amounts for stock options: for Mr. White, $20,866,070, for Mr. Doyle, $160,887, for Mr. Churchill, $251,371, for Mr. Hunter $214,485, and for Mr. Pontual, $158,236, and for RSUs: for Mr. White, $8,451,164, for Mr. Doyle, $2,117,291, for Mr. Churchill, $3,309,145, for Mr. Hunter $2,822,958, and for Mr. Pontual, $2,083,068, in each case representing the portion of the awards that would vest on retirement. For purposes of the foregoing table and the amounts identified above that would vest upon retirement: (1) stock options are valued at the excess of the assumed price per share of DIRECTV common stock over the applicable per share exercise price, (2) the performance-based restricted stock units are valued based on an assumed price per share multiplied by each outstanding unvested unit (performance for any periods that have ended on or prior to December 31, 2013 is based on the actual performance achieved and performance for the subsequent fiscal years is based on the target level, even though actual performance for 2014 may differ from the target performance) and (3) for performance-based restricted stock units, no additional assumptions have been made to separately take into account the use of target performance levels for uncompleted performance periods as a result of the change in control (rather than actual performance levels that would apply for awards that would vest on retirement absent a change in control). Details of the payments are shown in the following supplementary table:

Name	Stock Options ($)	Performance Stock Units ($)	Total ($)
Michael White	4,875,322	4,205,816	9,081,138
Patrick Doyle	206,748	979,899	1,186,647
Bruce Churchill	323,100	1,532,226	1,855,326
Larry Hunter	275,629	1,306,612	1,582,241
Romulo Pontual	203,389	964,332	1,167,721

(3)	These amounts are double-trigger benefits. The amounts represent the estimated cost to DIRECTV for medical and long-term disability premiums for 12 months following a covered termination of employment. Receipt of these benefits is conditioned upon the executive’s execution of a general release.
(4)	These amounts are double-trigger benefits. The amounts reflect lump sum payments equal to the sum of the named executive officer’s base salary plus target bonus provided in consideration for complying with post-termination non-compete and non-solicitation restrictions for a period of one year, or in Mr. White’s case, two years, following a covered termination of employment within 24 months following the effective time. No payment is made until the required one year period (two years for Mr. White) has lapsed and the company has determined that the executive has complied with the non-compete and non-solicitation restrictions. If the executive does not comply with the restrictions, the payment is cancelled, and, for Mr. White, unexercised stock options shall terminate at the date on which such violation occurred. Receipt of these benefits is conditioned upon the executive’s execution of a general release. With respect to Mr. White, the compensation committee of the DIRECTV board has the right to cancel Mr. White’s eligibility for this payment by providing notice within 20 days after his termination, in which case the restrictive covenants would not apply.

Additional Narrative Description of Arrangements

Under DIRECTV’s CEO Severance Plan and Executive Severance Plan, “cause” is generally defined as: the executive’s conviction of, or pleading of guilty or nolo contendere to, a felony; the executive’s engaging in conduct that constitutes continued willful neglect or willful misconduct in carrying out duties, resulting in economic harm to or damage to the reputation of DIRECTV; or the executive’s breach of any material DIRECTV policy or regulation, which breach is not substantially cured within 15 days after written notice. Additionally, for Mr. White, an affirmative vote of 75% of the DIRECTV board would be required in order to terminate his employment for cause.

Under DIRECTV’s CEO Severance Plan and Executive Severance Plan, an “effective termination” is generally defined as a termination as a result of (i) a change in principal place of employment, (ii) any adverse change in the scope of job responsibilities or reporting relationship, (iii) an executive-specific reduction in pay, (iv) removal from eligibility for the plan, or (v) a termination of the plan or a reduction in the participants’ rights or benefits under the plan, provided in each case that such event will only constitute an effective termination if DIRECTV fails to cure such event within 30 days after receipt of written notice of the event. To receive payments and benefits under the applicable severance plan, the named executive officer must sign a general release of claims against DIRECTV.

No named executive officer is entitled to a Code Section 4999 gross-up in connection with the merger. In the case of Mr. White, the CEO Severance Plan also provides that if the compensation and benefits would constitute “parachute payments” under Code Section 280G, then the plan would provide either (i) the full amount (with Mr. White paying any excise taxes himself) or (ii) a lesser amount such that no portion is subject to Code Section 280G, whichever provides the higher after-tax amount, including the potential taxes under Code Section 4999. Pursuant to DIRECTV’s 2010 Stock Plan, if the compensation and benefits awarded thereunder, together with compensation and benefits awarded under the Executive Severance Plan or other plans would constitute excess “parachute payments” under the Internal Revenue Code, then the compensation and benefits would be reduced to the amount at which there is no excess “parachute payment.”

Vote Required and Board of Directors Recommendation

The Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that DIRECTV seek a non-binding, advisory vote from DIRECTV stockholders to approve the “Golden Parachute Compensation” to DIRECTV’s named executive officers that is based on or otherwise relates to the merger, as disclosed in the section entitled “Advisory Vote on Merger-related Compensation for DIRECTV’s Named Executive Officers”, beginning on page 111 of this proxy statement/prospectus. The approval, by non-binding, advisory vote, of the merger-related executive compensation requires the affirmative vote of a majority of votes cast thereon. Votes to abstain are counted toward a quorum, but are not counted for any purpose in determining whether this matter has been approved. Accordingly, DIRECTV is asking DIRECTV stockholders to vote in favor of the adoption of the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to DIRECTV’s named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of the SEC’s Regulation S-K in “Advisory Vote on Merger-related Compensation for DIRECTV’s Named Executive Officers” are hereby APPROVED.”

The DIRECTV board recommends that DIRECTV stockholders approve the “golden parachute” compensation arrangements described in this proxy statement/prospectus by voting “FOR” the above proposal.

Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on DIRECTV or AT&T. If the merger is completed, the “golden parachute compensation” may be paid to DIRECTV’s named executive officers to the extent payable in accordance with the terms of the compensation arrangements even if DIRECTV stockholders fail to approve the “golden parachute compensation.”

ADJOURNMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES

DIRECTV stockholders are being asked to grant authority to proxy holders to vote in favor of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. If this proposal is approved, the special meeting could be successively adjourned to any date. In accordance with the DIRECTV bylaws, a vote on adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement may be taken in the absence of a quorum. DIRECTV does not intend to call a vote on adjournments of the special meeting to solicit additional proxies if the adoption of the merger agreement is approved at the special meeting.

If the special meeting is adjourned to solicit additional proxies, DIRECTV stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If the Chairman of the special meeting does not do so, approval of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of DIRECTV common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting, whether or not a quorum is present. Accordingly, if your shares of DIRECTV common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, this will have the effect of a vote “AGAINST” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. If you fail to submit a proxy or to attend the special meeting or if your shares of DIRECTV common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of DIRECTV common stock, your shares of DIRECTV common stock will not be voted, but this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The DIRECTV board unanimously recommends that you vote “FOR” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

INTERESTS OF DIRECTV’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendation of the DIRECTV board that you vote to adopt the merger agreement, you should be aware that DIRECTV’s executive officers and directors have economic interests in the merger that are different from, or in addition to, those of DIRECTV’s stockholders generally. The DIRECTV board was aware of and considered those interests, among other matters, in reaching its decisions to (i) approve the merger and the other transactions contemplated thereby, (ii) adopt, approve and declare advisable the merger agreement, and (iii) resolve to recommend the adoption of the merger agreement to DIRECTV stockholders.

Equity Compensation Awards

Treatment of Stock Options

At the effective time, each outstanding option to purchase shares of DIRECTV common stock, whether vested or unvested, will be converted into an option to acquire, on the same terms and conditions as were applicable under such option immediately prior to the effective time, a number of shares of AT&T common stock equal to the product (rounded down to the nearest whole number) of (i) the number of shares of DIRECTV common stock subject to such option immediately prior to the effective time and (ii) the option exchange ratio (defined below), at an exercise price per share (rounded up to the nearest whole cent) equal to the result obtained by dividing (A) the exercise price per share of DIRECTV common stock subject to such option immediately prior to the merger by (B) the option exchange ratio. Under the merger agreement, the option exchange ratio means a fraction, the numerator of which is the sum of $28.50 plus an amount equal to the product of the exchange ratio and the average stock price and the denominator of which is the average stock price.

Treatment of Restricted Stock Units

At the effective time, each outstanding restricted stock unit, other than restricted stock units that as of the effective time remain subject to a performance condition, which we refer to as performance stock units, will be converted, on the same terms and conditions as were applicable under such restricted stock unit immediately prior to the completion of the merger (including any applicable dividend equivalent rights), into a restricted stock unit on the number of shares of AT&T common stock equal to the product (rounded down to the nearest whole number) determined by multiplying (i) the number of shares underlying such restricted stock unit by (ii) the option exchange ratio.

Treatment of Performance Stock Units

At the effective time, each outstanding performance stock unit will be converted, on the same terms and conditions as were applicable under such performance stock unit immediately prior to the effective time (including any applicable dividend equivalent rights), into a restricted stock unit on the number of shares of AT&T common stock equal to the product (rounded down to the nearest whole number) determined by multiplying (i) the number of shares of DIRECTV common stock underlying such performance stock unit, by (ii) the option exchange ratio. Performance for any periods that have ended prior to the effective time will be based on the actual performance achieved and performance for fiscal years that have not ended prior to the effective time will conclusively be based on the target level.

Treatment of Equity Awards upon Termination of Employment Following the Merger

At the effective time, outstanding equity awards held by DIRECTV’s executive officers will convert into equity awards of the corresponding type with respect to AT&T common stock, as described above, and unvested awards will remain subject to the same vesting conditions. Pursuant to the original terms of the awards, if an executive officer’s employment is terminated by DIRECTV without “cause” or by the executive officer under circumstances which would constitute an “effective termination” (as such terms are defined under “Severance Plans” below) within 24 months following the effective time, outstanding unvested equity awards would fully vest upon such termination (provided that the 2015 awards would only vest on a pro-rata basis based on the time worked during the applicable performance period).

See the section entitled “Advisory Vote on Merger-related Compensation for DIRECTV’s Named Executive Officers” beginning on page 111 of this proxy statement/prospectus for information regarding unvested equity compensation awards for the named executive officers in accordance with Item 402(t) of the SEC’s Regulation S-K. As of June 1, 2015, which is the estimated date of the closing of the merger for purposes of this “Interests of DIRECTV’s Directors and Executive Officers in the Merger” disclosure, DIRECTV’s non-employee directors will hold no unvested equity awards and DIRECTV’s executive officers as a group will hold unvested equity awards with the following estimated values: stock options—$305,886, restricted stock units—$855,726 and performance stock units—$3,602,425. See the section entitled “Advisory Vote on Merger-Related Compensation for DIRECTV’s Named Executive Officers” beginning on page 111 of this proxy statement/prospectus for the assumptions used to calculate these estimates (including, for retirement-eligible executive officers, the exclusion of the pro-rata portion (based on time worked relative to the performance period) of amounts that would vest without regard to the change of control or the form of termination of employment (other than for “cause”) with performance for performance-based restricted stock units based on actual performance).

For more information on equity holdings of DIRECTV directors and executive officers, see the table entitled “Security Ownership of Directors and Named Executive Officers” on page 140 of this proxy statement/prospectus.

Severance Plans

Mr. White participates in the CEO Severance Plan, and Executive Vice Presidents that are direct reports to Mr. White (including Messrs. Doyle, Churchill, Hunter and Pontual) participate in the Executive Severance Plan. Upon a termination of employment by DIRECTV without “cause” or resignation by the executive under circumstances which constitute an “effective termination,” at any time, Messrs. Doyle, Churchill, Hunter, Pontual and White would be eligible to receive: a pro-rated annual bonus based on actual performance and payable at the same time as bonus payments to employees generally; a lump sum severance payment equal to the sum of the executive’s base salary and target bonus; payment by DIRECTV of medical and long-term disability premiums for 12 months and an additional payment equal to the sum of the executive officer’s base salary plus target bonus provided in consideration for complying with post-termination non-compete and non-solicitation restrictions for a period of one year, or in Mr. White’s case, two years, following a covered termination of employment. No payment for the non-compete and non-solicitation restrictions is made until the required one year period (two years for Mr. White) has lapsed and the company has determined that the executive has complied with the non-compete and non-solicitation restrictions. If the executive does not comply with the restrictions, the payment is cancelled, and, for Mr. White, unexercised stock options shall terminate at the date on which such violation occurred. With respect to Mr. White, the compensation committee of the DIRECTV board has the right to cancel Mr. White’s eligibility for this non-compete related payment by providing notice within 20 days after his termination, in which case the restrictive covenants would not apply. Additionally, upon such termination under DIRECTV’s CEO Severance Plan, Mr. White’s equity compensation will be treated in accordance with the terms of any applicable outstanding DIRECTV equity awards. Please see the section entitled “Treatment of Equity Awards upon Termination of Employment Following the Merger” beginning on page 116 of this proxy statement/prospectus for a description of the applicable terms and conditions of the executives’ equity awards.

Under DIRECTV’s CEO Severance Plan and Executive Severance Plan, “cause” is generally defined as: the executive’s conviction of, or pleading of guilty or nolo contendere, to a felony; the executive’s engaging in conduct that constitutes continued willful neglect or willful misconduct in carrying out duties, resulting in economic harm to or damage to the reputation of DIRECTV; or the executive’s breach of any material

DIRECTV policy or regulation, which breach is not substantially cured within 15 days after written notice. Additionally, for Mr. White, an affirmative vote of 75% of the DIRECTV board would be required in order to terminate his employment for cause.

Under DIRECTV’s CEO Severance Plan and Executive Severance Plan, an “effective termination” is generally defined as a termination as a result of (i) a change in principal place of employment, (ii) any adverse change in the scope of job responsibilities or reporting relationship, (iii) an executive-specific reduction in pay, (iv) removal from eligibility for the plan, or (v) a termination of the plan or a reduction in the participants’ rights or benefits under the plan, provided in each case that such event will only constitute an effective termination if DIRECTV fails to cure such event within 30 days after receipt of written notice of the event. To receive payments and benefits under the applicable severance plan, the participants in such applicable plan must sign a general release of claims against DIRECTV.

Following a change in control, such as the merger, if any participant in DIRECTV’s CEO Severance Plan or Executive Severance Plan initiates or defends any legal action with respect to the benefits and obligations under the applicable severance plan, DIRECTV will advance fees for counsel of the executive’s choosing (subject to reimbursement should the executive not prevail).

No participant in DIRECTV’s CEO Severance Plan or Executive Severance Plan is entitled to an Internal Revenue Code Section 4999 gross-up in connection with the merger. If the compensation and benefits awarded under the CEO Severance Plan or otherwise would constitute excess “parachute payments” under the Internal Revenue Code, then Mr. White would receive either (i) the full amount of payments (with Mr. White paying any excise taxes himself) or (ii) a lesser amount such that no portion is subject to Section 280G, whichever provides the higher after-tax amount. Pursuant to DIRECTV’s 2010 Stock Plan, if the compensation and benefits awarded thereunder, together with compensation and benefits awarded under the Executive Severance Plan or other plans would constitute excess “parachute payments” under the Internal Revenue Code, then the compensation and benefits would be reduced to the amount at which there is no excess “parachute payment.”

The employee matters agreement provides that AT&T will, or will cause merger sub to, for 24 months after the effective time, continue in effect in accordance with its terms, each of the DIRECTV Executive Severance Plan and the DIRECTV CEO Severance Plan, each as in effect as of the date of the merger agreement.

See the section entitled “Advisory Vote on Merger-Related Compensation for DIRECTV’s Named Executive Officers” beginning on page 111 of this proxy statement/prospectus for the estimated amounts that DIRECTV’s named executive officers would receive under the applicable severance plan upon a termination of employment by DIRECTV without “cause” or resignation by the executive under circumstances which constitute an “effective termination,” in either case as of June 1, 2015. DIRECTV’s other executive officers as a group would receive approximately $3,395,418 upon such termination under either the DIRECTV Executive Severance Plan or, with respect to two executive officers, the DIRECTV Severance Plan, which is applicable to our employees generally.

Retention Plan

The employee matters agreement allows DIRECTV, during the period between the execution of the merger agreement and the closing of the merger, to establish a plan, with payments not to exceed $190 million, for the grant of retention awards to its employees. The allocations of substantially all of these retention awards to particular employees were determined after execution of the merger agreement. The Chief Executive Officer and Executive Vice Presidents who are direct reports to the Chief Executive Officer are not eligible to participate in such retention plan; however, one other executive officer will participate in the retention plan.

Indemnification; Directors’ and Officers’ Insurance

Under the merger agreement, each present and former director and officer of DIRECTV will have rights to indemnification and expense advancement arising out of matters existing or occurring at or prior to the merger, from the surviving corporation, on the same terms and conditions as such director or officer was indemnified by DIRECTV immediately prior to the merger. In addition, AT&T has agreed to cause the surviving company to purchase “tail” insurance policies, with a claims period of at least six years from and after the merger, with respect to directors’ and officers’ liability insurance and fiduciary liability insurance. For additional information see the section entitled “The Merger Agreement—Indemnification and Insurance” beginning on page 103 of this proxy statement/prospectus.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section describes the material United States federal income tax consequences of the merger to U.S. holders of DIRECTV common stock who exchange shares of DIRECTV common stock for a combination of shares of AT&T common stock and cash pursuant to the merger. The following discussion is based on the Internal Revenue Code, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

For purposes of this discussion, a U.S. holder is a beneficial owner of DIRECTV common stock who for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for United States federal income tax purposes) holds DIRECTV common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding DIRECTV common stock, you should consult your tax advisor regarding the tax consequences of the merger.

This discussion addresses only those DIRECTV stockholders that hold their DIRECTV common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment), and does not address all of the United States federal income tax consequences that may be relevant to particular DIRECTV stockholders in light of their individual circumstances or to DIRECTV stockholders that are subject to special rules, such as:

•	financial institutions;

•	pass-through entities or investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons who exercise dissenters’ rights;

•	persons that hold DIRECTV common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	persons that purchased or sell their shares of DIRECTV common stock as part of a wash sale;

•	certain expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons that are not U.S. holders; and

•	stockholders who acquired their shares of DIRECTV common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger.

ALL HOLDERS OF DIRECTV COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

The obligation of AT&T to complete the merger is conditioned upon the receipt of an opinion from Sullivan & Cromwell LLP, counsel to AT&T, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code based upon representations made by AT&T and DIRECTV. The obligation of DIRECTV to complete the merger is conditioned upon the receipt of an opinion from Weil, Gotshal & Manges LLP, counsel to DIRECTV, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code based upon representations made by AT&T and DIRECTV. Neither of these opinions is binding on the Internal Revenue Service or the courts. AT&T and DIRECTV have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger. The following discussion assumes the receipt and accuracy of the opinions described above.

Federal Income Tax Consequences of the Merger. The United States federal income tax consequences of the merger to U.S. holders of DIRECTV common stock are as follows:

•	a U.S. holder of DIRECTV common stock will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the AT&T common stock and cash received by a holder of DIRECTV common stock exceeds such holder’s tax basis in its DIRECTV common stock, and (2) the amount of cash received by such holder of DIRECTV common stock (in each case excluding any cash received instead of fractional share interests in AT&T common stock, which shall be treated as discussed below);

•	the aggregate tax basis of the AT&T common stock received in the merger (including any fractional share interests in AT&T common stock deemed received and exchanged for cash, as discussed below) will be the same as the aggregate tax basis of the DIRECTV common stock for which it is exchanged, decreased by the amount of cash received in the merger (excluding any cash received instead of fractional share interests in AT&T common stock), and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain or dividend income, as discussed below), excluding any gain recognized with respect to fractional share interests in AT&T common stock for which cash is received, as discussed below; and

•	the holding period of AT&T common stock received in exchange for shares of DIRECTV common stock (including any fractional share interests in AT&T common stock deemed received and exchanged for cash, as discussed below) will include the holding period of the DIRECTV common stock for which it is exchanged.

If holders of DIRECTV common stock acquired different blocks of DIRECTV common stock at different times or at different prices, any gain will be determined separately with respect to each block of DIRECTV common stock and such holders’ basis and holding period in their shares of AT&T common stock may be determined with reference to each block of DIRECTV common stock. Any such holders should consult their tax advisors regarding the manner in which cash and AT&T common stock received in the exchange should be allocated among different blocks of DIRECTV common stock and with respect to identifying the bases or holding periods of the particular shares of AT&T common stock received in the merger.

Gain that holders of DIRECTV common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held their DIRECTV common stock for more than one year as of the date of the merger. Long-term capital gain of certain non-corporate holders of DIRECTV common stock, including individuals, is generally taxed at preferential rates. In some cases, if a holder actually or constructively owns AT&T common stock other than AT&T common stock received pursuant to the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Internal Revenue Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of constructive ownership rules, holders of DIRECTV common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Medicare Net Investment Income Tax. A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). For this purpose, net investment income generally includes dividend income and net gain recognized with respect to a disposition of shares of DIRECTV common stock pursuant to the merger, unless such dividend income or net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, please consult your tax advisors regarding the applicability of the Medicare tax with respect to your disposition of shares of DIRECTV common stock pursuant to the merger.

Cash Received Instead of a Fractional Share of AT&T Common Stock. A holder of DIRECTV common stock who receives cash instead of a fractional share of AT&T common stock will generally be treated as having received the fractional share pursuant to the merger and then as having sold to AT&T that fractional share of AT&T common stock for cash. As a result, a holder of DIRECTV common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to such fractional share of AT&T common stock. Gain or loss recognized with respect to cash received in lieu of a fractional share of AT&T common stock will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. Payments of cash to a holder of DIRECTV common stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

The preceding discussion is intended only as a general discussion of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

COMPARISON OF STOCKHOLDERS’ RIGHTS

If the merger is completed, DIRECTV stockholders will receive as part of the per share merger consideration shares of AT&T common stock. The following is a summary of certain differences between (i) the current rights of DIRECTV stockholders under the DIRECTV charter and DIRECTV bylaws, and (ii) the current rights of AT&T stockholders under the AT&T charter and the AT&T bylaws.

The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to DIRECTV’s and AT&T’s governing documents, which we urge you to read carefully and in their entirety. Copies of the respective companies’ governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information” beginning on page 143 of this proxy statement/prospectus.

General

AT&T and DIRECTV are each incorporated under the laws of the State of Delaware and, accordingly, the rights of AT&T stockholders and DIRECTV stockholders are both governed by the laws of the State of Delaware. As a result of the merger, DIRECTV stockholders who receive shares of AT&T common stock will become AT&T stockholders. Thus, following the merger, the rights of DIRECTV stockholders who become AT&T stockholders in the merger will continue to be governed by the laws of the State of Delaware, and will also then be governed by the AT&T charter and the AT&T bylaws.

Comparison of Stockholders’ Rights

The following is a comparison of certain rights of DIRECTV stockholders to the rights of AT&T stockholders. These differences arise from the governing documents of the two companies, including the DIRECTV charter and the DIRECTV bylaws and the AT&T charter and bylaws. The summary set out below is not intended to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of each of the DIRECTV charter, the DIRECTV bylaws, the AT&T charter and the AT&T bylaws. See the section entitled “Where You Can Find More Information” beginning on page 143 of this proxy statement/prospectus, for information on how to obtain a copy of these documents.

AT&T	DIRECTV
Authorized Capital Stock

AT&T is authorized to issue 14,010,000,000 shares, divided into two classes consisting of:

(i)     14,000,000,000 shares of common stock, par value $1.00 per share; and

(ii)    10,000,000 shares of preferred stock, par value $1.00 per share.

The AT&T board is authorized to issue the preferred stock in one or more series.

DIRECTV is authorized to issue 4,000,000,000 shares, divided into two classes consisting of:

(i)     3,950,000,000 shares of common stock, par value $0.01 per share; and

(ii)    50,000,000 shares of preferred stock, par value $0.01 per share.

The DIRECTV board is authorized to issue the preferred stock in one or more series.

Voting Rights
The AT&T bylaws provide that, subject to the AT&T charter, at any meeting of AT&T’s stockholders, each AT&T stockholder represented in person or by proxy at any such meeting and entitled to vote on a matter will have one vote on such matter for every share of common stock that is registered in the AT&T stockholder’s name on the record date for the meeting.	The DIRECTV bylaws provide that each stockholder present in person or represented by proxy at a meeting of stockholders will be entitled to cast one vote for each share of capital stock entitled to vote thereat held by such stockholder.

AT&T	DIRECTV
Quorum
The AT&T bylaws provide that, at any meeting of AT&T’s stockholders, the holders of 40% of all the shares of stock entitled to vote at the meeting, present in person or by proxy, will constitute a quorum.	The DIRECTV bylaws provide that, at any meeting of DIRECTV’s stockholders, the holders of a majority of all the outstanding shares of stock entitled to vote at a meeting, present in person or represented by proxy, will constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by the DIRECTV bylaws, the DIRECTV charter or applicable law. Broker non-votes and abstentions are considered for purposes of establishing a quorum but will not be considered as votes cast for or against a proposal or director nominee. Shares held by DIRECTV will not be considered for purposes of establishing a quorum or for purposes of casting a vote for or against a proposal or director nominee. Where a separate vote by a class, classes or series is required by law or by the DIRECTV charter, a majority of the shares of such class, classes or series present in person or represented by proxy will constitute a quorum entitled to take action with respect to that vote on that matter.

Stockholder Rights Plans

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.

AT&T currently has no stockholder rights plan. While AT&T has no present intention to adopt a stockholder rights plan, the AT&T board retains the right to adopt a new plan at a future date.

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.

DIRECTV currently has no stockholder rights plan. While DIRECTV has no present intention to adopt a stockholder rights plan, the DIRECTV board retains the right to adopt a new plan at a future date.

Rights of Preferred Stock

The AT&T charter provides that the AT&T board may fix for each series of preferred stock the powers, preferences, rights, qualifications, limitations or restrictions of each series as shall be stated in the resolution or resolutions adopted by the AT&T board providing for the issuance of such class or series.

No shares of AT&T preferred stock were outstanding as of the date of this proxy statement/prospectus.

The DIRECTV charter provides that the DIRECTV board may fix for each series of preferred stock such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions adopted by the DIRECTV board providing for the issuance of such class or series.

No shares of DIRECTV preferred stock were outstanding as of the date of this proxy statement/prospectus.

AT&T	DIRECTV
Number of Directors

The AT&T bylaws provide that the number of directors on the AT&T board shall be set from time to time by a majority vote of the total number of directors then serving in office.

There are currently 14 members of the AT&T board.

The DIRECTV charter and the DIRECTV bylaws provide that the number of directors shall be fixed from time to time exclusively by resolution of the DIRECTV board adopted by a majority of the directors of DIRECTV then in office.

There are currently 12 members of the DIRECTV board.

Election of Directors

The AT&T bylaws provide that each director is elected by a majority of the votes cast with respect to that director or nominee’s election by stockholders entitled to vote on the election at any annual meeting of stockholders, except as provided below. A majority of votes means that the number of shares voted “for” a matter exceeds the number of votes cast “against” such matter. If the number of persons properly nominated for election as directors as of the date that is ten days before the record date for determining stockholders entitled to notice of or to vote at such meeting exceeds the number of directors to be elected, then the directors will be elected by a plurality of the votes cast. If a nominee for director is not elected and the nominee is an incumbent director, the director shall promptly tender his or her resignation to the AT&T board, subject to acceptance by the AT&T board. The corporate governance and nominating committee of AT&T will make a recommendation to the AT&T board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The AT&T board will act on the tendered resignation, taking into account the recommendation of the corporate governance and nominating committee, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results.

The AT&T bylaws provide that directors elected at each annual meeting of stockholders will hold office until the next annual meeting of stockholders and until their respective successors will have been duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

The DIRECTV charter and the DIRECTV bylaws provide that each director is elected by an affirmative vote of a majority of the votes cast in favor of or against the election of that director or nominee at a meeting of the stockholders. Votes cast in abstention or as a non-vote will not be considered for purposes of casting a vote for or against a director nominee. If an election is contested, a plurality of the votes properly cast for election to any office shall result in the election to such office. An election will be contested if, as determined by the DIRECTV board, a stockholder has nominated any person(s) for election to the DIRECTV board in compliance with the requirements for stockholder nominations for director set forth in the DIRECTV bylaws or otherwise in accordance with applicable law, and such nomination has not been withdrawn by such stockholder on or prior to the day prior to the date DIRECTV first mails its notice of meeting.

The DIRECTV bylaws provide that any nominee for director in a non-contested election who does not receive the affirmative vote of a majority of the votes cast in favor of the election of such nominee at a stockholder meeting must, promptly following certification of the stockholder vote, tender his or her resignation from the DIRECTV board and all committees thereof. The nominating and corporate governance committee will assess the appropriateness of such nominee continuing to serve as a director and will recommend to the DIRECTV board the action to be taken with respect to such tendered resignation. The DIRECTV board will act on the tendered resignation and publicly disclose its decision and rationale within 120 days following certification of the stockholder vote.

The DIRECTV charter provides that directors elected at each annual meeting of stockholders will be elected annually for terms of one year and will hold office until the election and qualification of their respective

AT&T	DIRECTV
successors subject, however, to prior death, resignation, retirement, disqualification or removal from office or removal pursuant to the DIRECTV bylaws as described in the preceding paragraph. Any director elected to fill a vacancy resulting from either the death, resignation, retirement, disqualification or removal of a director prior to the expiration of that director’s term or an increase in the number of directors will hold office for a term expiring at the next succeeding annual meeting of stockholders and until the election and qualification of their respective successors.

Filling Vacancies on the Board of Directors
The AT&T bylaws provide that vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of directors then in office.

The DIRECTV charter provides that any vacancy on the DIRECTV board and any newly created directorship resulting from any increase in the authorized number of directors may be filled by the affirmative vote of (a) a majority of all the directors then in office, even if less than a quorum, or (b) a duly appointed committee of the DIRECTV board.

A director chosen to fill a vacancy will hold office until the next annual meeting of stockholders and until such director’s successor has been elected and qualified, or until such director’s earlier death, resignation or removal.

Cumulative Voting
The AT&T charter and the AT&T bylaws do not provide for cumulative voting.	The DIRECTV charter and the DIRECTV bylaws do not provide for cumulative voting.

Removal of Directors
The AT&T charter and the AT&T bylaws do not provide for the removal of directors. Therefore, Section 141(k) of the DGCL applies, and AT&T directors may be removed with or without cause by a majority of stockholders entitled to vote generally in the election of directors.

The DIRECTV charter provides that, unless otherwise determined by the DIRECTV board, a director who, at the time of taking office as a director, is an employee of DIRECTV or any subsidiary of DIRECTV will cease to be qualified to serve as a director and will automatically cease to be a director without any action on the part of the stockholders or other members of the DIRECTV board, if such person ceases to be an employee of DIRECTV or any one of DIRECTV’s subsidiaries.

The DIRECTV charter and bylaws do not otherwise provide for the removal of directors. Therefore, Section 141(k) of the DGCL applies, and DIRECTV directors may be removed with or without cause by a majority of stockholders entitled to vote generally in the election of directors.

AT&T	DIRECTV
Director Nominations by Stockholders

The AT&T bylaws provide that a stockholder must give advance written notice to AT&T of a director nomination. The notice must be in writing and must be received by the Secretary of AT&T by the date not later than 90 days, nor earlier than 120 days, prior to the anniversary date of the previous year’s annual meeting of stockholders; provided, however, that if the annual meeting is to be held more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be received by the date not earlier than the 120th day before such annual meeting and not later than the 90th day before such annual meeting or the 10th day following the day of public disclosure by AT&T of such meeting.

Notice as to nominations must set forth (a) with respect to each nominee, among other items, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by the person, and (iv) such other information relating to each such nominee that would be required to be disclosed in a proxy statement, and (b) with respect to the stockholder giving the notice, (i) the name and record address of the stockholder, (ii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by such stockholder, and (iii) such other information relating to each such nominee that would be required to be disclosed in a proxy statement. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as director if elected.

The DIRECTV bylaws provide that a stockholder must give advance written notice to DIRECTV of a director nomination. With respect to nominations for election at an annual meeting of DIRECTV’s stockholders, the notice must be in writing and must be received by the Secretary of DIRECTV by the date not earlier than 120 days, and not later than 90 days, prior to the anniversary date of the previous year’s annual meeting of stockholders; provided, however, that if the annual meeting is to be held more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received by the date not earlier than 120 days and not later than 90 days prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the date of public disclosure by DIRECTV of such meeting. With respect to nominations for election at a special meeting of DIRECTV’s stockholders at which directors are to be elected pursuant to DIRECTV’s notice of meeting, a stockholder may only make such a nomination if the DIRECTV board has determined that directors will be elected at such meeting. The notice must be in writing and must be received by the Secretary of DIRECTV by the date not earlier than 120 days, and not later than 90 days, prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the date of public disclosure by DIRECTV of such meeting and of the nominees proposed by the DIRECTV board to be elected at such meeting.

Notice as to nominations must set forth, among other items, (a) with respect to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of the stockholder and beneficial owner, if any, (ii) the class or series and number of shares of the capital stock of DIRECTV which are owned beneficially and of record by such stockholder and such beneficial owner, if any, (iii) any option, warrant, convertible security, stock appreciation right, or similar right directly or indirectly owned beneficially or otherwise held by such stockholder or beneficial owner, if any, and any other opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of capital stock or

AT&T	DIRECTV
other securities of DIRECTV to which such stockholder or beneficial owner, if any, is entitled by contract or otherwise, (iv) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or such beneficial owner, if any, has a right to vote any shares of any capital stock or other securities of DIRECTV, (v) any short interest in any capital stock or other security of DIRECTV owned beneficially or otherwise held by such stockholder or beneficial owner, if any, (vi) any rights to dividends on the shares of capital stock of DIRECTV owned beneficially or otherwise held by such stockholder or such beneficial owner, if any, that are separated or separable from the underlying shares of DIRECTV capital stock, (vii) any proportionate interest in shares of DIRECTV capital stock or derivative instruments held by a general or limited partnership or limited liability company in which such stockholder or such beneficial owner, if any, is a general partner or manager or beneficially owns an interest in a general partner or manager, (viii) any performance-related fees (other than an asset-based fee) to which such stockholder, or such beneficial owner, if any, is entitled based on any increase or decrease in the value of shares of capital stock or other securities of DIRECTV or derivative instruments, if any, as of the date of such notice, and (ix) any other information relating to each such nominee that would be required to be disclosed in a proxy statement, (b) with respect to each proposed nominee, (i) all information relating to such person that would be required to be disclosed in a proxy statement, (ii) a description of all compensation and other monetary agreements, arrangements and understandings during the past three years, and any other relationships between or among the stockholder and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concern therewith, on the other hand, and (iii) any other information required to determine whether the person is an “independent director” as defined in the DIRECTV bylaws, and (c) with respect to each nominee, a completed and signed questionnaire, representation and agreement (forms of which will each be provided by the Secretary of DIRECTV upon written request).

AT&T	DIRECTV
Stockholder Proposals

The AT&T bylaws provide that stockholder proposals brought before any stockholder meeting shall be determined by a majority of the votes cast, unless a greater number is required by law or the AT&T charter for the action proposed. A majority of votes means that the number of shares voted “for” a matter exceeds the number of votes cast “against” such matter.

The AT&T bylaws provide that a stockholder must give advance written notice to AT&T of any proposal for business to be transacted at an annual meeting of stockholders. The notice must be in writing and must be received by the date not later than 90 days, nor earlier than 120 days, prior to the anniversary date of the previous year’s annual meeting of stockholders; provided, however, that if the annual meeting is to be held more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be received by the date not earlier than the 120th day before such annual meeting and not later than the 90th day before such annual meeting or the 10th day following the day of public disclosure by AT&T of such meeting.

Stockholder notice for matters other than director nominations must set forth, as to each matter such stockholder proposes to bring before the annual meeting, (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of AT&T’s capital stock which are owned beneficially or of record of such stockholder, and (iv) any material interest of the stockholder in such business.

The DIRECTV bylaws provide that stockholder proposals brought before any stockholder meeting at which a quorum is present shall be determined by the affirmative vote of a majority of votes cast thereon, except as otherwise required by the DIRECTV charter or applicable law. Votes cast in abstention or as a non-vote will not be considered for purposes of casting a vote for or against a proposal.

The DIRECTV bylaws provide that a stockholder must give advance written notice to DIRECTV of any proposal for business to be transacted at an annual meeting of stockholders. The notice must be in writing and must be received by the Secretary of DIRECTV by the date not earlier than 120 days, and not later than 90 days, prior to the anniversary date of the previous year’s annual meeting of stockholders; provided, however, that if the annual meeting is to be held more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received by the date not earlier than 120 days and not later than 90 days prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the date of public disclosure by DIRECTV of such meeting.

Stockholder notice for matters other than director nominations must be given to the secretary and set forth, (i) a brief description of the business desired to be brought before the meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the DIRECTV bylaws, the language of the proposed amendment), (iii) the reasons for conducting such business at the meeting, and (iv) any direct or indirect interest of such stockholder and beneficial owner, if any, on whose behalf the proposal is made, in such business.

Stockholder Action by Written Consent
The AT&T charter provides that no action which is required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken by written consent without a meeting, except where such consent is signed by stockholders representing at least two-thirds of the total number of shares of AT&T’s stock then outstanding and entitled to vote thereon.	The DIRECTV charter provides that no action required or permitted to be taken by DIRECTV’s stockholders will be effected except at an annual meeting or a special meeting, and no action will be taken by the stockholders by written consent; provided, however, that the holders of any series of preferred stock may take action by written consent to the extent provided in a preferred stock designation with respect to such series.

AT&T	DIRECTV
Certificate of Incorporation Amendments
The AT&T charter provides that AT&T reserves the right to amend and repeal any provision contained in the charter in the manner prescribed by Delaware statute, and all rights conferred therein are granted subject to this reservation.

The DIRECTV charter provides that DIRECTV reserves the right to amend, alter, change or repeal any provision contained in the DIRECTV charter, in the manner now or hereafter prescribed by law, and all rights conferred therein are granted subject to this reservation. Except as required by applicable law, DIRECTV’s stockholders are not entitled to vote on any amendment to the charter that relates solely to the terms, number of shares, powers, designations, preferences, or relative, participating, optional or special rights, or to qualifications, limitations, or restrictions thereof, of the preferred stock or any series thereof, if the holders of outstanding shares of preferred stock or any series thereof are entitled to vote thereon.

The DIRECTV charter further provides that the number of authorized shares of DIRECTV’s preferred stock or common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of DIRECTV’s stock entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of DIRECTV’s preferred stock or common stock, voting separately as a class or series, will be required therefor.

By-law Amendments

The AT&T charter provides that the AT&T board is expressly authorized to adopt, amend or repeal the AT&T bylaws.

The AT&T bylaws provide that the AT&T board or the AT&T stockholders may amend or repeal the AT&T bylaws in accordance with the AT&T charter at any meeting.

The DIRECTV charter and the DIRECTV bylaws provide that the board of directors of DIRECTV is expressly authorized to adopt, amend or repeal the DIRECTV bylaws at any meeting of the DIRECTV board or by the affirmative vote of a majority of the DIRECTV board.

The DIRECTV charter and the DIRECTV bylaws provide that the DIRECTV bylaws may be altered, amended or repealed, or new bylaws may be adopted, at any meeting of stockholders, or at any special meeting of the holders of shares of stock entitled to vote thereon called by the DIRECTV board for that purpose, by the affirmative vote of not less than a majority of the voting power of all outstanding shares of all classes and series of DIRECTV’s capital stock entitled to vote thereon, voting as a single class.

AT&T	DIRECTV
Special Meetings of Stockholders

The AT&T bylaws provide that a special meeting of stockholders may be called at any time, either by the AT&T board or by the Chairman of the Board, and the Chairman of the Board must call a special meeting at the written request of the holders of not less than 15% of the outstanding shares of AT&T’s common stock then outstanding and entitled to vote at such meeting. This request must specify the time, place and object of the proposed meeting. Only such business as is specified in the notice may be conducted at a special meeting of the stockholders.

The AT&T charter and the AT&T bylaws do not provide a process for the revocation of a special meeting request.

The DGCL provides that a special meeting of stockholders may be called at any time by the DIRECTV board. The DIRECTV charter and the DIRECTV bylaws provide that the Secretary must call a special meeting at the written request of the record holders of shares representing at least 25% of the combined voting power of the then outstanding shares of all classes and series of DIRECTV’s capital stock entitled to vote at such meeting. The DIRECTV bylaws provide that a special meeting request must be signed and dated by each of the stockholders on whose behalf it is made or their duly authorized agents, and include: (i) a statement of the specific purpose(s) of the special meeting, the matter(s) proposed to be acted on at the special meeting and the reasons for conducting such business at the special meeting; (ii) the text of any proposed amendment to the DIRECTV bylaws to be considered at the special meeting; (iii) the name and address, as they appear on DIRECTV’s books, of each stockholder of record signing such request, the date of each such stockholder’s signature and the name and address of any beneficial owner on whose behalf such request is made; (iv) the class or series and number of shares of DIRECTV’s capital stock that are owned of record or beneficially by each such stockholder and any such beneficial owner and documentary evidence of such record or beneficial ownership; (v) any material interest of each stockholder or any such beneficial owner in the business proposed to be conducted at the special meeting; (vi) a representation that the stockholders and such beneficial owners submitting the special meeting request intend to appear in person or by proxy at the special meeting to present the proposal(s) or business to be brought before the special meeting; (vii) if any stockholder submitting the special meeting request intends to solicit proxies with respect to the stockholders’ proposal(s) or business to be presented at the special meeting, a representation to that effect; (viii) all information relating to each stockholder signing the special meeting request that would be required to be disclosed in a proxy statement; and (ix) if the purpose of the special meeting includes the election of one or more directors, all the information such stockholder or stockholders would be required to include in a notice delivered to DIRECTV summarized in the section entitled “Comparison of Rights of AT&T Stockholders and DIRECTV Stockholders—

AT&T	DIRECTV

Comparison of Rights—Director Nominations by Stockholders” on page 127 of this proxy statement/prospectus.

In addition, a special meeting request will not be valid if (i) the special meeting request relates to an item of business that is not a proper subject for stockholder action under applicable law; (ii) the special meeting request is received by DIRECTV during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting; (iii) an identical or substantially similar item was presented at any meeting of stockholders held within 120 days prior to DIRECTV’s receipt of such special meeting request; (iv) an identical or substantially similar item is included in DIRECTV’s notice as an item of business to be brought before a stockholder meeting that has been called but not yet held; or (v) such special meeting request was made in a manner that involved a violation of Regulation l4A under the Exchange Act or other applicable law. Stockholders may revoke a special meeting request by written revocation delivered to DIRECTV at any time prior to the special meeting; provided, however, that the DIRECTV board will have the discretion to determine whether or not to proceed with the special meeting. If none of the stockholders who submitted the special meeting request appears or sends a qualified representative to present the proposal(s) or business submitted by the stockholders for consideration at the special meeting, DIRECTV need not present such proposal(s) or business for a vote at such meeting.

Notice of Meetings of Stockholders
The AT&T bylaws provide that a written notice stating the time, place and, in the case of special meetings, the purpose(s) for which the meeting is called, will be given to each stockholder of record entitled to vote not less than 10 nor more than 60 days prior to the date of the meeting, unless otherwise required by law.	The DIRECTV bylaws provide that written notice stating the time, place and, in the case of special meetings, the purpose(s) for which the meeting is called, will be given to each stockholder of record entitled to vote thereat not less than 10 nor more than 60 days prior to the date of the meeting.

Proxies
The AT&T bylaws provide that a stockholder entitled to vote may vote in person or by proxy.	The DIRECTV bylaws provide that a stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by an electronic transmission permitted by law filed in accordance with the procedure established for the meeting. Upon demand therefor by a stockholder entitled to vote or by his or her proxy, or upon resolution by the DIRECTV board in its discretion or

AT&T	DIRECTV
by action of the chairman of the meeting, in his or her discretion, any votes cast at such meeting must be cast by written ballot.

Limitation of Personal Liability of Directors
The AT&T charter provides that a director of AT&T will not be personally liable to AT&T or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such liability is provided by applicable law (i) for breach of the director’s duty of loyalty, (ii) for acts or omissions that are not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.	The DIRECTV charter provides that a director of DIRECTV will not be personally liable to DIRECTV or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL as amended.

Indemnification of Directors and Officers
The AT&T bylaws provide that AT&T will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer or employee of AT&T, or, while such person is or was a director, officer or employee of AT&T, such person is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, but in each case only if and to the extent permitted under applicable state or federal law.	The DIRECTV bylaws provide that DIRECTV will indemnify, to the full extent that it has power under applicable law to do so and in a manner permitted by such law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of DIRECTV) by reason of the fact that such person is or was a director or officer of DIRECTV, or is or was a director or officer of DIRECTV serving at the request of DIRECTV as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of DIRECTV, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

APPRAISAL RIGHTS OF DIRECTV STOCKHOLDERS

General. If you hold one or more shares of DIRECTV common stock, you are entitled to appraisal rights under Delaware law and have the right to dissent from the merger, have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) as of completion of the merger in place of the merger consideration, as determined by the court, if you strictly comply with the procedures specified in Section 262 of the DGCL. Any such DIRECTV stockholder awarded “fair value” for their shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration.

The following discussion is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement/prospectus as Annex D. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of DIRECTV common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders as in the case of the adoption of the merger agreement, DIRECTV, not less than 20 days prior to the meeting, must notify each stockholder who was a DIRECTV stockholder on the record date for notice of such meeting and who is entitled to exercise appraisal rights, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes the required notice, and the copy of applicable statutory provisions is attached to this proxy statement/prospectus as Annex D. A holder of DIRECTV common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex D carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. A stockholder who loses his, her or its appraisal rights will be entitled to receive the per share merger consideration.

How to Exercise and Perfect Your Appraisal Rights. DIRECTV stockholders wishing to exercise the rights to seek an appraisal of their shares must do ALL of the following:

•	you must not vote in favor of the adoption of the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, if you vote by proxy and wish to exercise your appraisal rights you must vote against the adoption of the merger agreement or abstain from voting your shares;

•	you must deliver to DIRECTV a written demand for appraisal before the vote on the adoption of the merger agreement at the special meeting and all demands for appraisal must be made by you, or in your name, fully and correctly, as your name appears, with respect to shares evidenced by certificates, on your stock certificate, or, with respect to shares held in “street name” through a bank, brokerage firm or other nominee, on the stock ledger, and such demands must reasonably inform DIRECTV of your identity and your intention to demand appraisal of your shares of common stock;

•	you must continuously hold the shares from the date of making the demand through the effective time. You will lose your appraisal rights if you transfer the shares before the effective time; and

•	you or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time. The surviving company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the DIRECTV stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of DIRECTV common stock within the time prescribed in Section 262 of the DGCL.

Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the adoption of the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Who May Exercise Appraisal Rights. Only a holder of record of shares of DIRECTV common stock issued and outstanding immediately prior to the effective time may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates (or in the stock ledger). The demand must reasonably inform DIRECTV of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock. Beneficial owners who do not also hold their shares of common stock of record may not directly make appraisal demands to DIRECTV. The beneficial holder must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock of record. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of DIRECTV common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of DIRECTV common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of DIRECTV common stock as to which appraisal is sought. Where no number of shares of DIRECTV common stock is expressly mentioned, the demand will be presumed to cover all shares of DIRECTV common stock held in the name of the record owner.

IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.

If you own shares of DIRECTV common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If you hold shares of DIRECTV common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

DIRECTV

2260 East Imperial Highway

El Segundo, California 90245

Attention: Office of the Corporate Secretary

AT&T’s Actions After Completion of the Merger. If the merger is completed, the surviving company will give written notice of the effective time within 10 days after the effective time to you if you did not vote in favor of the merger agreement and you made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the effective time, you have the right to withdraw the demand and to accept the merger consideration in accordance with the merger agreement for your shares of DIRECTV common stock. Within 120 days after the effective time, but not later, either you, provided you have complied with the requirements of Section 262 of the DGCL, or the surviving company may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving company in the case of a petition filed by you, demanding a determination of the value of the shares of DIRECTV common stock held by all dissenting stockholders. The surviving company is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which DIRECTV has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company must mail this statement to you within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of stock held in a voting trust or by a nominee on your behalf you may, in your own name, file an appraisal petition or request from the surviving company the statement described in this paragraph.

If a petition for appraisal is duly filed by you or another record holder of DIRECTV common stock who has properly exercised his or her appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the surviving company, the surviving company will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares. The Delaware Court of Chancery will then determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss any stockholder who fails to comply with this direction from the proceedings. Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of DIRECTV common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of DIRECTV common stock at the effective time held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders entitled to receive the same, upon surrender by such stockholders of their stock certificates and book-entry shares.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that

“elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. We do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of DIRECTV common stock is less than the per share merger consideration.

If no party files a petition for appraisal within 120 days after the effective time, then you will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement, without interest thereon, less any withholding taxes.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each dissenting stockholder is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, after the effective time, vote the DIRECTV shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of DIRECTV shares as of a record date prior to the effective time.

If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving company, except that any attempt to withdraw made more than 60 days after the effective time will require written approval of the surviving company, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger within 60 days. If you fail to perfect, successfully withdraw or lose the appraisal right, your shares will be converted into the right to receive the merger consideration, without interest thereon, less any withholding taxes.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a DIRECTV stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

VALIDITY OF COMMON STOCK

The validity of the shares of AT&T common stock offered hereby will be passed upon for AT&T by Wayne A. Wirtz, Esq., Associate General Counsel of AT&T. As of the date of this proxy statement/ prospectus, Mr. Wirtz owned less than 0.1% of the outstanding AT&T common shares.

EXPERTS

The consolidated financial statements and related financial statement schedule incorporated by reference into this proxy statement/prospectus from AT&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and the effectiveness of AT&T’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference into this proxy statement/prospectus and the registration statement. Such consolidated financial statements and related financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements, and the related financial statement schedule, incorporated in this proxy statement/prospectus by reference from DIRECTV’s Annual Report on Form 10-K/A for the year ended December 31, 2013 and the effectiveness of DIRECTV’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CERTAIN BENEFICIAL OWNERS OF DIRECTV COMMON STOCK

To DIRECTV’s knowledge, the following tables set forth certain information regarding the beneficial ownership of DIRECTV common stock as of the close of business on August 14, 2014 (except as noted in the footnotes below) and with respect to:

•	each person known by DIRECTV to beneficially own 5% or more of the outstanding shares of DIRECTV common stock;

•	each member of the DIRECTV board;

•	each named executive officer; and

•	the members of the DIRECTV board and DIRECTV’s executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o DIRECTV, 2260 East Imperial Highway, El Segundo, California 90245.

DIRECTV has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, DIRECTV believes, based on the information furnished to DIRECTV, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of DIRECTV common stock that he, she or it beneficially owns.

Applicable percentage ownership and voting power is based on 502,236,561 shares of DIRECTV common stock outstanding and an additional 158,274 shares of DIRECTV common stock that would be issued upon exercise of outstanding options held by directors or executive officers within 60 days of August 14, 2014.

Security Ownership of Directors and Named Executive Officers

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Shares Beneficially Owned		Deferred Stock Units(2)	Stock Options
Neil Austrian	12,610		24,240
Ralph Boyd, Jr.	13,313		7,400
Abelardo Bru	4,000		0
David Dillon	7,960		1,740
Samuel DiPiazza, Jr.	12,670		0
Dixon Doll	5,500		8,240
Charles Lee	50,000		26,850
Peter Lund	36,850		0
Nancy Newcomb	31,850		0
Lorrie Norrington	0		9,670
Anthony Vinciquerra	0		2,450
Michael White	347,476		518,880
Bruce Churchill	76,145		0	43,839
Patrick Doyle	91,744	(3)	3,802	28,051
Larry Hunter	70,461	(3)	5,939	37,401
Romulo Pontual	14,581	(3)	3,970	26,901

All Directors and Executive Officers as a group (18 persons)	802,160	(3)	616,313	158,274

(1)	Each of the individuals listed above, as well as all of the current directors and officers as a group own less than 1% of the outstanding shares and voting power of Common Stock, based on the number of shares outstanding as of August 14, 2014.
(2)	Does not include unvested and undistributed restricted stock units.
(3)	Includes shares held in trust by State Street Bank and Trust Company, as Trustee of the DIRECTV 401(k) Savings Plan as of August 14, 2014. Shares are owned pursuant to a Rule 16b-3 exempt employee savings plan.

Security Ownership of Other Beneficial Owners

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Berkshire Hathaway Inc. 3555 Farnam Street Omaha, Nebraska 68131	36,514,700	(2)	7.3%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	32,466,377	(3)	6.5%
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	28,513,200	(4)	5.7%

(1)	Calculation based upon 502,236,561 outstanding shares of common stock plus an additional 158,274 shares of common stock that would be issued upon the exercise of outstanding stock options held by directors or executive officers within 60 days of August 14, 2014.
(2)	Information based solely on Schedule 13G/A filed by the stockholder with the SEC on February 14, 2014 on behalf of Warren E. Buffett and Berkshire Hathaway, Inc. (Berkshire) and others identified as members of the filing group reporting that Mr. Buffett and Berkshire shared dispositive and voting power over 36,514,700 shares as of the filing date. According to a Form 13-F filed by the stockholder with the SEC on August 14, 2014, the stockholder has reduced the number of shares over which it has investment discretion to 23,467,995, which represents 4.7% of the outstanding shares of common stock as of August 14, 2014.
(3)	Information based solely on Schedule 13G/A filed by the stockholder with the SEC on January 28, 2014, which reflects ownership by BlackRock, Inc. as a parent holding company. As of December 31, 2013, BlackRock, Inc. reported sole power to vote or direct the vote of 25,076,162 shares and to dispose or direct the disposal of 32,466,377 shares. According to a Form 13-F filed by the stockholder with the SEC on August 6, 2014, the stockholder has reduced the number of shares over which it has investment discretion to 1,758,573, which represents 0.4% of the outstanding shares of common stock as of August 14, 2014.
(4)	Information based solely on Form 13G filed by stockholder with the SEC on February 13, 2014 reporting sole voting and dispositive power of 28,513,200 shares on behalf of Capital Research Global Investors. According to a Form 13-F filed by the stockholder with the SEC on August 14, 2014, the stockholder has reduced the number of shares over which it has investment discretion to 19,488,900, which represents 3.9% of the outstanding shares of common stock as of August 14, 2014.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokerage firms or other nominees may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement/prospectus may have been sent to multiple DIRECTV stockholders sharing the same address. DIRECTV will promptly deliver a separate copy of this proxy statement/prospectus to you if you direct your request to Attention: Office of the Corporate Secretary, 2260 East Imperial Highway, El Segundo, California 90245, Telephone: (310) 964-0724. If you want to receive separate copies of a DIRECTV proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact DIRECTV at the above address and telephone number.

WHERE YOU CAN FIND MORE INFORMATION

DIRECTV and AT&T file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents DIRECTV and AT&T file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of DIRECTV and AT&T also are available to the public at the SEC website at www.sec.gov. In addition, you may obtain free copies of the documents DIRECTV files with the SEC by going to DIRECTV’s Internet website at http://investor.directv.com/. You may obtain free copies of the documents AT&T files with the SEC, including the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, by going to AT&T’s Internet website at http://www.att.com/gen/landing-pages?pid=5718. The Internet website addresses of DIRECTV and AT&T are provided as inactive textual references only. The information provided on the Internet websites of DIRECTV and AT&T, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement/prospectus and, therefore, is not incorporated herein by reference.

Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows DIRECTV and AT&T to “incorporate by reference” into this proxy statement/prospectus documents DIRECTV and AT&T file with the SEC including certain information required to be included in the registration statement on Form S-4 filed by AT&T to register the shares of AT&T common stock that will be issued in the merger, of which this proxy statement/prospectus forms a part. This means that DIRECTV and AT&T can disclose important information to you by referring you to those documents. The information incorporated by reference into this proxy statement/prospectus is considered to be a part of this proxy statement/prospectus, and later information that DIRECTV and AT&T file with the SEC will update and supersede that information. DIRECTV and AT&T incorporate by reference the documents listed below and any documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of the special meeting.

DIRECTV:

•	Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013 (filed with the SEC on June 30, 2014);

•	Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2014 (filed with the SEC on May 12, 2014) and June 30, 2014 (filed with the SEC on August 1, 2014);

•	Current Reports on Form 8-K filed with the SEC on February 20, 2014, March 14, 2014, March 20, 2014, April 24, 2014, May 5, 2014, May 19, 2014 and July 29, 2014;

•	Third Amended and Restated Certificate of Incorporation of DIRECTV, filed as Exhibit 3.1 to the Current Report on Form 8-K of DIRECTV dated and filed with the SEC on August 27, 2012;

•	Amended and Restated By-laws of DIRECTV, filed as Exhibit 3.2 to the Current Report on Form 8-K of DIRECTV dated and filed with the SEC on August 27, 2012; and

•	Definitive Proxy Statement for DIRECTV’s 2014 Annual Meeting filed with the SEC on March 20, 2014.

Any person may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning DIRECTV, without charge, by written or telephonic request directed to DIRECTV, Attention: Office of the Corporate Secretary, 2260 East Imperial Highway, El Segundo, California 90245, Telephone (310) 964-0724; or MacKenzie, DIRECTV’s proxy solicitor, by calling toll-free at (800) 322-2885; or from the SEC through the SEC website at the address provided above.

AT&T:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (filed with the SEC on February 21, 2014);

•	Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2014 (filed with the SEC on May 12, 2014) and June 30, 2014 (filed with the SEC on August 1, 2014);

•	Current Reports on Form 8-K filed with the SEC on March 10, 2014, March 14, 2014, March 31, 2014, April 23, 2014, April 28, 2014, May 19, 2014, June 3, 2014, June 10, 2014, June 11, 2014, June 27, 2014, June 30, 2014 and July 24, 2014;

•	Definitive Proxy Statement for AT&T’s 2014 Annual Meeting filed with the SEC on March 11, 2014;

•	Restated Certificate of Incorporation of AT&T, filed as Exhibit 3.1 to the Current Report on Form 8-K of AT&T dated and filed with the SEC on December 16, 2013;

•	Bylaws of AT&T, filed as Exhibit 3 to the Current Report on Form 8-K of AT&T dated June 24, 2011, filed with the SEC on June 27, 2011; and

•	The description of AT&T common stock contained in the prospectus attached as Exhibit 28 to AT&T’s registration statement on Form 10, dated and filed with the SEC on November 15, 1983, including any subsequent amendment or report filed for the purpose of updating such description.

You may request a copy of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning AT&T, without charge, by written or telephonic request directed to AT&T, Attention: Stockholder Services, One AT&T Plaza, 208 South Akard Street, Dallas, Texas 75202, Telephone (210) 821-4105; or from the SEC through the SEC website at the address provided above.

Notwithstanding the foregoing, information furnished by DIRECTV or AT&T on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus.

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES OF DIRECTV COMMON STOCK AT THE SPECIAL MEETING. DIRECTV HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED AUGUST 20, 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

among

DIRECTV,

AT&T INC.

and

STEAM MERGER SUB LLC

Dated as of May 18, 2014

Page
ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1	The Merger	A-1

1.2	Closing	A-1

1.3	Effective Time	A-2

ARTICLE II

ORGANIZATIONAL DOCUMENTS OF THE SURVIVING COMPANY

2.1	The Certificate of Formation	A-2

2.2	The LLC Agreement	A-2

ARTICLE III

OFFICERS

3.1	Officers of Surviving Company	A-2

ARTICLE IV

EFFECT OF THE MERGER ON SECURITIES; EXCHANGE

4.1	Effect on Capital Stock	A-2

4.2	Exchange of Certificates	A-3

4.3	Dissenters’ Rights	A-6

4.4	Adjustments to Prevent Dilution	A-6

4.5	Company Stock Based Plans	A-6

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties of the Company	A-8

5.2	Representations and Warranties of Parent and Merger Sub	A-24

ARTICLE VI

COVENANTS

6.1	Interim Operations	A-29

6.2	Acquisition Proposals	A-33

6.3	Information Supplied	A-36

6.4	Stockholders Meeting	A-36

6.5	Filings; Other Actions; Notification	A-37

6.6	Access; Consultation	A-38

6.7	Stock Exchange Listing, De-listing and De-registration	A-39

6.8	Publicity	A-39

6.9	Employee Benefits	A-39

6.10	Expenses	A-40

A-i

A-ii

INDEX OF DEFINED TERMS

Defined Term	Section
2014 CapEx Budget	6.1(vi)
Additional Contract	5.1(l)
Acquisition Proposal	6.2(d)
Affiliate	5.1(e)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(e)
Applicable Date	5.1(e)
Average Parent Stock Price	4.1(a)
Bankruptcy and Equity Exception	5.1(c)
business day	1.2
Cash Consideration	4.1(a)
Certificate	4.1(a)
Certificate of Formation	2.1
Change in Recommendation	6.2(f)
Closing	1.2
Closing Date	1.2
Code	Recitals
Common Stock	4.1(a)
Communications Act	5.1(d)
Communications Laws	5.1(d)
Communications Licenses	5.1(k)(iii)
Company	Preamble
Company Acquisition Proposal	8.5(a)
Company Awards	4.5(d)
Company Balance Sheet	5.1(g)
Company Bylaws	5.1(d)(ii)
Company Charter	5.1(d)(ii)
Company Disclosure Letter	5.1
Company Earth Station	5.1(j)(v)
Company Employees	5.1(h)
Company ERISA Affiliate	5.1(h)(iii)
Company ERISA Plan	5.1(h)(ii)
Company IP	5.1(p)(ii)
Company Material Adverse Effect	5.1(a)
Company Non-U.S. Benefit Plans	5.1(h)
Company Option	0
Company Pension Plan	5.1(h)(ii)
Company Performance Stock Units	4.5(b)
Company Plans	5.1(h)
Company Recommendation	5.1(c)
Company Reports	5.1(e)
Company Requisite Vote	5.1(c)
Company Restricted Stock Unit	4.5(b)
Company SAR	4.5(a)
Company Satellite	5.1(j)(i)
Company Stock Plans	5.1(b)
Company Stockholders Meeting	6.4(a)
Company U.S. Benefit Plans	5.1(h)(ii)
Concession Agreement	5.1(j)(iv)

A-iii

Defined Term	Section
Confidentiality Agreement	9.7
Contracts	5.1(d)(ii)
Coordination Agreement	5.1(j)(iv)
D&O Insurance	6.11(a)
Debt Offers	6.16(b)
Debt Payoffs	6.16(c)
Delaware Certificate of Merger	1.3
DGCL	1.1
DIRECTV Finance	6.16(a)
Dissenting Stockholders	4.1(a)
DLLCA	1.1
Effective Time	1.3
Employee Matters Agreement	0
Environmental Law	5.1(n)
ERISA	5.1(h)
Exchange Act	5.1(d)(i)
Exchange Agent	4.2(a)
Exchange Fund	4.2(a)
Exchange Ratio	4.1(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
Export and Sanctions Regulations	5.1(k)(iv)(C)
FAA	5.1(k)(iii)
FAA Rules	0
FCC	5.1(d)(i)
FCC License	5.1(k)(iii)
FCPA	5.1(k)(iv)
Final Order	7.2(c)
Foreign Competition Laws	5.1(d)(i)
Foreign License	5.1(k)(iii)
Foreign Regulator	5.1(d)(i)
Foreign Regulatory Laws	5.1(d)(i)
GAAP	5.1(a)
Government Official	5.1(k)(iv)
Governmental Consents	7.1(c)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(n)
Health Status Reports	5.1(j)
HSR Act	5.1(b)(iii)
Indemnified Parties	0
Information Technology	5.1(p)(vii)
Intellectual Property	5.1(p)(vii)
IRS	5.1(h)
ITU	5.1(j)(ii)
JV Entity	5.1(a)
Knowledge of the Company	5.1(a)
Knowledge of Parent	5.2(g)
Laws	5.1(k)(i)
Liberty TSA	5.1(o)(viii)
Licenses	5.1(k)(i)
Lien	5.1(b)(ii)

A-iv

Defined Term	Section
LLC Agreement	2.2
Material Contracts	5.1(l)
Merger	Recitals
Merger Consideration	4.1(a)
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(iii)
NASDAQ	5.1(a)
NYSE	4.1(a)
Offer Documents	6.16(b)
Option Exchange Ratio	0
Order	7.1(d)
Parent	Preamble
Parent Common Stock	Recitals
Parent Common Stock Unit	5.2(b)
Parent Disclosure Letter	5.2
Parent Material Adverse Effect	5.2(a)
Parent Option	5.2(b)
Parent Pension Plan	5.2(h)
Parent Preferred Stock	5.2(b)
Parent Reports	5.2(e)
Parent Stock Plans	5.2(b)
Parent Stock Unit	4.5(b)
PBGC	5.1(h)(iii)
Permitted Liens	5.1(a)
Person	4.2(b)
Preferred Stock	5.1(b)
Prospectus/Proxy Statement	0
PUC	5.1(d)(i)
Registered IP	5.1(p)
Representatives	6.2(a)
Regulatory Material Adverse Effect	6.5(a)
Required Governmental Consents	7.2(c)
S-4 Registration Statement	0
Sarbanes-Oxley Act	5.1(e)
SEC	4.5(e)
Securities Act	4.5(e)
Share	4.1(a)
Shares	4.1(a)
Significant Subsidiary	5.1(a)
Specified Subsidiaries	5.1(d)(ii)
State License	5.1(k)(iii)
Stock Consideration	4.1(a)
Subsidiary	5.1(a)
Superior Proposal	6.2(d)
Superior Proposal Termination	6.2(f)
Surviving Company	1.1
Takeover Statute	5.1(m)
Tax	5.1(o)
Tax Return	5.1(o)
Taxable	5.1(o)
Taxes	5.1(o)

A-v

Defined Term	Section
Termination Date	8.2
Termination Fee	8.5(a)
Trademarks	5.1(p)(vii)
Trading Day	4.1(a)
Uncertificated Share	4.1(a)
Utilities Laws	5.1(d)(i)

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of May 18, 2014, among DIRECTV, a Delaware corporation (the “Company”), AT&T Inc., a Delaware corporation (“Parent”), and Steam Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the Board of Directors of the Company, by resolutions duly adopted, has approved the merger of the Company with and into Merger Sub (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and adopted, approved and declared advisable this Agreement, and has resolved to recommend to its stockholders the adoption of this Agreement;

WHEREAS, the Board of Directors of Parent, by resolutions duly adopted, has approved the Merger and the issuance of shares of common stock, par value $1.00 per share, of Parent (the “Parent Common Stock”) pursuant to the Merger upon the terms and subject to the conditions set forth in this Agreement and adopted and approved this Agreement;

WHEREAS, the sole manager of Merger Sub, by resolutions duly adopted, has determined it is advisable and in the best interest of Merger Sub to enter into the Merger Agreement;

WHEREAS, for U.S. federal income tax purposes, the parties hereto intend that Merger shall qualify as a reorganization within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease. Merger Sub shall be the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Company”), and the separate limited liability company existence of Merger Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in ARTICLE II. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL”) and the Delaware Limited Liability Company Act, as amended (the “DLLCA”).

1.2 Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 at 9:00 a.m. local time on the first business day following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement, or (b) at such other place and time and/or on such other date as the Company and Parent may otherwise agree in writing (the date on which the Closing occurs, the “Closing Date”). For purposes of this Agreement, the term “business day” shall mean any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

1.3 Effective Time. Immediately following the Closing, the Company and Parent will cause a Certificate of Merger with respect to the Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL and the DLLCA. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by the parties hereto in writing and set forth in the Delaware Certificate of Merger in accordance with the DGCL and the DLLCA (the “Effective Time”).

ARTICLE II

ORGANIZATIONAL DOCUMENTS

OF THE SURVIVING COMPANY

2.1 The Certificate of Formation. At the Effective Time, the certificate of formation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of formation (the “Certificate of Formation”) of the Surviving Company, until thereafter amended as provided therein or by applicable Law, except that Section 1 of the Certificate of Formation shall be amended in its entirety to read as follows: “The name of the limited liability company is DIRECTV.”

2.2 The LLC Agreement. At the Effective Time, the limited liability company agreement of Merger Sub in effect immediately prior to the Effective Time shall be the limited liability company agreement (the “LLC Agreement”) of the Surviving Company, until thereafter amended as provided therein or by applicable Law.

ARTICLE III

OFFICERS

3.1 Officers of Surviving Company. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Formation and the LLC Agreement.

ARTICLE IV

EFFECT OF THE MERGER ON SECURITIES;

EXCHANGE

4.1	Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration. Each share of Common Stock, par value $0.01 per share, of the Company (the “Common Stock,” and each a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent or the Company, not held on behalf of third parties and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each such Share referred to in clauses (i) and (ii) above, an “Excluded Share” and, collectively, “Excluded Shares”)) shall be converted into the right to receive, and become exchangeable for a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration”) plus $28.50 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). At the Effective Time, all the Shares (other than the Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and (A) each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and (B) each uncertificated Share (an “Uncertificated Share”) registered to a holder on the stock transfer books of the Company (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, and the right, if any, to receive pursuant to Section 4.2(e) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 4.1(a) and any distribution or dividend pursuant to Section 4.2(c), and each certificate formerly representing Shares owned by Dissenting Stockholders shall thereafter represent only the right to receive the payment of which reference is made in Section 4.3.

For purposes of this Agreement, “Exchange Ratio” shall mean the following (in each case rounded to three decimal places):

A) If the Average Parent Stock Price is an amount greater than $38.577, then the Exchange Ratio shall be 1.724;

B) If the Average Parent Stock Price is an amount greater than or equal to $34.903 but less than or equal to $38.577 then the Exchange Ratio shall be an amount equal to the quotient obtained by dividing (x) $66.50 by (y) the Average Parent Stock Price; or

C) If the Average Parent Stock Price is an amount less than $34.903, then the Exchange Ratio shall be 1.905.

For purposes of this Agreement, “Average Parent Stock Price” shall mean the average of the volume weighted averages of the trading prices of Parent Common Stock on the New York Stock Exchange (the “NYSE”) (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on each of the thirty consecutive Trading Days ending on (and including) the Trading Day that is three Trading Days prior to the date of the Effective Time.

For purposes of this Agreement, “Trading Day” shall mean a day on which shares of Parent Common Stock are traded on the NYSE.

(b) Cancellation of Excluded Shares. Subject to Section 4.3, each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. Each membership interest in Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time as the membership interests of the Surviving Company in the Merger.

4.2 Exchange of Certificates.

(a) Exchange Agent. At the Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent selected by Parent with the Company’s prior approval, which shall not be unreasonably withheld or delayed (the “Exchange Agent”), for the benefit of the holders of Shares, (i) an aggregate number of shares of Parent Common Stock to be issued in uncertificated form or book-entry form and (ii) an aggregate amount of cash, in each case, comprising approximately the amounts required to be delivered pursuant to Section 4.1(a) in respect of Shares. In addition, Parent shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 4.2(c) with respect to the Parent Common Stock with respect to Shares with a record and payment date after the Effective Time and prior to the surrender of such Shares and cash in lieu of any fractional shares payable pursuant to Section 4.2(e). All shares of Parent Common Stock and cash, together with the amount of any such cash dividends and distributions deposited with the Exchange Agent pursuant to this Section 4.2(a), shall hereinafter be referred to as the “Exchange Fund”. The Exchange Agent shall invest the cash portion of the Exchange Fund as directed by Parent; provided that such investments, if interest bearing, shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate cash portion of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under this Section 4.2(a) shall be promptly returned to Parent.

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within four business days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record of Shares (other than Excluded Shares) entitled to receive the Merger Consideration pursuant to Section 4.1(a)(A) a letter of transmittal in customary form advising such holder of the effectiveness of the Merger and the conversion of its Shares into the right to receive the Merger Consideration, and specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(g)) to the Exchange Agent, and instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(g)) in exchange for the Merger Consideration to the Exchange Agent. Upon the surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(g)) to the Exchange Agent in accordance with the terms of such transmittal materials, the holder of such Certificate shall be entitled to receive in exchange therefor (i) that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this ARTICLE IV in uncertificated form (or evidence of shares in book-entry form), and (ii) an amount in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required Tax withholding provided in Section 4.2(h)) equal to (A) the cash amount that such holder is entitled to receive pursuant to Section 4.1(a) plus (B) any cash in lieu of fractional shares pursuant to Section 4.2(e) plus (C) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 4.2(c), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the proper number of shares of Parent Common Stock in uncertificated form, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. If any shares (or evidence of shares in book-entry form) of Parent Common Stock are to be issued to a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any stock transfer or other Taxes required by reason of the issuance of shares (or evidence of shares in book-entry form) of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such Taxes have been paid or are not applicable. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(c) Distributions with Respect to Unexchanged Shares; Voting. (i) All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable in the Merger. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(g)) is surrendered for exchange in accordance with this ARTICLE IV. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(g)), there shall be issued and/or paid to the holder of the whole shares of Parent Common Stock issued in exchange therefor, without interest thereon, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time, but with a payment date subsequent to surrender.

(ii) Registered holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent stockholders with a record date at or after the Effective Time the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of Parent Common Stock based on the Average Parent Stock Price.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any Parent Common Stock) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered, at Parent’s option, to Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this ARTICLE IV shall thereafter look only to Parent for delivery of any shares of Parent Common Stock of such stockholder and payment of cash and any dividends and other distributions in respect of the Parent Common Stock to be issued or paid pursuant to the provisions of this ARTICLE IV (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(g)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Company, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it, the Exchange Agent or the Surviving Company with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and the cash and any dividends and other distributions in respect of the Parent Common Stock that would have been issuable or payable pursuant to the provisions of this ARTICLE IV (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) had such lost, stolen or destroyed Certificate been surrendered.

(h) Withholding Rights. Each of Parent and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Company or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Company, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Company or Parent, as the case may be.

(i) Uncertificated Shares. Promptly after the Effective Time, Parent shall cause the Exchange Agent to (i) mail to each holder of Uncertificated Shares (other than Excluded Shares) materials advising such holder of the effectiveness of the Merger and the conversion of their Shares into the right to receive the Merger Consideration and (ii) issue in registered form to each holder of Uncertificated Shares that number of whole shares of Parent Common Stock that such holder is entitled to receive in respect of each such Uncertificated Share pursuant to this ARTICLE IV, cash that such holder is entitled to receive in respect of its Shares pursuant to Section 4.1(a), cash pursuant to Section 4.2(e) in lieu of fractional shares in respect of each such Uncertificated Share and any dividends and other distributions in respect of the Parent Common Stock to be issued or paid pursuant to the provisions of this ARTICLE IV (after giving effect to any required Tax withholdings as provided in Section 4.2(h)), without interest thereon.

4.3 Dissenters’ Rights. No Dissenting Stockholder shall be entitled to receive shares of Parent Common Stock or cash or any dividends or other distributions pursuant to the provisions of this ARTICLE IV unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any Shares, such Shares shall thereupon be treated as though such Shares had been converted into the shares of Parent Common Stock plus the cash amount that such Person is entitled to receive pursuant to Section 4.1(a). The Company shall give Parent (i) prompt written notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

4.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for any such Shares, or Parent changes the number of shares of Parent Common Stock, in each case issued and outstanding prior to the Effective Time as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event on the Merger Consideration.

4.5 Company Stock Based Plans. (a) At the Effective Time, each outstanding option to purchase Shares (a “Company Option”) under the Company Stock Plans, whether vested or unvested, shall be converted into an option to acquire a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of Shares subject to the Company Option immediately prior to the Effective Time and (ii) the Option Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the result obtained by dividing (A) the exercise price per Share of such Company Option immediately prior to the Effective Time by (B) the Option Exchange Ratio; provided that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code. The “Option Exchange Ratio” shall mean a fraction (x) the numerator of which is the sum of the Cash Consideration and an amount equal to the product of (I) the Exchange Ratio and (II) the Average Parent Stock Price and (y) the denominator of which is the Average

Parent Stock Price. Except as specifically provided above, following the Effective Time, each Company Option shall continue to be governed by the terms and conditions applicable to such Company Option immediately prior to the Effective Time, including all vesting conditions.

(b) At the Effective Time, each outstanding right to receive Shares or cash pursuant to the exercise of any stock appreciation right (a “Company SAR”) under the Company Stock Plans, vested or unvested, shall be converted into a stock appreciation right on the number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) determined by multiplying (i) the number of Shares subject to such Company SAR immediately prior to the Effective Time by (ii) the Option Exchange Ratio, at a reference price per share (rounded up to the nearest whole cent) equal to the result obtained by dividing (A) the reference price per Share of such Company SAR immediately prior to the Effective Time by (B) the Option Exchange Ratio; provided that the reference price and the number of shares of Parent Common Stock subject to the Company SAR shall be determined in a manner consistent with the requirements of Section 409A of the Code. Except as specifically provided above, following the Effective Time, each Company SAR shall continue to be governed by the terms and conditions applicable to such Company SAR immediately prior to the Effective Time, including all vesting conditions.

(c) At the Effective Time, each outstanding restricted stock unit (“Company Restricted Stock Unit”) under the Company Stock Plans, vested or unvested, other than restricted stock units that as of the Effective Time remain subject to a performance condition (“Company Performance Stock Units”) shall be converted into a restricted stock unit on the number of shares of Parent Common Stock (a “Parent Stock Unit”) equal to the product (rounded down to the nearest whole number) determined by multiplying (i) the number of shares underlying such Company Restricted Stock Unit by (ii) the Option Exchange Ratio. Except as specifically provided above, following the Effective Time, each Parent Stock Unit shall continue to be governed by the terms and conditions applicable to the corresponding Company Restricted Stock Unit immediately prior to the Effective Time, including all time-based vesting conditions and dividend equivalent rights.

(d) At the Effective Time, each outstanding Company Performance Stock Unit under the Company Stock Plans, vested or unvested, shall be converted into a Parent Stock Unit on the number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) determined by multiplying (i) the number of Shares underlying such Company Performance Stock Unit, by (ii) the Option Exchange Ratio. Performance for any fiscal years of the Company that have ended prior to the Effective Time will be based on the actual performance achieved and performance for fiscal years of the Company that have not ended prior to the Effective Time will conclusively be based on the target level. Except as specifically provided above, following the Effective Time, each Parent Stock Unit shall continue to be governed by the terms and conditions applicable to the corresponding Company Performance Stock Unit immediately prior to the Effective Time, including any applicable time-based vesting requirements and dividend equivalent rights.

(e) At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Company Stock Plans and any other Company Plans, other than the Company Options, the Company SARs, the Company Restricted Stock Units and the Company Performance Stock Units (the “Company Awards”) shall be converted into the right to acquire or receive, as the case may be, the number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) determined by multiplying (i) such Shares by (ii) the Option Exchange Ratio, and such Company Awards shall otherwise be subject to the terms and conditions applicable to the rights under the relevant Company Stock Plan or other Company Plan. Similarly, all Company Stock Plans and other Company Plans (and awards thereunder) providing for cash payments measured by the value of Shares shall be deemed to refer to the number of shares of Parent Common Stock equal to the product determined by multiplying such Shares by the Option Exchange Ratio, and such cash payments shall otherwise be made on the terms and conditions applicable under the relevant Company Stock Plan or other Company Plan.

(f) As soon as practicable after the Effective Time, Parent shall, if registration of the shares of Parent Common Stock issuable under a Company Stock Plan or other Company Plan is required under the Securities Act of 1933, as amended (the “Securities Act”), file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 or Form S-8, as the case may be (or any successor form), or another appropriate form with respect to such Parent Common Stock and shall use commercially reasonable efforts to have such registration statement declared effective as soon as practicable following such filing.

(g) At or prior to the Effective Time, the Company, the Board of Directors of the Company and the compensation committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 4.5. Parent shall take all actions as are reasonably necessary for the assumption of the Company Stock Plans pursuant to this Section 4.5. Without limiting the foregoing, the Company shall take all necessary action to ensure that the Surviving Company will not be bound at the Effective Time by any options, stock appreciation rights, units or other rights, awards or arrangements under the Company Stock Plans that would entitle any Person after the Effective Time to beneficially own any Shares or to receive any payments in respect thereof, and all Company Stock Plans conferring any rights to Shares or other capital stock of the Company shall be deemed to be amended to be in conformity with this Section 4.5.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company at the time of entering into this Agreement (the “Company Disclosure Letter”) or, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is reasonably apparent therefrom, as set forth in the Company Reports filed on or after January 1, 2014 and prior to the date of this Agreement (excluding all disclosures in any “Risk Factors” section and any disclosures included in any such Company Reports that are cautionary, predictive or forward looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement and as of the Closing that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent complete and correct copies of the respective certificates of incorporation and bylaws (or comparable organizational documents) of the Company and each of its Significant Subsidiaries as amended to and as in effect on the date of this Agreement.

As used in this Agreement, (i) the term “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) the term “Significant Subsidiary” means any Subsidiary of the Company that constitutes a “significant subsidiary” of the Company within the meaning of Rule 1—02 of Regulation S—X, (iii) the term “JV Entity” means Innova S. de R.L. de C.V. (Sky Mexico) and Innova Holdings S. de R.L. de C.V., (iv) “Company Material Adverse Effect” means (A) an effect that would prevent, materially delay or materially impair the ability of the Company to consummate the Merger, or (B) a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any such effect resulting from or arising in connection with (1) changes in the financial or securities markets or general economic or political conditions in the U.S. or any foreign jurisdiction in which the Company or any of its Subsidiaries or the JV Entity operates, including any changes in currency exchange rates, interest rates, monetary policy or inflation, (2) any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), (3) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period, (4) a decline in the price of the Shares on the NASDAQ Stock Market, Inc. (the “NASDAQ”), provided that the exception in clauses (3) and (4) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect, (5) changes in Law, (6) changes in U.S. generally accepted accounting principles (“GAAP”) (or authoritative interpretation of GAAP) or (7) the taking of any specific action expressly required by, or the failure to take any specific action expressly prohibited by, this Agreement; provided, however, that the changes, effects, circumstances or developments set forth in the foregoing clauses (1), (2) and (5) shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent such changes, effects, circumstances or developments have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to all other participants in the multi-channel video programming distribution industry, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred, (v) the term “Permitted Liens” means (A) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded in the Company’s financial statements, (B) Liens arising in the ordinary course of business in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens, (C) Liens affecting the interest of the grantor of any easements benefiting owned real property and Liens of record attaching to real property, fixtures or leasehold improvements that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted, (D) Liens specifically reflected in the Company Balance Sheet, and (E) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions, and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted, and (vi) the term “Knowledge of the Company” means the actual knowledge of the individuals identified on Section 5.1(a)(iv) of the Company Disclosure Letter. The representations and warranties made in Section 5.1(a), 5.1(b)(iii)(B), 5.1(d), 5.1(f), 5.1(g), the first sentence of 5.1(k) and 5.1(o), shall to the extent made with respect to the Subsidiaries of the Company also be deemed made with respect to the JV Entity, but only to the Knowledge of the Company.

(b) Capital Structure. (i) The authorized capital stock of the Company consists of (A) 3,950,000,000 Shares and (B) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on May 16, 2014, 502,224,444 shares of the Common Stock were issued and outstanding and no other shares of the Common Stock or shares of the Preferred Stock were issued and outstanding on such date. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no Shares, shares of Preferred Stock or other shares of capital stock reserved for or subject to issuance, except that, as of the date of this Agreement, there are an aggregate of 48,529,270 Shares reserved for issuance pursuant to the Company Plans identified in Section 5.1(b)(i)(A) of the Company Disclosure Letter as being the only Company Plans pursuant to which Shares may be issued (the “Company Stock Plans”). Section 5.1(b)(i)(B) of the Company Disclosure Letter contains a correct and complete list as of May 16, 2014 of the outstanding Company Options, Company SARs, Company Restricted Stock Units, Company Performance Stock Units and Company Awards under the Company Stock Plans, including the holder, date of grant, term, number of Shares and, where applicable, exercise price or reference price and vesting schedule.

(ii) From May 16, 2014 to the execution of this Agreement, the Company has not issued any Shares except pursuant to the exercise of Company Options, Company SARs, Company Restricted Stock Units,

Company Performance Stock Units and Company Awards outstanding on May 16, 2014 in accordance with their terms and, since May 16, 2014, except as permitted by this Agreement, the Company has not issued any Company Options, Company SARs, Company Restricted Stock Units, Company Performance Stock Units and Company Awards. Upon any issuance of any Shares in accordance with the terms of the Company Stock Plans, such Shares will be duly authorized, validly issued and fully paid and nonassessable and free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Lien. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(iii) Section 5.1(b)(iii) of the Company Disclosure Letter sets forth (A) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (B) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than (x) publicly traded non-equity securities held for investment which do not exceed 5% of the outstanding non-equity securities of any Person and (y) securities held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee, agent or other fiduciary in such capacity under any such employee benefit plan. No Subsidiary of the Company owns any Shares. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

(iv) Each Company Option and Company SAR (A) was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Company Stock Plans pursuant to which it was issued, (B) has an exercise price or reference price per share of the Common Stock, as applicable, equal to or greater than the fair market value of a share of the Common Stock on the date of such grant, (C) has a grant date identical to the date on which the Company’s Board of Directors or the Compensation Committee actually awarded such Company Option or on the date thereafter as specified by the Company’s Board of Directors or the Compensation Committee of the Company’s Board in their respective authorization of such Company Options, (D) qualifies in all material respects for the Tax and accounting treatment afforded to such Company Option or Company SAR in the Company’s Tax Returns and the Company Reports, respectively, and (E) complies in all material respects with Section 409A of the Code.

(c) Corporate Authority; Approval and Fairness. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a meeting duly called and held for such purpose (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). As of the date of this Agreement and subject to Section 6.2, the Board of Directors of the Company has (i) (A) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (B) approved the Merger and the other transactions contemplated hereby,

(C) adopted, approved and declared advisable this Agreement, and (D) resolved to recommend the adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (ii) received the opinions of its financial advisors, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated as of the date of this Agreement, to the effect that, based upon and subject to the various qualifications, assumptions and limitations set forth in such opinions, the Merger Consideration to be received by the holders of the Shares in the Merger is fair to such holders from a financial point of view, as of the date of such opinion, and (iii) directed that this Agreement be submitted to the holders of Shares for their adoption. The Board of Directors of the Company has taken all action so that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case, as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

(d) Governmental Filings; No Violations. (i) Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (A) pursuant to Section 1.3, (B) required under the HSR Act, the foreign competition laws set forth on Section 5.1(d)(i)(B) of the Company Disclosure Letter (the “Foreign Competition Laws”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, (C) to comply with state securities or “blue-sky” Laws, (D) with or to the Federal Communications Commission (“FCC”) pursuant to the Communications Act of 1934, as amended (the “Communications Act”), or applicable rules and regulations promulgated thereunder (together with the Communications Act, the “Communications Laws”), (E) with or to the local and state public utility commissions or similar local and state regulatory bodies (each, a “PUC”) and the local and state Governmental Entities and other entities identified in Section 5.1(d)(i)(E) of the Company Disclosure Letter pursuant to applicable local and state Laws regulating the telecommunications and satellite delivered video and audio businesses or services (“Utilities Laws”) and (F) with or to the foreign and transnational regulatory bodies (each, a “Foreign Regulator”) and the foreign and transnational Governmental Entities and other entities identified in Section 5.1(d)(i)(F) of the Company Disclosure Letter pursuant to applicable foreign and transnational Laws regulating the provision of telecommunications and broadcasting services, including direct broadcast satellite services, and/or the ownership, operation or installation of telecommunications and broadcasting networks and facilities, including satellites, or the use of radio frequencies (“Foreign Regulatory Laws”), no filings, notices and/or reports are required to be made by the Company or its Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by the Company or its Subsidiaries from, any domestic, foreign or transnational governmental, competition or regulatory authority, court, arbitral tribunal agency, commission, body or other legislative, executive or judicial governmental entity or self-regulatory agency (each, a “Governmental Entity”) or in connection with the execution, delivery and performance of this Agreement by the Company and/or the consummation by the Company of the Merger and the other transactions contemplated hereby, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Company’s Third Amended and Restated Certificate of Incorporation, effective as of August 27, 2012 (the “Company Charter”) or Amended and Restated By-Laws, effective as of August 27, 2012 (the “Company Bylaws”) or the comparable governing instruments of any of the Specified Subsidiaries, (B) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, any agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, understanding or other obligation (“Contracts”) binding upon the Company or any of its Subsidiaries, or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in this

Section 5.1(d) are made or obtained and receipt of the Company Requisite Vote, under any Law to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations under any Contracts to which the Company or any of its Subsidiaries is a party, except, in the case of clauses (B) and (C) above, for any such breach, violation, default, termination, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. For purposes of this Agreement, “Specified Subsidiaries” shall mean DIRECTV Holdings LLC, DIRECTV Financing Co., and any direct or indirect non-wholly Subsidiary of the Company.

(e) Company Reports; Financial Statements. (i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2012 (the “Applicable Date”) (the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extension of credit in the form of a personal loan to any executive officer or director of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(iii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s Board of Directors (x) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s Board of Directors any material weaknesses in internal control over financial reporting and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (I) a summary of any such disclosure made by management of the Company to its auditors and audit committee on or after January 1, 2014 and prior to the date of this Agreement and (II) any material communication on or after January 1, 2014 and prior to the date of this Agreement made by management of the Company or its auditors to the audit committee as required by the listing standards of NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. On and after January 1, 2014 and prior to the date of this Agreement, no material complaints from any source regarding accounting, internal accounting controls or auditing matters or compliance with Law, including from Company Employees regarding questionable accounting, auditing or legal compliance matters have, to the Knowledge of the Company, been received by the Company.

(iv) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(f) Absence of Certain Changes. Since December 31, 2013 and through the date of this Agreement, (i) there has not been any change, effect, circumstance or development which has had or would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect; (ii) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses consistent with past practice in all material respects; (iii) the Company and its Subsidiaries have not declared, set aside or paid any dividend or distribution payable in cash, stock or property in respect of any capital stock (except for (x) dividends or other distributions (1) by any wholly owned Subsidiary of the Company to the Company or to any other wholly owned Subsidiary of the Company or (2) by Sky Brasil Servicios Ltda. and (y) any repurchases of Shares pursuant to the Company’s share repurchase program); (iv) the Company and its Subsidiaries have not incurred any indebtedness for borrowed money or guaranteed such indebtedness of another Person, or issued or sold any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries; (v) the Company and its Subsidiaries have not transferred, leased, licensed, sold, let lapse, abandoned, cancelled, mortgaged, pledged, placed a Lien upon or otherwise disposed of any of the Company’s or its Subsidiaries’ property or assets (including capital stock of any of the Company’s Subsidiaries) with fair market values in excess of $25,000,000 individually or $50,000,000 in the aggregate (other than with respect to sales of inventory in the ordinary course of business consistent with past practice); (vi) the Company and its Subsidiaries have not made any loan, advance or capital contribution to, or investment in, any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company); (vii) the Company and its Subsidiaries have not acquired any business, whether by merger, consolidation, purchase of property or assets or otherwise; (viii) other than in the ordinary course of business and consistent with past practice, there has not been any increase in the compensation payable or to become payable to the Company’s and its Subsidiaries’ officers; and (ix) the Company and its Subsidiaries have not made any material change with respect to accounting policies or procedures.

(g) Litigation and Liabilities. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. There are no obligations or liabilities, whether or not accrued, contingent or otherwise other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of the Company as of December 31, 2013 and the notes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013 (the “Company Balance Sheet”); (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2013; (iii) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; or (iv) liabilities or obligations that would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement of or with any Governmental Entity that would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect (except to the extent expressly consented to by Parent pursuant to Section 6.5).

(h) Employee Benefits. (i) For the purposes of this Agreement, the term “Company Plan” shall mean any benefit and compensation plan, contract, policy, program or arrangement maintained, sponsored or contributed to by the Company or any of its Subsidiaries covering current or former employees of the Company and its Subsidiaries (“Company Employees”) and current or former directors of the Company, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any incentive and bonus, deferred compensation, stock purchase, employment, retention severance, termination, change in control, restricted stock, stock option, stock appreciation rights or stock based plans, and the Company Plans maintained outside of the United States primarily for the benefit of Company Employees working outside of the United States are hereinafter referred to as the “Company Non-U.S. Benefit Plans.” Each material Company Plan, other than the Company Non-U.S. Benefit Plans, is listed in Section 5.1(h)(i) of the Company Disclosure Letter and each such Company Plan which has received a favorable determination letter from the Internal Revenue Service (the “IRS”) National Office has been separately identified. True and complete copies of each of the material Company Plans (or a written summary of any unwritten Company Plans), including any trust agreement or insurance contract forming a part of such Company Plans, and all amendments thereto, have been provided or made available to Parent prior to the date of this Agreement.

(ii) All Company Plans, other than the Company Non-U.S. Benefit Plans (collectively, “Company U.S. Benefit Plans”), are in material compliance with ERISA, the Code and other applicable Laws. Each Company U.S. Benefit Plan which is subject to ERISA (a “Company ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS and, to the Knowledge of the Company, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code. Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a Company U.S. Benefit Plan has (A) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company ERISA Plan that, assuming the Taxable period of such transaction expired as of the date of this Agreement, could subject the Company or any Subsidiary to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”), except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. No Company Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Company Pension Plan or by any Company ERISA Affiliate within the 12-month period ending on the date of this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.

(iv) All contributions required to be made under each Company Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Company Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement. Neither any Company Pension Plan nor any single-employer plan of a Company ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Company ERISA Affiliate has an outstanding funding waiver. Neither any Company Pension Plan nor any single-employer plan of a Company ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Company Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any single-employer plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Under each Company Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Company Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Company Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such Company Pension Plan since the last day of the most recent plan year.

(vi) As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened litigation relating to the Company Plans, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor its Subsidiaries have any obligations for retiree health or life benefits under any of the Company ERISA Plans or any collective bargaining agreement, except as required by Section 4980B of the Code or Section 601 of ERISA.

(vii) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to any of the Company U.S. Benefit Plans that would result in a material increase in liabilities to the Company or any of its Subsidiaries. Neither the execution of this Agreement, stockholder adoption of this Agreement, receipt of approval or clearance from any one or more Governmental Entities of the Merger or the other transactions contemplated by this Agreement, nor the consummation of the Merger or the other transactions contemplated hereby will (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, (C) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Plans or (D) result in payments under any of the Company Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(viii) Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any taxes, interest or penalties incurred pursuant to Sections 409A, 280G or 4999 of the Code or otherwise.

(ix) All of the material Company Non-U.S. Benefit Plans are listed in Section 5.1(h)(ix) of the Company Disclosure Letter, which includes each Company Non-U.S. Benefit Plan that is a defined benefit pension plan or a plan that provides benefits pursuant to a formula that requires benefits to be funded based on actuarial principles. All of the material Company Non-U.S. Benefit Plans comply in all material respects with applicable local Law (including compliance with any applicable requirements with respect to registration and good standing with regulatory authorities) and is approved by any applicable taxation authorities for favorable taxation status to the extent such approval is available (and, to the Knowledge of the Company, circumstances do not exist that are reasonably likely to cause such approval to cease to apply), the Company and its Subsidiaries have no material unfunded liabilities with respect to any such Company Non-U.S. Benefit Plans that are not set forth in the consolidated balance sheets included in or incorporated by reference into the Company Reports filed prior to the date of this Agreement, to the extent required by GAAP, and as of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened material litigation relating to the Company Non-U.S. Benefit Plans.

(x) The Company and its Subsidiaries are in material compliance with applicable Laws that require amounts to be withheld, informed and/or paid with respect to earnings, salaries and other payments to employees, including applicable withholding Taxes, health and social security contributions and pension contributions. The Company and its Subsidiaries have no material liability by reason of an individual who performs or performed services for the Company or any of the Subsidiaries in any capacity being improperly excluded from participating in a Company Plan; and, to the Knowledge of the Company, each of the employees of the Company and its Subsidiaries has been properly classified by the Company and its Subsidiaries as “exempt” or “non-exempt” under applicable Law in all material respects.

(i) Labor Matters. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by work rules or a collective bargaining agreement or other similar Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel the Company to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since January 1, 2009 and prior to the date of this Agreement, any labor strike, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. On and after the date of this Agreement, there has been no labor strike, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries, except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, none of the employees of the Company or any of its Subsidiaries is represented by a labor union, and, to the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit being made or threatened involving employees of the Company or any of its Subsidiaries. The Company is, and has been since January 1, 2010 in compliance with all applicable Laws governing employment or labor, including all contractual commitments and all such Laws relating to wages, hours, worker classification, contractors, immigration, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company does not have any material requirement under Contract or Law to provide notice to, or to enter into any consultation procedure with, any labor union or other organization in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(j) Company Satellite Systems. (i) Set forth on Section 5.1(j) of the Company Disclosure Letter is a true and complete list, as of the date of this Agreement, of each satellite (A) owned by the Company or any of its Subsidiaries, whether or not in orbit, (B) on which the Company or any of its Subsidiaries now leases or has the right to lease capacity or (C) in production which is or will be owned by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or will have a right to use any capacity (each, a “Company Satellite”), listing each Company Satellite by its owner, current and any other authorized orbital location, and, if the Company Satellite is in production, the anticipated launch date and expected lifetime. Also set forth on Section 5.1(j) of the Company Disclosure Letter, for each Company Satellite currently in operation, the Company shall provide a true and complete list, as of the date of this Agreement, of the orbital maneuver life of such Company Satellite considering all anomalies described in the Health Status Reports. The Company has made available to Parent true and correct copies of the most recent health status reports with respect to each Company Satellite providing a cumulative record detailing its health and performance, any satellite-related incidents and anomalies, any information from the satellite manufacturer relating to potential health and performance and any information relating to degradation of performance with respect to satellite service life as of the dates of each such report (collectively from January 1, 2013 through the date hereof, the “Health Status Reports”), and, to the Knowledge of the Company, each Health Status Report is accurate. Except as described in the Health Status Reports, to the Knowledge of the Company, as of the date of this Agreement, there are no satellite-related incidents or anomalies experienced by any Company Satellite, or known to be experienced by satellites or components of the same type that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(ii) Section 5.1(j)(ii) of the Company Disclosure Letter sets forth a complete and accurate description of the current status, as of the date of this Agreement, of the frequency registrations at the International Telecommunication Union (“ITU”) for each Company Satellite and for each orbital location intended for future use by the Company or any of its Subsidiaries; provided, however, that such information for Company Satellites not licensed to the Company or any of its Subsidiaries is provided to the Knowledge of the Company. For those networks not already entered into the ITU’s Master International Frequency Register, Section 5.1(j)(ii) of the Company Disclosure Letter sets forth the ITU coordination request reference numbers and publication dates (or equivalent information for advance publication whenever coordination requests are still unpublished); identity of the filing administration; frequency bands covered; geographical coverage area; and the ITU required dates for bringing the satellite network into use, submission of due diligence information to the ITU and ITU filing notification; provided, however, that such information for Company Satellites not licensed to the Company or any of its Subsidiaries is provided to the Knowledge of the Company.

(iii) Section 5.1(j)(iii) of the Company Disclosure Letter contains a list, as of the date of this Agreement, of all Coordination Agreements executed with respect to the orbital locations and frequency bands listed in Section 5.1(j)(ii) of the Company Disclosure Letter other than Coordination Agreements for Company Satellites which are not owned or operated by the Company or its Subsidiaries. To the Knowledge of the Company, as of the date of this Agreement, there are no conflicting claim(s) with respect to the right to use the ITU frequency assignment(s) listed in Section 5.1(j)(ii) of the Company Disclosure Letter that would reasonably be likely to have a Company Material Adverse Effect.

(iv) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has rights under any Concession Agreement with respect to the frequency assignments described Section 5.1(j)(ii) of the Company Disclosure Letter; provided, however, that such information for Company Satellites not licensed to the Company or any of its Subsidiaries is provided to the Knowledge of the Company. As used in this Agreement, (A) the term “Coordination Agreement” means any applicable satellite intersystem coordination agreement entered into by any ITU sponsoring administration or other coordination agreement entered into by the Company and any other party, and (B) the term “Concession Agreement” means any concession or coordination agreement that the Company or any of its Subsidiaries has entered into, or any provider of satellite capacity to the Company or any of its Subsidiaries has entered into, as of the date of this Agreement, with an ITU sponsoring administration other the United States that permits the Company or any of its Subsidiaries to operate or use capacity on a satellite pursuant to ITU filings of such administration.

(v) Set forth on Section 5.1(j)(v) of the Company Disclosure Letter is a complete and accurate list, as of the date of this Agreement, of each Company Earth Station material to the Company and its Subsidiaries, including its location. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, each item of equipment used in connection with each Company Earth Station is in good operating condition and repair and suitable for its intended purposes. To the Knowledge of the Company, no other radio communications facility is causing or would reasonably be expected to cause objectionable interference to the transmissions from or the receipt of signals by any Company Satellite or Company Earth Station, except for any instances of interference that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. As used in this Agreement, the term “Company Earth Station” means any telemetry, tracking and control and transmitting and/or receiving earth station facility, whether owned or leased for use by, or provided by service Contract to, the Company or its Subsidiaries and whether or not located on real property that is either owned, leased, used or held for use by the Company or its Subsidiaries.

(k) Compliance with Laws, Licenses. (i) The businesses of each of the Company and its Subsidiaries since January 1, 2010 have not been, and are not being, conducted in violation of any applicable federal, state, local, foreign or transnational law, statute or ordinance, common law, or any rule, regulation, standard, judgment, determination, order, writ, decree, injunction, arbitration award, license, authorization, agency requirement, treaty or permit of any Governmental Entity (collectively, “Laws”), except for such violations that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, as of the date of this Agreement, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries possess each permit, license, certification, approval, registration, consent, authorization, franchise, concession, variance, exemption and order issued or granted by a Governmental Entity (collectively, “Licenses”) necessary to conduct their respective businesses.

(ii) The Company and its Subsidiaries conduct their operations in a manner which is in conformity in all material respects with the ITU Radio Regulations, the ITU Table of Frequency Allocations and the ITU plan for use of frequencies by satellites in the broadcasting-satellite service and related feeder links in Region 2.

(iii) (A) Section 5.1(k)(iii)(A) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of (I) each License that is issued or granted by the FCC (each a “FCC License”) to the Company or any of its Subsidiaries, (II) each License issued or granted by state PUCs regulating telecommunications, broadband, and/or satellite delivered video, audio businesses or services (each a “State License”) to the Company or any of its Subsidiaries, (III) each License that is issued or granted by a Foreign Regulator (each, a “Foreign License”) to the Company or any of its Subsidiaries, and (IV) all Licenses (other than the FCC Licenses, the State Licenses and the Foreign Licenses) issued or granted to the Company or any of its Subsidiaries by any Governmental Entity, authorizing the Company or any of its Subsidiaries to provide telecommunications, broadband, and/or broadcasting services, including direct broadcast satellite services, and/or own, operate or install telecommunications and broadcasting networks and facilities, including satellites, or to use radio frequencies (collectively with the FCC Licenses, the State Licenses and the Foreign Licenses, the “Communications Licenses”). Each of the Company and its Subsidiaries is in compliance with (x) each of its Communications Licenses and (y) the rules and regulations of the Governmental Entities issuing such Communications Licenses, except for failures to comply with respect to Foreign Licenses and Foreign Regulators that are, individually and in the aggregate, immaterial to the Company and each of its Subsidiaries. There is not pending or, to the Knowledge of the Company, threatened before the FCC, a PUC or a Foreign Regulator, the Federal Aviation Administration (“FAA”) or any other Governmental Entity, any material proceeding, notice of violation, order of forfeiture, inquiry, administrative action, complaint or investigation (I) against the Company or any of its Subsidiaries or (II) relating to any of the Communications Licenses or Company Satellites, including any such proceeding, notice, order, inquiry, action, complaint or investigation reasonably likely to result in the revocation, suspension, cancellation, rescission or modification of any material Communications License or other impairment in any material respect of the operation of the Company’s and its Subsidiaries’ business as it is conducted as of the date of this Agreement, except (x) proceedings to amend the Communications Laws, Utilities Laws or Foreign Regulatory Laws not directed to the Company or its Subsidiaries or (y) proceedings of general applicability to the satellite industry, for any of the foregoing that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(B) Section 5.1(k)(iii)(B) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (w) all pending applications for Licenses by the Company or any of its Subsidiaries that, if issued or granted, would be Communications Licenses, (x) all pending applications by the Company or any of its Subsidiaries for modification, extension or renewal of any Communications Licenses, or waiver of any condition thereto, and (y) any agreements to acquire a License that, upon acquisition by the Company, would become Communications Licenses.

(C) For each Communications License, Section 5.1(k)(iii)(C) of the Company Disclosure Letter shows the frequencies authorized under such Communications License, if applicable, as well as the issuance and expiration dates, the name of the Person holding such Communications License and the services authorized to be provided with such spectrum.

(D) Except for restrictions or conditions that appear on the face of the Communications Licenses, and except for restrictions or conditions that pertain to the FCC Licenses under generally applicable rules of the FCC, including those pertaining to satellite and common carrier radio licenses, to the Knowledge of the Company, no Communications License held by the Company or any Subsidiary of the Company is subject to any restriction or condition which would limit the operation of the Company’s and its Subsidiaries’ business as it is conducted as of the date of this Agreement.

(iv) (A) The Company, its Subsidiaries and, to the Knowledge of the Company, their respective owners, officers, directors, employees and agents are in compliance with and since January 1, 2010 have complied in all material respects with: (A) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (“FCPA”), as if its foreign payments provisions were fully applicable to the Company, its Subsidiaries and such owners, officers, directors, employees, and agents, and (B) the provisions of all anti-bribery, anti-corruption and anti-money laundering laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company. Since January 1, 2010, to the Knowledge of the Company, the Company, its Subsidiaries and/or their respective owners, officers, directors, employees and agents have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect of the FCPA and any laws described in clause (B). For purposes of this provision, “Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any directly or indirectly government-owned or -controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

(B) The Company and its Subsidiaries (i) have instituted policies and procedures designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering laws in each jurisdiction in which the Company and its Subsidiaries operate and (ii) have maintained and will maintain such policies and procedures in force.

(C) Without limiting the generality of the foregoing, each of the Company and its Subsidiaries since January 1, 2010, has been and currently is in compliance in all material respects with relevant sanctions and export control laws and regulations where the Company does business or is otherwise subject to jurisdiction, including the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, and U.S. sanctions laws and regulations administered by the Department of the Treasury’s Office of Foreign Assets Control (collectively “Export and Sanctions Regulations”), except where the failure to be in compliance would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Section 5.1(k)(iv)(C) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of material licenses or authorizations under the Export and Sanctions Regulations. The Company and its Subsidiaries also (i) have instituted policies and procedures designed to ensure compliance with the Export and Sanctions Regulations in each jurisdiction in which the Company and its Subsidiaries operate or are otherwise subject to jurisdiction and (ii) have maintained and will maintain such policies and procedures in force.

(D) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, manager or employee of the Company or any of its Subsidiaries (in his or her capacity as a director, manager or employee of the Company or any of its Subsidiaries), are, and between January 1, 2010 and the date of this Agreement, have been, subject to any material, individually or in the aggregate, actual, pending, or, to the Knowledge of the Company, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries relating to the FCPA; any other anti-bribery, anti-corruption or anti-money laundering laws; or the Export and Sanctions Regulations. On and after the date of this Agreement, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, manager or employee of the Company or any of its Subsidiaries (in his or her capacity as a director, manager or employee of the Company or any of its Subsidiaries), are, or have been, subject to any actual, pending, or, to the Knowledge of the Company, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries relating to the FCPA; any other anti-bribery, anti-corruption or anti-money laundering laws; or the Export and Sanctions Regulations, except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(l) Certain Contracts.

(i) Section 5.1(l) of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each Contract to which either the Company or any of its Subsidiaries is a party or bound which (A) provides that any of them (or, after the Effective Time, Parent or its Affiliates) will not compete with any other Person, or which grant “most favored nation” status that, after the Effective Time, would restrict Parent or its Affiliates, (B) purports to limit in any material respect either the type of business in which the Company or its Affiliates (or, after the Effective Time, Parent or its Affiliates) may engage or the manner or locations in which any of them may so engage in any business or could reasonably be expected to require the disposition of any material assets or line of business of the Company or its Affiliates (or, after the Effective Time, individually or in the aggregate, any material assets or line of business of Parent or its Affiliates), (C) requires the Company or its Affiliates (or, after the Effective Time, Parent or its Affiliates) to deal exclusively with any Person or group of related Persons, (D) grants the Company or any of its Subsidiaries rights to any programming content or products, including retransmission consent agreements with broadcast television stations, content agreements with cable networks, video programming networks, motion picture studios and other rights holders or other agreements to secure programming content, in each case, which represented more than $1 billion of the Company’s and its Subsidiaries’ aggregate programming costs in fiscal year 2013, (E) provides for the construction, purchase, sale, launch, operation or maintenance of satellites, (F) provides for the lease, sale or purchase of transponders located upon satellites, (G) provides for the acquisition of residential set-top box equipment or conditional access technology, (H) is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, (I) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person or assets at a purchase price which would reasonably be expected to exceed, or the fair market value of the equity interests or assets of which would be reasonably likely to exceed, $10 million, or (J) was entered into with Affiliates of the Company or any of its Subsidiaries (other than the Company and its Subsidiaries) that is not a Company Plan and was entered into other than on arms’-length terms (such Contracts required to be listed pursuant to clauses (A)-(J) above, the “Material Contracts”). A true and complete copy of each Material Contract, as amended as of the date of this Agreement, including all attachments, schedules and exhibits thereto, has been made available to Parent prior to the date of this Agreement. Each of the Material Contracts, and each Contract entered into after the date hereof that would have been a Material Contract if entered into prior to the date hereof (“Additional Contract”) is (or if entered into after the date hereof, will be) valid and binding on the Company or its Subsidiaries, as the case may be and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any Material Contract or Additional Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries, in each case, except for such breaches and defaults as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The Company is not a party to or bound by any Contracts other than this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, a Contract that the Company is party to or bound by, except for any such breach, violation, default, termination, modification, payment, acceleration or creation that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(m) Takeover Statutes. Except for Section 203 of the DGCL, in respect of which the Board of Directors of the Company has taken the action described in Section 5.1(c), no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company Charter or Company Bylaws is applicable to the Company, the Common Stock, the Merger or the other transactions contemplated by this Agreement.

(n) Environmental Matters. Except for such matters that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has since January 1, 2010 been in compliance with all applicable Environmental Laws; (ii) the properties currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), and to the Knowledge of the Company, any formerly owned, leased or operated properties, are not contaminated with any Hazardous Substances that has or could reasonably be expected to result in the Company or any Subsidiary incurring liability pursuant, directly or indirectly, to any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries is subject to liability for the release or threat of release of any Hazardous Substance that has or would reasonably be expected to result in the Company or any Subsidiary incurring liability under any applicable Environmental Law; (iv) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (v) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions, indemnities or other agreements concerning liability or obligations relating to any Environmental Law; and (vi) to the Knowledge of the Company there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any liability to the Company or any Subsidiary relating to any Environmental Law.

As used herein, (A) the term “Environmental Law” means any Law relating to the protection, investigation or restoration of the environment or natural resources, or health and safety as it relates to any Hazardous Substance and (B) the term “Hazardous Substance” means any substance that is hazardous to human health or the environment including those listed, classified or regulated as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar meaning and regulatory effect pursuant to any Environmental Law and also including any petroleum product or by-product, asbestos-containing material, lead-containing paint, mold, polychlorinated biphenyls, radioactive materials or radon.

(o) Taxes. Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (B) have paid all Taxes that are required to be paid or that the Company or any of its

Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (C) as of the date of this Agreement, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(ii) As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. Except as made available to Parent prior to the date of this Agreement, there are not, to the Knowledge of the Company, any claims or assessments (whether or not asserted in writing) by any taxing authority concerning the Company’s or any of its Subsidiaries’ Tax liability that would, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect.

(iii) The Company has made available to Parent prior to the date of this Agreement true and correct copies of the U.S. federal and other material non-U.S. national level income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2012, 2011, 2010 and 2009.

(iv) Neither the Company nor any of its Subsidiaries has any liability with respect to Taxes that accrued on or before December 31, 2008 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date of this Agreement.

(v) Within the past two years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(vi) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” or “a transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b). If the Company or any of its Subsidiaries has participated in a “listed transaction” or “a transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(vii) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(viii) Neither the Company nor any of its Subsidiaries has any liability under Section 7.3(b) or Section 7.3(c) of the Tax Sharing Agreement between Liberty Media Corporation and Liberty Entertainment, Inc., dated November 19, 2009 (the “Liberty TSA”). To the Knowledge of the Company, there is not any fact or circumstance that could reasonably be expected to result in a liability under Section 7.3(b) or Section 7.3(c) of the Liberty TSA.

As used in this Agreement, (A) the term “Tax” (including, with correlative meanings, the terms “Taxes” and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(p) Intellectual Property. (i) Section 5.1(p)(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all material registered Intellectual Property (“Registered IP”) and material unregistered Trademarks owned by the Company or its Subsidiaries, indicating for each registered item the registration or application number, the record owner, the date filed or issued and the applicable filing jurisdiction. All of the Registered IP is subsisting in all material respects, and, except as would not reasonably be likely to have a material adverse impact on the business and/or operations of the Company and its Subsidiaries, taken as a whole, in the jurisdiction(s) where such Registered IP is issued or registered is, to the Knowledge of the Company, valid and enforceable.

(ii) Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries owns, or has sufficient rights to use, all Intellectual Property and Information Technology used in or necessary for its business as operated by it on the date of this Agreement (the “Company IP”), free and clear of all Liens, other than Permitted Liens.

(iii) The Company and its Subsidiaries have not since the Applicable Date, and do not, infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party (except as would not reasonably be likely to have a material adverse impact on the business and/or operations of the Company and its Subsidiaries, taken as a whole), and except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Company IP owned or exclusively licensed by the Company or its Subsidiaries. There are no pending or, to the Knowledge of the Company, threatened in writing, proceedings, administrative claims, litigation, suits, actions or investigations alleging that the operation of the business of the Company or its Subsidiaries, infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person that could reasonably be likely to have a materially adverse impact on the business and/or operations of the Company and its Subsidiaries, taken as a whole.

(iv) Except as would not reasonably be likely to have a material adverse impact on the business and/or operations of the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries take commercially reasonable measures to maintain, preserve and protect (A) their respective interests in the Intellectual Property material to the respective businesses of the Company and its Subsidiaries, and (B) the confidentiality of the trade secrets owned or used by the Company and its Subsidiaries.

(v) Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect: (A) the Information Technology used in the Company’s and its Subsidiaries’ businesses operates and performs in all respects as required to permit the Company and its Subsidiaries to conduct their respective businesses as currently conducted, and (B) such Information Technology has not malfunctioned or failed within the past eighteen (18) months. Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, all software owned by the Company and its Subsidiaries does not contain nor is distributed with any shareware, open source code or other software whose use or distribution is under a license that requires either of the Company or any of its Subsidiaries to do any of the following: (I) disclose or distribute the software owned by the Company or its Subsidiaries in source code form; (II) authorize a licensee of the software owned by either the Company or any of its Subsidiaries to make derivative works of such software owned by the same; or (III) distribute the software owned by either the Company or any of its Subsidiaries at no cost to the recipient.

(vi) Except as would not reasonably be likely to have a material adverse impact on the business and/or operations of the Company and its Subsidiaries, taken as a whole, (A) the Company and its Subsidiaries have implemented backup, security and disaster recovery technology and procedures consistent with multi-channel video programming distribution industry practices in each applicable jurisdiction in which they do business, and (B) the Company and its Subsidiaries are in compliance with applicable Laws regarding the privacy and security of customer, employee and other personally identifiable information and are compliant in all respects with their respective privacy policies.

(vii) As used herein, (A) the term “Information Technology” means computers, software, databases, firmware, middleware, servers, workstations, networks, systems, routers, hubs, switches, data communications lines, and all other information technology equipment and associated documentation, (B) the term “Intellectual

Property” means, collectively, all U.S. and foreign intellectual property rights, including (I) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, designs, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (“Trademarks”); (II) inventions and discoveries and improvements thereto, whether patentable or not, and all patents, patent applications, and invention disclosures, including divisions, continuations, continuations-in-part, extensions, reissues, reexaminations, and any other governmental grant for the protection of inventions or industrial designs; (III) trade secrets and all other confidential and proprietary information, including, know-how, processes, schematics, business methods, formulae, technical data, specifications, operating and maintenance manuals, drawings, prototypes, models, designs, customer lists and supplier lists; (IV) published and unpublished works of authorship in any media, whether copyrightable or not (including software, source code, object code, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (V) moral rights, rights of publicity and rights of privacy.

(q) Insurance. The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of the Company’s director and officer and errors and omissions insurance policies. Such policies and all other material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries, including any policies insuring satellites provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain such policies that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect. Each such policy is in full force and effect and all premiums due with respect to all such policies have been paid, with such exceptions that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect.

(r) Brokers and Finders. The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Goldman, Sachs &Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as the Company’s financial advisors, the financial arrangements with which have been disclosed in writing to Parent prior to the date of this Agreement.

(s) No Other Representations and Warranties. Except for the representations and warranties of the Company contained in this Section 5.1, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby.

5.2 Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent at the time of entering into this Agreement (the “Parent Disclosure Letter”) or, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is reasonably apparent therefrom, as set forth in all forms, statements, certifications, reports and documents filed or furnished by Parent with or to the SEC pursuant to the Exchange Act or the Securities Act on or after January 1, 2014 and prior to the date of this Agreement (excluding all disclosures in any “Risk Factors” section and any disclosures included in any such forms, statements, certifications, reports and documents that are cautionary, predictive or forward looking in nature), Parent and Merger Sub hereby represent and warrant to the Company as of the date of this Agreement and as of the Closing that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Prior to the date of this Agreement, Parent has made available to the Company complete and correct copies of the certificates of incorporation and bylaws of Parent and the certificate of formation and limited liability company agreement of Merger Sub, in each case as amended to and in effect on the date of this Agreement.

As used in this Agreement, the term “Parent Material Adverse Effect” means (A) an effect that would prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger, or (B) a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any such effect resulting from or arising in connection with (1) changes in the financial or securities markets or general economic or political conditions in the U.S. or any foreign jurisdiction in which Parent operates, including any changes in currency exchange rates, interest rates, monetary policy or inflation, (2) any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), (3) any failure by Parent or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period, (4) a decline in the price of the shares of Parent Common Stock on the NYSE, provided that the exception in clauses (3) and (4) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Parent Material Adverse Effect, (5) changes in Law, (6) changes in U.S. GAAP (or authoritative interpretation of GAAP) or (7) the taking of any specific action expressly required by, or the failure to take any specific action expressly prohibited by, this Agreement; provided, however, that the changes, effects, circumstances or developments set forth in the foregoing clauses (1), (2) and (5) shall be taken into account in determining whether a “Parent Material Adverse Effect” has occurred to the extent such changes, effects, circumstances or developments have a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to all other participants in the industries in which Parent and its Subsidiaries operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments shall be taken into account in determining whether a “Parent Material Adverse Effect” has occurred.

(b) Capital Structure. (i) As of the date of this Agreement, the authorized capital stock of Parent consists of (A) 14,000,000,000 shares of Parent Common Stock, of which 5,190,509,146 shares of Parent Common Stock were issued and outstanding as of the close of business on May 15, 2014, and (B) 10,000,000 shares of preferred stock, par value $1.00 per share (the “Parent Preferred Stock”), of which no shares of Parent Preferred Stock are issued and outstanding as of the date of this Agreement and no other shares of Parent Common Stock or shares of Parent Preferred Stock were issued and outstanding on such date. All of the outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable. Section 5.2(b)(i) of the Parent Disclosure Letter contains a correct and complete list as of May 15, 2014 of (x) the outstanding number of options to purchase Parent Common Stock (each, a “Parent Option”) pursuant to certain of Parent’s compensation and benefit plans (such compensation and benefit plans, the “Parent Stock Plans”) and (y) the outstanding number of rights to receive Parent Common Stock (pursuant to deferred shares, performance shares and restricted stock units) under the Parent Stock Plans (each a “Parent Common Stock Unit”). From May 15, 2014 to the execution of this Agreement, Parent has not issued any Parent Common Stock except pursuant to the exercise of Parent Options and the settlement of Parent Common Stock Units outstanding on May 15, 2014 in accordance with their terms and, since May 15, 2014 to the execution of this Agreement, Parent has not issued any Parent Options or Parent Common Stock Units. As of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from Parent or any of its Subsidiaries, any equity securities of Parent, and no securities or obligations of Parent or any of its Subsidiaries evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(ii) All of the issued and outstanding interests of Merger Sub are, and at the Effective Time will be, owned, directly or indirectly, by Parent, and there are (A) no other membership interests or other voting securities of Merger Sub, (B) no securities of Merger Sub convertible into or exchangeable for membership interests or other voting securities of Merger Sub and (C) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any membership interests, other voting securities or securities convertible into or exchangeable for membership interests or other voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. Merger Sub is a disregarded entity that is treated as a division of Parent for federal income tax purposes under Treasury Regulation Section 301.7701-3.

(c) Corporate Authority; Approval. Parent and Merger Sub each have all requisite corporate power and authority and each has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The shares of Parent Common Stock comprising the Stock Consideration have been duly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. No approval by the stockholders of Parent is required in order for Parent to execute, deliver and perform its obligations under this Agreement or to consummate the transactions contemplated hereby on the terms and subject to the conditions of this Agreement.

(d) Governmental Filings; No Violations. (i) Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (A) pursuant to Section 1.3, (B) required under the HSR Act, Foreign Competition Laws, the Exchange Act and the Securities Act, (C) to comply with state securities or “blue-sky” Laws, (D) with or to the FCC pursuant to the Communications Laws, (E) with or to the PUCs and the local and state Governmental Entities and other entities identified in Section 5.2(d)(i)(E) of the Parent Disclosure Letter pursuant to applicable local and state Utilities Laws and (F) with or to the Foreign Regulators and the foreign and transnational Governmental Entities and other entities identified in Section 5.2(d)(i)(F) of the Parent Disclosure Letter pursuant to Foreign Regulatory Laws, no filings, notices and/or reports are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or the certificate of formation or limited liability company agreement of Merger Sub, (B) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to any Contract binding upon Parent or any of its Subsidiaries, or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in this Section 5.2(d) are made or obtained, under any Law to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations under any Contracts to which Parent or any of its Subsidiaries is a party, except, in the case of clauses (B) and (C) above, for any such breach, violation, default, termination, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(e) Parent Reports; Financial Statements. (i) Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(iii) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably effective to ensure that information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of Parent’s Board of Directors (x) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and has identified for Parent’s auditors and audit committee of Parent’s Board of Directors any material weaknesses in internal control over financial reporting and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(iv) Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents or, in the case of Parent Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of Parent and its Subsidiaries, as of its date, and each of the consolidated statements of income, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or, in the case of Parent Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(f) Absence of Certain Changes. Since December 31, 2013 and through the date of this Agreement, (i) there has not been any change, effect, circumstance or development which has had or would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect; (ii) Parent and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses consistent with past practice in all material respects; and (iii) except for normal quarterly cash dividends in an amount equal to $0.46 per share of Parent Common Stock, Parent has not declared, set aside or paid any dividend or distribution payable in cash, stock or property in respect of any capital stock.

(g) Litigation and Liabilities. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings, pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. There are no obligations or liabilities, whether or not accrued, contingent or otherwise other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of Parent as of December 31, 2013 and the notes thereto set forth in Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2013; (ii) liabilities or obligations incurred since December 31, 2013; (iii) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and (iv) liabilities or obligations that would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement of or with any Governmental Entity that would reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect. For purposes of this Agreement, the term “Knowledge of Parent” means the actual knowledge of the individuals identified on Section 5.2(g) of the Parent Disclosure Letter.

(h) Employee Benefits. All contributions required to be made under each Parent Pension Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Parent Pension Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Parent Reports prior to the date of this Agreement. Under each Parent Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Parent Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Parent Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such Parent Pension Plan since the last day of the most recent plan year. For purposes of this Agreement, “Parent Pension Plan” means any benefit plan maintained, sponsored or contributed to by Parent or any of its Subsidiaries, which is subject to ERISA and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.

(i) Compliance with Laws, Licenses. The businesses of each of Parent and its Subsidiaries since January 1, 2010 have not been, and are not being, conducted in violation of any applicable Law, except for such violations that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. To the Knowledge of Parent, as of the date herof, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(j) Takeover Statutes. No Takeover Statute or any anti-takeover provision in Parent’s restated certificate of incorporation or bylaws is, or at the Effective Time will be, applicable to the Parent Common Stock, the Merger or the other transactions contemplated by this Agreement.

(k) Brokers and Finders. Parent has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement except that Parent has employed Lazard Frères & Co. LLC as its financial advisor.

(l) Reorganization. Parent has not taken or agreed to take any action, and is not aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m) Available Funds. Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary for the payment to the Exchange Agent of the Merger Consideration.

(n) No Other Representations and Warranties. Except for the representations and warranties of Parent and Merger Sub contained in this Section 5.2, Parent and Merger Sub are not making and have not made, and no other Person is making or has made on behalf of Parent or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VI

COVENANTS

6.1 Interim Operations. (a) The Company covenants and agrees as to itself and its Subsidiaries that, from and after the execution of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed, and except as otherwise expressly disclosed in Section 6.1(a) of the Company Disclosure Letter), the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice and each of the Company and its Subsidiaries shall, subject to compliance with the specific matters set forth below, use reasonable best efforts to preserve its business organization intact and maintain the existing relations and goodwill with Governmental Entities, customers, suppliers, content providers, distributors, licensors, creditors, lessors, employees and business associates and keep available the services of the Company and its Subsidiaries’ present employees and agents. Without limiting the generality of, and in furtherance of, the foregoing, the Company covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time, except (A) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (B) as expressly disclosed in Section 6.1(a) or (d) of the

Company Disclosure Letter or (C) as expressly provided for in the Employee Matters Agreement, the Company shall not and will not permit its Subsidiaries to:

(i) (A) amend its certificate of incorporation or bylaws (or comparable governing documents), (B) split, combine, subdivide or reclassify its outstanding shares of capital stock, (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock (except for any dividends or distributions paid by Sky Brasil Servicios Ltda. or a direct or indirect wholly owned Subsidiary of the Company to its stockholders or unitholders on a pro rata basis in the ordinary course of business consistent with past practice), (D) enter into any agreement with respect to the voting of its capital stock, or (E) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ii) merge or consolidate with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or business;

(iii) knowingly take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(iv) (A) establish, adopt, amend or terminate any Company Plan or amend the terms of any outstanding equity-based awards, (B) grant or provide any severance or termination payments or benefits to any director, officer, employee or other service provider of the Company or any of its Subsidiaries, except to comply with applicable Law or as expressly required by the provisions of the Company Plans as in effect on the date hereof or the provisions of this Agreement, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of or pay any bonus to any director, officer or employee of the Company or any of its Subsidiaries, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Plan (including any equity-based awards), except to the extent expressly required by any such Company Plan or provided in this Agreement, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or to comply with applicable Law, or (F) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

(v) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice not to exceed $25,000,000 in the aggregate on terms substantially consistent with or more beneficial to the Company and its Subsidiaries, taken as a whole, than existing indebtedness for borrowed money, (B) indebtedness for borrowed money in replacement of existing indebtedness for borrowed money which has matured or is scheduled to mature within the twelve month period following such incurrence of indebtedness at the then prevailing market rates and on terms substantially consistent with or more beneficial to the Company and its Subsidiaries, taken as a whole, than the indebtedness being replaced or (C) guarantees incurred in compliance with this Section 6.1 by the Company and its Subsidiaries of indebtedness of its wholly owned Subsidiaries;

(vi) make or commit to any capital expenditures other than in the ordinary course of business consistent with past practice and in the aggregate in any event not in excess of (A) in 2014, 110% of the aggregate amounts reflected in the Company’s capital expenditure budget set forth in Section 6.1(a)(vi)(A) of the Company Disclosure Letter (the “2014 CapEx Budget”) and (B) in 2015, the sum of (1) the remainder (if a positive number) of (x) 100% of the 2014 CapEx Budget minus (y) the actual amount the Company made or committed to pursuant to the preceding clause (A) plus (2) 110% of the Company’s 2015 capital expenditure budget set forth in Section 6.1(a)(vi)(B) of the Company Disclosure Letter; provided that the Company’s timing of such capital expenditures in 2015 shall be consistent with past practice.

(vii) other than transfers among and between wholly owned Subsidiaries of the Company, transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien (other than Permitted Liens) upon or otherwise dispose of any of their respective properties or assets (including capital stock of any of its Subsidiaries) with a fair market value in excess of $50,000,000 individually or $100,000,000 in the aggregate (except with respect to Intellectual Property that is material to the respective businesses of the Company or its Subsidiaries, which shall not be included in this exception) or that are otherwise material other than ordinary course sales of customer premises equipment, or, with respect to Intellectual Property, non-exclusive license grants, in each case, made in the ordinary course of business consistent with past practice;

(viii) issue, deliver, sell, grant, transfer, or encumber, or authorize the issuance, delivery, sale, grant, transfer on encumbrance of, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares except any Shares issued pursuant to Company Options, Company SARs, Company Restricted Stock Units, Company Performance Stock Units and Company Awards outstanding on the date of this Agreement expressly required by the existing terms or such awards and the Company Stock Plans;

(ix) other than acquisitions of inventory or assets in the ordinary course of business consistent with past practice and making or committing to any capital expenditures in compliance with Section 6.1(a)(vi), spend in excess of $50,000,000 individually or $200,000,000 in the aggregate to acquire any business or to acquire assets or other property, whether by merger, consolidation, purchase of property or assets or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition); provided that neither the Company nor any of its Subsidiaries shall make any acquisition that would, or would reasonably be likely to prevent, delay or impair the Company’s ability to consummate the transactions contemplated by this Agreement;

(x) make any material change with respect to its accounting policies or procedures, except as required by changes in GAAP or by applicable Law;

(xi) except as required by applicable Law, (A) make any Tax election that is material to the Company and its Subsidiaries, taken as a whole, or take any position that is material to the Company and its Subsidiaries, taken as a whole, on any material Tax Return filed on or after the date of this Agreement; that is inconsistent with elections made or positions taken in preparing or filing similar Tax Returns in prior periods, (B) change any method of Tax accounting, which change is material to the Company and its Subsidiaries, taken as a whole, (C) amend any Tax Return with respect to an amount of Taxes that is material to the Company and its Subsidiaries, taken as a whole, or (D) settle or resolve any Tax controversy that is material to the Company and its Subsidiaries, taken as a whole;

(xii) (A) (1) enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business as of the date of this Agreement, or (2) start to conduct a line of business of the Company or any of its Subsidiaries in any geographic area where it is not conducted as of the date of this Agreement, other than starting to conduct a line of business of the Company or any of its Subsidiaries in geographic areas that are reasonable extensions to geographic areas where such business line is conducted as of the date of this Agreement (provided that in the case of each of clauses (1) and (2), such entry or expansion would not require the receipt or transfer of any License that would constitute a Communications License if issued or granted prior to the date hereof and would not reasonably be expected to prevent, delay (other than in a de minimis respect) or impair the ability of the Company, Parent and Merger Sub to complete the Merger on a timely basis) or (B) except as currently conducted, engage in the conduct of any business in any state which would require the receipt or transfer of a Communications License or License that would constitute a Communications License if issued or granted prior to the date hereof or in any foreign country that would require the receipt of a material License;

(xiii) file or apply for any License outside of the ordinary course of business consistent with past practice;

(xiv) other than in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $100,000,000, make any loans, advances or capital contributions to, or investments in, any Person (other than loans, advances or capital contributions to the Company or any direct or indirect wholly owned Subsidiary of the Company or to Sky Brasil Servicios Ltda.);

(xv) enter into any Contract pursuant to which the Company or any of its Subsidiaries agrees to provide any wireless, wireline or Internet services to any Person (other than Parent or its Subsidiaries) as an agent or reseller if such Contract is not terminable by the Company or one of its Subsidiaries on 60 days’ or less notice without penalty;

(xvi) other than in the ordinary course of business, (a) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Material Contract or waive, release or assign any material rights, claims or benefits under any Material Contract and (b) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement unless it is on terms substantially consistent with, or on terms more favorable to the Company and/or its Subsidiaries (and to Parent and its Subsidiaries following the Closing) than, either a Contract it is replacing or a form of such Material Contract made available to Parent prior to the date hereof;

(xvii) settle any action, suit, case, litigation, claim, hearing, arbitration, investigation or other proceedings before or threatened to be brought before a Governmental Entity;

(xviii) assign, transfer, forfeit, cancel, fail to renew, or fail to extend or defend any Communications License that is material to the Company and its Subsidiaries;

(xix) enter into any collective bargaining agreement, unless required by applicable Law;

(xx) enter into any Contract that obligates or purports to obligate any existing or future non-controlled Affiliate of the Company (including any parent entity) to grant licenses to any Intellectual Property; or

(xxi) agree, resolve or commit to do any of the foregoing.

(b) Parent covenants and agrees, from and after the execution of this Agreement and prior to the Effective Time (unless the Company shall otherwise approve in writing, which approval will not be unreasonably withheld, conditioned or delayed and except as otherwise expressly contemplated by this Agreement or expressly disclosed in Section 6.1(b) of the Parent Disclosure Letter):

(i) Parent shall not (A) amend Parent’s certificate of incorporation or bylaws in any manner that would prohibit or hinder, impede or delay in any material respect the Merger or the consummation of the other transactions contemplated hereby or have a material and adverse impact on the value of the Parent Common Stock; provided that any amendment to its certificate of incorporation to increase the authorized number of shares of any class or series of the capital stock of Parent shall in no way be restricted by the foregoing, or (B) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends on the Parent Common Stock as described on Section 6.1(b)(i) of the Parent Disclosure Letter and other than dividends or distributions with a record date after the Effective Time;

(ii) Parent shall not, and shall not permit any of its Subsidiaries to, acquire another business that, at the time such action is taken, to the Knowledge of Parent, would be likely to prevent the Closing;

(iii) Parent shall not knowingly take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(iv) Parent shall not agree, resolve, or commit to do any of the foregoing.

(c) (i) Officers of the Company shall, prior to the Effective Time, execute and deliver to each of Sullivan & Cromwell LLP and Weil, Gotshal & Manges LLP a certificate substantially in the form of Section 6.1(c)(i) of the Company Disclosure Letter (with such changes as are necessary, in the opinion of such counsel, to reflect any change in applicable Law, regulation or official interpretation thereof occurring between the date hereof and the Closing Date).

(ii) Officers of Parent shall, prior to the Effective Time, execute and deliver to each of Sullivan & Cromwell LLP and Weil, Gotshal & Manges LLP a certificate substantially in the form of Section 6.1(c)(ii) of the Parent Disclosure Letter (with such changes as are necessary, in the opinion of such counsel, to reflect any change in applicable Law, regulation or official interpretation thereof occurring between the date hereof and the Closing Date).

(d) The Company agrees to take the actions and comply with the requirements set forth on Section 6.1(d) of the Company Disclosure Letter.

6.2 Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of its or its Subsidiaries’ officers and directors shall, and it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors, agents and representatives (a Person’s directors, officers, employees, investment bankers, attorneys, accountants and other advisors, agents and representatives hereinafter referred to as its “Representatives”) not to, directly or indirectly:

(i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage or participate in any discussions or negotiations with any Person regarding any Acquisition Proposal; or

(iii) provide any non-public information or data to any Person in connection with, or otherwise knowingly facilitate, any Acquisition Proposal or attempt to make an Acquisition Proposal.

The Company shall, and the Company shall cause its Subsidiaries and use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or proposal that could be reasonably likely to lead to an Acquisition Proposal. The Company will promptly inform the individuals and entities referred to in the preceding sentence of the obligations undertaken in this Section 6.2. The Company will promptly request from each Person that has executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning the Company or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such Person.

(b) Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 6.2(a), prior to the time, but not after, the Company Requisite Vote is obtained, the Company may, in response to an unsolicited, bona fide written Acquisition Proposal after the date of this Agreement, (i) provide access to non-public information regarding the Company or any of its Subsidiaries to the Person who made such Acquisition Proposal, providing for the acquisition of all or substantially all of the assets (on a consolidated basis) or total voting power or economic interests of the equity securities of the Company, so long as, in the case of a transaction which is not all cash, the holders of the Company’s equity securities (including Shares) would not receive in the aggregate more than 65% of the total voting power of the equity securities of the issuer that is issuing securities in the transaction or 70% of the economic value of the issuer that is issuing securities in the transaction, in each case as measured based on the securities of such issuer outstanding at the time of the making of such Acquisition Proposal and giving effect to all securities and other consideration proposed to be issued by such issuer in such transaction, provided that such information has previously been, or is substantially concurrently, made available to Parent and that, prior to furnishing any such non-public information, the Company receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement (as defined in Section 9.7) (it being understood that such confidentiality agreement need not, at the Company’s discretion, prohibit the making or amending of an Acquisition Proposal); and (ii) engage or participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal if, and only if, prior to taking any action described in clause (i) or (ii) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or could be reasonably likely to result in a Superior Proposal.

(c) Notice. The Company shall promptly (and, in any event, within 24 hours) notify Parent if (i) any written or other bona fide inquiries, proposals or offers with respect to an Acquisition Proposal are received by, (ii) any non-public information is requested in connection with any Acquisition Proposal from, or (iii) any discussions or negotiation with respect to an Acquisition Proposal are sought to be initiated or continued with, it, its Subsidiaries or any of their respective Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

(d) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer from any Person or group of Persons, other than Parent and its Subsidiaries, with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries which is structured to permit such Person or group of Persons to, directly or indirectly, acquire beneficial ownership of 15% or more of the Company’s consolidated total assets or any class of the Company’s equity interests and (ii) any acquisition by any Person or group of Persons (other than Parent and its Subsidiaries) resulting in, or proposal or offer, which if consummated would result in, any Person or group of Persons (other than Parent and its Subsidiaries) obtaining control (through Contract or otherwise) over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power of any class of equity securities of the Company, or 15% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving the acquisition by a Person or a group of Persons, other than Parent and its Subsidiaries, of all or substantially all of the assets (on a consolidated basis) or total voting power of the equity securities of the Company (in each case measured based on the participation of the existing stockholders of the Company in the successor Person of the Company (which may be the Company)), so long as, in the case of a transaction which is not all cash, the holders of the Company’s equity securities (including Shares) would not receive in the aggregate more than 65% of the total voting power of the equity securities of the issuer that is issuing securities in the transaction or 70% of the economic value of the issuer that is issuing securities and other consideration in the transaction, in each case as measured based on the securities of such issuer outstanding at the time of the making of such Acquisition Proposal and giving effect to all securities proposed to be issued by such issuer in such transaction, that its Board of Directors has determined in its good faith judgment is reasonably likely to be consummated and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by this Agreement pursuant to Section 6.2(f) of this Agreement).

(e) No Change in Recommendation or Alternative Acquisition Agreement. Except as provided in Section 6.2(f), the Board of Directors of the Company and each committee of the Board of Directors shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation (it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal at any time beyond ten business days after the first public announcement of such Acquisition Proposal by the Company or by the party which made the Acquisition Proposal shall be considered a modification adverse to Parent) or make or authorize the making of any statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification; (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(b) entered into in compliance with Section 6.2(b)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal; or (iii) approve or recommend, or propose to enter into an Acquisition Proposal or an Alternative Acquisition Agreement.

(f) Fiduciary Exception to Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, (x) the Board of Directors of the Company may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made after the date of this Agreement that did not result from a material breach of this Agreement, if the Board of Directors of the Company determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law (a “Change in Recommendation”, it being understood that a customary “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the 1934 Act shall not, in and of itself, constitute a Change in Recommendation) and/or (y) the Company may terminate this Agreement in accordance with Section 8.3(b) and concurrent with such termination cause the Company to enter into an Alternative Acquisition Agreement providing for a Superior Proposal that did not result from a material breach of this Agreement (a “Superior Proposal Termination”); provided that in no event shall the Company take, or agree or resolve to take, any action other than in compliance with this Section 6.2; provided further that no Change in Recommendation and/or Superior Proposal Termination may be made until after at least five business days (or such shorter time period if the Company Stockholders Meeting is held within such five business day period) following Parent’s receipt of written notice from the Company advising that the Company’s Board of Directors intends to take such action and the basis therefor, including all information required to be provided under Section 6.2(c) and in the case of a Change in Recommendation not related to a Superior Proposal, all material information related thereto. After providing such notice and prior to effecting such Change in Recommendation and/or Superior Proposal Termination, (i) the Company shall, during such five business day period (or such shorter time period if the Company Stockholders Meeting is held within such five business day period), negotiate in good faith with Parent and its Representatives with respect to any revisions to the terms of the transaction contemplated by the Agreement proposed by Parent, and (ii) in determining whether to make a Change in Recommendation and/or effect a Superior Proposal Termination, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice during such five business day period (or such shorter time period if the Company Stockholders Meeting is held within such five business day period). Any amendment to the financial terms or other material terms of any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2(f), including with respect to the notice period referred to in this Section 6.2(f), except that the five business day period (or such shorter time period if the Company Stockholders Meeting is held within such five business day period) shall be three business days (or such shorter time period if the Company Stockholders Meeting is held within such three business day period) for such purposes.

(g) Limits on Release of Standstill and Confidentiality. From the date of this Agreement until the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to fail to enforce any provision of any confidentiality, “standstill” or similar obligation of any Person if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action is necessary in order for the directors to comply with their fiduciary duties under applicable Law; provided, that the Company promptly advises Parent that it is taking such action and the identity of the party or parties with respect to which it is taking such action; provided further that the foregoing shall not restrict the Company from permitting a Person to orally request the waiver of a “standstill” or similar obligation to the extent necessary to comply with fiduciary duties under applicable Law.

(h) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to an Acquisition Proposal; provided that, if such disclosure has the effect or substantive effect of withholding, withdrawing, qualifying or modifying the Company Recommendation, such disclosure shall be deemed to be a Change in Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.4(b).

6.3 Information Supplied. (a) The Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the proxy statement and prospectus (the “Prospectus/Proxy Statement”) constituting a part thereof, the “S-4 Registration Statement”) as promptly as practicable. Parent and the Company each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the stockholders of the Company. The Company and Parent shall also use their respective reasonable best efforts to satisfy prior to the effective date of the S-4 Registration Statement all necessary state securities Law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

(b) No filing of, or amendment or supplement to, the S-4 Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Prospectus/Proxy Statement will be made by the Company or Parent, in each case without providing the other party a reasonable opportunity to review and comment thereon. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other party to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation of the Prospectus/Proxy Statement, the S-4 Registration Statement and the resolution of any comments to either received from the SEC. If at any time prior to the receipt of the Company Requisite Vote, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to either the S-4 Registration Statement or the Prospectus/Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Prospectus/Proxy Statement or the S-4 Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Prospectus/Proxy Statement, the S-4 Registration Statement or the Merger and (ii) all orders of the SEC relating to the S-4 Registration Statement. The Company and Parent will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

6.4 Stockholders Meeting. (a) The Company will use, in accordance with applicable Law and the Company Charter and Company Bylaws, its reasonable best efforts to convene and hold a meeting of holders of Shares to consider and vote upon the adoption of this Agreement (the “Company Stockholders Meeting”) not more than 45 days after the date the S-4 Registration Statement is declared effective. Subject to the provisions of Section 6.2, the Company’s Board of Directors shall recommend in the Prospectus/Proxy Statement and at the Company Stockholders Meeting that the holders of Shares adopt this Agreement and shall use its reasonable best efforts to obtain and solicit such adoption. Notwithstanding the foregoing, if on a date preceding the date on which or the date on which the Company Stockholders Meeting is scheduled, the Company reasonably believes that (i) it will not receive proxies representing the Company Requisite Vote, whether or not a quorum is present, or (ii) it will not have enough Shares represented to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, the Company may postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholders Meeting as long as the date of the Company Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence. In the event that during the five business days prior to the date that the Company Stockholders Meeting is then scheduled to be held, the Company delivers a notice of an intent to make a Change in Recommendation and/or Superior Proposal Termination (including in connection with an amendment pursuant to the last sentence of Section 6.2(f)), Parent may direct the Company to postpone the Company Stockholders Meeting for up to five business days and the Company shall promptly, and in any event no later than the next business day, postpone the Company Stockholders Meeting in accordance with Parent’s direction.

(b) Notwithstanding any Change in Recommendation, the Company shall nonetheless submit this Agreement to the holders of Shares for adoption at the Company Stockholders Meeting unless this Agreement is terminated in accordance with Article VIII prior to the Company Stockholders Meeting. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Law to be voted on by the Company’s stockholders in connection with the approval of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.

6.5 Filings; Other Actions; Notification.

(a) Cooperation. The Company and Parent shall, subject to Section 6.2, cooperate with each other and use, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable (it being understood that nothing contained in this Agreement shall require Parent to obtain any consents, registrations, approvals, permits, expirations of waiting periods or authorizations prior to the Termination Date), including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing no later than 20 calendar days after the date of this Agreement all applications required to be filed with the FCC and the notification and report form required under the HSR Act; provided that the failure to file within such 20-day period shall not constitute a breach of this Agreement) and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. To the extent necessary or advisable to obtain any consent, registration, approval, permit, expiration of waiting period or authorization from any Governmental Entity in order to consummate the Merger prior to the Termination Date, (x) Parent shall, and shall cause its Subsidiaries to, and commit to cause the Company and its Subsidiaries to, take the actions and agree to those undertakings set forth on Section 6.5(a) of the Parent Disclosure Letter and (y) Parent shall, and shall cause its Subsidiaries to take, other actions involving Parent and its Subsidiaries that are in the aggregate de minimis (for the avoidance of doubt, not involving any divestiture, holding separate any business or assets or other similar action). Except as provided in the immediately preceding sentence, nothing in this Agreement shall require, or be construed to require, (i) Parent or any of its Subsidiaries to take or refrain from taking any action (including any divestiture, holding separate any business or assets or other similar action) or to agree to any restriction or condition with respect to any assets, operations, business or the conduct of business of Parent or any of its Subsidiaries and (ii) Parent, the Company or any of their respective Subsidiaries to take or refrain from taking any action (including any divestiture, holding separate any business or assets or other similar action) or to agree to any restriction or condition with respect to any assets, operations, business or the conduct of business of the Company and its Subsidiaries, if, in the case of this clause (ii), any such action, failure to act, restriction, condition or agreement, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect (read without regard to the exceptions set forth therein and without giving effect to clause (A) thereof) (except as provided in the immediately preceding sentence, the occurrence of any of the matters specified in clause (i) or clause (ii) above shall constitute a “Regulatory Material Adverse Effect”). In addition, in measuring whether a Regulatory Material Adverse Effect has occurred, the expected loss of any reasonably expected synergies (both cost and revenue) relating to any restriction or condition shall be taken into account as if the Company had an adverse effect to its financial condition and results of operations equal to the expected amount of applicable synergies affected by any such restriction or condition. The Company and its Subsidiaries shall not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Merger and the other transactions contemplated by this Agreement without the prior written consent of Parent (which, subject to this Section 6.5(a) may be withheld in Parent’s sole discretion). Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. To the extent permitted by applicable Law, each party shall provide the other with copies of all correspondence between it (or its advisors) and any Governmental Entity relating to the Merger and the other transactions contemplated by this Agreement and, to the extent reasonably practicable, all telephone calls and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include representatives of Parent and the Company. In exercising the foregoing rights, the Company and Parent each shall act reasonably and as promptly as reasonably practicable.

(b) Information. The Company and Parent each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(c) Status. The Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

6.6 Access; Consultation. (a) Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall, and shall cause its Subsidiaries to, afford Parent’s Representatives reasonable access, during normal business hours during the period prior to the Effective Time, to the Company’s employees, properties, assets, books, records and contracts and, during such period, the Company and Parent shall, and shall cause their respective Subsidiaries to, (x) in the case of Parent, furnish promptly to the Company information regarding the matters set forth in Section 6.6(a) of the Parent Disclosure Letter as may reasonably be requested and (y) in the case of the Company, furnish promptly to Parent all information concerning its or any of their respective Subsidiaries’ capital stock, business and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company or Parent; and provided, further, that the foregoing shall neither require the Company nor Parent to permit any invasive environmental sampling or any inspection, or to disclose any information, pursuant to this Section 6.6 to the extent that (i) in the reasonable good faith judgment of such party, any applicable Law requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (i) through (iii) of this Section 6.6, Parent or the Company, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any such third party to provide such inspection or disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company and (3) in the case of clauses (i) and (iii), utilize the procedures of their existing joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Any investigation pursuant to this Section 6.6 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. All requests for information made pursuant to this Section 6.6 shall be directed to an executive officer of the Company or Parent (as applicable) or such Person as may be designated by any such executive officer. Each of Parent and the Company, as it deems advisable and necessary, reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such materials and the information contained therein shall be given only to the outside counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties. All information exchanged pursuant to this Section 6.6 shall be subject to the Confidentiality Agreement. To the extent that any of the information or material furnished pursuant to this Section 6.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(b) Each of the Company and Parent shall give prompt notice to one another of any change, effect, circumstance or development that is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect (as applicable), of any failure of any condition to Parent’s or the Company’s obligations to effect the Merger (as applicable) or of any other change, effect, circumstance or development which would cause or constitute a breach of any of the representations, warranties or covenants of the Company or Parent (as applicable) contained herein.

(c) The Company shall use its reasonable best efforts to obtain from time to time after the date of this Agreements reports that would have been Health Status Reports with respect to the Company Satellites if obtained prior to the date hereof and will promptly provide copies of such reports to Parent. For the avoidance of doubt, such reports shall contain the type of information contained in Health Status Reports.

6.7 Stock Exchange Listing, De-listing and De-registration. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time. The Company shall take all actions necessary to permit the Shares to be de-listed from the NASDAQ and de-registered under the Exchange Act as soon as possible following the Effective Time.

6.8 Publicity. The initial press release with respect to the Merger and the other transactions contemplated hereby shall be a joint press release and thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any

Governmental Entity (including any national securities exchange) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or NASDAQ (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law or (iii) with respect to any Change in Recommendation made in accordance with this Agreement or Parent’s response thereto.

6.9 Employee Benefits. (a) Upon or promptly following the execution of this Agreement, Parent and the Company shall enter into an employee matters agreement substantially in the form of Exhibit A attached hereto (the “Employee Matters Agreement”) and the Surviving Company shall be bound by such Employee Matters Agreement following the Effective Time.

(b) Prior to making any written or material oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters related to the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, and Parent shall have a reasonable period of time to review and comment on the communication.

(c) The provisions of this Section 6.9 and the Employee Matters Agreement are solely for the benefit of the parties to this Agreement, and neither any union nor any current or former employee, nor any other individual associated therewith, is or shall be regarded for any purpose as a third party beneficiary to this Agreement. Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Company Plan or employee benefit plan of Parent, the Surviving Company or any of their Affiliates, (ii) alter or limit the ability of Parent to amend, modify or terminate any Company Plan or any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 6.9, or (iv) be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder. No provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Company Plan or any employee benefit plan of Parent, the Company, or any of their Affiliates, or (ii) alter or limit the ability of Parent or the Company to amend, modify or terminate any Company Plan or any other benefit plan, program, agreement or arrangement provided that with respect to clause (ii), any actual amendment, modification or termination of any Company Plan impacting the provisions of the Employee Matters Agreement will take into account the undertakings set forth therein.

6.10 Expenses. Except as otherwise provided in Sections 6.16 and 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement shall be shared equally by Parent and the Company.

6.11 Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Company to, indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity) and those individuals set forth on Section 0 of the Company Disclosure Letter serving at the request of the Company or any of its Subsidiaries as a director (or equivalent position) of a specified Person (when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law, any applicable indemnification agreement to which such Person is a party (a form of which is an exhibit to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011, 2012 or 2013), the Company Charter or Company Bylaws in effect on the date of this Agreement to indemnify such Person (and Parent and the Surviving Company shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced shall provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). Parent shall ensure that the organizational documents of the Surviving Company shall, for a period of six years from and after the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its Subsidiaries than are presently set forth in the Company Charter and Company Bylaws. Any right of indemnification of an Indemnified Party pursuant to this Section 6.11 shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Party as provided herein.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Company as of the Effective Time to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for such policies in an amount with a premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance. If the Company and the Surviving Company for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Company shall, and Parent shall cause the Surviving Company to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall the Company expend, or Parent or the Surviving Company be required to expend for such policies, an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the premium for such insurance coverage exceed such amount, the Surviving Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.12 Regulatory Compliance. (a) The Company agrees, and shall cause its Subsidiaries to, use its reasonable best efforts to (i) cure no later than the Effective Time any material violations and defaults by any of them under any applicable Communications Laws or under any applicable rules and regulations of the FAA (“FAA Rules”), Foreign Regulatory Laws or regulations of the ITU, (ii) comply in all material respects with the terms of the FCC Licenses and the FAA Rules and the Foreign Licenses and (iii) file or cause to be filed with the FCC, and the FAA and the Foreign Regulators all reports and other filings required to be filed under applicable rules and regulations of the FCC and the FAA Rules and under the Foreign Regulatory Laws.

(b) During the period from the date of this Agreement to the Closing, the Company and its Subsidiaries shall (i) take all actions reasonably necessary to maintain and preserve the Communications Licenses and (ii) refrain from taking any action that would give the FCC or any other Governmental Entity with jurisdiction over the Company or any of its Subsidiaries reasonable grounds to institute proceedings for the suspension, revocation or adverse modification of any Communications License.

6.13 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.14 Control of the Company’s or Parent’s Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

6.15 Section 16(b). The Board of Directors of the Company and Parent shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent Common Stock (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.16 Financing.

(a) Upon the written request of Parent, the Company and its Subsidiaries shall execute and deliver, or shall use reasonable best efforts to cause to be executed and delivered, at the Closing, one or more supplemental indentures, legal opinions, officers certificates or other documents or instruments required for the due assumption of, and succession to, DIRECTV Holdings LLC’s (“DIRECTV Finance”) outstanding debt, guarantees, securities and other similar agreements to the extent required by the terms of such debt, guarantees, securities or other agreements (and any debt, guarantees, securities or other agreements entered into by the Company or its Subsidiaries in connection therewith) and the Company and its Subsidiaries shall provide all assistance reasonably required by Parent in connection with obtaining the execution of such instruments by the other parties required to execute such instruments. Parent and Merger Sub acknowledge and agree that the provisions of this Section 6.16(a) shall not create any independent conditions to Closing.

(b) The Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to commence, as promptly as reasonably practicable, at Parent’s expense, after the receipt of a written request from Parent to do so, tender or exchange offers, and any related consent solicitations with respect to, any or all of the outstanding notes, debentures or other debt securities of DIRECTV Finance on such terms and conditions as specified and reasonably requested by Parent and in compliance with all applicable terms and conditions of the applicable indenture (the “Debt Offers”); provided that (i) Parent shall have provided the Company with the offer to purchase, related letter of transmittal, and other related documents (collectively, the “Offer Documents”) and (ii) the closing of the Debt Offers shall be conditioned on the Closing. The Company shall, and shall cause its Subsidiaries to, use respective reasonable best efforts to and to cause their respective representatives to, provide cooperation reasonably requested by Parent in connection with the Debt Offers, and in connection with any tender or exchange offers commenced by Parent, and any related consent solicitations with respect to, any existing indebtedness of DIRECTV Finance. Parent shall only request the Company and its Subsidiaries to conduct any Debt Offer in compliance in all material respects with the applicable rules and regulations of the SEC, including Rule 14e-1 under the Exchange Act and the applicable indenture or other Contract. Parent shall ensure that at the Effective Time, the Surviving Company shall have all funds necessary to pay any consideration required to be paid in connection with the Debt Offers on the Closing Date. Parent and Merger Sub acknowledge and agree that the provisions of this Section 6.16(b) shall not create any independent conditions to Closing.

(c) If requested by Parent in writing, the Company and its Subsidiaries shall take any actions requested by Parent that are reasonably necessary for the payoff, satisfaction, discharge and/or defeasance of any existing indebtedness of DIRECTV Finance, and shall payoff, redeem or satisfy, discharge and/or defease, as applicable, such indebtedness in accordance with the indenture, credit agreement, or other Contract governing such indebtedness (the “Debt Payoffs”), including taking any action reasonably necessary to obtain a payoff letter in connection therewith; provided that any such action described above shall not be required unless it can be conditioned on the occurrence of the Closing, and, it being understood that at Closing, Parent shall deposit, or cause to be deposited, with the appropriate trustee, agent or other recipient, cash or cash equivalents sufficient to actually effect such payoff, redemption, satisfaction, discharge and/or defeasance. The Company shall, and shall cause its applicable Subsidiaries to, use their respective reasonable best efforts to and to cause their respective representatives to, provide cooperation reasonably requested by Parent in connection with any Debt Payoff. Parent and Merger Sub acknowledge and agree that the provisions of this Section 6.16(c) shall not create any independent conditions to Closing.

(d) In the event that the Company commences a Debt Offer, the Company covenants and agrees that, promptly following any related consent solicitation expiration date, assuming the requisite consents are received, each of the Company and its Subsidiaries as is necessary shall (and shall use their reasonable best efforts to cause the applicable trustee or agent to) execute a supplemental indenture or amendment to the applicable indenture or other Contract governing such indebtedness, which shall implement the amendments described in the Offer Documents, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offers) and the applicable indenture or other Contract; provided, however, that in no event shall the Company, any of its Subsidiaries or any of their respective officers, directors or other representatives, have any obligation to authorize, adopt or execute any supplemental indenture or other agreement that would become effective prior to the Closing. Subject to the terms and conditions of the Debt Offer, concurrently with the Closing, Parent shall cause the Surviving Company to accept for payment and thereafter promptly pay for, any indebtedness that has been validly tendered pursuant to and in accordance with the Debt Offers and not properly withdrawn using funds provided by Parent.

(e) Parent shall prepare all necessary and appropriate documentation in connection with any Debt Offers or Debt Payoffs, including the Offer Documents, as applicable and the Company shall have a reasonable opportunity to review and comment upon such documents. The parties hereto shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of any Offer Documents or other appropriate documents. The Company shall, to the extent requested, keep Parent reasonably informed regarding the status, results and timing of the Debt Offers. If, at any time prior to the completion of the Debt Offers, the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall use commercially reasonable efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the applicable indebtedness of the Company. Notwithstanding anything to the contrary in this Section 6.16(e), the Company shall, and shall cause its Subsidiaries to, comply with the requirements of Rule 14e-1 under the Exchange Act and any other Law to the extent applicable in connection with the Debt Offers or Debt Payoffs and such compliance will not be deemed a breach hereof.

(f) In connection with any Debt Offer and any Debt Payoff, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements with such parties so selected; provided, that neither the Company nor any of its Subsidiaries shall be required to indemnify, defend or hold harmless, or pay the fees or reimburse the costs and expenses of, any such party, which indemnification, fee and reimbursement obligations shall be borne by Parent pursuant to separate agreements with such parties to which neither the Company nor any of its Subsidiaries shall be a party or have any obligations under.

(g) From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, the Company shall, and the Company shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their representatives (including their auditors) to, use its respective reasonable best efforts to provide all customary cooperation (including providing reasonably available financial and other information regarding the Company and its Subsidiaries for use in marketing and offering documents and to enable Parent to prepare pro forma financial statements) as reasonably requested by Parent to assist Parent in the arrangement of any bank debt financing or any capital markets debt financing for the purposes of financing the payment of the Cash Consideration, any repayment or refinancing of debt contemplated by this Agreement or required in connection with the Merger and the other transactions contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the Merger; provided, however, that no obligation of the Company or any of its Subsidiaries under such bank debt financing or any capital markets debt financing shall be effective prior to the Closing.

(h) Parent shall indemnify and hold harmless the Company and each of its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees) interest, awards, judgments and penalties suffered or incurred in connection with any and all of the matters contemplated by this Section 6.16 (other than arising from fraud or intentional misrepresentation on the part of the Company or its Subsidiaries), whether or not the Merger is consummated or this Agreement is terminated. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or its Subsidiaries in connection with this Section 6.16, whether or not the Merger is consummated or this Agreement is terminated.

(i) The Company agrees that, from and after January 1, 2015 and prior to the Effective Time, the Company and each of its Subsidiaries shall not file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future.

6.17 Approval by Sole Member of Merger Sub. Immediately following the execution and delivery of this Agreement by the parties hereto, Parent, as sole member of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with Delaware Law, by written consent.

ARTICLE VII

CONDITIONS

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Stockholder Consent. This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote.

(b) NYSE Listing. The shares of Parent Common Stock issuable to the Company stockholders pursuant to the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

(c) Governmental Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and (ii) all Governmental Consents required to be obtained from the FCC for the consummation of the Merger shall have been obtained and be in full force and effect. For purposes of this Agreement, the term “Governmental Consents” shall mean all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, expirations of waiting periods and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

(d) Litigation. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

(e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 5.1(b)(i) (Capital Structure) shall be true and correct, subject only to de minimis inaccuracies (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of the Company set forth in (x) Section 5.1(l)(ii) (Certain Contracts) shall be true and correct and (y) the last sentence of Section 5.1(l)(i) (Certain Contracts) and Section 5.1(m) (Takeover Statutes) shall be true and correct in all material respects (in the case of this clause (y), without regard to any materiality qualifiers specified therein), in each case, (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iii) the other representations and warranties of the Company set forth in Section 5.1 shall be true and correct (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct (read for purposes of this Section 7.2(a)(iii) without any materiality, Company Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect; and (iv) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the condition set forth in this Section 7.2(a) has been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Governmental Consents. (i) All Governmental Consents required to be obtained from any PUC for the consummation of the Merger set forth in Section 7.2(c) of the Parent Disclosure Letter and any Governmental Consents from foreign Governmental Entities set forth on Section 7.2(c) of the Company Disclosure Letter shall have been obtained and be in full force and effect (the foregoing together with the Governmental Consents described in Sections 7.1(c)(i) and 7.1(c)(ii), being the “Required Governmental Consents”). All Governmental Consents (other than the Required Governmental Consents), the failure of which to have been made or obtained would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect shall have been made or obtained (without giving effect to clause (A) of the definition of Company Material Adverse Effect). All Governmental Consents that have been made or obtained shall have been obtained without the imposition, individually or in the aggregate, of any Regulatory Material Adverse Effect. The Governmental Consents required to be obtained from the FCC for consummation of the Merger shall have been obtained by Final Order. For the purpose of this Agreement, “Final Order” has the meaning set forth on Section 7.2(c) of the Parent Disclosure Letter.

(d) No Company Material Adverse Effect. After the date of this Agreement, there shall not have occurred any change, effect, circumstance or development that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Company Material Adverse Effect.

(e) Tax Opinion. Parent shall have received an opinion of Sullivan & Cromwell LLP, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of the Company and Parent contained in the certificates provided by the Company and Parent in accordance with Section 6.1(c) (with such changes as are necessary, in the opinion of such counsel, to reflect any change in applicable Law, regulation or official interpretation thereof occurring between the date hereof and the Closing Date).

7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in Section 5.2(b)(i) (Capital Structure) shall be true and correct in all material respects (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the other representations and warranties of Parent and Merger Sub set forth in Section 5.2 shall be true and correct in all respects (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of Parent and Merger Sub are not so true and correct unless the failure of such representations and warranties of Parent and Merger Sub to be so true and correct (read for purposes of this Section 7.3(a)(ii) without any materiality, Parent Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be likely to have a Parent Material Adverse Effect; and (iii) the Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by executive officers of Parent and Merger Sub to the effect that the condition set forth in this Section 7.3(a) has been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by executive officers of Parent and Merger Sub to such effect.

(c) Tax Opinion. The Company shall have received an opinion of Weil, Gotshal & Manges LLP, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of the Company and Parent contained in the certificates provided by the Company and Parent in accordance with Section 6.1(c) (with such changes as are necessary, in the opinion of such counsel, to reflect any change in applicable Law, regulation or official interpretation thereof occurring between the date hereof and the Closing Date).

(d) No Parent Material Adverse Effect. After the date of this Agreement, there shall not have occurred any change, effect, circumstance or development that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.

ARTICLE VIII

TERMINATION

8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent, by action of their respective Boards of Directors.

8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by May 18, 2015 (as it may be extended below, the “Termination Date”), whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a); provided that, (i) if either the Company or Parent determines that additional time is necessary in connection with obtaining a Required Governmental Consent from the FCC or any PUC listed in Section 7.2(c) of the Parent Disclosure Letter and foreign Governmental Entities listed in Section 7.2(c) of the Company Disclosure Letter or in connection with the expiration of the waiting period pursuant to the HSR Act, the Termination Date may be extended by either Parent or the Company from time to time by written notice to the other up to a date not beyond August 17, 2015 and (ii) if the Termination Date has been extended to August 17, 2015, the Termination Date may be extended further by the mutual written agreement of Parent and the Company from time to time up to a date not beyond November 13, 2015, which date or dates pursuant to clauses (i) or (ii) of this Section 8.2, as extended from time to time, shall thereafter be deemed to be the Termination Date, (b) the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have occurred at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the adoption of this Agreement was taken, (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated, or (d) the FCC adopts a hearing designation order in respect of the transactions contemplated by this Agreement.

8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned (a) at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by action of the Board of Directors of the Company if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured by the 30th day following notice to Parent from the Company of such breach or failure; provided, that the Company shall not have the right to terminate the Agreement pursuant to this Section 8.3 if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement or (b) at any time prior to the Company Requisite Vote being obtained, (i) if the Board of Directors of the Company authorizes the Company, subject to complying with the terms of Section 6.2, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a material breach of this Agreement, (ii) concurrently with the termination of this Agreement the Company, subject to complying with the terms of Section 6.2, enters into an Alternative Acquisition Agreement providing for a Superior Proposal that did not result from a material breach of this Agreement and (iii) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5(b), subject to and in accordance with Section 8.5(b).

8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent if (a) the Board of Directors of the Company shall have made a Change in Recommendation prior to the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), or (b) whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured by the 30th day following notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate the Agreement pursuant to this Section 8.4(b) if Parent is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement.

8.5 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VIII, this Agreement (other than as set forth in this Section 8.5 and in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its Representatives); provided that no such termination shall relieve any party hereto from any liability for damages to any other party resulting from any prior willful breach of this Agreement or from any obligation to pay, if applicable, the Termination Fee pursuant to Section 8.5(a).

(b) If this Agreement is terminated (i) by Parent pursuant to Section 8.4(a) (Change in Recommendation) or (ii) by the Company pursuant to either (x) Section 8.2(b) (Stockholder Vote) at a time when Parent had the right to terminate pursuant to Section 8.4(a) (Change in Recommendation) or (y) Section 8.3(b) (Termination for Superior Proposal), then the Company shall, within two business days after such termination in the case of clause (i) or concurrently with such termination in the case of clause (ii) be obligated to pay Parent a fee equal to $1,445,000,000 (the “Termination Fee”). In addition, if (i) this Agreement is terminated (A) by Parent or the Company pursuant to Section 8.2(a) (Termination Date) or 8.2(b) (Stockholder Vote) or (B) by Parent pursuant to Section 8.4(b) (Company Breach), (ii) prior to such termination referred to in clause (i), but after the date of this Agreement, a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or shall have been made directly to the Company’s stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal with respect to the Company (a “Company Acquisition Proposal”); and (iii) within 12 months after the date of a termination in either of the cases referred to in clauses (i)(A) and (i)(B) of this Section 8.5(b), the Company consummates a Company Acquisition Proposal or enters into an agreement contemplating a Company Acquisition Proposal, then the Company shall be obligated to pay the Termination Fee concurrently with such entry or consummation; provided that solely for purposes of this Section 8.5(b)(iii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.2(d), except that the references to “15% or more” shall be deemed to be references to “50% or more”. The Company acknowledges that the agreements contained in this Section 8.5(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to pay promptly the amount due pursuant to this Section 8.5(a), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.5(a), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment should have been made. At the time the Termination Fee is paid by the Company, the Company shall concurrently give to Parent wire instructions in the event of a refund of the Termination Fee.

(c) In the event that a Termination Fee is paid pursuant to clause (i) of the first sentence of Section 8.5(b), Parent shall have the right, exercisable by written notice to the Company within one business day after the receipt of payment of such Termination Fee, to refund such Termination Fee to the Company, and in that event that the Company actually receives a full refund of the entire Termination Fee within two business days after the delivery of such notice, the Company, Parent and Merger Sub shall be entitled to all remedies available as contemplated by Section 8.5(a). In the event that a Termination Fee is paid pursuant to clause (ii) of the first sentence of Section 8.5(b) or the second sentence of Section 8.5(b), Parent shall have the right, exercisable by written notice to the Company within two business days after the receipt of such Termination Fee, to refund such Termination Fee to the Company, and in the event that the Company actually receives a full refund of the entire Termination Fee within two business days after the delivery of such notice, the Company, Parent and Merger Sub shall be entitled to all remedies available as contemplated by Section 8.5(a). If, after receiving the Termination Fee, Parent fails to exercise its right to refund the Termination Fee in accordance with the time periods provided for in this Section 8.5(c), Parent shall be deemed to have irrevocably waived such right and the Company shall have no further liability to Parent or Merger Sub, and Parent and Merger Sub shall have no further liabilities to the Company, under this Agreement except as set forth in Section 9.1. The parties agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1 Survival. This ARTICLE IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This ARTICLE IX (other than Section 9.2 (Modification or Amendment), Section 9.3 (Waiver) and Section 9.12 (Assignment)) and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses), Section 6.16(h) (Financing Indemnification), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement (as defined in Section 9.7) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the consummation of the Merger or the termination of this Agreement. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.2 Modification or Amendment. Subject to the provisions of applicable Law (including Section 251(d) of the DGCL), at any time prior to the Effective Time, this Agreement (including any Schedule hereto) may be amended, modified or supplemented in writing by the parties hereto, by action of the board of directors of the respective parties.

9.3 Waiver. (a) Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

9.4 Counterparts; Effectiveness. (a) This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

9.5 Governing Law and Venue; Waiver of Jury Trial. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit exclusively to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY

WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, (b) when delivered, if delivered personally to the intended recipient, and (c) one business day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to Parent or Merger Sub

AT&T Inc.

One AT&T Plaza

208 South Akard Street, Suite 3702

Dallas, Texas 75202

Attention: D. Wayne Watts

Fax:        (214) 746-2103

Email:     wayne.watts@att.com

with copies to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Joseph B. Frumkin

Fax:          (212) 558-3588

Email:       frumkinj@sullcrom.com

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067

Attention: Eric M. Krautheimer

Fax:          (212) 558-3588

Email:       krautheimere@sullcrom.com

if to the Company

DIRECTV

2260 E. Imperial Highway

El Segundo, CA 90245

Attention: Larry D. Hunter

Executive Vice President and General Counsel

Fax:          (310) 964-0834

Email:       Larry.Hunter@directv.com

with copies to (which shall not constitute notice):

DIRECTV

2260 E. Imperial Highway

El Segundo, CA 90245

Attention: Patrick T. Doyle

Executive Vice President and Chief Financial Officer

Fax:          (310) 964-0835

Email:       Patrick.Doyle@directv.com

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Frederick S. Green

Michael E. Lubowitz

Fax:          (212) 310-8007

Email:       frederick.green@weil.com

      michael.lubowitz@weil.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.7 Entire Agreement. This Agreement (including any exhibits hereto, the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement, dated March 27, 2014, between the Company and Parent (the “Confidentiality Agreement”) and the Employee Matters Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8 No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (a) as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) and (b) the right of the Company’s stockholders to receive the Merger Consideration after the Closing.

9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Company to cause such Subsidiary to take such action.

9.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.11 Interpretation. The table of contents and the Article, Section and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or

Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. When a reference is made in this Agreement, the Company Disclosure Letter or Parent Disclosure Letter to information or documents being provided, delivered, made available or disclosed to Parent, such information or documents shall mean any information or documents provided in the “Project Star” virtual data room maintained by the Company or in a “clean room” maintained by the Company and made available to each of Parent and its Representatives to the extent set forth on Section 0 of the Parent Disclosure Letter, in each case, in writing (including electronically) to Parent or its Representatives, in each case, on or before May 16, 2014. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(a) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.12 Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided that Parent may designate, prior to the Effective Time, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a party to the Merger in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary (except with respect to representations and warranties made herein with respect to Merger Sub as of the date of this Agreement) and all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall also be made with respect to such other Subsidiary as of the date of such designation; provided that such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of any other party hereto or due to Parent or such other Subsidiary. Any assignment in contravention of the preceding sentence shall be null and void.

9.13 Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in accordance with Section 9.5 of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Company or Parent otherwise have an adequate remedy at law.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

DIRECTV

By:	/s/ Patrick T. Doyle
	Name:	Patrick T. Doyle
	Title:	Executive Vice President and Chief Financial Officer

AT&T INC.

By:	/s/ Rick L. Moore
	Name:	Rick L. Moore
	Title:	Senior Vice President—Corporate Development

STEAM MERGER SUB LLC

By:	/s/ Rick L. Moore
	Name:	Rick L. Moore
	Title:	Manager

EXHIBIT A

EMPLOYEE MATTERS AGREEMENT

EMPLOYEE MATTERS AGREEMENT, dated as of May 18, 2014 (as the same may be amended from time to time, the “Agreement”), between DIRECTV, a Delaware corporation (“DIRECTV”), AT&T Inc., a Delaware corporation (“Parent”), and Steam Merger Sub LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent (“Merger Sub”), each a “Party,” and collectively, the “Parties.”

WHEREAS, the respective Boards of Directors of each of DIRECTV and Parent, by resolutions duly adopted, have approved the merger of DIRECTV with and into Merger Sub (the “Merger”) upon the terms and subject to the conditions set forth in that certain Agreement and Plan of Merger (the “Merger Agreement”) and DIRECTV has resolved to recommend to its stockholders the adoption of the Merger Agreement;

WHEREAS, the Board of Directors of Parent, by resolutions duly adopted, has approved the Merger and the issuance of shares of common stock, par value $1.00 per share, of Parent pursuant to the Merger upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, Parent seeks to efficiently and effectively integrate the businesses and employees of DIRECTV as soon as practicable after the Merger in a manner which maximizes the value of the transaction to shareholders and employees, and minimizes negative employee relations as well as restraints on post-Merger flexibility;

WHEREAS, in connection with the Merger, the Parties are entering into this Agreement in order to address certain employee compensation and benefit matters and this Agreement shall be a part of the Merger Agreement (and, for the avoidance of doubt, subject to the provisions of Article IX thereof); and

WHEREAS, this Agreement shall become effective as of the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants and provisions hereinafter contained, the Parties hereby agree as follows:

1. DEFINITIONS. All initially capitalized terms used herein shall have the meanings ascribed to such terms in the Merger Agreement unless the context indicates otherwise.

2. INTERIM OPERATIONS.

(a) With respect to Company Employees who are not Senior Executives, from and after the execution of the Merger Agreement and prior to the Closing Date, DIRECTV will be permitted to make customary annual base salary, wage piece rate and/or commission increases including promotions and merit increases in the ordinary course of business and consistent with past practice not to exceed 4.0% per year in the aggregate; additionally, DIRECTV will be permitted to continue to hire additional employees in the ordinary course of business and consistent with past practice; provided, however, that DIRECTV may, subject to Parent Approval (with such approval not to be unreasonably withheld, conditioned or delayed), make customary annual base salary, wage and/or commission increases for Senior Executives in the ordinary course of business and consistent with past practice that are subject to the aggregate maximums set forth above. For the purposes of this Agreement, “Senior Executives” shall mean Company Employees with the title of Executive Vice President or above, and “Parent Approval” shall mean the approval of the Senior Executive Vice President of Human Resources of Parent.

(b) From and after the execution of the Merger Agreement and prior to the Closing Date, DIRECTV may grant and pay annual bonuses to Company Employees in the ordinary course of business consistent with past

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practices, based on actual performance in accordance with the terms of existing Company Plans as of the date hereof. The 2015 target cash incentive awards (and any subsequent pre-Merger cash incentive awards) provided to employees under the DIRECTV Employee Cash Bonus Plan will be pro-rated based on completed months of service if involuntarily terminated without cause prior to the end of the performance period (for the avoidance of doubt, if the employee is entitled to a bonus for the current year under such plan, the employee will only receive one such bonus payment and will not receive a duplicate bonus payment because of a pro-rata provision in another Company plan covering annual cash bonuses).

(c) From and after the execution of the Merger Agreement and prior to the Closing Date, DIRECTV may grant long-term equity awards to Company Employees in the ordinary course of business consistent with past practice, provided that (i) the annualized grant date value of such awards shall not exceed 105% of aggregate target equity awards granted in the twelve (12) months prior to the date hereof, including the grant value of any outstanding stock grant cancelations during the period, (ii) the grant date value of awards to each Senior Executive shall not exceed the grant date value of the long-term equity awards granted to such person in 2014 prior to the date hereof and (iii) no award granted pursuant to this provision shall vest or pay out on an accelerated basis solely as a result of the transactions contemplated by the Merger Agreement and the 2015-2017 RSU grants (and any subsequent pre-Merger RSU grants) will be pro-rated based on completed months of service if involuntarily terminated without cause prior to the end of the performance period (for the avoidance of doubt, the proration of any such award(s) will be in lieu of, and not in addition to, any treatment upon termination of employment that would otherwise apply to such grant(s) under other Company Plans).

(d) DIRECTV may establish a retention pool in accordance with the terms of the plan set forth on Section 5.1(h)(i) of the Company Disclosure Letter of the Merger Agreement.

3. EMPLOYEE MATTERS.

(a) Parent agrees that, through December 31 of the calendar year following the Effective Time (the “Continuation Period”), Company Employees will be provided with (i) salary, base compensation, annual short term cash incentive target opportunities, long term equity award target opportunities, and employee benefits (including pension, 401(k) and retiree medical benefits) that are substantially comparable in the aggregate to those currently provided by DIRECTV and its Subsidiaries to such employees as of the date hereof.

(b) Parent shall or shall cause Merger Sub to (i) for 24 months after the Effective Time, continue in effect in accordance with its terms, each of the DIRECTV Executive Severance Plan and the DIRECTV Chief Executive Officer Severance Plan, each as in effect as of the date hereof and (ii) during the Continuation Period, continue in effect in accordance with its terms, the DIRECTV Severance Plan as in effect as of the date hereof.

(c) Parent shall or shall cause Merger Sub to provide that no pre-existing conditions, exclusions or waiting periods shall apply to Company Employees under the benefit plans provided for those employees except to the extent such condition or exclusion was applicable to an individual Company Employee prior to the Closing Date. When administratively practicable, Parent will transition Company Employees to applicable health and welfare plans of Parent at the start of the new plan year. Otherwise, with respect to the plan year during which the Closing Date occurs, Parent shall provide each Company Employee with credit, or a cash payment (on a tax neutral basis) in lieu thereof, for deductibles and out-of-pocket requirements paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any Parent plan in which such Company Employee is eligible to participate following the Closing Date.

(d) From and after the Closing Date, Parent shall or shall cause Merger Sub and any successors to, provide credit (without duplication) to Company Employees for their service recognized by DIRECTV and its Subsidiaries as of the Closing Date for purposes of eligibility, vesting (e.g. pension & 401(k)), continuous service, determination of service awards, vacation, paid time off, and severance entitlements and eligibility to retire under applicable Parent plans to the same extent and for the same purposes as such service was credited

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under the Company Plans, provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits for the same period of service, for purposes of any frozen or discontinued Parent plan or any frozen or discontinued portion of a Parent plan or for purposes of benefit accrual under any defined benefit pension plan or retiree medical plan, and provided further, that if “hire date” is used to determine the particular Parent plan or benefit structure in which a Company Employee would participate, if any, then “hire date,” solely for such purposes, shall be the Closing Date.

(e) To the extent permitted by applicable Law and the terms of the applicable plan, and subject to the continued maintenance of the qualified status of each plan, Parent may take action necessary to merge the DIRECTV 401(k) Savings Plan (including outstanding loan balances) into the Parent 401(k) plan, subject to the consummation of the transactions contemplated by this Agreement and to commence Company Employees participation in Parent’s 401(k) plan after the Effective Time.

4. ADDITIONAL MATTERS.

(a) Notwithstanding the foregoing and except for managerial, supervisory or other employees statutorily exempt from collective bargaining, with respect to any Company Employee who becomes subject to a collective bargaining agreement after the Effective Time, all compensation and benefits treatment (as well as all terms and conditions of employment) afforded to such Company Employee shall be provided only in accordance with the applicable collective bargaining agreement (and shall no longer be covered by this Agreement).

(b) The provisions of this Agreement are solely for the benefit of the parties to this Agreement, and neither any union nor any current or former employee, nor any other individual associated therewith, is or shall be regarded for any purpose as a third party beneficiary to this Agreement; furthermore no provision of this Agreement shall give any third party any right to enforce the provisions of this Agreement, or be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

(c) No provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Company Plan or any employee benefit plan of Parent, DIRECTV, or any of their Affiliates, or (ii) alter or limit the ability of Parent or DIRECTV to amend, modify or terminate any Company Plan or any other benefit plan, program, agreement or arrangement; provided that with respect to clause (ii), any actual amendment, modification or termination of any Company Plan impacting the provisions of this Agreement will take into account the undertakings set forth herein.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date written above.

DIRECTV

By:

Title:

Date:

AT&T INC.

By:

Title:

Date:

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Annex B

May 18, 2014

Board of Directors

DIRECTV

2230 E. Imperial Hwy.

El Segundo, CA 90245

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than AT&T Inc. (“AT&T”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of DIRECTV (the “Company”) of the Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of May 18, 2014 (the “Agreement”), by and among the Company, AT&T, and Steam Merger Sub LLC, a wholly owned subsidiary of AT&T (“Merger Sub”). Pursuant to the Agreement, the Company will be merged with and into Merger Sub and each outstanding Share (not owned by AT&T or the Company or subject to a demand for appraisal) will be converted into $28.50 in cash (the “Cash Consideration”) and that number of shares (or fraction thereof) of common stock, par value $1.00 per share (“AT&T Common Stock”), of AT&T equal to (a) 1.724 if the Average Parent Stock Price (as defined in the Agreement) is greater than $38.577, (b) the quotient obtained by dividing $66.50 by the Average Parent Stock Price if the Average Parent Stock Price is greater than or equal to $34.903 but less than or equal to $38.577 or (c) 1.905 if the Average Parent Stock Price is less than $34.903 (the “Stock Consideration”; together with the Cash Consideration, the “Consideration”).

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, AT&T, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as co-manager with respect to a public offering of the Company’s 4.375% Senior Notes due September 2029 (aggregate principal amount $1,200,000,000) in September 2012; as joint bookrunner with respect to a public offering of the Company’s 1.750% Senior Notes due January 2018 (aggregate principal amount $750,000,000) in January 2013; as co-manager with respect to a public offering of the Company’s 5.200% Senior Notes due November 2033 (aggregate principal amount $562,000,000) in November 2013; as joint bookrunner with respect to a public offering of the Company’s 4.450% Senior Notes due April 2024 (aggregate principal amount $1,250,000,000) in March 2014; and currently acting as dealer for the Company’s commercial paper program. We also have provided certain financial advisory and/or underwriting services to AT&T and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to a public offering of AT&T’s 0.8% Global Notes, 1.4% Global Notes and 2.625% Global Notes due December 2015, December 2017 and December 2022, respectively (aggregate principal amount $4,000,000,000) in December 2012; as joint bookrunner with respect to a public offering of AT&T’s 2.3% Global Notes, 3.9% Global Notes and Floating Rate Global Notes due March 2019, March 2024 and March 2019, respectively (aggregate principal amount $2,500,000,000) in March 2014; and currently acting as dealer for AT&T’s commercial paper program. We may also in the future provide financial advisory and/or underwriting services to the Company, AT&T and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and AT&T for the five fiscal years ended December 31, 2013; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and AT&T; certain other communications from the Company and AT&T to their respective stockholders; certain publicly available research analyst reports for the Company and AT&T; a publicly available research analyst report for AT&T, as adjusted by the management of the Company, certain internal financial analyses and forecasts for the Company prepared by its management, and certain internal pro forma financial analyses and forecasts for AT&T giving effect to the Transaction prepared by the management of the Company, in each case, as approved for our use by the Company (collectively, the “Forecasts”), and certain cost savings and operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and AT&T regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of AT&T and with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares and shares of AT&T Common Stock; compared certain financial and stock market information for the Company and AT&T with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the pay TV industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, and the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or AT&T or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or AT&T or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than AT&T and its affiliates) of Shares, as of the date hereof, of the Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the holders (other than AT&T and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of AT&T Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or AT&T or the ability of the Company or AT&T to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders (other than AT&T and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

Annex C

Merrill Lynch, Pierce, Fenner & Smith Incorporated	GLOBAL CORPORATE & INVESTMENT BANKING

May 18, 2014

The Board of Directors

DirecTV

2260 East Imperial Highway

El Segundo, CA 90245

Members of the Board of Directors:

We understand that DirecTV (“DirecTV”) proposes to enter into an Agreement and Plan of Merger, dated as of May 18, 2014 (the “Agreement”), among DirecTV, AT&T (“AT&T”) and Steam Merger Sub LLC, a wholly owned subsidiary of AT&T (“Merger Sub”), pursuant to which, among other things, DirecTV will merge with and into Merger Sub (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of DirecTV (“DirecTV Common Stock”), other than shares of DirecTV Common Stock owned by (a) AT&T or DirecTV, not held on behalf of third parties, and (b) Dissenting Stockholders (as defined in the Agreement), will be converted into the right to receive (i) $28.50 in cash (the “Cash Consideration”) and (ii) a number of shares (such number of shares, the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”) of the common stock, par value $1.00 per share, of AT&T (“AT&T Common Stock”) equal to the Exchange Ratio (as determined below). The “Exchange Ratio” means the following (in each case rounded to three decimal places): (a) 1.724, if the Average Parent Stock Price (as defined below) is greater than $38.577; (b) an amount equal to the quotient obtained by dividing $66.50 by the Average Parent Stock Price, if the Average Parent Stock Price is greater than or equal to $34.903 but less than or equal to $38.577 or (c) 1.905, if the Average Parent Stock Price is an amount less than $34.903. “Average Parent Stock Price” means the average of the volume weighted averages of the trading prices of AT&T Common Stock on the New York Stock Exchange on each of the thirty (30) consecutive trading days ending on (and including) the trading day that is three (3) trading days prior to the date of the effective time of the Merger. The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of DirecTV Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

1.	reviewed certain publicly available business and financial information relating to DirecTV and AT&T;

2.	reviewed certain internal financial and operating information with respect to the business, operations and prospects of DirecTV furnished to or discussed with us by the management of DirecTV, including certain financial forecasts relating to DirecTV prepared by the management of DirecTV (such forecasts, the “DirecTV Forecasts”);

3.	reviewed certain publicly available financial forecasts relating to AT&T (the “AT&T Public Forecasts”) and discussed with the management of DirecTV its assessments as to the future financial results reflected in the AT&T Public Forecasts;

4.	reviewed certain estimates as to the amount and timing of cost savings and revenue enhancements (collectively, the “Synergies”) anticipated by the management of DirecTV to result from the Merger;

5.	discussed the past and current business, operations, financial condition and prospects of DirecTV with members of senior management of DirecTV, and discussed the past and current business, operations, financial condition and prospects of AT&T with members of senior managements of DirecTV and AT&T;

6.	reviewed the potential pro forma financial impact of the Merger on the future financial performance of AT&T, including the potential effect on AT&T’s estimated earnings per share, free cash flow, balance sheet, and dividend coverage ratios;

7.	reviewed the trading histories for DirecTV Common Stock and AT&T Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

8.	compared certain financial and stock market information of DirecTV and AT&T with similar information of other companies we deemed relevant;

9.	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

10.	reviewed the relative financial contributions of DirecTV and AT&T to the future financial performance of the combined company on a pro forma basis;

11.	reviewed the Agreement; and

12.	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of DirecTV that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the DirecTV Forecasts and the Synergies, we have been advised by DirecTV, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of DirecTV as to the future financial performance of DirecTV and the other matters covered thereby. As you are aware, although we requested financial forecasts relating to AT&T prepared by the management of AT&T, we have not been provided with, and we did not have access to, any such financial forecasts prepared by the management of AT&T. Accordingly, we have been advised by AT&T and have assumed, with the consent of DirecTV, that the AT&T Public Forecasts are a reasonable basis upon which to evaluate the future financial performance of AT&T and, based on the assessments of the management of DirecTV as to the likelihood of AT&T achieving the future financial results reflected in the AT&T Public Forecasts, we have, at the direction of DirecTV, used the AT&T Public Forecasts in performing our analyses. Further, in reviewing the potential pro forma financial impact of the Merger on the future financial performance of AT&T, we have relied on the purchase accounting assumptions given to us by DirecTV. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of DirecTV or AT&T, nor have we made any physical inspection of the properties or assets of DirecTV or AT&T. We have not evaluated the solvency or fair value of DirecTV or AT&T under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of DirecTV, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on DirecTV, AT&T or the contemplated benefits of the Merger.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of DirecTV Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to DirecTV or in which DirecTV might engage or as to the underlying business decision of DirecTV to proceed with or effect the Merger. We are not expressing any opinion as to what the value of AT&T Common Stock actually will be when issued or the prices at which DirecTV Common Stock or AT&T Common Stock will trade at any time, including following announcement or consummation of the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to DirecTV in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the execution of the Agreement and a significant portion of which is contingent upon consummation of the Merger. In addition, DirecTV has agreed to reimburse certain of our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of DirecTV, AT&T and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to DirecTV and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a manager or book runner on various debt offerings of DirecTV, (ii) having acted or acting as documentation agent, arranger, and book runner for, and a lender under, certain credit facilities and lines of credit of DirecTV and certain of its affiliates, (iii) having provided or providing certain derivatives and foreign exchange trading services to DirecTV and (iv) having provided or providing certain treasury and management services and products to DirecTV.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to AT&T and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a book runner on various debt offerings of AT&T, (ii) having acted as financial advisor to AT&T in connection with a divestiture transaction, (iii) having acted as a dealer manager for an exchange offer by AT&T, (iv) having acted or acting as documentation agent, arranger, and book runner for, and a lender under, certain credit facilities, lines of credit and leasing facilities of AT&T and certain of its affiliates, (v) having provided or providing certain derivatives and foreign exchange trading services to AT&T and (vi) having provided or providing certain treasury and management services and products to AT&T.

It is understood that this letter is for the benefit and use of the Board of Directors of DirecTV (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of DirecTV Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Annex D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the Cubist immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

C/O BROADRIDGE PO BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, September 24, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, September 24, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M77720-TBD                     KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DIRECTV

The Board of Directors recommends you vote FOR proposals 1 through 3.							For	Against	Abstain

1.     Adopt the Agreement and Plan of Merger, dated as of May 18, 2014, as it may be amended from time to time, by and among DIRECTV, a Delaware corporation, AT&T Inc., a Delaware corporation, and Steam Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of AT&T Inc. (the “Merger Agreement”).

							☐	☐	☐
2. Approve, by non-binding, advisory vote, certain compensation arrangements for DIRECTV’s named executive officers in connection with the merger contemplated by the Merger Agreement.							☐	☐	☐

3.     Approve adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) on this card. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Admission Ticket

Directions - The Special Meeting of Stockholders will be held at 10:00 AM, Eastern Time on September 25, 2014, in the Hilton Hotel New York (in Concourse A on the Concourse level), located at 1335 Avenue of the Americas (Sixth Avenue) at West 53rd Street, New York, NY 10019. Parking is available at the hotel.

Admission - If you vote by Internet or telephone, please follow the instructions given for requesting admission to the Special Meeting. If you vote by mail, to request admission, please check the appropriate box on the proxy card and return it in the enclosed envelope. Please remove this “Admission Ticket” at the perforation. You must bring it or other proof of ownership with you to attend the Special Meeting. When you arrive, please stop at the admissions area in the Concourse lobby. Seating at the Special Meeting is not reserved. All attendees must have government-issued photo identification for access to the Special Meeting.

Security - For security reasons, packages and briefcases will not be allowed at the Special Meeting.

Time Limit - In order to allow all stockholders a chance to be heard, there will be a three-minute time limit imposed on each speaker and a 20-minute limit per subject.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Proxy Statement is available at www.proxyvote.com.

M77721-TBD

DIRECTV Special Meeting of Shareholders September 25, 2014 at 10:00 AM This proxy is solicited by the Board of Directors

The undersigned hereby appoints Patrick T. Doyle and Larry D. Hunter, and each of them, as Proxies with the full power of substitution, to vote, as designated on the reverse side, in their discretion, on matters properly brought before the Special Meeting and on matters incident to the conduct of the Special Meeting, all of the shares of common stock of DIRECTV, which the undersigned has power to vote at the Special Meeting of Stockholders to be held at 10:00 AM, Eastern Time on September 25, 2014, or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations as follows: FOR proposals 1-3.

If shares are owned through the DIRECTV Company Stock Fund in the DIRECTV 401(k) Stock Plan (Stock Plan), you may direct the Trustee how to vote the shares by mailing this Proxy Card or by sending your voting instructions via telephone or Internet. The Trustee will vote those shares as instructed if proper instructions are received before 11:59 PM Eastern Time on September 23, 2014. The Trustee will vote all Stock Plan shares for which no instructions are received in the same proportion as Stock Plan shares for which they receive instructions, subject to the Trustee’s fiduciary obligations. Participants may not vote Stock Plan shares at the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side